Filed Pursuant to Rule 424(b)(5)
Registration No. 333-110491
Registration No. 333-111472
PROSPECTUS SUPPLEMENT
(To prospectus dated December 1, 2003)
$506,304,000

Senior Subordinated Convertible Notes due 2034

The Offering:

          We are offering the notes at an issue price of $395.02 per note (39.502% of the principal amount at maturity). Interest on the notes at the rate 1.4813% per year on the principal amount at maturity is payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2004, until January 15, 2009. After that date, we will not pay any cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, on January 15, 2034, the maturity date of the notes, a holder will receive $1,000 per note. The rate of accrual of original issue discount for non-tax purposes represents a yield to maturity of 3.75% per year (based on the issue price of $395.02), computed on a semiannual bond equivalent basis and calculated from January 15, 2009. The notes will be our unsecured senior subordinated obligations and will rank equally with our existing and future senior subordinated indebtedness and will rank junior to our existing and future senior indebtedness. In addition, the notes will effectively rank junior to our secured indebtedness as to the assets securing such indebtedness as well as all indebtedness and other liabilities, including trade payables, of our subsidiaries. We will use all of the net proceeds from this offering to redeem our outstanding senior notes and to repay amounts outstanding under our existing credit facility.

Convertibility of the Notes:

          Holders may convert their notes into 6.211 shares of our common stock, subject to adjustment, only (1) if the sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if the notes are called for redemption, or (3) if specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or common stock or a combination of cash and common stock in an amount described herein. Our common stock currently trades on the New York Stock Exchange under the symbol “ROP”. On December 22, 2003, the last reported sale price of our common stock on the NYSE was $48.56 per share.

Contingent Cash Interest:

          We will pay contingent cash interest to the holders of the notes during any six-month period commencing after January 15, 2009 if the average market price of a note for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the sum of the issue price, accrued original issue discount for non-tax purposes and accrued cash interest, if any, for such note. The contingent cash interest payable per note in respect of any six-month period will equal the annual rate of 0.25% of the average trading price of a note for the applicable five trading day measurement period. We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing contingent payment debt instruments. You should read the discussion on “Material United States Federal Income Tax Considerations” relevant to the notes beginning on page S-111.

Purchase of the Notes by Roper at the Option of the Holder:

          Holders may require us to purchase all or a portion of their notes on January 15, 2009 at a price of $395.02 per note, on January 15, 2014 at a price of $475.66 per note, on January 15, 2019 at a price of $572.76 per note, on January 15, 2024 at a price of $689.68 per note, and on January 15, 2029, at a price of $830.47 per note, in each case plus accrued cash interest, if any, and accrued contingent cash interest, if any. We may only pay the purchase price of such notes in cash and not in common stock. In addition, if we experience a change in control, each holder may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the sum of the issue price plus accrued original issue discount for non-tax purposes, accrued cash interest, if any, and accrued contingent cash interest, if any, to the date of purchase.

Redemption of the Notes at Our Option:

          We may redeem for cash all or a portion of the notes for cash at any time on or after January 15, 2009, at the prices set forth in this prospectus supplement under “Description of Notes — Redemption of Notes at Our Option.”

Concurrent Offering

          Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 4,200,000 shares of our common stock. We will use the proceeds from the common stock offering, together with borrowings under our new senior secured credit facility, to pay for our acquisition of Neptune Technology Group Holdings Inc., or NTGH, repay our existing credit facility and pay related fees and expenses. The closing of this offering is not conditioned upon the completion of the common stock offering, our new senior secured credit facility or our acquisition of NTGH. We refer you to “Prospectus Supplement Summary — Acquisition Financing and Related Transactions” in this prospectus supplement. We expect this offering to close concurrently with the common stock offering, our new senior secured credit facility and the NTGH acquisition.

	Per Note
	(% of Principal
	Amount at Maturity)	Total

Public offering price(1)	39.502%	$200,000,206
Underwriting discount	.8888%	$4,500,030
Proceeds, before expenses, to us	38.6132%	$195,500,176

(1)	Plus accrued interest from December 29, 2003, if settlement occurs after that date

          Investing in the notes involves risks. See “Risk Factors” beginning on page S-22 of this prospectus supplement.

          The underwriters may also purchase up to an additional $75,945,000 aggregate principal amount at maturity of notes, within a 13-day period beginning on the date of original issuance of the notes, to cover any overallotments.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The notes will be ready for delivery in book entry form only through the facilities of The Depository Trust Company on or about December 29, 2003.

Sole Book-Running Manager

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

McDonald Investments Inc.	SunTrust Robinson Humphrey	Robert W. Baird & Co.

The date of this prospectus supplement is December 22, 2003.

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
THE ACQUISITION
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Roper
NTGH
BUSINESS
MANAGEMENT
DESCRIPTION OF NOTES
DESCRIPTION OF OUR OTHER INDEBTEDNESS
PRINCIPAL STOCKHOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF EARNINGS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
ROPER INDUSTRIES, INC.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

Prospectus Supplement

Prospectus

          We have not authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This document may only be used where it is legal to offer and sell the notes.

          This prospectus supplement is part of, and you should read it in conjunction with, the accompanying prospectus. Unless the context otherwise requires, references in this prospectus supplement to “Roper,” “we,” “us” and “our” and similar references refer to Roper Industries, Inc., a Delaware corporation, and its consolidated subsidiaries, including, after giving effect to the NTGH acquisition, NTGH. “NTGH” refers to Neptune Technology Group Holdings Inc., a Delaware corporation, and its consolidated subsidiaries.

          This prospectus supplement and the accompanying prospectus contain some of our and NTGH’s trademarks and service marks.

          Market and industry data used throughout this prospectus supplement and the accompanying prospectus, including information relating to market share and trends, is based on our good faith estimates. These estimates were based on our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified this information.

          The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated notes except in limited circumstances described herein.

          Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting.”

S-ii

Special Note Regarding Forward-Looking Statements

          This prospectus supplement includes and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate” and similar expressions identify forward-looking statements. In particular, this prospectus supplement contains forward-looking statements regarding the NTGH acquisition and its benefits to our business, and as described in the risk factor “We may not be able to realize the anticipated benefits from the NTGH acquisition and we may experience unforeseen liabilities in connection with the acquisition,” we may not be able to realize these benefits to our business. Other forward-looking statements include statements regarding our expected financial position, business, financing plans, business strategy, business prospectus, revenues, working capital, liquidity, capital needs, interest costs and income and potential acquisitions.

          Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, raw materials costs, expected pricing levels, the timing and cost of expected capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. In particular, the forward-looking statements regarding the NTGH acquisition are subject to the risks described in “Risk Factors.” Important factors that could cause actual results to differ materially from our other estimates or projections contained in the forward-looking statements include:

•	our ability to realize the anticipated benefits from the NTGH acquisition;

•	any unforeseen liabilities associated with the NTGH acquisition;

•	limitations on our business imposed by our indebtedness;

•	reductions in our business with Gazprom;

•	unfavorable changes in foreign exchange rates;

•	difficulties associated with exports;

•	risks and costs associated with our international sales and operations;

•	difficulty making acquisitions and successfully integrating acquired businesses;

•	product liability and insurance risks and costs;

•	our ability to achieve anticipated benefits from the realignment of our operating structure;

•	the cyclical nature of our industry;

•	future competition;

•	changes in the supply of, or price for, parts and components;

•	environmental compliance costs and liabilities;

•	potential write-offs of our substantial intangible assets;

•	our ability to develop new products;

•	failure to protect our technology;

•	terrorist attacks;

S-iii

•	future health crises; and

•	those factors listed in this prospectus supplement under “Risk Factors” as well as those included in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus.

          We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

          The following summary highlights selected information in this prospectus supplement. The summary does not contain all of the information that may be important to you, and you should carefully read the entire prospectus supplement and accompanying prospectus before deciding whether to invest in the notes. In August 2003, we changed our fiscal year-end from October 31 to December 31 to more closely align our reporting periods with those of our customers. In this prospectus supplement and the accompanying prospectus, references to one of our fiscal years mean a year ended October 31 and references to one of NTGH’s years means a year ended December 31. In this prospectus supplement, we use the terms adjusted EBITDA and free cash flow, which are financial measures not calculated in accordance with generally accepted accounting principles, or GAAP. We include reconciliations of these measures to the most directly comparable GAAP measures in “Summary Consolidated Financial Data — Roper,” “Summary Consolidated Financial Data — NTGH” and “Summary Pro Forma Consolidated Financial Data.” Unless otherwise noted herein, the information in this prospectus supplement assumes no exercise of the underwriters’ overallotment options in this offering and the common stock offering.

Roper Industries

          We design, manufacture and distribute engineered products and solutions for selected segments of a broad range of global markets. Our principal markets include oil and gas, scientific and industrial research, medical, semiconductor, refrigeration, automotive, water and wastewater, power generation and general industrial.

          We pursue consistent and sustainable growth in sales and earnings by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other carefully selected businesses that offer high value-added, engineered products and solutions and are capable of achieving and maintaining high margins. We compete in many niche markets and are the market leader or the competitive alternative to the market leader in the majority of these markets.

          We believe that our financial results reflect the high value we provide to our customers, our continuous improvement initiatives, our end market and geographic diversification and our ability to acquire and integrate businesses successfully. From fiscal 1992, the year of our initial public offering, through our fiscal year ended October 31, 2002, our net sales have grown at a compound annual growth rate of 24% and earnings from continuing operations before change in accounting principle per share have grown at a compound annual growth rate of 27%. In fiscal 2002, we generated net sales of $617 million, adjusted EBITDA of $130 million, or 21% of net sales, cash flows from operating activities of $87 million, earnings from continuing operations before change in accounting principle of $66 million and net earnings of $40 million. During the nine months ended September 30, 2003, we generated net sales of $488 million, adjusted EBITDA of $96 million, or 20% of net sales, cash flows from operating activities of $58 million, earnings from continuing operations of $46 million and net earnings of $43 million and during the nine months ended September 30, 2002, we generated net sales of $455 million, adjusted EBITDA of $90 million, or 20% of net sales, cash flows from operating activities of $66 million and earnings from continuing operations and net earnings of $45 million.

Our Business Segments

          In early 2003, we realigned our operations into four market-based segments: Instrumentation, Industrial Technology, Energy Systems and Controls and Scientific and Industrial Imaging.

          Instrumentation. Our Instrumentation segment provides sophisticated products and solutions that prepare material samples for analysis, test fluid products for physical and elemental properties, detect leaks in consumer and industrial products, perform spectrographic analyses and dispense fluids with extremely high precision. This segment focuses primarily on the test, inspection and measurement applications in oil and gas, research and industrial markets. Our primary business units in this segment are Acton Research, Antek Instruments, Integrated Designs, Logitech, PAC, Struers and Uson.

          Industrial Technology. Our Industrial Technology segment provides products and solutions for improving our customers’ productivity. Industrial Technology offerings include centrifugal, gear, progressing cavity and diaphragm pumps; refrigeration controls and systems; rotating machinery and process controls; and precision metering, measurement and valves for specialty applications. Our primary business units in this segment are Abel Pump, AMOT Controls, Cornell Pump, Flow Technology, Fluid Metering, Hansen Technologies and Roper Pump, which provide products and solutions largely for diverse industrial, energy, commercial refrigeration and water and wastewater markets.

          Energy Systems and Controls. Our Energy Systems and Controls segment provides control, monitoring and inspection systems and services, which improve the quality, safety and efficiency of customer equipment and processes, primarily in the energy markets. We offer our customers technologies for vibration measurement and monitoring of rotating and reciprocating machinery, control systems for turbomachinery and non-destructive testing solutions used primarily in power plant maintenance. Our primary business units in this segment are Compressor Controls, Metrix and Zetec.

          Scientific and Industrial Imaging. Our Scientific and Industrial Imaging segment provides solutions that enable research in life and physical sciences and are used in various industrial applications. Our products include digital imaging cameras, spectrographic systems, electron microscope accessories, high-speed digital video equipment and image processing software. Our primary business units in this segment are Gatan, Media Cybernetics, QImaging, Redlake and Roper Scientific.

Our Strengths

Strategic

          Leadership in Niche Markets. We have developed and maintained a leading position in many of our markets. We believe our market positions are attributable to the technical sophistication of our products, the applications expertise used to create our advanced products and systems and our service capabilities.

          Diversified End Markets and Geographic Reach. Over the past decade, we have strategically expanded the number of end markets we serve to increase revenue and business stability and expand our opportunities for growth. During that same period, we grew our global presence to the degree that sales to customers outside the U.S. accounted for $361 million for fiscal 2002, up from $23 million in fiscal 1992.

          Disciplined Acquisition Process. Acquisitions are an important part of our growth strategy. Over the past decade, we have followed a disciplined acquisition process to complement our existing businesses and to migrate into higher growth areas. From fiscal 1992 through fiscal 2002, we completed 33 acquisitions for an aggregate investment of over $700 million.

          Experienced Management Team. Our company combines disciplined corporate leadership with entrepreneurial business unit management to create stockholder value. We support the growth of our business units by providing strategic direction, assisting in the development of strategic initiatives, encouraging best practices among our business unit management teams, developing our managers’ skills through focused forums, setting appropriate compensation policies and incentives and providing financial support. We believe that our recent organizational change to four market-based segments, led by a strengthened executive team, will allow us to better capture synergistic benefits among our business units and accelerate organic growth.

Financial

          Significant and Consistent Growth. A decade of disciplined execution of our operating and acquisition strategies has led to sustained growth in our net sales, net earnings and cash flow. From fiscal 1992 through fiscal 2002, our net sales and earnings from continuing operations before change in accounting principle per share have grown at compound annual growth rates of 24% and 27%, respectively. As a result of our strong operations management and emphasis on working capital improvement, our free cash flow (cash flows from operating activities minus capital expenditures) has exceeded net earnings every year since 1998. We consistently reinvest in research and development to maintain technological leadership in our markets.

          Strong and Sustainable Margins. We have been able to obtain favorable pricing and attractive gross margins throughout the business cycle due to the high level of engineered content of our customer offerings and our market leadership positions. In each fiscal year since 1993, we have achieved gross margins in excess of 50% and our margins are well above those of most comparable industrial companies.

          Attractive Cash Flow Characteristics. Our favorable margins and selective use of capital have allowed us to produce strong cash flows. All of our business units are actively focused on reducing capital intensity and improving contributions to working capital. From fiscal 1992 through fiscal 2002, we grew adjusted EBITDA by a compound annual growth rate of 25%. For fiscal 2002, we achieved adjusted EBITDA margins of 21% and generated $87 million of cash flows from operating activities and free cash flow of $79 million.

Our Business Strategy

          We create stockholder value through the disciplined execution of our strategy:

          Engineered Content for Diverse Niche Markets. Our operating units grow their businesses through new product development and development of new applications for existing products to satisfy customer needs. In addition, our operating units continue to grow our customer base by expanding our distribution.

          Strong Operations Management. We continuously seek to improve our operations to increase our margins and cash flow. Our business units employ initiatives such as process reengineering, lean manufacturing techniques and global sourcing to increase productivity and reduce costs. In fiscal 2002, we generated approximately $18 million of cash from working capital reductions and achieved gross margins of 54%.

          Strategic Reinvestment of Cash Flow. We invest our strong cash flow in the development of new technologies and products, distribution channel management and operational improvements to drive organic growth and market expansion. We have increased our research and development spending by a compound annual growth rate of 39% since 1992, to $30 million in fiscal 2002, which represented 5% of our fiscal 2002 net sales. We also strategically invest our cash flow in a disciplined manner in acquisitions meeting our stated criteria:

•	engineered, high value-added products and solutions;

•	high gross margins;

•	rapid cash return;

•	opportunity for enhanced growth; and

•	new strategic solutions and products.

The Neptune Technology Group Holdings Inc. Acquisition

          On October 21, 2003, we entered into a stock purchase agreement to acquire NTGH, a leader in the water management market, for a cash purchase price of approximately $475 million, which is net of cash acquired and includes debt to be repaid. We expect the closing of this offering to be concurrent with the closing of the NTGH acquisition. In connection with our acquisition of NTGH, we intend to complete the purchase of the remaining one-third interest in DAP Technologies, a Canadian company that manufactures fully-rugged handheld computers, that NTGH does not own for total consideration of approximately $9.1 million.

NTGH

          NTGH operates in four lines of business:

•	meter products serving the water management market under the Neptune brand name;

•	automatic meter reading products and systems serving the water management market under the Neptune brand name;

•	fully-rugged handheld computers serving both utility and non-utility customers under the DAP Technologies brand name; and

•	software for route optimization, mapping and work order management under the DB Microware brand name.

Collectively, these technologies are brought together to provide a complete solution for measuring, metering and reading water consumption, primarily for North American residential markets. For over 110 years, many of the over 50,000 utilities and water systems throughout North America have used NTGH’s water management systems and products to more efficiently and accurately measure water usage by consumers.

          Meter Products. NTGH’s meters currently account for approximately 35% of the installed base of approximately 70 million residential water meters in the U.S. In the commercial and industrial segments, NTGH offers fully integrated meters and metering systems for both potable and fire service use in high volume and high performance applications. Approximately 97% of NTGH’s unit sales are for residential applications, while the remaining 3% are for commercial and industrial applications.

          Automatic Meter Reading Products and Systems. NTGH’s automatic meter reading, or AMR, systems allow for remote monitoring, measurement and reading of water usage. This feature reduces the labor costs required under manual methods, improves customer service through increased accuracy and faster identification of leaks, lowers environmental risks for meter-reading workers and enables utilities to bill customers more frequently and accurately. Since entering the radio frequency, or RF, segment of the AMR market in 1999, NTGH had increased its share of the AMR market to 16% and more than doubled its total AMR sales through 2002.

          Fully-Rugged Handheld Computers. NTGH’s DAP Technologies business unit is a growing business that manufactures fully-rugged handheld computers that serve utility and non-utility markets.

          Software. NTGH’s DB Microware business unit provides automation software for meter reading and service order management.

          NTGH had net sales of $190 million for 2002 and $147 million for the nine months ended September 30, 2003, and employs approximately 800 people. NTGH’s sales from AMR and water meters were roughly equivalent and represented the substantial majority of its net sales during 2002 and the nine months ended September 30, 2003, with the remainder of sales coming from fully-rugged handheld computers and automation software.

Strategic Benefits of the NTGH Acquisition

          We expect to realize a number of strategic benefits as a result of the NTGH acquisition, including the following:

          Furthering our Market Leadership in Niche Markets. NTGH is a market leader in North American residential water meters and AMR technologies, and also serves the global fully-rugged handheld computer market, which among other applications, includes applications for water utilities. NTGH offers a complete range of products from meters to the most innovative solutions available using RF capabilities, handheld computers and meter reading software.

          Establishing a Strong Platform in the Attractive Water Management Market. The North American water management market is growing as utilities demand more accurate and reliable water management solutions to meet water conservation and operational efficiency goals. We believe that the North American residential water meter and AMR markets currently represent a combined $550 million annual market, with meters experiencing steady growth and AMR growing at an approximate 28% compound annual growth rate since 1999. The growth of the AMR market is an example of technological innovation being embraced by water utilities seeking to achieve improved operational efficiencies, service levels, billing cycles and conservation. We believe the migration of utilities from standard water meters to water management systems increases the market opportunity for NTGH. In addition, we believe NTGH’s large installed base, strong relationships with many of the over 50,000 utilities and water systems in its current markets and its broad product offerings, including fully-rugged handheld computers and software, provide it with a strong growth platform.

          Positioning our Portfolio in Attractive Markets. The NTGH acquisition positions our portfolio in attractive end markets with a stable and diversified customer base. In addition, we believe that the NTGH acquisition will provide us with a more stable mix of geographic end markets. Giving effect to the NTGH acquisition, on a combined basis in fiscal 2002, our largest net sales and market concentration would have been 25% in the water and wastewater markets, and net sales into North America would have represented 58% of total net sales. We believe that our combined end markets and geographic territories provide stability and attractive growth opportunities.

          Enhancing Cash Flow Characteristics and Growth Profile. NTGH’s strong adjusted EBITDA margins combined with its low working capital and capital expenditure requirements have provided significant cash flow. In 2002, NTGH generated $190 million in net sales, 20% higher than in 2001, and $54 million of adjusted EBITDA, representing a 28% margin. For the nine months ended September 30, 2003, NTGH generated $147 million in net sales, 6% higher than the nine months ended September 30, 2002, and $39 million of adjusted EBITDA, representing a 27% margin. Through internal product development and strategic investments, NTGH has become a leading provider of complete water management solutions. A key element of NTGH’s growth strategy has been to migrate its customers to more efficient, higher value products. We believe this movement of customers to higher technology water management solutions combined with our market-focused philosophy, should improve our margins, cash flow and growth.

          Roper was incorporated in Delaware in 1981. Our principal executive offices are located at 2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097, and our telephone number is (770) 495-5100.

Acquisition Financing and Related Transactions

          We are acquiring NTGH for a cash purchase price of approximately $475 million, which is net of cash acquired and includes debt to be repaid, as more fully described under “The Acquisition.” Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 4,200,000 shares of our common stock for proceeds of $202 million. In addition, in connection with the NTGH acquisition, we will enter into a new $625 million senior secured credit facility consisting of a five-year term loan and a three-year revolving credit facility. See “Description of Our Other Indebtedness.” We expect this offering to close concurrently with, but this offering is not conditioned upon, the common stock offering, our new senior secured credit facility and the NTGH acquisition on December 29, 2003.

          We will use all of the proceeds from this offering to redeem our outstanding senior notes and to repay amounts outstanding under our existing credit facility. We intend to use the proceeds from the common stock offering, together with borrowings under our new senior secured credit facility, to pay for the NTGH acquisition and the cash portion of the DAP Technologies acquisition, repay our existing credit facility and pay related fees and expenses. In addition to paying $7.5 million to complete the DAP Technologies acquisition, we expect to issue 34,000 shares of our common stock. In this prospectus supplement, we refer to all of the foregoing transactions as the “Transactions.”

          The following table sets forth the estimated sources and uses of funds relating to the Transactions, assuming that the Transactions had occurred on September 30, 2003 (in thousands):

Sources of Funds		Uses of Funds

Common stock offered hereby(1)	$200,000	NTGH acquisition(4)	$475,000
Senior subordinated convertible notes offering(1)	201,600	Cash portion of DAP Technologies acquisition(5)	7,500
Borrowings under our new senior secured credit facility(2)(3)	426,953	Repayment of indebtedness under our existing credit facility(3)	162,266
		Redemption of our outstanding senior notes(6)	148,590
		Fees and expenses(7)	35,197

Total sources of funds	$828,553	Total uses of funds	$828,553

(1)	Does not reflect the underwriting discounts and expenses payable by us in connection with the offerings.

(2)	In connection with the Transactions, we will borrow $27.0 million under our new revolving credit facility to repay indebtedness under our existing credit facility. After giving pro forma effect to these borrowings, we would have approximately $198 million available for borrowing under our new revolving credit facility. In addition, any proceeds from the exercise of the underwriters’ overallotment option in connection with this offering would permit us to repay amounts under our new revolving credit facility, that were used to repay indebtedness under our existing credit facility.

(3)	Upon the closing of the NTGH acquisition, the new senior secured credit facility will replace our existing credit facility. As of September 30, 2003, $162.3 million was outstanding under our existing credit facility. The weighted average interest rate on our existing credit facility as of September 30, 2003 was 2.65%.

(4)	Includes NTGH’s existing debt to be repaid in connection with the NTGH acquisition.

(5)	NTGH currently owns two-thirds of DAP Technologies. In connection with our acquisition of NTGH, we intend to complete the purchase of the remaining one-third interest in DAP Technologies for approximately $9.1 million, consisting of cash consideration of $7.5 million and 34,000 shares of our common stock.

(6)	We currently have $125 million of senior notes outstanding. In connection with the redemption of these notes on December 29, 2003, we will be required to pay a make-whole payment of $23.6 million. We intend to take a charge for this amount in the fourth quarter of 2003, less a tax benefit of $8.3 million.

(7)	Includes the underwriting discounts and other expenses incurred or to be incurred in connection with the Transactions.

The Offering

Notes offered	$506,304,000 aggregate principal amount at maturity ($582,249,000 aggregate principal amount at maturity if the underwriters exercise their overallotment option in full) of senior subordinated convertible notes due 2034. Each note will have a principal amount at maturity of $1,000 and will be issued at a price of $395.02 per note (39.502% of the principal amount at maturity).

Maturity date	January 15, 2034.

Cash interest	1.4813% per year on the principal amount at maturity, payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2004 until January 15, 2009.

Contingent cash interest	We will pay contingent cash interest to holders of the notes during any six-month period from January 16 to July 15 and from July 16 to January 15, commencing January 16, 2009, if the average trading price of the notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the sum of the issue price, accrued original issue discount (as described below) and accrued cash interest, if any, for a note to the day immediately preceding the relevant six-month period.

The contingent cash interest payable per note in respect of any six-month period in which contingent interest is payable will equal the annual rate of 0.25% of the average trading price of a note over a five trading day measurement period.

Contingent cash interest, if any, will accrue and be payable to holders of notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Original issue discount (as described below) will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.

Yield-to-maturity of notes	3.75% per year (based on the issue price of $395.02), computed on a semiannual bond equivalent basis and calculated from December 29, 2003, excluding any contingent cash interest.

Original issue discount	We are offering our notes at an issue price significantly below the principal amount at maturity of the notes. As a result, the original issue discount, for non-tax purposes, will accrue daily at a rate of 3.75% per year beginning on January 15, 2009, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

U.S. federal income tax considerations	We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing contingent payment debt instruments. We and each holder will agree in the indenture to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of notes, you will agree to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible, fixed rate borrowing (subject to certain adjustments). We have determined this rate to be 7.00%, compounded semi-annually. It is likely that you will recognize taxable income in each year under the contingent payment debt regulations significantly in excess of interest payments (including contingent interest payments) actually received during that year. Additionally, you generally will be required to recognize, as ordinary interest income, any gain realized on a sale, exchange, conversion, redemption or repurchase of the notes. In the case of a conversion, this gain will be measured by reference to the amount of cash and fair market value of stock received. A summary of the United States federal income tax considerations of ownership of the notes and our common stock is described in this prospectus supplement under the heading “Material United States Federal Income Tax Considerations.” Prospective investors should consult their own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and our common stock.

Conversion rights	If the conditions for conversion are satisfied, for each $1,000 principal amount at maturity of notes surrendered for conversion you will receive 6.211 shares of our common stock.

In lieu of delivering shares of our common stock upon conversion of any notes, we may elect to pay holders cash or common stock or a combination of cash and common stock for notes being converted. If we elect to pay holders cash for their notes, the payment will be based on the average sale price of our common stock for the five consecutive trading days immediately following either:

• the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus supplement; or

• the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon any subsequent conversion of notes.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount, accrued cash interest or any contingent cash interest. Upon conversion a holder will not receive any cash payment representing any accrued original issue discount, accrued cash interest or contingent cash interest. Instead, accrued original issue discount, accrued cash interest and contingent cash interest will be deemed paid upon payment of the conversion price in cash or common stock or a combination of cash and common stock.

At any time after March 31, 2004, holders may surrender notes for conversion, if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter for any one quarter. If the foregoing condition is satisfied, then the notes will thereafter be convertible at any time at the option of the holder, through maturity. The accreted conversion price per share as of any day will equal the sum of the issue price of the note plus the accrued original issue discount to that day, divided by the then applicable conversion rate.

Holders may surrender notes for conversion during the five business day period after any five consecutive trading-day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate on each such day; provided that if on the day prior to any conversion pursuant to the trading price condition the closing sale price of our common stock is greater than the accreted conversion price but less than or equal to 120% of the conversion price, then holders will receive upon conversion, in lieu of common stock based on the conversion rate, cash and/or common stock with a value equal to the issue price plus accrued original issue discount, accrued cash interest, if any, and accrued contingent cash interest, if any, to the conversion date.

Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or share exchanges, notes may be surrendered for conversion, as provided in “Description of Notes — Conversion Rights.”

Redemption of notes at our option	We may redeem for cash all or a portion of the notes at any time on or after January 15, 2009, at redemption prices equal to the sum of the issue price, accrued original issue discount, accrued cash interest, if any, and accrued contingent cash interest, if any, to the applicable redemp-

tion date. See “Description of Notes — Redemption of Notes at Our Option.”

Purchase of the notes by us at the option of the holder in cash	Holders may require us to purchase all or a portion of their notes on each of the following dates at the following prices, plus accrued cash interest, if any, and accrued contingent cash interest, if any, to the purchase date:

• On January 15, 2009 at a price of $395.02 per note;

• On January 15, 2014 at a price of $475.66 per note;

• On January 15, 2019 at a price of $572.76 per note;

• On January 15, 2024 at a price of $689.68 per note; and

• On January 15, 2029 at a price of $830.47 per note.

We may only pay the purchase price in cash and not in common stock.

Change in control	Upon a change in control of our company, the holders may require us to purchase for cash all or a portion of their notes at a price equal to the sum of the issue price, accrued original issue discount, accrued cash interest, if any, and accrued contingent cash interest, if any, to the date of purchase.

Ranking	The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to all of our senior indebtedness and equal in right of payment to all of our other senior subordinated indebtedness, if any. The notes will effectively rank junior to our existing and future secured indebtedness as to the assets securing such indebtedness. In addition, we conduct a significant portion of our business operations through our subsidiaries. The notes will effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

As of September 30, 2003, after giving pro forma effect to the Transactions, we would have had an aggregate of $428.2 million of senior indebtedness outstanding of which $426.9 million would be secured senior indebtedness and we would have had no senior subordinated indebtedness other than the notes. In addition, as of September 30, 2003, after giving pro forma effect to the Transactions, our subsidiaries would have had an aggregate of $602.7 million of indebtedness and other liabilities outstanding.

Use of proceeds	We estimate that the proceeds from the offering of the notes will be approximately $200 million (approximately $230 million if the underwriters’ overallotment option is exercised in full).

We intend to use all of the proceeds from this offering to redeem our outstanding senior notes and to repay amounts outstanding under our existing credit facility.

Guarantees	None.

Sinking fund	None.

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Book-Entry System.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market. The notes will not be eligible for trading in the PORTAL market.

NYSE symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the symbol “ROP.”

Risk factors	See “Risk Factors” beginning on page S-22 of this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in the notes.

Summary Consolidated Financial Data — Roper

          The following summary consolidated financial data for and as of the end of each of the three fiscal years ended October 31, 2002 are derived from our audited consolidated financial statements. Our consolidated financial statements for and as of the end of each of the three years ended October 31, 2002 were audited by PricewaterhouseCoopers LLP, independent accountants. In August 2003, we changed our fiscal year-end from October 31 to December 31 effective as of January 1, 2003, with the two months ended December 31, 2002 being the transition period. The summary consolidated financial data as of and for the two months ended December 31, 2001 and December 31, 2002 and for the nine months ended September 30, 2002 and September 30, 2003 were derived from our unaudited consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. Our results of operations for the nine months ended September 30, 2003 may not be indicative of results that may be expected for the full fiscal year.

          We filed an amendment to our annual report on Form 10-K for the fiscal year ended October 31, 2002 on November 3, 2003 to restate our consolidated financial statements as of October 31, 2001 and 2002 and for the three years ended October 31, 2002 to reflect the discontinued operations of our Petrotech operation and the realignment of our operations into four new segments.

          You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Roper” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

				Two Months Ended		Nine Months Ended
	Year Ended October 31,			December 31,		September 30,

	2000	2001	2002	2001	2002	2002	2003

				(unaudited)		(unaudited)

	(in thousands, except per share amounts and percentages)
Statement of operations data:
Net sales	$469,999	$562,955	$617,462	$86,904	$83,885	$455,375	$487,562
Gross profit	252,522	304,750	333,755	45,334	41,565	244,927	257,058
Income from operations	88,662	100,866	115,545	10,517	4,568	81,142	78,796
Earnings from continuing operations before change in accounting principle(1)	49,575	57,415	66,438	5,052	853	44,945	46,164
Net earnings (loss)	49,278	55,839	40,053	(20,918)	853	44,615	43,342(2)
Earnings per common share from continuing operations before change in accounting principle:
Basic	$1.63	$1.87	$2.13	$0.17	$0.04	$1.44	$1.47
Diluted	1.59	1.82	2.09	0.17	0.04	1.41	1.45
Net earnings (loss) per common share:
Basic	$1.62	$1.82	$1.28	$(0.68)	$0.03	$1.43	$1.38
Diluted	1.58	1.77	1.26	(0.66)	0.03	1.40	1.36
Dividends per common share	$0.28	$0.30	$0.33	$0.0825	$0.0875	$0.2475	$0.2625
Other financial data:
Cash flows from operating activities	$67,799	$102,439	$86,758	$1,012	$7,381	$65,510	$57,770
Adjusted EBITDA(3)	111,213	132,000	130,164	14,658	7,367	89,710	95,892
Adjusted EBITDA margin(4)	23.7%	23.4%	21.1%	16.9%	8.8%	19.7%	19.7%
Capital expenditures	(14,935)	(7,432)	(7,738)	(2,016)	(658)	(4,502)	(8,084)
Free cash flow(5)	52,864	95,007	79,020	(1,004)	6,723	61,008	49,686

	At October 31,
				At December 31,	At September 30,
	2000	2001	2002	2002	2003

				(unaudited)	(unaudited)

	(in thousands)
Balance sheet data:
Working capital	$136,909	$135,972	$118,590	$115,238	$142,692
Total assets	596,902	762,122	828,973	821,805	835,677
Long-term debt, less current portion	234,603	323,830	311,590	308,684	287,470
Stockholders’ equity	270,191	323,506	376,012	380,981	441,728

	Year Ended	Nine Months Ended
	October 31, 2002	September 30, 2003

	(in thousands, except percentages)
Combined Financial Data:
Combined adjusted EBITDA(3)(6)	$186,071	$136,013
Combined adjusted EBITDA margin(4)	23.1%	21.4%

(1)	There was no impact for change in accounting principle for the nine months ended September 30, 2002 and 2003.

(2)	Net earnings for the nine months ended September 30, 2003 reflect costs of $5.2 million from restructuring activities following the realignment of our operations into new segments. These costs are included in costs of goods sold and selling, general and administrative expenses.

(3)	Adjusted EBITDA is a supplemental non-GAAP financial measure. EBITDA is commonly defined as net earnings plus (a) interest expense, (b) income taxes and (c) depreciation and amortization. Our definition of adjusted EBITDA is different from EBITDA because we also add the following items to net earnings: (a) loss from discontinued operations during each period, (b) restructuring costs included in cost of goods sold and selling, general and administrative expenses (as described in note 2 above), (c) change in accounting principle and (d) loss on extinguishment of debt. However, adjusted EBITDA for Roper for the periods presented does not add any loss on extinguishment of debt back to net earnings since none is applicable for the periods presented. We use adjusted EBITDA, in addition to net earnings, operating income, cash flows from operating activities and free cash flow, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between profitability and operating cash flow. In addition, we use adjusted EBITDA, as opposed to EBITDA, because adjusted EBITDA adds back items to net earnings which we believe are generally not operational in nature and not indicative of core operating performance of our continuing operations. We also believe that adjusted EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance by including only transactions related to core cash operating business activities.

Adjusted EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted EBITDA: (a) does not represent net income or cash flows from operations as defined by GAAP; (b) is not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net earnings, operating income, cash flows from operating activities or our other financial information determined under GAAP.

We believe the line on our consolidated statement of operations entitled net earnings is the most directly comparable GAAP measure to adjusted EBITDA. The following table reconciles adjusted

EBITDA on a consolidated basis to the line on our consolidated statement of operations entitled net earnings for the periods presented in the table above:

				Two Months Ended		Nine Months Ended
	Year Ended October 31,			December 31,		September 30,

	2000	2001	2002	2001	2002	2002	2003

	(in thousands)
Net earnings	$49,278	$55,839	$40,053	$(20,918)	$853	$44,615	$43,342
Interest expense	13,483	15,917	18,506	2,970	2,978	13,703	12,653
Income taxes	26,811	31,450	29,889	2,895	529	20,196	19,784
Depreciation and amortization	21,344	26,709	15,331	3,424	2,620	10,866	12,106

EBITDA	110,916	129,915	103,779	(11,629)	6,980	89,380	87,885
Loss from discontinued operations, net of taxes	297	1,576	415	317	387	330	2,822
Restructuring costs	—	509	—	—	—	—	5,185
Change in accounting principle	—	—	25,970	25,970	—	—	—

Adjusted EBITDA	$111,213	$132,000	$130,164	$14,658	$7,367	$89,710	$95,892

(4)	Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

(5)	Free cash flow is a supplemental non-GAAP financial measure. We define free cash flow as cash flows from operating activities minus capital expenditures. Free cash flow is one of the measures we use to evaluate our operating performance.

We use free cash flow internally to measure the amount of cash available for the repayment of indebtedness, for strategic acquisitions, to pay dividends and for potential stock repurchases. As a result, we believe free cash flow is a significant measure of our ability to generate long-term value and that it is useful for investors to know whether this ability is being enhanced or diminished as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our analysts and investors for purposes of valuation and comparing our operating performance to other industrial companies.

Free cash flow as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.

In addition, free cash flow: (a) does not represent net earnings or cash flows from operations as defined by GAAP; (b) is not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to cash flows from operating activities or our other financial information determined under GAAP.

We believe the line on our consolidated statement of operations entitled cash flows from operating activities is the most directly comparable GAAP measure to free cash flow. The following table reconciles free cash flow to the line on our consolidated statement of cash flows entitled cash flows from operating activities for the periods presented in the table above:

				Two Months Ended		Nine Months Ended
	Year Ended October 31,			December 31,		September 30,

	2000	2001	2002	2001	2002	2002	2003

	(in thousands)
Cash flows from operating activities	$67,799	$102,439	$86,758	$1,012	$7,381	$65,510	$57,770
Capital expenditures	(14,935)	(7,432)	(7,738)	(2,016)	(658)	(4,502)	(8,084)

Free cash flow	$52,864	$95,007	$79,020	$(1,004)	$6,723	$61,008	$49,686

(6)	Represents adjusted EBITDA for Roper, after giving pro forma effect to the Transactions as if they had occurred at the beginning of the periods presented. We believe the line on our pro forma consolidated statement of operations entitled earnings from continuing operations before change in accounting principle is the most directly comparable GAAP measure to adjusted EBITDA. The following tables reconcile adjusted EBITDA to the line on our consolidated statement of operations entitled earnings from continuing operations before change in accounting principle for the periods presented in the tables above. Supplementally, we have also provided a reconciliation of our pro forma consolidated net earnings to net earnings from continuing operations before change in accounting principle. Our pro forma consolidated net earnings represent our pro forma consolidated earnings from continuing operations before change in accounting principle less (a) loss from discontinued operations, net of taxes, (b) change in accounting principle and (c) minority interest in consolidated subsidiaries. See note 3 above for a further discussion of adjusted EBITDA. For the purpose of presenting combined adjusted EBITDA information for the year ended October 31, 2002, the audited income statements of NTGH for the year ended December 31, 2002 have been utilized. The adjustment for minority interest in consolidated subsidiaries represents an adjustment to remove the impact of the DAP Technologies minority interest (which we intend to acquire as part of the Transactions) as this amount is not required to be presented in our pro forma results under Article 11 of Regulation S-X. See our “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus supplement for a description of the other adjustments for the Transactions.

	Year Ended October 31, 2002

			Adjustments for
	Roper	NTGH	the Transactions	As Adjusted

	(in thousands)
Earnings from continuing operations before change in accounting principle	$66,438	$13,402	$2,406	$82,246
Loss from discontinued operations, net of taxes	(415)	—	—	(415)
Change in accounting principle	(25,970)	—	—	(25,970)
Minority interest in consolidated subsidiaries	—	(1,575)	1,575	—

Net earnings	40,053	11,827	3,981	55,861
Interest expense	18,506	12,880	(5,601)	25,785
Income taxes	29,889	7,833	1,295	39,017
Depreciation and amortization	15,331	20,439	1,900	37,670

EBITDA	103,779	52,979	1,575	158,333
Loss from discontinued operations, net of taxes	415	—	—	415
Restructuring costs	—	—	—	—
Change in accounting principle	25,970	—	—	25,970
Loss on extinguishment of debt	—	1,353	—	1,353

Adjusted EBITDA	$130,164	$54,332	$1,575	$186,071

	Nine Months Ended September 30, 2003

			Adjustments for
	Roper	NTGH	the Transactions	As Adjusted

	(in thousands)
Earnings from continuing operations before change in accounting principle	$46,164	$(975)	$5,123	$50,312
Loss from discontinued operations, net of taxes	(2,822)	—	—	(2,822)
Change in accounting principle	—	—	—	—
Minority interest in consolidated subsidiaries	—	(817)	817	—

Net earnings (loss)	43,342	(1,792)	5,940	47,490
Interest expense	12,653	14,867	(8,482)	19,038
Income taxes	19,784	451	2,759	22,994
Depreciation and amortization	12,106	16,449	600	29,155

EBITDA	87,885	29,975	817	118,677
Loss from discontinued operations, net of taxes	2,822	—	—	2,822
Restructuring costs	5,185	—	—	5,185
Change in accounting principle	—	—	—	—
Loss on extinguishment of debt	—	9,329	—	9,329

Adjusted EBITDA	$95,892	$39,304	$817	$136,013

Summary Consolidated Financial Data — NTGH

          NTGH did not conduct business until November 1, 2001, when it acquired a division of Schlumberger that was engaged in the production and sale of AMR equipment and software and water meters principally sold into North American water utility markets. For financial reporting purposes the results of operations for the Schlumberger division are reported separately as set forth below from the results of operations of NTGH subsequent to the November 1, 2001 acquisition. The following summary consolidated financial data for the ten months ended October 31, 2001, for and as of the two months ended December 31, 2001 and for and as of the end of the year ended December 31, 2002 are derived from NTGH’s audited consolidated financial statements which were audited by PricewaterhouseCoopers LLP, independent accountants. The summary consolidated financial data as of and for the nine months ended September 30, 2002 and September 30, 2003 were derived from NTGH’s unaudited consolidated financial statements and, in NTGH’s opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. NTGH’s results of operations for the nine months ended September 30, 2003 may not be indicative of results that may be expected for the full fiscal year. You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations – NTGH” and NTGH’s consolidated financial statements and related notes included elsewhere in this prospectus supplement.

	Ten Months	Two Months		Nine Months Ended
	Ended	Ended	Year Ended	September 30,
	October 31,	December 31,	December 31,
	2001	2001	2002	2002	2003

				(unaudited)

	(in thousands, except percentages)
Statement of operations data:
Revenues	$130,951	$27,498	$189,544	$138,681	$147,473
Gross profit	52,755	7,474	80,333	58,690	63,700
Operating income	25,290	1,273	34,540	26,138	26,228
Net income (loss)(1)	13,197	(606)	11,827	8,847	(1,792)
Other financial data:
Cash flows from operating activities(1)	$19,226	$9,137	$47,755	$35,554	$30,589
Adjusted EBITDA(2)	31,666	4,548	54,332	40,775	39,304
Adjusted EBITDA margin(3)	24.2%	16.5%	28.7%	29.4%	26.7%
Depreciation and amortization	6,718	3,141	20,439	14,977	16,449
Capital expenditures	3,325	555	5,852	4,450	4,254

	At December 31,		At September 30,

	2001	2002	2003

			(unaudited)

	(in thousands)
Balance sheet data:
Working capital	$26,514	$38,896	$36,876
Total assets	346,742	368,690	368,242
Long-term debt, less current portion	206,433	200,529	277,304
Stockholders’ equity	118,325	130,457	10,040

(1)	During April 2003, NTGH completed a recapitalization transaction. As part of the recapitalization, NTGH, among other transactions, entered into a new term loan and issued new senior subordinated notes, in part to refinance existing indebtedness, resulting in greater leverage and a higher weighted average interest rate. For the nine months ended September 30, 2002 and 2003, interest expense was $9.8 million and $14.9 million, respectively, and loss on extinguishment of debt was $1.4 million and $9.3 million, respectively.

(2)	Adjusted EBITDA is a supplemental non-GAAP financial measure. EBITDA is commonly defined as net income plus (a) interest expense, (b) income taxes and (c) depreciation and amortization. The definition of adjusted EBITDA is different from EBITDA because we also add the following items to net income (loss): (a) loss from discontinued operations, (b) restructuring costs included in cost of goods sold and selling, general and administrative expenses, (c) change in accounting principle and (d) loss on extinguishment of debt. However, NTGH’s adjusted EBITDA does not add back loss from discontinued operations, restructuring costs or change in accounting principle to net income as NTGH did not experience such losses, costs or charges during the periods presented. Adjusted EBITDA is used, in addition to net income (loss), operating income, cash flows from operating activities, and free cash flow to assess NTGH’s business performance and we believe it is important for investors to be able to evaluate NTGH and the NTGH acquisition using the same measures used by us. We believe this measure is an important indicator of NTGH’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. In addition, we use adjusted EBITDA, as opposed to EBITDA, because adjusted EBITDA adds back items to net income which we believe are generally not operational in nature and therefore not indicative of core operating performance. We believe that adjusted EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures by including only transactions related to core cash operating business activities.

Adjusted EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies. In addition, adjusted EBITDA: (a) does not represent net income or cash flows from operations as defined by GAAP; (b) is not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or our other financial information determined under GAAP.

We believe the line on NTGH’s consolidated statement of operations entitled net income is the most directly comparable GAAP measure to adjusted EBITDA. The following table reconciles adjusted EBITDA on a consolidated basis to the line on NTGH’s consolidated statement of operations entitled net income for the periods presented in the table above:

	Ten Months	Two Months		Nine Months Ended
	Ended	Ended	Year Ended	September 30,
	October 31,	December 31,	December 31,
	2001	2001	2002	2002	2003

	(in thousands)
Net income (loss)	$13,197	$(606)	$11,827	$8,847	$(1,792)
Interest expense	1,154	2,394	12,880	9,784	14,867
Provision (benefit) for income taxes	10,597	(381)	7,833	5,814	451
Depreciation and amortization	6,718	3,141	20,439	14,977	16,449

EBITDA	31,666	4,548	52,979	39,422	29,975
Loss on extinguishment of debt	—	—	1,353	1,353	9,329

Adjusted EBITDA	$31,666	$4,548	$54,332	$40,775	$39,304

(3)	Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.

Summary Pro Forma Consolidated Financial Data

          The summary pro forma consolidated statement of operations data for the year ended October 31, 2002 and the nine months ended September 30, 2003 and summary pro forma consolidated balance sheet data as of September 30, 2003 have been derived from the pro forma consolidated statement of operations for the year ended October 31, 2002 and the nine months ended September 30, 2003 and the pro forma consolidated balance sheet as of September 30, 2003 appearing elsewhere in this prospectus supplement. The pro forma consolidated statement of operations data gives effect to the Transactions as if they had occurred at the beginning of the periods presented, and the pro forma consolidated balance sheet data gives effect to these Transactions as if they had occurred on September 30, 2003. See “Unaudited Pro Forma Consolidated Financial Information.”

	Year Ended October 31, 2002

				Adjustments
				for the		As
	Roper	NTGH(1)		Transactions		Adjusted

	(in thousands, except per share data)
Statement of operations data:
Net sales	$617,462	$189,544		$—		$807,006
Gross profit	333,755	80,333		—		414,088
Operating profit	115,545	34,540		(1,900	)(2)	148,185
Loss on extinguishment of debt	—	1,353	(3)	—		1,353
Earnings from continuing operations before income taxes and change in accounting principle	96,327	21,235		3,701		121,263
Earnings from continuing operations before change in accounting principle	66,438	13,402		2,406		82,246
Earnings per share from continuing operations before change in accounting principle:
Basic	$2.13					$2.32
Diluted	2.09					2.28

	Nine Months Ended September 30, 2003

			Adjustments
			for the
	Roper	NTGH	Transactions		As Adjusted

	(in thousands, except per share data)
Statement of operations data:
Net sales	$487,562	$147,473	$—		$635,035
Gross profit	257,058	63,700	—		320,758
Operating profit	78,796	26,228	(600	)(2)	104,424
Loss on extinguishment of debt	—	9,329 (3)	—		9,329
Earnings (loss) from continuing operations before income taxes	65,948	(524)	7,882		73,306
Earnings (loss) from continuing operations	46,164	(975)	5,123		50,312
Earnings per share from continuing operations:
Basic	$1.47				$1.41
Diluted	1.45				1.39

	At September 30, 2003

			Adjustments
			for the
	Roper	NTGH	Transactions	As Adjusted

	(in thousands)
Balance sheet data:
Cash and cash equivalents	$14,510	$24,159	$(24,159)	$14,510
Total assets	835,677	368,242	214,130	1,418,049
Long-term debt, less current portion	287,470	277,304	42,383	607,157
Stockholders’ equity	441,728	10,040	168,787(4)	620,555

(1)	For the purpose of presenting pro forma consolidated statement of operations data for the year ended October 31, 2002, the audited income statements of NTGH for the year ended December 31, 2002 have been utilized.

(2)	Reflects the net adjustment to the historical amortization expense of NTGH from the elimination of certain non-recurring management fees and financing expenses, partially offset by additional intangibles amortization of identifiable finite-lived intangible assets.

(3)	During the year ended October 31, 2002, and the nine months ended September 30, 2003, NTGH recorded losses on early extinguishment of debt. These losses were associated with financing arrangements typical of private equity group ownership. These losses are required to be presented in the unaudited pro forma consolidated financial statements under Article 11 of Regulation S-X. These amounts will not recur for Roper as NTGH will not have separate debt following the NTGH acquisition. The table below reflects the pro forma earnings from continuing operations before income taxes adjusted to exclude these losses (dollars in thousands):

	Year Ended	Nine Months Ended
	October 31, 2002	September 30, 2003

Pro forma earnings from continuing operations before income taxes	$121,263	$73,306
Loss on extinguishment of debt	1,353	9,329

Adjusted earnings from continuing operations before income taxes	$122,616	$82,635

(4)	Includes: (a) $194,160 as a result of the acquisition and the related financing transactions, (b) $15,333 which represents the estimated costs associated with extinguishing our outstanding senior notes and the write-off of deferred financing costs associated with those notes and our existing revolving credit facility which will also be extinguished in conjunction with this transaction and (c) $10,040 which reflects the elimination of NTGH’s historical share capital, retained earnings, minority interest and other equity accounts pursuant to the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations.” The non-recurring expense associated with early extinguishment of our outstanding senior notes is tax deductible and a tax benefit of $8,257 has been recognized at the federal statutory rate.

RISK FACTORS

          You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment in the notes.

Risks Relating to Our Business

We may not be able to realize the anticipated benefits from the NTGH acquisition and we may experience unforeseen liabilities in connection with the acquisition.

          We may not be able to realize the anticipated benefits from the businesses we are acquiring in the NTGH acquisition, either in the amount or the time frame that we currently expect. These anticipated benefits include furthering our market leadership in niche markets, establishing a strong platform in the water management market, balancing our portfolio in attractive markets and enhancing our cash flow characteristics and growth profile. Factors that could affect our ability to achieve these benefits include:

•	significant competition in the water management market;

•	buying patterns of municipalities, utilities and other customers, many of which are currently facing fiscal constraints; and

•	the introduction of new technologies into the marketplace.

If NTGH’s businesses do not operate as we anticipate, we may not be able to benefit from these opportunities, which could materially harm our business, financial condition and results of operations.

          In addition, under the agreement governing the NTGH acquisition, we have agreed to assume NTGH’s liabilities. If NTGH’s known liabilities are greater than projected, or if there are obligations of NTGH of which we are not aware at the time of completion of the acquisition, we will not receive indemnification from any party to cover costs associated with those liabilities. As a result, we could incur liabilities that could have a material adverse effect on our business, financial condition and results of operations.

Our indebtedness may affect our business and may restrict our operating flexibility.

          As of September 30, 2003, we had $288.5 million in total consolidated indebtedness. We will incur additional indebtedness to finance the NTGH acquisition. After giving pro forma effect to the Transactions, as of September 30, 2003, we would have had total consolidated debt of approximately $628 million and approximately $198 million of availability under our new senior secured credit facility. Our total consolidated debt could increase due to this additional borrowing capacity. Subject to certain restrictions contained in our new senior secured credit facility and other debt agreements, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. The notes do not contain any limitations on our ability to incur other debt or to create liens on any of our assets.

          Our level of indebtedness and the debt servicing costs associated with that indebtedness could have important effects on our operations and business strategy. For example, our indebtedness could:

•	limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

•	place us at a competitive disadvantage relative to our competitors, some of which have lower debt service obligations and greater financial resources than us;

•	limit our ability to borrow additional funds;

•	limit our ability to complete future acquisitions;

•	limit our ability to pay dividends;

•	limit our ability to make capital expenditures; and

•	increase our vulnerability to general adverse economic and industry conditions.

          Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available to us on favorable terms for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations would be materially adversely affected.

          In addition, our new senior secured credit facility will contain financial covenants requiring us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to meet the financial covenants or requirements in our senior secured credit facility may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions contained in our senior secured credit facility could result in an event of default under this facility, which in turn could result in an event of default under the terms of our other indebtedness. Upon the occurrence of an event of default under our senior secured credit facility, and the expiration of any grace periods, the lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable. If this were to occur, our assets may not be sufficient to fully repay in full the payments due under this facility or our other indebtedness. See “Description of Our Other Indebtedness — New Senior Secured Credit Facility.”

Our operating results could be adversely affected by a reduction of business with Gazprom.

          Our largest customer is OAO Gazprom, a large Russian gas exploration and distribution company, with whom we have dealt over the past ten years through a number of its procurement affiliates. In late 2002, Gazprom assigned a new procurement affiliate to negotiate with us and during the second calendar quarter of 2003 we secured a new supply agreement. Orders received under this agreement have been received on a delayed basis and at lower levels than initially indicated by the procurement affiliate and consequently have resulted in lower order bookings volume than in comparable prior year periods. New orders received under this agreement during the three months and nine months ended September 30, 2003 totaled $10.3 million and $20.8 million, or 6.3% and 4.4% of total new orders, respectively. Total net sales to Gazprom during the nine months ended September 30, 2003 were $17.5 million as compared to $43.7 million during the nine months ended September 30, 2002, or 3.6% of total sales compared to 9.6% of total sales, respectively. We have no agreement providing for a minimum commitment of purchases by Gazprom. The level and timing of future business with Gazprom will depend on our relationship with Gazprom as well as its ability to obtain financing, increased competition for obtaining Gazprom business and customer delays in commissioning and start-up of installations and on general economic conditions in Russia. If Gazprom continues to reduce the amount of products it purchases from us for any reason, we likely could not replace these sales and our operating results would be negatively affected.

Unfavorable changes in foreign exchange rates may significantly harm our business.

          Several of our operating companies have transactions and balances denominated in currencies other than the U.S. dollar. Most of these transactions and balances are denominated in euros, British pounds, Danish krone and Japanese yen. Sales by our operating companies whose functional currency is not the U.S. dollar represented approximately 28% of our total net sales for fiscal 2002 compared to 24% for fiscal 2001. Unfavorable changes in exchange rates between the U.S. dollar and those currencies could significantly reduce our reported sales and earnings. At present, we do not hedge against foreign currency risks.

We export a significant portion of our products. Difficulties associated with the export of our products could harm our business.

          Sales to customers outside the U.S. by our businesses located in the U.S. account for a significant portion of our net sales. These sales accounted for approximately 36% and 42% of our net sales for the years ended October 31, 2002 and 2001, respectively. We are subject to risks that could limit our ability to export our products or otherwise reduce the demand for these products in our foreign markets. Such risks include, without limitation, the following:

•	unfavorable changes in or noncompliance with U.S. and other jurisdictions’ export requirements;

•	restrictions on the export of technology and related products;

•	unfavorable changes in U.S. and other jurisdictions’ export policies to certain countries;

•	unfavorable changes in the import policies of our foreign markets; and

•	a general economic downturn in our foreign markets.

          The occurrence of any of these events and our ability to comply with applicable law could limit our ability to export our products generally or to certain countries, or could reduce the foreign demand for our products and therefore, could materially negatively affect our future sales and earnings.

Economic, political and other risks associated with our international operations could adversely affect our business.

          As of October 31, 2002, approximately 31% of our total assets and 11% of NTGH’s total assets were attributable to operations outside the U.S. We expect our international operations to continue to contribute materially to our business for the foreseeable future. Our international operations are subject to varying degrees of risk inherent in doing business outside the U.S. including, without limitation, the following:

•	adverse changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	trade protection measures and import or export requirements;

•	trade liberalization measures which could expose our international operations to increased competition;

•	subsidies or increased access to capital for firms who are currently or may emerge as competitors in countries in which we have operations;

•	partial or total expropriation;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor regulations;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements; and

•	longer payment cycles of foreign customers and difficulty in collecting receivables in foreign jurisdictions.

          The impact of any of these events could materially harm our business.

Our growth strategy includes acquisitions. We may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully.

          Our ability to achieve significant growth has depended and is likely to continue to depend, to a significant degree on our ability to make acquisitions, such as our proposed acquisition of NTGH, and to successfully integrate acquired businesses. We intend to continue to seek additional acquisition opportunities both to expand into new markets and to enhance our position in existing markets globally. We cannot assure you, however, that we will be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, obtain necessary financing on acceptable terms, complete proposed acquisitions, successfully integrate acquired businesses into our existing operations or expand into new markets. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

          As an example of the impact of acquisitions on our growth, our net sales and earnings from continuing operations for the nine months ended September 30, 2003 grew 7% and 3%, respectively, as compared to the nine months ended September 30, 2002, with our lower relative growth during the nine months ended September 30, 2003 being partially attributable to the fact that we did not complete any acquisitions during the period.

          Acquisitions involve numerous risks, including difficulties in the integrations of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, we cannot assure you that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. Future acquisitions may also result in potentially dilutive issuances of equity securities. We cannot assure you that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

Product liability, insurance risks and increased insurance costs could harm our operating results.

          Our business exposes us to potential product liability risks that are inherent in the design, manufacturing and distribution of our and NTGH’s products. In addition, certain of our products are used in potentially hazardous environments. We currently have product liability insurance; however, we may not be able to maintain our insurance at a reasonable cost or in sufficient amounts to protect us against potential losses. We also maintain other insurance policies, including directors and officers liability insurance. Our insurance costs increased in recent periods and may continue to increase in the future. We believe that we have adequately accrued estimated losses, principally related to deductible amounts under our insurance policies, with respect to all product liability and other claims, based upon our past experience and available facts. However, a successful product liability and other claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations. In addition, a significant increase in our insurance costs could have an adverse impact on our operating results.

We and NTGH both face intense competition. If we do not compete effectively, our business may suffer.

          We and NTGH both face intense competition from numerous competitors. Each of our and NTGH’s product lines face different competitors with different financial resources. We may not be able to compete effectively with all of these competitors. Our products compete primarily on the basis of product quality, performance, innovation, price, applications expertise and established customer service capabilities with existing customers. To remain competitive, we must develop new products, respond to new technologies and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust prices of many of our products to stay competitive. In addition, new competitors may emerge, and product lines may be threatened by new technologies or market trends that reduce the value of these product lines. See “Business — Competition.”

Changes in the supply of, or price for, parts and components used in our products could affect our business.

          We and NTGH purchase many parts and components from suppliers. The availability and prices of parts and components are subject to curtailment or change due to, among other things, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. Some high-performance components for digital imaging products may be in short supply and/or suppliers may have occasional difficulty manufacturing these components to meet our specifications. In addition, some of our products are provided by sole source suppliers. Any change in the supply of, or price for, these parts and components could affect our business, financial condition and results of operations.

Realignment of our operations under four key market-focused segments is subject to risk and may not achieve the anticipated benefits.

          We recently announced a realignment of our operating structure into four market-focused segments: instrumentation, industrial technology, energy systems and controls, and scientific and industrial imaging. The realignment structures our operations based on similar customers and end users, whereas our segments were formerly organized based on technological and more purely operational considerations. As a result of this realignment, we may experience a loss of productivity, sales and key personnel. This loss could prevent us from realizing any potential benefits from the realignment and could adversely affect our operating results and financial performance.

Environmental compliance costs and liabilities could increase our expenses and adversely affect our financial condition.

          Our operations and properties and those of NTGH are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. These laws and regulations can result in the imposition of substantial fines and sanctions for violations and could require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We and NTGH must conform our operations and properties to these laws, and adapt to regulatory requirements in the countries in which we operate as these requirements change.

          We and NTGH use and generate hazardous substances and wastes in our operations and, as a result, could be subject to potentially material liabilities relating to the investigation and clean-up of contaminated properties and to claims alleging personal injury. We and NTGH have experienced, and expect to continue to experience, costs relating to compliance with environmental laws and regulations. In connection with our acquisitions, we may assume significant environmental liabilities, some of which we may not be aware of at the time of acquisition. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

Many of the industries in which we operate are cyclical, and, accordingly, our business is subject to changes in the economy.

          Many of the business areas in which we operate are subject to specific industry and general economic cycles. Certain businesses are subject to industry cycles, including but not limited to, the energy and semiconductor industries. Accordingly, any downturn in these or other markets in which we participate could materially adversely affect us. If demand changes and we fail to respond accordingly, our results of operations could be materially adversely affected in any given quarter. The business cycles of our different operations may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business. The businesses we are acquiring in the NTGH acquisition could also experience cyclical downturns which may occur contemporaneously with downturns in our cycles.

Our intangible assets are valued at an amount that is high relative to our total assets and a write-off of our intangible assets would negatively affect our results of operations and total capitalization.

          Our total assets reflect substantial intangible assets, primarily goodwill. At September 30, 2003, goodwill totaled $483 million compared to $442 million of stockholders’ equity, which was over half of our total assets of $836 million. After giving pro forma effect to the Transactions, at September 30, 2003, goodwill would have been approximately $729 million compared to $621 million of stockholders’ equity. The goodwill results from our acquisitions, representing the excess of cost over the fair value of the net assets we have acquired. We assess at least annually whether there has been an impairment in the value of our intangible assets. If future operating performance at one or more of our business units were to fall significantly below current levels, if competing or alternative technologies emerge or if business valuations become more conservative, we could incur, under current applicable accounting rules, a non-cash charge to operating earnings for goodwill impairment. Any determination requiring the write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations and total capitalization, which effect could be material.

We and NTGH depend on our abilities to develop new products.

          The future success of our and NTGH’s business will depend, in part, on our ability to design and manufacture new competitive products and to enhance existing products so that our products can be sold with high margins. This product development may require substantial investment by us. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of new technologies or products or that we will otherwise be able to successfully develop and market new products. Failure of our products to gain market acceptance or our failure to successfully develop and market new products could reduce our margins, which would have an adverse effect on our business, financial condition and results of operations.

Our technology is important to our success and our failure to protect this technology could put us at a competitive disadvantage.

          Because many of our and NTGH’s products rely on proprietary technology, we believe that the development and protection of these intellectual property rights is important to the future success of our business. In addition to relying on patent, trademark, and copyright rights, we and NTGH rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees, to protect our know-how and trade secrets. Despite our and NTGH’s efforts to protect proprietary rights, unauthorized parties or competitors may copy or otherwise obtain and use these products or technology. The steps we and NTGH have taken may not prevent unauthorized use of this technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S., and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better technology than us or that current and former employees, contractors and other parties will not breach confidentiality agreements, misappropriate proprietary information and copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights.

The recent conflict in Iraq and any future armed conflict or terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

          The U.S. and other countries recently engaged in a war in Iraq and military personal are still engaged in that country. The duration and outcome of these activities are unknown. Continued occupation of Iraq, future terrorist attacks against U.S. targets, rumor or threats of war, additional conflicts involving the U.S. or its allies or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales and profits. Any of these events could have a significant impact on our business, financial condition or results of operations and may result in the volatility of the market price for our common stock and other securities.

Our business may be adversely impacted by a new outbreak of Severe Acute Respiratory Syndrome or a similar health crisis.

          In early 2003, there was an outbreak of Severe Acute Respiratory Syndrome, or SARS, primarily in Asia. The occurrence of this medical crisis severely disrupted business activity in Asia, particularly in Hong Kong and elsewhere in China. During fiscal 2002, approximately 15% of our net sales were attributable to Asia and we have operations in Asia. The U.S. or other countries could impose import restrictions on products, or private parties may cease purchasing products, from areas impacted by a new outbreak of SARS or a similar health crisis. We are unable to predict the ultimate impact that a renewed outbreak of SARS or a similar health crisis would have on us or our operations, but it could become material to our business, financial condition or results of operations.

Risks Relating to the Notes

We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.

          The market price of the notes is expected to be significantly affected by the market price of our common stock. This relationship may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices of the notes.

The notes are unsecured and rank junior to all of our senior debt and the indebtedness and other liabilities, including trade payables, of our subsidiaries and are subordinated to all secured debt as to the assets securing such debt.

          The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to all of our senior indebtedness and equal in right of payment to all of our other senior subordinated indebtedness, if any. As of September 30, 2003, after giving pro forma effect to the Transactions, we would have had $428.2 million of existing senior debt outstanding and no senior subordinated debt outstanding other than the notes. If assets remain after the repayment of all of our senior debt in the event we become bankrupt or insolvent, or we liquidate, reorganize, dissolve, or otherwise wind up our business, the notes would share proportionately with any of our future senior subordinated debt.

          We conduct a significant portion of our business operations through our subsidiaries. The notes will effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. Each of our domestic subsidiaries guarantees our debt under our new senior secured credit facility, and may guarantee our other existing or future debt. In the event of a bankruptcy, insolvency, liquidation, reorganization, dissolution, or other winding up of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any remaining assets are made available for distribution to us. As of September 30, 2003, after giving pro forma effect to the Transactions our subsidiaries would have had an aggregate of $602.7 million of indebtedness and other liabilities outstanding.

          The notes are subordinated to all current and future secured debt as to the assets securing such debt and our new senior secured credit facility is secured by a first priority lien on substantially all of our assets, including without limitation the assets of our direct and indirect domestic subsidiaries, but excluding real property interests, and by a pledge of substantially all of the capital stock or other equity interests we and they hold in our respective domestic subsidiaries and at least 65% of the capital stock or other equity interests of certain of our foreign subsidiaries. It is also guaranteed by our domestic subsidiaries. In the event we become bankrupt or insolvent, or we liquidate, reorganize, dissolve, or otherwise wind up our business, or upon the acceleration of certain debt, the lenders under our new senior secured credit facility and any other holder of our senior debt must be paid in full before any payments are made on the notes being offered in this offering. In addition, under some circumstances, no payment may be made with respect to the principal of or interest on the notes if a payment default or some other defaults exist with respect to some senior debt.

          The notes do not contain any limitations on our ability to incur other debt or to create liens on any of our assets.

We are a holding company, and we may not have access to the cash that is needed to make payment on the notes.

          Although a significant portion of our operations are conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes and pay dividends on the common stock that may be issued upon a conversion of the notes is dependent on the earnings and the distribution of funds from our subsidiaries. Restrictions on our subsidiaries’ ability to pay dividends or to make other cash payments to us may materially affect our ability to pay principal and interest on our indebtedness and dividends on the common stock we may issue upon a conversion of the notes.

          Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due.

We may not be able to pay cash dividends in the foreseeable future.

          We have paid a cash dividend in each fiscal quarter since our February 1992 initial public offering and we have also increased our dividend rate each year. During fiscal 2001, 2002 and the first three quarters of fiscal 2003, we paid quarterly dividends of $0.0750, $0.0825 and $0.0875 per share, respectively. In November 2003, our board of directors increased the dividend to be paid in the quarter ending March 31, 2004 to $0.09625 per share, an increase of 10% from the prior rate. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors, including restrictions imposed by our new senior secured credit facility or other future debt instruments and the ability of our subsidiaries to make distributions to us, which ability is restricted in the manner described above. See “Description of Our Other Indebtedness — New Senior Secured Credit Facility.”

We may not have the ability to purchase notes at the option of the holders or upon a change in control or to raise the funds necessary to finance the purchases.

          On January 15, 2009, January 15, 2014, January 15, 2019, January 15, 2024, and January 15, 2029, holders of the notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes or would otherwise be prohibited under our new senior secured credit facility or other future debt instruments from making such payments in cash. We may only pay the purchase price in cash and not in shares of our common stock. The term loan of our new senior secured credit facility matures on December 29, 2008, with $280 million coming due during 2008.

          In addition, upon the occurrence of certain specific kinds of change in control events holders may require us to purchase for cash all or any portion of their notes. However, it is possible that, upon a change in control, we may not have sufficient funds at that time to make the required purchase of notes, and we may be unable to raise the funds necessary.

          We are a holding company and our cash flow depends on distributions to us from our subsidiaries, which may be restricted. Accordingly, our ability to purchase the notes at the option of the holder upon a change in control event will depend in part on the ability of our subsidiaries to make distributions to us, as well as limitations imposed by our new senior secured credit facility or other future debt instruments.

          In addition, the terms of any future indebtedness we incur may also restrict our ability to purchase notes upon a change in control or if we are otherwise required to purchase notes at the option of the holder. If such restrictions exist, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the notes and, as a result, would be in default under the notes.

You should consider the United States federal income tax consequences of owning the notes.

          We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing contingent payment debt instruments (which we refer to as the “Contingent Debt Regulations”). We and each holder will agree in the indenture to treat the notes as indebtedness for U.S. federal income tax purposes that will be subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, you will be required to include amounts in income in advance of cash received in respect of a note and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible, fixed rate borrowing. We have determined this rate to be 7.00%, compounded semi-annually. It is likely that you will recognize taxable income in each year under the Contingent Debt Regulations significantly in excess of cash received while the notes are outstanding. In addition, you will recognize ordinary interest income upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by you will include, in the case of a conversion, the amount of cash and the fair market value of shares of our common stock received. To understand how this may affect you, you should seek advice from your own tax advisor prior to purchasing these notes. Please read “Material United States Federal Income Tax Considerations” in this prospectus supplement.

An active trading market for notes may not develop, which could reduce their value.

          The notes comprise a new issue of securities for us for which there is currently no public market. We do not intend to list the notes on any national securities exchange or automated quotation system. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes may be less than the price you pay for them. Although the underwriters of the notes have advised us that they intend to make a market in the notes, they are not obliged to do so. The underwriters could stop making a market in the notes at any time without notice.

Risks Relating to Our Common Stock

Our stock price may fluctuate significantly.

          The market price of our common stock could fluctuate significantly in response to variations in quarterly operating results and other factors, such as:

•	changes in our business, operations or prospects;

•	developments in our relationships with our customers;

•	announcements of technological innovations or new products by us or by our competitors;

•	announcement or completion of acquisitions by us or by our competitors;

•	changes in existing or adoption of additional government regulations;

•	unfavorable or reduced analyst coverage; and

•	prevailing domestic and international market and economic conditions.

          In addition, the stock market has experienced significant price fluctuations in recent years. Many companies experienced material fluctuations in their stock price that were unrelated to their operating performance. Broad market fluctuations, general economic conditions and specific conditions in the industries in which we operate may adversely affect the market price of our common stock.

Limited trading volume of our common stock may contribute to its price volatility.

          Our common stock is traded on the New York Stock Exchange, or NYSE. During the nine months ended September 30, 2003, the average daily trading volume for our common stock as reported by the NYSE was approximately 183,000 shares. We are uncertain whether a more active trading market in our common stock will develop. Also, many investment banks no longer find it profitable to provide securities research on small-cap and mid-cap companies. If analysts were to discontinue coverage of our stock, our trading volume may be further reduced. As a result, relatively small trades may have a significant impact on the market price of our common stock, which could increase the volatility and depress the price of our stock as could any hedging activities relating to our common stock engaged in by purchasers of the notes.

Future sales of our common stock may cause our stock price to decline.

          We may, in the future, sell additional shares of our common stock in subsequent public offerings and may also issue additional shares of our common stock to finance future acquisitions. Shares of our common stock are also available for future sale pursuant to stock options that we have granted to our employees. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock and could impair our ability to raise capital through future offerings.

          We and our directors and executive officers have agreed, with certain exceptions including, with respect to our directors and executive officers, the ability to do cashless exercises of options and to fund taxes payable upon such exercises, and with respect to us, subject to restrictions, allowing us to issue common stock in connection with business combinations and strategic or other significant investments, including 34,000 shares we intend to issue as part of the consideration for the acquisition of the remaining one-third interest of DAP Technologies, not to sell or otherwise transfer any convertible debt or preferred securities for 90 days after the date of this prospectus supplement, without first obtaining the written consent of Merrill Lynch, on behalf of the underwriters. With the consent of Merrill Lynch, we, our directors and executive officers may sell such securities before the expiration of such 90-day period without prior notice to our other stockholders or to any public market in which our common stock trades.

Provisions in our certificate of incorporation and bylaws and Delaware state law could make a merger, tender offer or proxy contest difficult, including provisions relating to some of our holders having five votes per share.

          Our certificate of incorporation provides that each share of common stock that is held by the same person for at least four years entitles the holder to five votes, and that each share held for less than four years entitles the holder to one vote. In addition, under our certificate of incorporation, our board of directors has the authority to issue common stock carrying five votes per share in private placement transactions. The existence of shares carrying five votes may result in the holders of those shares, who may own a relatively small number of shares of common stock, being able to control the outcome of a matter submitted to the stockholders for approval.

          Our certificate of incorporation and bylaws contain certain other provisions that may discourage, delay or prevent a change in control of our company that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•	authorize the board of directors to fix the terms of and issue preferred stock without stockholder approval, which could be used to oppose a takeover attempt;

•	provide for a board of directors comprised of three classes with staggered terms;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;

•	provide that directors may be removed by stockholders only for cause; and

•	require that vacancies on our board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.

          Our board of directors has also adopted a stockholder rights plan intended to encourage anyone seeking to acquire us to negotiate with the board prior to attempting a takeover.

          In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock, which may discourage, delay or prevent a change in control favored by stockholders generally.

          Any or all of these provisions may discourage or prevent a change of control that might offer our stockholders a premium over prevailing market prices, or otherwise benefit our stockholders, even if such a change of control is favored by a majority of stockholders.

THE ACQUISITION

General

          On October 21, 2003, we entered into a stock purchase agreement pursuant to which we have agreed to acquire all of the outstanding capital stock of NTGH for cash. Under the stock purchase agreement, we will pay total consideration of approximately $475 million, net of cash acquired and including debt to be repaid.

Representations and Warranties and Indemnification

          The agreement contains customary representations and warranties. The representations relating to the capitalization and debt of NTGH and title to shares will survive for a period of one year following the closing and the sellers are required to indemnify us for any losses we incur as a result of a breach of those representations and warranties.

Covenants

          The agreement contains customary covenants, including (but not limited to), those relating to the conduct of the business of NTGH between signing and closing.

Conditions to the Closing

          The agreement contains customary conditions to each of our and the sellers’ obligation to close, including (but not limited to) the following:

•	the representations and warranties made by the other party in the agreement are true and correct in all material respects as of the closing;

•	the other party has performed in all material respects all agreements required to be performed by them at or prior to the closing;

•	there is no governmental order prohibiting the transaction and all applicable governmental approvals have been obtained, including approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	in the case of our obligation to close, no material adverse effect related to NTGH shall have occurred between signing and closing.

Closing and Termination

          Pursuant to the stock purchase agreement, the closing of the transaction will take place on the latest of the following dates:

•	the fifth business day after the date on which the conditions to closing have been satisfied;

•	the date which is the earlier of (1) February 27, 2004 or (2) the first business day after the 90th day after the effective date of the registration statement pursuant to which this offering is being completed; and

•	such other date as we and the sellers mutually agree.

          The parties have mutually agreed to close the NTGH acquisition concurrently with this offering on December 29, 2003.

Noncompete and Nondisclosure/Nonsolicitation Agreements

          Simultaneously with the signing of the stock purchase agreement, certain of the sellers entered into noncompete agreements pursuant to which they agreed not to engage in certain activities of the type conducted by NTGH and certain sellers entered into nondisclosure and nonsolicitation agreements pursuant to which they agreed not to disclose certain information related to NTGH or solicit customers or employees of NTGH.

Employment Agreements

          Simultaneously with the signing of the stock purchase agreement, certain employees of NTGH entered into employment agreements pursuant to which they agreed to be employed by NTGH following the closing of the acquisition.

DAP Technologies

          NTGH currently owns two-thirds of the outstanding capital stock of DAP Technologies. We intend to complete the purchase of the remaining one-third interest in DAP Technologies for approximately $9.1 million, consisting of cash consideration of $7.5 million and 34,000 shares of our common stock on December 29, 2003.

USE OF PROCEEDS

          We expect to receive approximately $200 million of gross proceeds from the sale of the notes in this offering. We expect to use all of the proceeds of this offering to redeem our outstanding senior notes and to repay amounts outstanding under our existing credit facility. We also expect to receive gross proceeds of approximately $202 million from our concurrent common stock offering. In addition, any proceeds from the exercise of the underwriters’ overallotment option in connection with this offering would permit us to repay amounts under our new revolving credit facility, that were used to repay indebtedness under our existing credit facility. We expect this offering to close concurrently with the common stock offering, the NTGH acquisition, our new senior secured credit facility and the redemption of our senior notes.

          The following table sets forth the estimated sources and uses of funds for the offering and the related Transactions, assuming that the Transactions had occurred on September 30, 2003 (in thousands):

Sources of Funds		Uses of Funds

Senior subordinated convertible notes offering(1)	$200,000	NTGH acquisition(4)	$475,000
Common stock offering(1)	201,600	Cash portion of DAP Technologies acquisition(5)	7,500
Borrowings under our new senior secured credit facility(2)(3)	426,953	Repayment of indebtedness under our existing credit facility(3)	162,266
		Redemption of our outstanding senior notes(6)	148,590
		Fees and expenses(7)	35,197

Total sources of funds	$828,553	Total uses of funds	$828,553

(1)	Does not reflect the underwriting discounts and expenses payable by us in connection with the offerings.

(2)	In connection with the Transactions, we will borrow $27.0 million under our new revolving credit facility to repay indebtedness under our existing credit facility. After giving pro forma effect to these borrowings, we would have approximately $198 million available for borrowing under our new revolving credit facility.

(3)	Upon the closing of the NTGH acquisition, the new senior secured credit facility will replace our existing credit facility. As of September 30, 2003, $162.3 million was outstanding under our existing credit facility. The weighted average interest rate on our existing credit facility as of September 30, 2003 was 2.65%.

(4)	Includes NTGH’s existing debt to be repaid in connection with the NTGH acquisition.

(5)	NTGH currently owns two-thirds of DAP Technologies. In connection with our acquisition of NTGH, we intend to complete the purchase of the remaining one-third interest in DAP Technologies for approximately $9.1 million, consisting of cash consideration of $7.5 million and 34,000 shares of our common stock.

(6)	We currently have $125 million of senior notes outstanding. In connection with the redemption of these notes on December 29, 2003, we will be required to pay a make-whole payment of $23.6 million. We intend to take a charge for this amount in the fourth quarter of 2003, less a tax benefit of $8.3 million.

(7)	Includes the underwriting discounts and other expenses incurred or to be incurred in connection with the Transactions.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2003:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to the Transactions.

          You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our and NTGH’s audited and unaudited consolidated financial statements and related notes and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus supplement.

	As of September 30, 2003

		As Adjusted
		for the
	Actual	Transactions

	(in thousands)
Cash and cash equivalents	$14,510	$14,510

Current portion of long-term debt	$1,017	$21,017(1)
Long-term debt, less current portion
Existing credit facility(2)	162,266	—
New senior secured credit facility	—	406,953(3)
Senior notes	125,000	—
Senior subordinated convertible notes	—	200,000
Other	204	204

Total long-term debt	$287,460	$607,157
Stockholders’ equity
Preferred stock, $0.01 par value per share; 1,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value per share; 80,000 shares authorized; 32,877 shares issued and 31,652 outstanding, actual; 36,832 shares issued and 35,641 outstanding, as adjusted	328	370
Additional paid-in capital	94,802	288,245
Retained earnings(4)	338,159	322,826
Accumulated other comprehensive earnings	32,645	32,645
Treasury stock, 1,225 shares actual and 1,191 as adjusted(5)	(24,206)	(23,532)

Total stockholders’ equity	441,728	620,555

Total capitalization	$730,215	$1,248,729

(1)	Includes $20 million of borrowings under our new senior secured credit facility.

(2)	Upon the closing of the NTGH acquisition, the new senior secured credit facility will replace our existing credit facility. As of September 30, 2003, $162.3 million was outstanding under our existing credit facility. The weighted average interest rate on our existing credit facility as of September 30, 2003 was 2.65%.

(3)	As of September 30, 2003, after giving pro forma effect to the Transactions, we would have had approximately $198 million available for borrowing under our new senior secured credit facility.

(4)	In connection with the redemption of our outstanding senior notes on December 29, 2003, we will pay a make-whole amount of $23.6 million. Of this amount, $15.3 million will be applied as a reduction to retained earnings. The make-whole amount is offset by a tax benefit of $8.3 million.

(5)	NTGH currently owns two-thirds of DAP Technologies. In connection with our acquisition of NTGH, we intend to complete the purchase of the remaining one-third interest in DAP Technologies for approximately $9.1 million, consisting of cash consideration of $7.5 million and 34,000 shares of our common stock.

PRICE RANGE OF COMMON STOCK

          Our common stock trades on the NYSE under the symbol “ROP.” The table below sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock as reported by the NYSE. In August 2003, we changed our fiscal year-end from October 31 to December 31.

	Roper Common
	Shares

Calendar Quarter	High	Low

2001
First Quarter	$39.95	$33.00
Second Quarter	45.80	33.65
Third Quarter	45.00	31.00
Fourth Quarter	52.25	34.65
2002
First Quarter	$52.91	$41.04
Second Quarter	49.73	36.25
Third Quarter	37.74	27.25
Fourth Quarter	43.35	31.54
2003
First Quarter	$40.34	$26.35
Second Quarter	38.52	28.33
Third Quarter	47.05	36.20
Fourth Quarter (through December 22, 2003)	51.58	43.90

          On December 22, 2003, the last reported sale price for our common stock on the NYSE was $48.56 per share. You should obtain current market quotations before making any decision with respect to an investment in our common stock. Based on information available to us and our transfer agent, we believe that as of September 30, 2003, there were 203 record holders of our common stock.

DIVIDEND POLICY

          We have paid a cash dividend in each fiscal quarter since our February 1992 initial public offering and we have also increased our dividend rate each year. During fiscal 2001, 2002 and the first three quarters of fiscal 2003, we paid quarterly dividends of $0.0750, $0.0825 and $0.0875 per share, respectively. In November 2003, our board of directors increased the dividend to be paid in the quarter ending March 31, 2004 to $0.09625 per share, an increase of 10% from the prior rate. The timing, declaration and payment of future dividends will be at the sole discretion of our board of directors and will depend upon our profitability, financial condition, capital needs, future prospects, covenants in our senior secured credit facility and any other future debt instrument and other factors deemed relevant by our board of directors. Therefore, there can be no assurance as to the amount, if any, of cash dividends that will be paid in the future.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

          We derived the following unaudited pro forma consolidated financial data by the application of pro forma adjustments to our historical financial statements and the historical financial statements of NTGH. The following pro forma income statements for the year ended October 31, 2002 and the nine months ended September 30, 2003 reflect the following events as if each had occurred immediately prior to these periods, and the unaudited pro forma balance sheet as of September 30, 2003 reflects the following events as if each had occurred on September 30, 2003:

•	the acquisition of NTGH;

•	the acquisition of the remaining one-third interest in DAP Technologies;

•	the issuance of notes in this offering for proceeds of $200 million;

•	the issuance of 4,200,000 shares of common stock in the common stock offering at a public offering price of $48.00 per share;

•	the incurrence of approximately $27.0 million of borrowings under our new senior secured credit facility;

•	the redemption of our outstanding senior notes, for an aggregate redemption price, including a make-whole payment and accrued and unpaid interest, of $148.6 million; and

•	the repayment of all amounts outstanding under our existing credit facility, which aggregated $162.3 million at September 30, 2003.

          The pro forma consolidated statement of operations for the year ended October 31, 2002 utilize the audited consolidated statement of operations of Roper for the year ended October 31, 2002 and the audited consolidated statements of operations of NTGH for the year ended December 31, 2002.

          The unaudited pro forma consolidated financial data has been prepared giving effect to the NTGH acquisition and our acquisition of the remaining one-third interest in DAP Technologies, which will be accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price will be allocated to the net assets of NTGH based upon estimates of fair value. The pro forma adjustments are based on a preliminary assessment of the value of NTGH’s tangible and intangible assets by management. Management will utilize a formal valuation analysis by an outside appraisal firm in determining the final purchase price allocation. Accordingly, the final purchase price allocation may include an adjustment to the amounts recorded for the value of property and equipment, identifiable intangible assets and goodwill, as well as changes in cash consideration based on changes in cash, indebtedness and working capital on the closing date. A final valuation is in process and will be completed after the completion of the acquisition.

          The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred therewith: (1) amortization of estimated inventory fair value step-up of approximately $4 million from the acquisition expected to impact 2004 cost of sales; and (2) the write-off of approximately $15.3 million of debt extinguishment costs, net of tax, related to the redemption of our outstanding senior notes and related deferred financing costs. The pro forma consolidated financial information should be read in conjunction with the historical financial statements of Roper and NTGH and the related notes thereto included in or incorporated by reference into this prospectus supplement. The pro forma financial information is presented for informational purposes only and does not purport to represent what our actual results of operations or financial position would have been had the NTGH acquisition and related Transactions described above been consummated at the date indicated, nor is it necessarily indicative of our future results of operations or financial condition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2003

			Adjustments
	Historical	Historical	for the
	Roper	NTGH	Transactions		Pro Forma

	(unaudited)

	(dollars in thousands)
Cash and cash equivalents	$14,510	$24,159	$(24,159)		$14,510
Accounts receivable, net	120,344	25,677	—		146,021
Inventories	95,233	14,631	4,000	(1)	113,864
Other current assets	5,238	9,373	(1,000	)(2)	13,611

Total current assets	235,325	73,840	(21,159)		288,006
Property, plant and equipment, net	51,908	26,085	—		77,993
Goodwill	482,465	77,231	168,807	(1)	728,503
Other intangible assets, net	36,852	180,644	61,356	(1)	278,852
Other noncurrent assets	29,127	10,442	14,525	(3)	44,695
			(9,399	)(4)

Total assets	$835,677	$368,242	$214,130		$1,418,049

Accounts payable	$33,791	$10,360	$—		$44,151
Accrued liabilities	54,732	16,604	13,271	(1)	84,607
Income taxes payable	3,093	—	(8,257	)(5)	(5,164)
Current portion of long-term debt	1,017	10,000	10,000	(6)	21,017

Total current liabilities	92,633	36,964	15,014		144,611
Long-term debt	287,470	277,304	42,383	(6)	607,157
Other noncurrent liabilities	13,846	10,405	21,475	(1)	45,726

Total liabilities	393,949	324,673	78,872		797,494
Minority interest	—	4,512	(4,512	)(7)	—
Redeemable preferred stock	—	29,017	(29,017	)(7)	—
Total stockholders’ equity	441,728	10,040	(15,333	)(5)	620,555
			194,160	(8)
			(10,040	)(7)

Total liabilities and equity	$835,677	$368,242	$214,130		$1,418,049

See accompanying notes to the unaudited Pro Forma Consolidated Balance Sheet.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands)

(1)	Under purchase accounting, the estimated acquisition consideration will be allocated to NTGH’s assets and liabilities based on their relative fair values. The consideration remaining will be allocated to identifiable intangibles with a finite life and amortized over that life, as well as to goodwill and identifiable intangibles with an infinite life, which will be evaluated on an annual basis to determine impairment and adjusted accordingly. The pro forma adjustments were based on management’s preliminary assessment of value of NTGH’s tangible and intangible assets. The final purchase price allocation is in process and may include an adjustment of the total consideration payable at closing, as well as in the amount recorded for any changes in value of property and equipment, identifiable intangible assets, and goodwill determined by an outside appraisal after completion of the Transactions.

Total acquisition consideration allocation:
Net cash paid for NTGH acquisition	$475,000
Cash and stock consideration paid for the DAP Technologies acquisition	9,132
Estimated acquisition expenses	11,600

Total acquisition consideration	495,732
Less: Net book value of assets acquired	(296,315)

Excess purchase price to be allocated	$199,417

Preliminary allocations:
Inventory step-up	$4,000
Deferred tax liability	(21,475)
Restructuring and other incremental liabilities	(13,271)
Incremental identifiable intangible assets	61,356
Incremental goodwill	168,807

$199,417

Amortization of intangible assets, if applicable, will occur over their estimated useful lives, which we estimate will range from two to twenty-five years. The major categories of NTGH intangible assets are estimated as follows, subject to adjustment in connection with the final purchase price allocation:

Assets subject to amortization:
Customer relationships	$147,000
Technology	32,000
Software	8,000
Contracts	19,000
Assets not subject to amortization:
Trade names	36,000

$242,000

(2)	Reflects the elimination of a capitalized management fee incurred by NTGH that was being amortized over a five-year period which will not be assumed in connection with the NTGH acquisition.

(3)	Estimated debt issuance costs of $14,525 relating to this offering and our new senior secured credit facility, and related expenses, will be amortized over the weighted average life of the associated financings.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET — (Continued)

(4)	Reflects the elimination of capitalized financing fees that will no longer be amortized due to the repayment of NTGH’s outstanding indebtedness in connection with the NTGH acquisition.

(5)	Represents the estimated costs associated with extinguishing our current outstanding senior notes and the write-off of deferred financing costs associated with those notes and our revolving credit facility. The non-recurring expense associated with early extinguishment of our current senior notes is tax deductible and a tax benefit of $8,257 has been recognized at the federal statutory rate.

(6)	Reflects the increase in our outstanding indebtedness following the Transactions and the repayment of NTGH’s outstanding indebtedness in connection with the Transactions.

(7)	Reflects the elimination of NTGH’s historical share capital, retained earnings, minority interest and other equity accounts pursuant to the application of purchase accounting.

(8)	Reflects the issuance of shares of our common stock in the common stock offering and the application of the net proceeds from the common stock offering, net of underwriting discounts and expenses, as well as the issuance of 34,000 shares of our common stock in the DAP Technologies acquisition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended October 31, 2002

			Adjustments
	Historical	Historical	for the
	Roper(1)	NTGH(1)	Transactions		Pro Forma

	(unaudited)

	(in thousands)
Net sales	$617,462	$189,544	$—		$807,006
Cost of good sold	283,707	109,211	—		392,918

Gross profit	333,755	80,333	—		414,088
Selling, general and administrative expenses	218,210	45,793	1,900	(3)	265,903

Operating profit	115,545	34,540	(1,900)		148,185
Interest expense	18,506	12,880	(5,601	)(4)	25,785
Euro debt currency loss	4,093	—	—		4,093
Loss on extinguishment of debt(2)	—	1,353	—		1,353
Other income	3,381	928	—		4,309

Earnings from continuing operations before income taxes and change in accounting principle	96,327	21,235	3,701		121,263
Income taxes	29,889	7,833	1,295	(5)	39,017

Earnings from continuing operations before change in accounting principle	$66,438	$13,402	$2,406		$82,246

Earnings per share from continuing operations before change in accounting principle
Basic	$2.13				$2.32
Diluted	2.09				2.28
Average shares outstanding
Basic	31,210		4,234	(6)	35,444
Diluted	31,815		4,234	(6)	36,049

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003

			Adjustments
	Historical	Historical	for the
	Roper(1)	NTGH(1)	Transactions		Pro Forma

	(unaudited)

	(in thousands)
Net sales	$487,562	$147,473	$—		$635,035
Cost of good sold	230,504	83,773	—		314,277

Gross profit	257,058	63,700	—		320,758
Selling, general and administrative expenses	178,262	37,472	600	(3)	216,334

Operating profit	78,796	26,228	(600)		104,424
Interest expense	12,653	14,867	(8,482	)(4)	19,038
Loss on Extinguishment of debt(2)	—	9,329	—		9,329
Other expense	(195)	(2,556)	—		(2,751)

Earnings (loss) from continuing operations before income taxes	65,948	(524)	7,882		73,306
Income taxes	19,784	451	2,759	(5)	22,994

Earnings (loss) from continuing operations	$46,164	$(975)	$5,123		$50,312

Earnings per share from continuing operations
Basic	$1.47				$1.41
Diluted	1.45				1.39
Average shares outstanding
Basic	31,482		4,234	(6)	35,716
Diluted	31,844		4,234	(6)	36,078

See accompanying notes to the unaudited Pro Forma Consolidated Statement of Operations.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1)	Because of differing fiscal 2002 year-ends for Roper and NTGH, the pro-forma consolidated statement of operations for fiscal year ended October 31, 2002 utilizes the audited income statement of NTGH for the calendar year ended December 31, 2002. For fiscal 2003, both NTGH and Roper report on a calendar year basis and common reporting periods are used for the consolidated statement of operations for the nine months ended September 30, 2003.

(2)	During the year ended October 31, 2002, and the nine months ended September 30, 2003, NTGH recorded losses on early extinguishment of debt of $1,353 and $9,329 respectively. These losses were associated with financing arrangements typical of private equity group ownership. These losses are required to be presented in the pro formas under Article 11 of Regulation S-X. These amounts will not recur for Roper due to a different ownership structure following the NTGH acquisition. The table below reflects the pro forma earnings from continuing operations before income taxes adjusted to exclude these losses (dollars in thousands):

	Year Ended	Nine Months Ended
	October 31, 2002	September 30, 2003

Pro forma earnings from continuing operations before income taxes	$121,263	$73,306
Loss on extinguishment of debt	1,353	9,329

Adjusted earnings from continuing operations before income taxes	$122,616	$82,635

(3)	Reflects the net adjustment to the historical amortization expense of NTGH from the elimination of certain non-recurring management fees and financing expenses, partially offset by additional intangibles amortization of identifiable finite-lived intangible assets.

(4)	Reflects the net change in interest expense to give effect to (a) borrowings under our proposed new senior secured credit facility, (b) the issuance of $400 million of notes under our five year term-note facility, (c) the issuance of the notes in this offering, (d) the amortization of $14.5 million of debt issuance costs over an average of four years and (e) the elimination of interest expense for both Roper and NTGH under their current financing structures. For every 1/8% change in the interest rates on the debt, the effect on interest expense of the combined entities is approximately $400.

(5)	Tax effects of the pro forma adjustments have been calculated based on the applicable statutory rate of 35%.

(6)	Reflects the issuance of 4,200,000 shares of common stock in the common stock offering for gross proceeds of $202 million and the issuance of 34,000 shares of common stock out of treasury in connection with the DAP Technologies acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and related notes and other financial data of Roper and NTGH each included elsewhere in this prospectus supplement. In early 2003, we realigned our operations into four market-focused segments. All segment information has been restated to reflect these new categories.

Roper

Overview

          We are a diversified industrial company that designs, manufactures and distributes energy systems and controls, scientific and industrial imaging products and software, industrial technology products and instrumentation products and services. We market these products and services to selected segments of a broad range of markets including oil and gas, research, power generation, medical, semiconductor, refrigeration, automotive, water and wastewater and general industry.

          We pursue consistent and sustainable growth in earnings by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other carefully selected businesses. Our acquisitions have represented both financial bolt-ons and new strategic platforms. Common characteristics of our acquisitions are engineered products or systems that have high gross margins and generate favorable financial results. We strive for high cash and earnings returns from our acquisition investments. During the nine months ended September 30, 2003, our results of operations benefited from five acquisitions made during the last six months of the prior calendar year:

•	Zetec, reported in our Energy Systems and Controls segment

•	Qualitek, reported in our Instrumentation segment

•	QImaging, reported in our Scientific and Industrial Imaging segment

•	Duncan Technologies, reported in our Scientific and Industrial Imaging segment

•	Definitive Imaging, reported in our Scientific and Industrial Imaging segment

          Our largest customer is OAO Gazprom. Gazprom has been a customer over the past ten years through a number of its procurement affiliates. In late 2002, Gazprom assigned a new procurement affiliate to negotiate with us and during the second calendar quarter of 2003 we secured a new supply agreement. Orders received under this agreement have been received on a delayed basis and at lower levels than initially indicated by the procurement affiliate and consequently have resulted in lower order bookings volume than in comparative prior year periods. New orders received under this agreement during the three months and nine months ended September 30, 2003 totaled $10.3 million and $20.8 million, or 6.3% and 4.4% of total new orders, respectively. Net sales to Gazprom have been $17.5 million during the nine months ended September 30, 2003 as compared to $43.7 million during the nine months ended September 30, 2002.

          During the transition period ended December 31, 2002, we began reporting our operations under a new segment structure. This structure has realigned our operations into four market-focused groups to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. Having recruited and reassigned new managers to lead these realigned groups in the first quarter, we are cascading leadership through these segments with the hiring of several key managers from quality growth companies to provide enhanced functional and synergistic expertise.

          Following the segment realignment, we started a number of restructuring activities. We have completed the integration of our Acton Research and Integrated Design business units, the integration of Qualitek into the Uson business unit and the integration of production operations of our Redlake business unit into other Imaging segment facilities. In addition, we have opened new production facilities in China and Mexico as a result of which we closed the U.S. production operations of the Dynamco business unit and commenced the movement of manufacturing of certain other Industrial Technology product lines to Mexico. During the third quarter, we completed our relocation of Struers manufacturing, engineering and administrative support activities into a new facility and continued our planning for various outsourcing activities in other operations. All of these actions are planned to lower manufacturing costs and enhance margins.

Application of Critical Accounting Policies

          Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, or GAAP. A discussion of our significant accounting policies can be found in the notes to our consolidated financial statements for the year ended October 31, 2002 included elsewhere in this prospectus supplement.

          GAAP offers acceptable alternative methods for accounting for certain issues affecting our financial results, such as determining inventory cost, depreciating long-lived assets, recognizing revenues and issuing stock options to employees. We have not changed the application of acceptable accounting methods or the significant estimates affecting the application of these principles in the last three years in a manner that had a material effect on our financial statements, except for the adoption of Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets.”

          The preparation of financial statements in accordance with GAAP requires the use of estimates, assumptions, judgments and interpretations that can affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and other supplemental disclosures.

          The development of accounting estimates is the responsibility of our management. Our management discusses those areas that require significant judgments with the audit committee of our board of directors. The audit committee discusses critical estimates with our external auditors and reviews all financial disclosures to be included in our filings with the SEC. Although we believe the positions we have taken with regard to uncertainties are reasonable, others might reach different conclusions and our positions can change over time as more information becomes available. If an accounting estimate changes, its effects are accounted for prospectively.

          Our most significant accounting uncertainties are encountered in the areas of accounts receivable collectibility, inventory utilization, future warranty obligations, revenue recognition (percent of completion), income taxes and goodwill analysis. These issues, except for income taxes, which are not allocated to our business segments, affect each of our business segments. We evaluate these issues primarily using a combination of historical experience, current conditions and relatively short-term forecasting.

          Accounts receivable collectibility is based on the economic circumstances of customers and credits given to customers after shipment of products, including in certain cases, credits for returned products. We regularly review accounts receivable to determine customers who have not paid within agreed upon terms, whether these amounts are consistent with past experiences, what our historical experience has been with amounts deemed uncollectible and the impact that current and near-term forecast economic conditions might have on collection efforts in general and with specific customers. We analyze the returns and other sales credit histories to determine likely future rates for such credits. At September 30, 2003, our allowance for doubtful accounts receivable, sales returns and sales credits was $3.8 million, or 3.1% of total gross accounts receivable of $124.4 million. The amount of the reserve remained unchanged from our prior fiscal quarter end.

          We regularly compare inventory quantities on hand against anticipated future usage, which we determine as a function of historical usage or forecasts related to specific items in order to evaluate obsolescence and excessive quantities. When we use historical usage, we also qualitatively compare this information to business trends to evaluate the reasonableness of using historical information as an estimate of future usage. Business trends can change rapidly, and these events can affect the evaluation of inventory balances. At September 30, 2003, inventory reserves for excess and obsolete inventory were $23.1 million, or 19.4% of gross first-in, first-out inventory cost. This amount and percentage were comparable to the prior fiscal quarter end values.

          Most of our sales are covered by warranty provisions that generally provide for the repair or replacement of qualifying defective items for a specified period after the time of sale, typically 12 months. Future warranty obligations are evaluated using, among other factors, historical cost experience, product evolution and customer feedback. At September 30, 2003, the accrual for future warranty obligations was $3.7 million or 0.5% of annualized quarter sales. The reserve was approximately the same value at the beginning of the quarter.

          Net sales recognized under the percentage-of-completion method of accounting are estimated and dependent on a comparison of total costs incurred to date to total estimated costs for a project. During the nine months ended September 30, 2003, we recognized $26.0 million of net sales using this method. In addition, $10.7 million of net sales related to unfinished percentage-of-completion contracts had yet to be recognized at September 30, 2003. Net sales accounted for under this method are generally not significantly different in profitability compared with net sales for similar products and services accounted for under other methods.

          Income taxes can be affected by estimates of whether, and within which jurisdictions, future earnings will occur and how and when cash is repatriated to the United States, combined with other aspects of an overall income tax strategy. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner. We continued to utilize an effective income tax rate of 30% during the three months ended September 30, 2003, which is 100 basis points lower than the 31% rate used during the three months ended September 30, 2002. This reduction was principally the result of reflecting the tax benefits arising from certain changes to our risk management practices and foreign business structures as well as improved expectations for our utilization of all available foreign income tax credits.

          The evaluation of the carrying value of goodwill is required to be performed annually and necessitates the valuation of each reporting entity, as defined. These valuations can be significantly affected by estimates of future performance and discount rates over a relatively long period of time, market price valuation multiples and marketplace transactions in related markets. These estimates will likely change over time. Many of our businesses operate in cyclical industries and the valuation of these businesses can be expected to fluctuate as a result of this cyclicality. Our acquisitions have generally included a large goodwill component and we expect that to continue with future acquisitions.

Results of Operations

General

          In August 2003, our board of directors approved a change in our fiscal year-end from October 31 to December 31 effective January 1, 2003. We filed a transition report on Form 10-Q for the two months ended December 31, 2002 (the transition period), and filed our first report on the new calendar year basis for the period ending September 30, 2003. During the transition period ended December 31, 2002, we began reporting our operations under the segment structure shown below.

          The following tables set forth selected information for the periods indicated. Dollar amounts are in thousands and percentages are the particular line item shown as a percentage of net sales. Percentages may not foot due to rounding.

				Two Months Ended		Nine Months Ended
	Year Ended October 31,			December 31,		September 30,

	2000	2001	2002	2001	2002	2002	2003

	(dollars in thousands)
Net sales
Instrumentation(1)	$111,789	$125,354	$175,490	$30,590	$28,390	$128,697	$130,445
Industrial Technology(2)	131,251	170,822	164,160	21,246	21,379	126,120	126,816
Energy Systems and Controls(3)	86,582	107,043	126,709	10,341	12,353	91,669	105,260
Scientific and Industrial Imaging	140,377	159,736	151,103	24,727	21,763	108,889	125,041

Total	$469,999	$562,955	$617,462	$86,904	$83,885	$455,375	$487,562

Gross profit:
Instrumentation	56.1%	58.4%	58.6%	61.7%	57.7%	57.4%	58.4%
Industrial Technology	47.7	46.8	46.2	45.0	43.9	46.2	46.2
Energy Systems and Controls	61.7	62.8	59.8	40.7	38.7	61.1	52.5
Scientific and Industrial Imaging	52.5	52.8	52.3	51.3	50.6	52.1	53.6

Total	53.7	54.1	54.1	52.2	49.5	53.8	52.7
Selling, general and administrative expenses:
Instrumentation	30.8%	37.7%	39.9%	39.4%	41.8%	40.4%	42.3%
Industrial Technology	23.6	22.8	23.4	30.6	29.5	23.0	24.4
Energy Systems and Controls	37.2	36.4	33.7	48.0	59.9	36.9	33.9
Scientific and Industrial Imaging	33.8	33.7	35.2	35.6	45.0	37.4	37.0

Total	30.8	31.7	33.2	37.2	42.2	34.2	34.4
Segment operating profit:
Instrumentation	25.3%	20.7%	18.7%	22.3%	15.9%	17.0%	16.1%
Industrial Technology	24.1	24.0	22.8	14.4	14.4	23.2	21.8
Energy Systems and Controls	24.5	26.4	26.1	(7.3)	(21.2)	24.2	18.6
Scientific and Industrial Imaging	18.7	19.1	17.1	15.7	5.6	14.7	16.6

Total	22.9	22.3	20.9	15.0	7.3	19.6	18.3
Goodwill amortization	(2.6)%	(2.7)%	—	—	—	—	—
Corporate administrative expenses	(1.4)	(1.7)	(2.2)%	(2.9)%	(1.9)%	(1.8)%	(2.1)%

Income from continuing operations	18.9	17.9	18.7	12.1	5.4	17.8	16.2
Interest expense	(2.9)%	(2.8)%	(3.0)%	(3.4)%	(3.5)%	(3.0)%	(2.6)%
Euro debt conversion loss	—	—	(0.7)	—	—	(0.9)	—
Other income / (expense)	0.3	0.7	0.5	0.8	0.2	0.4	—

Income from continuing operations before taxes and change in accounting principle	16.3%	15.8%	15.6%	9.5%	2.1%	14.3%	13.6%
Income taxes	(5.7)	(5.6)	(4.8)	(3.3)	(0.6)	(4.4)	(4.1)

Income from continuing operations before change in accounting principle	10.6	10.2	10.8	6.2	1.5	9.9	9.5
Loss from discontinued operations, net of tax	(0.1)%	(0.3)%	(0.1)%	(0.4)%	(0.5)%	(0.1)%	(0.6)%

				Two Months Ended		Nine Months Ended
	Year Ended October 31,			December 31,		September 30,

	2000	2001	2002	2001	2002	2002	2003

	(dollars in thousands)
Goodwill adjusted effective November 1, 2001, net of taxes	—	—	(4.2)	(29.9)	—	—	—

Net earnings	10.5%	9.9%	6.5%	(24.1)%	1.0%	9.8%	8.9%

(1)	Includes results of Antek Instruments from August 2000, Struers and Logitech from September 2001 and several smaller businesses acquired during the years presented.

(2)	Includes results of Abel Pump from May 2000, Hansen Technologies from September 2000 and several smaller businesses acquired during the years presented.

(3)	Includes results of Zetec from August 2002 and several smaller businesses acquired during the years presented.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

          Net sales for the nine months ended September 30, 2003 were $487.6 million as compared to $455.4 million in the prior year period, a 7.1% increase. The increase reflects $45.7 million of sales attributed to calendar 2002 acquisitions and $18.2 million arising from the translation of foreign currency denominated sales. These gains were partially offset by $26.2 million lower net sales to Gazprom and $6.0 million of lower sales of telecommunications capital equipment.

          Net sales in our Instrumentation segment for the nine months ended September 30, 2003 increased 1.4% as compared to the nine months ended September 30, 2002 as the favorable benefits of the calendar 2002 acquisition of Qualitek and currency translation impacts more than offset lower sales of telecommunications capital equipment. Gross margins of 58.4% for the nine months ended September 30, 2003 improved 1% as compared to 57.4% in the equivalent prior year period. The segment’s SG&A expenses as a percentage of net sales increased to 42.3% as compared to 40.4% in the prior year period. This increase was principally the result of $2.2 million of restructuring expenses from various consolidation and cost reduction actions, and adverse volume leverage from lower telecommunications equipment sales. As a result of the above, operating profits as a percentage of net sales declined to 16.1% for the nine months ended September 30, 2003 from 17.0% for the nine months ended September 30, 2002.

          In our Industrial Technology segment, net sales for the nine months ended September 30, 2003 were up 0.6% from the prior year period. Gross margins were consistent with the prior year but SG&A expenses as a percentage of net sales increased by 1.4% primarily as a result of restructuring costs associated with the start-up of facilities in Mexico and China. Operating profit margins were 21.8% for the nine months ended September 30, 2003 as compared to 23.2% for the nine months ended September 30, 2002 reflecting approximately $0.7 million of restructuring expenses during the nine months ended September 30, 2003.

          Net sales in our Energy Systems and Controls segment increased by 14.8% during the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 as the additional sales contributed by Zetec and strength in the sales of control equipment to our core oil and gas customers more than offset the reduced sales to Gazprom. Gross margins decreased from 61.1% to 52.5% as a result of adverse leverage from lower sales to Gazprom and lower margins at Zetec pending the completion of all integration activities. SG&A expense as a percentage of net sales for the nine months ended September 30, 2003 was 33.9% as compared to 36.9% in the prior year period, primarily due to certain cost reduction initiatives, and as a result operating profit margins reduced from 24.2% in the prior year period to 18.6% reflecting the reductions in gross margins.

          Our Scientific and Industrial Imaging segment reported a 14.8% increase in net sales for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. This increase was attributable principally to calendar 2002 acquisitions and higher sales to electron microscope customers. Gross margins were 53.6% for the nine months ended September 30, 2003 as compared to 52.1% for the nine months ended September 30, 2002, largely from favorable mix and favorable margins on sales of U.S.-manufactured products into Europe and Japan. SG&A expenses as a percentage of sales decreased to 37.0% during the nine months ended September 30, 2003 from 37.4% during the nine months ended September 30, 2002, even though we incurred development costs for new motion imaging products and restructuring costs associated with reducing excess manufacturing capacity. The increased gross margins flowed through to operating profit resulting in an increase to 16.6% for the nine months ended September 30, 2003 from 14.7% for the nine months ended September 30, 2002.

          Corporate expenses for the nine months ended September 30, 2003 were slightly higher with the equivalent prior year period at 2.1% as compared to 1.8% of net sales.

          Interest expense decreased $1.1 million for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. Average borrowing levels were slightly higher than prior year levels, due to acquisitions, but were offset by lower effective interest rates.

          Other income was $2.0 million lower for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 as a result of realized foreign exchange losses in the current year as compared to realized foreign exchange gains in calendar 2002, lower semiconductor equipment royalty income due to market conditions and lower interest income from the Gazprom vendor financing as the facility was paid down.

          Income taxes were 30% of pretax earnings for the nine months ended September 30, 2003 as compared to 31% for the nine months ended September 30, 2002 for the reasons noted in our discussion of critical accounting policies.

Two Months Ended December 31, 2002 Compared to Two Months Ended December 31, 2001

          Net sales for the two month period ended December 31, 2002 were $83.9 million as compared to $86.9 million in the prior year period. This decrease was primarily attributable to lower sales to Gazprom and the absence of motion imaging sales in the Imaging segment, partially offset by the contributions from our fiscal 2002 acquisitions.

          In our Instrumentation segment, net sales decreased by 7.2% as compared to the prior year period primarily as a result of surplus used equipment flooding the weak telecommunications capital equipment markets for our Logitech unit and lower capital spending in the semi-conductor market. Elsewhere softness in oil and gas refinery capital spending offset the benefits of the Qualitek acquisition. Gross margins moved from 61.7% in the prior year period to 57.7% during the two months ended December 31, 2002 largely from the adverse leverage at our Logitech unit and semi-conductor businesses. SG&A expenses as a percentage of sales were 2.4% higher at 41.8% due to lower sales volume explained above and higher medical insurance expenditures. Overall the segment reported operating profit margins of 15.9% as compared to 22.3% in the prior year period.

          In our Industrial Technology segment, net sales were comparable to the same period in 2001. Gross margins decreased to 43.9% during the two months ended December 31, 2002 from 45.0% in the prior year; however, SG&A expenses as a percentage of sales were 1.1% lower at 29.5% offsetting the reduction in gross margin allowing the operating profit margin to remain constant at 14.4%. The lower SG&A expense level is primarily the result of headcount reductions.

          Net sales in our Energy Systems and Controls segment increased by 19.5% during the two months ended December 31, 2002 as sales contributed by Zetec and higher control systems sales to oil and gas customers more than offset the lower sales to Gazprom. Gross margins decreased from 40.7% to 38.7% as a result of the adverse sales leverage from the deferred Gazprom sales and the seasonal low sales at Zetec with reduced power generation inspection activity during the peak heating season. This adverse leverage also resulted in an increase in SG&A expenses as a percentage of sales from 48.0% in the prior year period to 59.9% in the two months ended December 31, 2002. As a result, operating losses increased from 7.3%

in the prior year period to 21.2%. Management does not anticipate that the confluence of these events giving rise to such operating margins will recur in the future.

          Our Scientific and Industrial Imaging segment net sales decreased by 12.0% due primarily to the absence of motion imaging product sales (explained in the overview above) which was partially offset by net sales contributed by the contributions from the QImaging and Definitive Imaging acquisitions. Gross margins decreased from 51.3% in 2002 to 50.6% due to the increased manufacturing costs in the two months ended December 31, 2002 for TEM imaging equipment. SG&A expenses as a percentage of sales increased to 45.0% in the two months ended December 31, 2002 from 35.6% in the prior year period as a result of additional costs associated with the development of the new motion imaging products and additional costs associated with foreign sales subsidiaries. Overall, the segment reported operating profits margins of 5.6% as compared to 15.7% with the bulk of the decline attributable to the repositioning of our motion imaging business.

          Corporate expenses decreased by $1.0 million and reduced as a percentage of sales from 2.9% to 1.9% due primarily to reduced variable compensation costs.

          Interest expense held constant at $2.9 million for the two month period ended December 31, 2002 compared to the two month period ended December 31, 2001, as lower effective interest rates offset increased borrowing levels.

          Other income was $0.2 million in the two month period ended December 31, 2002 as compared to $0.7 million in the equivalent prior year period from reduced realized foreign exchange gains.

          Income taxes were 30.0% of pretax earnings in the two months ended December 31, 2002 as compared to 35.0% in the equivalent prior year period for the reasons noted in our discussion of critical accounting policies.

          During the year ended October 31, 2002, we completed a transition review for goodwill impairment under SFAS 142 as of November 1, 2001. This review initially compared the fair value of each previously acquired reporting unit to its carrying value. If an impairment was indicated, the amount was then determined by comparing the implied fair value of goodwill to its carrying amount. This impairment, which was reported as a change in accounting principle, was a $25,970 after-tax non-cash charge and was related to the Redlake, Petrotech and Dynamco units.

          At December 31, 2002, the functional currencies of our European subsidiaries were stronger against the U.S. dollar compared to currency exchange rates at October 31, 2002 and December 31, 2001. This strengthening resulted in a gain of $6.8 million in the foreign exchange component of comprehensive earnings for the two month period ended December 31, 2002. Approximately $5.4 million of the total adjustment related to goodwill and is not expected to directly affect our expected future cash flows. Operating results in the two month period also benefited from the weakening of the U.S. dollar, primarily against the Euro. The difference between the operating results for these companies for the two month period ending December 31, 2002, translated into U.S. dollars at average currency exchange rates experienced during the two month period and these operating results translated into U.S. dollars at average currency exchange rates experienced during the comparable two month period in 2001 was not material. If the impact of selling European sourced product in the U.S. is also considered, the impact of currency movements was negligible.

          Net orders, booked for continuing operations, were $95.3 million for the period, 8% higher than the same period of 2001 net order intake of $88.0 million. This increase was due to the additional net orders booked of $10.6 million from our fiscal 2002 acquisitions, which somewhat offset by delays in blanket order releases and other industrial market softness for our Industrial Technology segment. Overall, our order backlog at December 31, 2002 increased by $6.6 million as compared to December 31, 2001. This increase was due to new acquisitions having $6.9 million in backlog at December 31, 2002, partially offset by softness in the Industrial Technology segment.

			Net Orders Booked
			for the Two
	Order Backlog as of		Months Ended
	December 31,		December 31,

	2001	2002	2001	2002

	(in thousands)
Instrumentation	$22,286	$18,873	$28,244	$29,433
Industrial Technology	31,183	25,574	26,604	22,811
Energy Systems and Controls	18,426	25,902	6,824	14,254
Scientific and Industrial Imaging	38,874	46,999	26,371	28,780

	$110,769	$117,348	$88,043	$95,278

Year Ended October 31, 2002 Compared to Year Ended October 31, 2001

          Net sales for the year ended October 31, 2002 were $617.5 million as compared to sales of $563.0 million for the year ended October 31, 2001, an increase of 9.7%. $87.8 million of the sales increase was attributable to acquisitions during the year ended October 31, 2002 (Zetec, QImaging, Duncan Technologies, Definitive Imaging and AI Qualitek) and the full-year impact of acquisitions made during the year ended October 31, 2001 (Struers, Logitech, Media Cybernetics and Dynamco). Excluding this impact net sales declined by 2.7% (to $529.7 million) primarily attributable to declines in the semiconductor market and the downturn in oil and gas exploration and certain industrial markets. The impact of these difficult market conditions was somewhat mitigated by a 15% increase in sales to Gazprom and an 8% increase in sales in our fluid properties testing businesses as their products help customers respond to stricter environmental controls regarding sulfur content in petroleum products.

          In our Instrumentation segment, net sales increased by $50.1 million or 40% for the year ended October 31, 2002 over the prior year. The increase was primarily attributable to a year-on-year sales increase of $64.6 million from acquisitions (AI Qualitek acquired during the year ended October 31, 2002 and the full-year impact of our acquisitions made during the year ended October 31, 2001 (Struers and Logitech)). Excluding this impact of acquisitions, net sales declined 0.6% (to $110.9 million) as a result of severely depressed business conditions in semiconductor markets.

          Net sales for our Industrial Technology segment declined by $6.7 million or 3.9% for the year ended October 31, 2002 from the prior year, primarily from weakness in industrial pump and oil and gas exploration markets. The full-year impact of the fiscal 2001 acquisition of Dynamco slightly mitigated this decrease.

          In our Energy Systems and Controls segment, net sales increased by $19.7 million or 18.4% with $13.1 million of the increase being attributable to our acquisition of Zetec during the year ended October 31, 2002. Excluding the impact of Zetec, net sales increased 6.1% (to $113.6 million) due to gains in sales of oil and gas control system applications, including those sold to Gazprom.

          Our Scientific and Industrial Imaging segment reported a decrease in net sales for the year ended October 31, 2002 as compared to the year ended October 31, 2001 of $8.6 million or 5.4%. The decrease resulted principally from lower motion product sales due to the pending release of a new generation of products that we shipped during the first six months of the year ending December 31, 2003. Our acquisitions during the year ended October 31, 2002 (QImaging, Definitive Imaging and Duncan Technologies) and the full-year increase of an acquisition completed during the year ended October 31, 2001 (Media Cybernetics) mitigated the decline by $8.8 million. Excluding the impact of these acquisitions net sales declined by 11.1% (to $139.2 million).

          Our overall gross profit percentage was 54.1% for the year ended October 31, 2002 and the same for the year ended October 31, 2001. Instrumentation segment gross margins were roughly flat for the year ended October 31, 2002 at 58.6% as compared to 58.4% for the year ended October 31, 2001. Industrial Technology gross margins decreased to 46.2% for the year ended October 31, 2002 as compared to 46.8% for the year ended October 31, 2001 as a result of adverse volume leverage in our industrial pumps businesses. Our Energy Systems and Controls segment reported margins of 59.8% for the year ended October 31, 2002 as compared to 62.8% for the year ended October 31, 2001, attributable to lower gross margins at Zetec as compared to the segment average. Our Scientific and Industrial Imaging segments gross margins were 52.3% for the year ended October 31, 2002 as compared to 52.8% for the year ended October 31, 2001 as margins declined for motion imaging equipment with the significant reduction in sales.

          Excluding the effects from the accounting changes related to goodwill and the related amortization charges expensed for the year ended October 31, 2001 of $15.3 million, selling, general and administrative, or SG&A, expenses increased to 35.2% of net sales for the year ended October 31, 2002 from 33.5% of net sales for the year ended October 31, 2001. This increase is attributable to higher SG&A expense levels at newly acquired businesses. SG&A expenses for companies included in all of the years ending October 31, 2002 and 2001 declined 2% for the year ended October 31, 2002 despite significantly increased R&D and other engineering expenses in our Scientific and Industrial Imaging segment, most notably Redlake MASD. There was also an increase in corporate SG&A due primarily to an increase in medical insurance costs and salaries and related employee relocation costs. As a percentage of net sales, SG&A expenses also increased for the year ended October 31, 2002 compared to the year ended October 31, 2001 for each of our four business segments by between 1% and 2%.

          Interest expense increased $2.6 million, or 16%, for the year ended October 31, 2002 compared to the year ended October 31, 2001. Average borrowing levels were approximately 36% higher during the year ended October 31, 2002 compared to the prior year due to acquisitions and effective interest rates were approximately 14% lower during the year ended October 31, 2002 compared to the year ended October 31, 2001.

          A euro debt foreign exchange loss of $4.1 million arose from euro-denominated debt that was carried in the U.S. and the strengthening of the euro against the U.S. dollar during the three months ended July 31, 2002. This debt matured near July 31, 2002 and was replaced with U.S. dollar denominated debt.

          Income taxes were 31% of pretax earnings in the year ended October 31, 2002 compared to 35% in the year ended October 31, 2001. Two of the key factors related to the reduced rate were the change in accounting for goodwill amortization and our expected utilization of all available foreign income tax credits associated with European tax structures.

          During the year ended October 31, 2002, we completed a transition review for goodwill impairment under SFAS 142 as of November 1, 2001. This review initially compared the fair value of each previously acquired reporting unit to its carrying value. If an impairment was indicated, the amount was then determined by comparing the implied fair value of goodwill to its carrying amount. This impairment was reported as a change in accounting principle, was a non-cash charge and was related to the Redlake, Petrotech and Dynamco units.

          At October 31, 2002, the functional currencies of our European subsidiaries were stronger against the U.S. dollar compared to currency exchange rates at October 31, 2001. This strengthening resulted in a gain of $13.7 million in the foreign exchange component of comprehensive earnings for the year ended October 31, 2002. Approximately $11 million of this adjustment related to goodwill and is not expected to directly affect our expected future cash flows. Operating results for the year ended October 31, 2002 also benefited slightly from the stronger non-U.S. currencies. The benefits were less than 2% of operating earnings. Foreign exchange differences related to our other non-U.S. subsidiaries were immaterial to financial information for the year ended October 31, 2002.

          The following table summarizes our net sales order information for the years ended October 31 (dollar amounts in thousands):

	2001	2002	Change

Instrumentation	$118,481	$168,350	42%
Industrial Technology	171,550	161,632	(6)%
Energy Systems and Controls	119,137	123,038	3%
Scientific and Industrial Imaging	157,096	153,349	(2)%

Total	$566,264	$606,369	7%

          Instrumentation segment net orders improved due largely to 2001 and 2002 acquisitions and higher orders for oil and gas desulphurization applications, offset somewhat by lower orders for semiconductor capital equipment markets. Industrial Technology segment net orders declined on weak industrial and oil and gas exploration markets. Energy Systems and Controls net orders rose because of higher demand for our turbomachinery control systems, as well as the 2002 acquisition of Zetec, with the year-to-year comparison adversely affected by a $20 million supplemental order from Gazprom in 2001. Scientific and Industrial Imaging net orders fell as the benefit from 2002 and 2001 acquisitions was more than offset by weak semiconductor markets and lower motion product activity.

          The following table summarizes sales order backlog information at October 31 (dollar amounts in thousands):

	2001	2002	Change

Instrumentation	$25,155	$17,751	(29)%
Industrial Technology	26,608	24,122	(9)%
Energy Systems and Controls	21,928	23,985	9%
Scientific and Industrial Imaging	38,100	40,732	7%

Total	$111,791	$106,590	(5)%

          A significant impact on the decreased sales order backlog at October 31, 2002 compared to October 31, 2001 was the $11.5 million residual one-time supplemental Gazprom order which is included in the prior year backlog for Energy Systems and Controls. Excluding this order, total backlog increased 6% from $100.3 million to $106.6 million. Declines in Instrumentation and Industrial Technology were attributable to weak semiconductor and oil exploration markets, respectively.

Year Ended October 31, 2001 Compared to Year Ended October 31, 2000

          Net sales for the year ended October 31, 2001 were $563.0 million, a $93.0 million or 19.8% increase compared to the year ended October 31, 2000 net sales of $470.0 million. Acquisitions made during the year ended October 31, 2001 and the full year contribution from the year ended October 31, 2000 acquisitions contributed $66.3 million of the increase in net sales. Excluding the impact of acquisitions, net sales increased by $26.7 million, or 6.8%, with $15.6 million of the increase attributable to higher net sales to our largest customer, Gazprom. Part of this increase arose from a special vendor financing program instituted to fund sales levels from a $20 million order shipped partially in fiscal 2001 and partially in fiscal 2002.

          Our Instrumentation segment reported net sales of $125.4 million, a $13.6 million or 12.1% increase over the year ended October 31, 2000 net sales of $111.8 million. Acquisitions made during the year ended October 31, 2001 (Struers and Logitech) and the full year impact of the year ended October 31, 2000 acquisitions (Antek and Cybor) contributed $25.6 million of this increase. Excluding the impact of acquisitions, net sales were 12.0% lower in the year ended October 31, 2001 than in the year ended October 31, 2000 ($88.3 million in the year ended October 31, 2001 from $100.3 million in the year ended October 31, 2000) as a result of the depressed business conditions in semiconductor markets that impacted our integrated dispense systems sales and weak automobile markets that impacted demand for our industrial leak test products.

          In our Industrial Technology segment net sales of $170.8 million in the year ended October 31, 2001 were $39.6 million or 30.1% higher than net sales of $131.2 million in the year ended October 31, 2000. Acquisitions during the year ended October 31, 2001 (Dynamco) and the full year contribution from acquisitions in the year ended October 31, 2000 (Abel Pump, Flow Data and Hansen Technologies) provided $35.7 million of this increase. Excluding the effect of acquisitions, net sales increased by $3.9 million or 3.3% (from $116.2 million to $120.1 million). The segment saw gains in most areas except certain industrial pump markets.

          Our Energy Systems and Controls segment reported net sales of $107.0 million in the year ended October 31, 2001, a $20.5 million or 23.6% increase over net sales in the year ended October 31, 2000 of $86.6 million. Increased sales to Gazprom were the principal cause of this increase.

          Net sales of our Scientific and Industrial Imaging segment increased to $159.7 million in the year ended October 31, 2001, a $19.4 million or 13.8% increase over net sales in the year ended October 31, 2000 of $140.4 million. Acquisitions made during the year ended October 31, 2001 (Media Cybernetics) and the full year impact of acquisitions in the year ended October 31, 2000 (Redlake, MASD and Oxford EM) contributed $1.3 million to this increase. Excluding the impact of acquisitions, net sales increased 20.3% from $89.1 million to $107.2 million as a result of strong demand in research markets, particularly for our Transmission Electron Microscopy products.

          Our overall gross profit percentage increased to 54.1% in the year ended October 31, 2001 from 53.7% in the year ended October 31, 2000. Many of our businesses reported improved margins during the year, most significantly from those businesses with improved leverage from additional sales. Our Instrumentation segment reported an increase in gross profit margins from 56.1% in the year ended October 31, 2000 to 58.4% in the year ended October 31, 2001 as a result of incremental sales at Struers and Logitech that were at relatively high margins. Industrial Technology segment gross profit margins declined from 47.7% in the year ended October 31, 2000 to 46.8% in the year ended October 31, 2001. This decrease was caused mostly by increased sales from our lower gross margin refrigeration valves business that was acquired in September 2000. The Energy Systems and Controls segment gross profit margins increased from 61.7% to 62.8% primarily as a result of increased business levels with Gazprom. Scientific and Industrial Imaging gross profit margins increased from 52.5% in the year ended October 31, 2000 to 52.8% in the year ended October 31, 2001 primarily as a result of favorable leverage related to increased sales into certain research markets.

          SG&A expenses, excluding goodwill amortization and corporate administrative expenses were 31.8% of net sales in the year ended October 31, 2001 as compared to 30.9% of net sales in the year ended October 31, 2000. The increase arose solely from increases in the Instrumentation segment which more than offset improvements in cost structures in the other three segments. The increases in SG&A expenses as a percentage of net sales for the Instrumentation segment increased from 30.9% in the year ended October 31, 2000 to 37.7% in the year ended October 31, 2001 as a result of the quick and deep cyclical decline in the segment’s semiconductor-related business, higher SG&A expense levels at the acquisitions in the year ended October 31, 2001 (Struers and Logitech) and additional research and development expenditures.

          Interest expense was $15.9 million in the year ended October 31, 2001 compared to $13.5 million in the year ended October 31, 2000. Interest expense was higher in the year ended October 31, 2001 mostly due to the borrowings associated with the acquisitions that occurred since the beginning of the year ended October 31, 2000. All of these acquisitions, representing total costs of over $330 million during these two fiscal years, were paid for with cash provided by our then-existing credit facilities. Short-term interest rates started to decline dramatically early in calendar 2001. The effective interest rate was approximately 6.5% during the year ended October 31, 2001 compared to approximately 6.9% during the year ended October 31, 2000.

          The provision for income taxes was 35.4% of pretax earnings in the year ended October 31, 2001 compared to 35.1% in the year ended October 31, 2000. This change was not considered significant.

          The other components of comprehensive earnings in the year ended October 31, 2001 were currency translation adjustments resulting from net assets denominated in currencies other than the U.S. dollar. These net assets were primarily denominated in euros, British pounds, Danish krone or Japanese yen. During the year ended October 31, 2001, the U.S. dollar weakened against the euro, was relatively stable against the pound and strengthened against the yen and krone (after the acquisition of Danish assets in September 2001). During the year ended October 31, 2001, our consolidated net assets increased $1.2 million due to foreign currency translation adjustments.

          The following table summarizes net sales order information for the years ended October 31 (dollar amounts in thousands).

	2000	2001	Change

Instrumentation	$117,986	$118,481	0%
Industrial Technology	137,712	171,550	25%
Energy Systems and Controls	83,274	119,137	43%
Scientific and Industrial Imaging	154,178	157,096	2%

Total	$493,150	$566,264	15%

          Net order gains in the Instrumentation segment from 2001 and 2000 acquisitions were offset by the sudden, severe downturn in the semiconductor capital equipment markets. Acquisitions in 2001 and 2000 benefited the Industrial Technology segment, which also experienced a decline in orders for directional drilling relating to fiber-optic cable placements in North America. Strong demand for turbomachinery controls, including a large increase in orders from Gazprom, coupled with a small 2000 acquisition, drove the increase in net orders in the Energy Systems and Controls segment. In the Scientific and Industrial Imaging segment, a strong increase in demand for electron microscopy products and solutions was mostly countered by a slowdown in motion imaging.

          The following table summarizes our sales order backlog information at October 31 (dollar amounts in thousands).

	2000	2001	Change

Instrumentation	$16,875	$25,155	49%
Industrial Technology	27,589	26,608	(4)%
Energy Systems and Controls	9,796	21,928	124%
Scientific and Industrial Imaging	44,359	38,100	(14)%

Total	$98,619	$111,791	13%

Financial Condition, Liquidity and Capital Resources

Historic for Roper

          Historically, our operating requirements have been funded by our existing credit facility and cash flows generated from existing businesses.

          Net cash provided by operating activities was $57.8 million during the nine months ended September 30, 2003 as compared to $65.5 million during the nine months ended September 30, 2002, a 11.8% decrease. This decrease is principally attributable to lower reductions in working capital in the current year, particularly in accounts receivable and inventory. Less cash was used in investing activities during the nine months ended September 30, 2003, as the nine months ended September 30, 2002 included the completion of a number of significant business acquisitions. Cash used by financing activities during the nine months ended September 30, 2003 was comprised of the payment of dividends and debt reductions created from our other net positive cash flows. Cash provided by financing activities during the nine months ended September 30, 2002 was primarily borrowings under revolving credit agreements for business acquisitions.

          Net cash provided by operating activities was $7.4 million during the two months ended December 31, 2002 as compared to $1.0 million during the two months ended December 31, 2001. This increase is principally attributable to a $5 million collection from Gazprom under a vendor financing program and other working capital reductions, partially offsetting reduced earnings. Cash used in investing activities were lower during the two months ended December 31, 2002 compared to the prior year period. In the two months ended December 31, 2001, we made a final payment due under the purchase agreement for acquisition of Struers and Logitech in September 2001. Cash flows from financing activities during each of the periods were mostly the borrowing activities associated with the business acquisitions and the debt reductions from our other net positive cash flows.

          Net cash provided by operating activities was $86.8 million during the year ended October 31, 2002, $102.4 million during the year ended October 31, 2001 and $67.8 million during the year ended October 31, 2000. Most of this decrease during the year ended October 31, 2002 compared to the year ended October 31, 2001 was attributed to the one-time supplemental order for Gazprom, partially offset by improved cash generation from assets. Cash flows from investing activities during each of the years ended October 31, 2002, 2001 and 2000 were mostly business acquisition costs. Cash flows from financing activities during each of these years were mostly the borrowing activities associated with the business acquisitions and the debt reductions from our other net positive cash flows. Financing activities in the year ended October 31, 2000 also included refinancing our then-existing $200 million credit agreement with our current $275 million credit facility and the issuance of $125 million of senior notes.

          We repaid $45.8 million of debt over the nine months ended September 30, 2003 as compared with net borrowings of $14.7 million in the prior year period. This difference was primarily due to business acquisitions in the calendar 2002 period.

          Net working capital (total current assets, excluding cash, less total current liabilities, excluding debt) was $129.2 million at September 30, 2003 compared to $126.7 million at October 31, 2002, reflecting increases in receivables and inventories on some major projects at Compressor Controls and Cornell Pump. Total debt was $288.5 million at September 30, 2003 compared to $332.1 million at October 31, 2002. Our leverage improved as shown in the following table:

	At October 31, 2002	At September 30, 2003

	(dollars in thousands)
Total debt	$332,105	$288,487
Cash	(12,422)	(14,510)

Net debt	319,683	273,977
Equity	376,012	441,728

Total net capital	$695,695	$715,705

Net debt/total net capital	46.0%	38.3%

          Net working capital (total current assets, excluding cash, less total current liabilities, excluding debt) was $123.6 million at December 31, 2002 compared to $126.7 million at October 31, 2002. Net working capital was reduced by $3.1 million during the period due to $5 million received from Gazprom on the prior year supplemental sale, offset by increased inventories from deferred Gazprom and oil and gas and TEM digital imaging equipment shipments. Total debt was $329.6 million at December 31, 2002 (46% of total capital) compared to $332.1 million at October 31, 2002 (47% of total capital).

          Net working capital was $126.7 million at October 31, 2002 compared to $122.6 million at October 31, 2001. We acquired approximately $10 million of net current assets through business acquisitions during the year ended October 31, 2002. We also financed a $20 million one-time supplemental order for Gazprom. During the year ended October 31, 2002, we generated approximately

$18 million of cash from working capital reductions due to improved management of our accounts receivable, inventories and payables. Total debt was $332.1 million at October 31, 2002 (47% of total capital) compared to $326.8 million at October 31, 2001 (50% of total capital). Our increased debt at October 31, 2002 compared to October 31, 2001 was due to the borrowings incurred to fund fiscal 2002 business acquisitions in excess of cash generated by existing operations.

          Our principal $275 million credit facility with a group of banks provides most of our daily external financing requirements, consisting of revolving loans, swing line loans and letters of credit. At September 30, 2003, we had outstanding U.S. dollar denominated borrowings of $122.2 million, the equivalent of $40.1 million of Euro denominated borrowings and $5.7 million of outstanding letters of credit. Total unused availability under this facility was $76 million at September 30, 2003. We expect that our available additional borrowing capacity combined with the cash flows expected to be generated from existing business will be sufficient to fund normal operating requirements and to assist in the financing of some additional acquisitions. This facility matures May 2005. We also have several smaller facilities that allow for borrowings or the issuance of letters of credit in various foreign locations to support our non-U.S. businesses. In total, these smaller facilities do not represent a significant source of credit for us.

          Our outstanding indebtedness at September 30, 2003 also included $125 million of senior notes maturing in May 2007 and May 2010 which do not require sinking fund payments. The notes are pre-payable by paying the holders thereof the discounted present value of all remaining scheduled payments using a discount rate equal to the sum of 50 basis points plus the yield of the U.S. Treasury Notes corresponding to the then remaining average life of the notes being prepaid.

          We will repay our existing credit facility and redeem our outstanding senior notes in connection with the Transactions. See “Use of Proceeds.”

          At September 30, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

          Capital expenditures of $8.1 million and $4.5 million were incurred during the nine months ended September 30, 2003 and 2002, respectively. We expect future capital expenditures to be less than 2% of sales.

          Capital expenditures of $0.6 million and $2.0 million were incurred during the two months ended December 31, 2002 and December 31, 2001, respectively.

          Capital expenditures of $7.7 million, $7.4 million and $14.9 million were incurred during the years ended October 31, 2002, 2001 and 2000, respectively.

          In November 2003, our board of directors increased the quarterly cash dividend paid on our outstanding common stock to $0.09625 per share from $0.0875 per share, an increase of 10%. This represents the eleventh consecutive year in which the quarterly dividend has been increased since our 1992 initial public offering. Our board of directors declared a dividend that we will pay on January 30, 2004. Payment of any additional dividends requires further action by our board of directors.

Pro Forma for Roper

          Following the Transactions, our operating requirements will be funded by cash flows provided by our existing businesses, by NTGH’s businesses and by financing provided under the notes and our new senior secured credit facility. Management believes that these funds will be sufficient to meet our working capital needs for the foreseeable future. At September 30, 2003, after giving pro forma effect to the Transactions, we would have approximately $198 million available for borrowings under our new revolving credit facility.

          We are offering 4,200,000 shares of our common stock with initial gross proceeds of $202 million concurrently with this offering, by means of a separate prospectus supplement. We will use the net proceeds from the common stock offering together with borrowings under our new senior secured credit facility, to pay for our acquisition of NTGH, repay our existing credit facility and pay related fees and expenses. See “Prospectus Supplement Summary — Acquisition Finance and Related Transactions.”

               New Senior Secured Credit Facility.

          Concurrently with the closing of this offering, we intend to enter into a new senior secured credit facility with JPMorgan Chase Bank, as administrative agent, Merrill Lynch Capital Corporation, as documentation agent, Wachovia Bank, National Association, as syndication agent and certain other lenders. The terms of our new senior secured credit facility are still being negotiated and are subject to change. We expect the new facility to consist of:

•	a five year $400 million term loan, which will include a euro term loan sub-facility for the euro equivalent of $42 million to be made available to one of our foreign subsidiaries; and

•	a three year $225 million revolving loan, which will include availability of up to $20 million for letters of credit and $20 million for swingline loans and of which $50 million will be available under a multicurrency subfacility in dollars and certain other currencies.

We will use borrowings under the term loans to finance the NTGH acquisition and the cash portion of the DAP Technologies acquisition, repay our existing credit facility and pay fees and expenses related to the Transactions. We will use availability under our revolving loans to repay existing indebtedness and for general corporate purposes. See “Use of Proceeds.” In addition, so long as no event of default is in existence under our new senior secured credit facility, we may request a further incremental term loan in an amount not to exceed $200 million. None of our then existing lenders will be required to participate in the incremental term loan. For purposes of this description, references to “term loan” do not include the incremental term loan.

          Mandatory Prepayments. Subject to customary exceptions and limitations, the facility will require us to prepay our term loan and, in certain cases, reduce our commitments under our revolving loan, with the net cash proceeds of certain asset sales by us or any of our subsidiaries, from the issuance or incurrence of certain debt, from certain casualty and condemnation events, and, commencing with the fiscal years ending December 31, 2004, up to 75% of our excess cash flows, unless we meet a consolidated senior leverage ratio test.

          Term Loan Amortization. We are required to make principal payments on the term loans (other than any incremental term loan) in 20 consecutive quarterly installments each in an amount equal to:

•	1.25% of the term loan commitments, for each quarter commencing on March 31, 2004 through and including December 31, 2005;

•	2.50% of the term loan commitments, for each quarter commencing on March 31, 2006 through and including December 31, 2007; and

•	17.50% of the term loan commitments, for each quarter commencing on March 31, 2008 through and including the fifth anniversary of the closing date.

          The new facility will contain various affirmative and negative covenants which will, among other things, limit our ability to incur new debt, prepay subordinated debt, make certain investments and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures. The covenants will include:

          Indebtedness. Neither we nor any of our subsidiaries will be permitted to create, issue, incur assume, become liable in respect of or permit any indebtedness, except for, among other things, (1) the notes and any overallotment option, (2) indebtedness with respect to certain receivables transactions in an aggregate amount not to exceed $100 million, (3) subordinated debt, (4) guarantee obligations of any subsidiary guarantor in respect of such subordinated debt subject to certain restrictions and (5) other indebtedness (not constituting subordinated debt); provided that, among other things, at the time of incurrence of any indebtedness pursuant to clause (3), (4) and (5) above, after giving effect to such indebtedness, the aggregate amount of all indebtedness incurred pursuant to clause (5) shall not exceed the greater of (x) 5% of our consolidated total assets and (y) $75 million, and at the time of incurrence of any indebtedness pursuant to clauses 3, 4 and 5 of this paragraph, after giving effect to such indebtedness (such indebtedness determined without duplication), the aggregate outstanding principal amount of all indebtedness incurred shall not exceed the greater of (x) 15% of our consolidated total assets and (y) $250 million.

          Acquisitions. Neither we nor any of our subsidiaries will be permitted to consummate any acquisitions, except for, among others, acquisitions of all or substantially all of the capital stock or assets of, or of a business, unit or division of, any entity; provided that:

•	we shall be in compliance, after giving effect to the acquisition, with the covenants contained in the facility;

•	no default under the credit facility shall have occurred and be continuing, or would occur after giving effect to the acquisition;

•	in the case of a stock acquisition, the board of directors (or comparable governing body) of the target entity shall approve such acquisition; and

•	in the case of an acquisition of an entity organized under the laws of a jurisdiction other than the U.S. (or any assets located in any such jurisdiction), the consideration paid for such acquisition, together with the consideration paid for all other foreign acquisitions in the then-current fiscal year, shall not exceed 40% of our consolidated net worth for such fiscal year prior to giving effect to such acquisition.

          Restricted Payments. Neither we nor any of our subsidiaries will be permitted to declare or pay any cash dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of us or any of our subsidiaries, or make any other distribution in respect thereof, except for, among other things (so long as no default or event of default under the facility shall have occurred and be continuing), we may pay dividends on our common stock in an aggregate amount in any fiscal year not to exceed 25% of our consolidated net income of such fiscal year.

          Capital Expenditures. Neither we nor any of our subsidiaries will be permitted to make or commit to make capital expenditures during any fiscal year in excess of 15% of our consolidated EBITDA for the immediately preceding fiscal year.

          Line of Business. Under the facility, we are prohibited from entering into any business that is not engaged principally in any of the design, manufacture or distribution of industrial products, solutions or services and businesses reasonably related thereto; provided that, we or any of our subsidiaries may engage in any business that does not otherwise satisfy the requirements set forth in the previous clause if such business, together with all of our other businesses, does not constitute a material portion of our businesses taken as a whole.

          We will also be subject to financial covenants, which will require us to limit our consolidated total leverage ratio and consolidated senior leverage ratio and to maintain a consolidated interest coverage ratio as follows:

          Consolidated Total Leverage Ratio. We may not permit the consolidated total leverage ratio as at the last day of any period of our four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Total
Fiscal Quarter Ending	Leverage Ratio

March 31, 2004 — December 31, 2004	4.25 to 1.0
March 31, 2005 — December 31, 2005	4.00 to 1.0
March 31, 2006 — December 31, 2006	3.75 to 1.0
March 31, 2007 — December 31, 2007	3.50 to 1.0
March 31, 2008 and thereafter	3.25 to 1.0

          Consolidated Senior Leverage Ratio. We may not permit the consolidated senior leverage ratio as at the last day of any period of our four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Senior
Fiscal Quarter Ending	Leverage Ratio

March 31, 2004 — December 31, 2004	3.25 to 1.0
March 31, 2005 — December 31, 2005	3.00 to 1.0
March 31, 2006 — December 31, 2006	2.75 to 1.0
March 31, 2007 — December 31, 2007	2.50 to 1.0
March 31, 2008 and thereafter	2.25 to 1.0

          Consolidated Interest Coverage Ratio. We may not permit the consolidated interest coverage ratio for any period of our four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the date we close our new credit facility) to be less than 5.0 to 1.0.

          Consolidated EBITDA. We may not permit our consolidated EBITDA for the fiscal year ending December 31, 2003 to be less than $180 million. The definition of consolidated EBITDA used in the credit facility is different from the commonly used definition of EBITDA (net income plus (1) interest expense, (2) income taxes and (3) depreciation and amortization) as well as our definition of adjusted EBITDA used elsewhere in this prospectus supplement.

          Our new senior secured credit facility will also contain customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control and breaches of covenants.

               Future Repayment Commitments.

          As a result of the Transactions, during 2008 $280 million of the term loan will mature (assuming no voluntary or mandatory prepayments or incremental term loan) and, under the notes, holders will have the right to put the full amount of the notes to us for cash payment on January 15, 2009. We may not pay the purchase price for this redemption in shares of our common stock.

Contractual Cash Obligations and Other Commercial Commitments and Contingencies

          The following table quantifies our contractual cash obligations and commercial commitments at October 31, 2002. This information does not give effect to the refinancing that we are contemplating as part of the Transactions.

		Payments Due in Fiscal
Contractual
Cash Obligations	Total	2003	2004	2005	2006	2007	Thereafter

	(dollars in thousands)
Long-term debt	$332,105	$20,515	$135	$186,455	$—	$40,000	$85,000
Operating leases	38,000	8,600	6,600	4,800	3,400	2,700	11,900

Total	$370,105	$29,115	$6,735	$191,255	$3,400	$42,700	$96,900

	Total	Amounts Expiring in Fiscal
Other Commercial	Amount
Commitments	Committed	2003	2004	2005	2006	2007	Thereafter

Standby letters of credit	$3,075	$3,075	$—	$—	$—	$—	$—

          At September 30, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Standards

          We adopted Statement of Financial Accounting Standard, or SFAS, No. 143 — “Accounting for Asset Retirement Obligations” as of November 1, 2002. There was no material impact to us related to this new statement.

          We adopted the Financial Accounting Standards Board, or FASB, Interpretation No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” as of January 1, 2003. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. We have no new guarantees after December 31, 2002 requiring the measurement provisions of this Interpretation.

          The FASB issued SFAS 132 (revised 2003) — “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, which provides additional disclosure requirements for defined benefit pension plans. The revision applies for the first fiscal or annual interim period ending after December 15, 2003 for domestic pension plans and June 15, 2004 for foreign pension plans and requires certain new disclosures related to such plans. We are assessing the impact of the revision to this statement to our financial statements.

          The FASB issued Interpretation No. 46 — “Consolidation of Variable Interest Entities”, or VIEs, that is an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation addresses the consolidation requirements of business enterprises which have VIEs. FIN 46 applies immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003 to Special Purpose Entities, or SPEs, in which an enterprise holds a variable interest that it acquired before February 1, 2003. It applies in the first interim or annual period ending after March 15, 2004 for all non-SPE’s created prior to February 1, 2003. We are in the process of assessing the implications of this new statement.

          The FASB issued SFAS 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123” which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends certain disclosure requirements of SFAS 123. Currently, we have chosen not to adopt the accounting provisions of SFAS 123; however, as permitted by SFAS 12e, we continue to apply intrinsic value accounting for our stock option plans under Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees.”

          The FASB deferred issuance of SFAS 150 — “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both,” on October 29, 2003, that clarifies liability or equity classification for different financial instruments including mandatorily redeemable shares, put options and forward purchase contracts, and obligations that can be settled with shares. We are assessing the impact of this new statement to our financial statements.

NTGH

Overview

          On October 21, 2003, we entered into a stock purchase agreement to acquire NTGH, a market leader in the water management market, for a cash purchase price of approximately $475 million, which is net of cash acquired, and includes debt to be repaid.

          NTGH did not conduct business until November 1, 2001, when it acquired a division of Schlumberger Limited, or Schlumberger, that was engaged in the production and sale of AMR equipment and software and water meters principally sold into North American water utility markets. For financial reporting purposes the results of operations for the Schlumberger division are reported separately from the results of operations of NTGH subsequent to the November 1, 2001 acquisition. For purposes of this discussion, the results of operations for the acquired Schlumberger division for the ten months ended October 31, 2001, or the predecessor period, have been combined with NTGH’s results of operations for the two month period ended December 31, 2001. As part of the acquisition, NTGH acquired options to purchase the common stock of DAP Technologies under certain conditions and simultaneously acquired 33.3% of the common stock of DAP Technologies for $5.9 million. On January 31, 2002, NTGH exercised its option to acquire an additional 33.3% of DAP Technologies for $6.1 million bringing its ownership in DAP Technologies to 66.7%. On December 6, 2002, NTGH acquired 100% of the outstanding stock of DB Microware, Inc. for $7 million in cash and a $3 million note payable due December 31, 2007 or upon change of control of NTGH. The note will be paid in full immediately prior to the NTGH acquisition. DB Microware is engaged in the development and sale of software for meter reading and service route and work order management.

          During April 2003, NTGH completed a recapitalization transaction, which included a new term loan B of $190 million, the issuance of $70 million of new senior subordinated notes and the issuance of $30 million of preferred stock. The proceeds funded the repurchase of $121 million of Class A and Class D stock, the repayment of $171 million existing term loan A and term loan B borrowings, the repurchase of options from management and employees and the payment of fees and expenses.

          For a discussion of critical accounting policies affecting NTGH see footnote 3 to NTGH’s interim consolidated financial statements on page F-55 of this prospectus supplement and footnote 2 to NTGH’s annual consolidated financial statements on page F-68 of this prospectus supplement.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

          The following table sets forth selected information for the periods indicated. Dollar amounts are in thousands and percentages are the particular line item shown as a percentage of net sales.

	Nine Months Ended
	September 30,

	2002	2003

Net sales	$138,681	$147,473

Gross profit	42.3%	43.2%
Selling, general and administrative	12.8%	14.8%
Research and engineering	2.7%	2.4%
Amortization	7.9%	8.2%
Operating income	18.8%	17.8%

          Net sales for the nine months ended September 30, 2003 were $147.5 million as compared to $138.7 million in the prior year period, an increase of 6.3%. The increase was primarily attributable to higher U.S. sales due to increased penetration of residential AMR markets and associated residential meter sales. In addition, the current year results include the sales of $1.7 million from the acquisition of NTGH’s software division, DB Microware, on December 6, 2002.

          Gross margins increased almost a full percentage point for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002, from 43.2% to 42.3%. The increase was due to improving margins in NTGH’s rugged portable computing division, slightly offset by decreased margins in U.S. water meters from the promotional sales of AMR products. In addition, DB Microware, contributed sales at a higher average margin than NTGH’s metering business.

          Selling, general and administrative expenses increased to 14.8% of sales in the nine months ended September 30, 2003, as compared to 12.8% in the prior year period. This increase was the result of higher selling costs at both Neptune and DAP Technologies divisions as open sales positions in the prior year were fully staffed. The inclusion of DB Microware in the current year period increases the SG&A percentage since this software division has a relatively higher SG&A structure than NTGH’s metering or rugged computing divisions and was not included in the results for the prior period. In addition, the current year period includes approximately $0.8 million of non-cash compensation expenses for stock-based compensation related to the April 1, 2003 recapitalization of NTGH.

          Research and engineering costs were $3.5 million, or 2.4% of sales, for the nine months ended September 30, 2003 as compared to $3.8 million, or 2.7% of sales, for the nine months ended September 30, 2002. This was within the normal expected range for NTGH’s business.

          Amortization expenses were $12.2 million, or 8.2% of sales, for the nine months ended September 30, 2003, as compared to $11.0 million, or 7.9% of sales, in the prior year period. The increase was attributable to the amortization of intangible assets related to the acquisition of DB Microware in December 2002. Operating income increased only slightly to $26.2 million for the nine months ended September 30, 2003 as compared to $26.1 million for the nine months ended September 30, 2002. This represents a 1.0% decrease as a percentage of sales from 18.8% in the prior year period to 17.8% in the current year. Gross margins were up over the prior year but this was more than offset by increased selling, general and administrative expenses as discussed above.

          Net orders booked for the nine months ended September 30, 2003 were $155.5 million, which was 1.4% lower than the $157.7 million booked in the prior year period. The relatively lower demand for DAP Technologies products was substantially offset by the higher orders for AMR products. NTGH’s order backlog at September 30, 2003 was $37.1 million which is 25.8% higher than the $29.5 million balance at September 30, 2002. This increase is primarily due to higher demand for AMR products.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

          NTGH did not conduct business until November 1, 2001 when it acquired a division of Schlumberger that was engaged in the production and sale of AMR equipment and software and water meters principally sold into North American water utility markets. For financial reporting purposes the results of operations for the Schlumberger division are reported separately from the results of operations of NTGH subsequent to the November 1, 2001 acquisition. For purposes of this discussion, the results of operations for the acquired Schlumberger division for the ten months ended October 31, 2001, or the predecessor period, have been combined with NTGH’s results for operations for the two month period ended December 31, 2001. Accordingly, the 2001 information included herein may not reflect the operating results of NTGH had NTGH been a separate, stand-alone entity during the predecessor period.

          The following table sets forth selected information for the periods indicated. Dollar amounts are in thousands and percentages are the particular line item shown as a percentage of net sales.

	Year Ended December 31,

	2001	2002

Net sales	$158,449	$189,544

Gross profit	38.0%	42.4%
Selling, general and administrative	15.3%	13.6%
Research and engineering	2.8%	2.6%
Amortization	3.1%	8.0%
Operating income	16.8%	18.2%

          Net sales for the year ended December 31, 2002 were $189.5 million, which represents a 19.6% increase over the $158.4 million of sales for the year ended December 31, 2001. Sales increases were experienced in both the U.S. and Canada, reflecting the acceptance and market penetration of residential AMR products. The increase also reflects sales from the DAP Technologies division from January 31, 2002, when the company purchased an additional 33.3% interest in this company, raising NTGH’s ownership interest to 66.6%. DAP Technologies’ sales included in the current year results were $17.1 million and represent 55.0% of the sales increase from the prior year.

          Gross margins increased significantly for the year ended December 31, 2002, to 42.4% from 38.0% for the year ended December 31, 2001. A large part of the increase was due to a $3.2 million inventory step-up charge included in the prior year cost of sales arising out of purchase accounting for the acquisition of NTGH from Schlumberger. Cost of sales for the year ended December 31, 2002 includes approximately $0.4 million of inventory step-up charges related to purchase accounting for the acquisition. Absent these charges, the gross margins would have been 42.6% and 40.0% for the years ended December 31, 2002 and December 31, 2001, respectively. The inclusion of DAP Technologies in the current year period also contributed to the higher gross margins due to DAP Technologies’ higher gross margin products as compared to the other portions of the NTGH business.

          Selling, general and administrative expenses for the year ended December 31, 2002 were 13.6% of sales as compared to 15.3% of sales for the year ended December 31, 2001. The primary reason for the decrease as a percentage of sales was a decrease in the expense structure for NTGH as a stand alone business as compared to the corporate charges that were being incurred under the former ownership structure.

          Research and engineering costs for the year ended December 31, 2002 were 2.6% of sales as compared to 2.8% in the prior year period. NTGH considers this to be a normal cost range for this category of expenses. The increased dollar expenditures are the result of the DAP Technologies acquisition at the end of January 2002.

          Amortization expenses were $15.1 million or 8.0% of sales for the year ended December 31, 2002 compared to $4.9 million or 3.1% of sales in the prior year. The increase was primarily due to the inclusion of 12 months’ amortization of intangible assets and other costs associated with the November 1, 2001 Schlumberger division acquisition in 2002, compared to only two months’ amortization in 2001. Amortization expense for the year ended December 31, 2002 also includes the amortization of intangibles related to the DAP Technologies purchase in January 2002.

          Operating income increased to 18.2% of sales for the year ended December 31, 2002 as compared to 16.8% for the year ended December 31, 2001. The increased gross profit margins and reduced selling, general and administrative structure were offset by increased amortization expenses but still produced a stronger operating profit performance than in the prior year period.

          Net orders booked for the year ended December 31, 2002 were $200.6 million as compared to $159.5 million for the year ended December 31, 2001. The increase in net orders was due to strong demand for AMR products and software and inclusion of $18.2 million of DAP Technologies net orders in the current year.

          NTGH’s order backlog at December 31, 2002 was $28.4 million compared to $14.9 million at December 31, 2001. Approximately $3.5 million of this increase was due to the DB Microware and DAP Technologies acquisitions. Excluding this element of the backlog, organic growth in the orders backlog was $10.0 million which was primarily due to securing significant AMR equipment and software orders.

Liquidity and Capital Resources

          Net cash provided by operating activities was $30.6 million during the nine months ended September 30, 2003 as compared to $35.6 million in the prior year period. This $5.0 million, or 14%, reduction was primarily attributable to a $5.1 million increase in interest expense following the recapitalization of NTGH in April 2003. Cash increased by $7.1 million in the first nine months of 2003. Debt increased by $86.8 million to $287.3 million as of September 30, 2003, from $200.5 million as of December 31, 2002. The increase in net debt of $89 million arose out of the April recapitalization of NTGH.

          Net working capital (total current assets, excluding cash, less total current liabilities, excluding debt) was $22.7 million at September 30, 2003 compared to $21.9 million at December 31, 2002. An increase in inventory balances of $3.0 million, an increase in other current assets of $1.0 million and an increase in current deferred tax assets of $1.1 million were partially offset by a $3.6 million decrease in accounts receivable and a $0.7 million increase in accrued liabilities. The reduction in receivables reflects an approximate 10% improvement in collections. The increase in inventory reflects in part several orders that were to ship in early October.

          NTGH completed a refinancing transaction during April 2003 as described in the Overview section above. As a result of this transaction, NTGH’s debt increased significantly.

          NTGH has a $30 million revolving credit facility with UBS, which along with cash on hand, provides for its daily external financing requirements. There were no amounts outstanding under the facility at September 30, 2003. $7.3 million under the facility is reserved for letters of credit. Outstanding borrowings under the revolving credit facility bear interest at a rate of 3.75%. NTGH was in compliance with all debt covenants related to its credit facility throughout the nine months ended September 30, 2003.

          NTGH’s existing indebtedness will be repaid in full in connection with the NTGH acquisition and the related Transactions.

          At September 30, 2003, NTGH did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

          NTGH’s business requires ongoing capital investments to maintain existing levels of operation, introduce new products and implement productivity improvements. In the first nine months of 2003, capital expenditures totaled $4.3 million, compared with $4.5 million in the first nine months of 2002. These expenditures, representing amounts approximating 3% of sales, have included various automation projects at the Tallassee production facilities which may not recur in the future.

BUSINESS

Overview

Our Business

          We design, manufacture and distribute engineered products and solutions for selected segments of a broad range of global markets. Our principal markets include oil and gas, scientific and industrial research, medical, semiconductor, refrigeration, automotive, water and wastewater, power generation and general industrial.

          We pursue consistent and sustainable growth in sales and earnings by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other carefully selected businesses that offer high value-added, engineered products and solutions and are capable of achieving and maintaining high margins. We compete in many niche markets and are the market leader or the competitive alternative to the market leader in the majority of these markets.

          We believe that our financial results reflect the high value we provide to our customers, our continuous improvement initiatives, our end market and geographic diversification and our ability to acquire and integrate businesses successfully. From fiscal 1992, the year of our initial public offering, through our fiscal year ended October 31, 2002, our net sales have grown at a compound annual growth rate of 24% and earnings from continuing operations before change in accounting principle per share have grown at a compound annual growth rate of 27%. In fiscal 2002, we generated net sales of $617 million, adjusted EBITDA of $130 million, or 21% of net sales, cash flows from operating activities of $87 million, earnings from continuing operations before change in accounting principle of $66 million and net earnings of $40 million. During the nine months ended September 30, 2003, we generated net sales of $488 million, adjusted EBITDA of $96 million, or 20% of net sales, cash flows from operating activities of $58 million, earnings from continuing operations of $46 million and net earnings of $43 million and during the nine months ended September 30, 2002, we generated net sales of $455 million, adjusted EBITDA of $90 million, or 20% of net sales, cash flows from operating activities of $66 million and earnings from continuing operations and net earnings of $45 million.

Our Strengths

Strategic

          Leadership in Niche Markets. We have developed and maintained a leading position in many of our markets. We believe our market positions are attributable to the technical sophistication of our products, the applications expertise used to create our advanced products and systems and our service capabilities.

          Diversified End Markets and Geographic Reach. Over the past decade, we have strategically expanded the number of end markets we serve to increase revenue and business stability and expand our opportunities for growth. During that same period, we grew our global presence to the degree that sales to customers outside the U.S. accounted for $361 million for fiscal 2002, up from $23 million in fiscal 1992.

          Disciplined Acquisition Process. Acquisitions are an important part of our growth strategy. Over the past decade, we have followed a disciplined acquisition process to complement our existing businesses and to migrate into higher growth areas. From fiscal 1992 through fiscal 2002, we completed 33 acquisitions for an aggregate investment of over $700 million.

          Experienced Management Team. Our company combines disciplined corporate leadership with entrepreneurial business unit management to create stockholder value. We support the growth of our business units by providing strategic direction, assisting in the development of strategic initiatives, encouraging best practices among our business unit management teams, developing our managers’ skills through focused forums, setting appropriate compensation policies and incentives and providing financial support. We believe that our recent organizational change to four market-based segments, led by a strengthened executive team, will allow us to better capture synergistic benefits among our business units and accelerate organic growth.

Financial

          Significant and Consistent Growth. A decade of disciplined execution of our operating and acquisition strategies has led to sustained growth in our net sales, net earnings and cash flow. From fiscal 1992 through fiscal 2002, our net sales and earnings from continuing operations before change in accounting principle per share have grown at compound annual growth rates of 24% and 27%, respectively. As a result of our strong operations management and emphasis on working capital improvement, our free cash flow (cash flows from operating activities minus capital expenditures) has exceeded net earnings every year since 1998. We consistently reinvest in research and development to maintain technological leadership in our markets.

          Strong and Sustainable Margins. We have been able to obtain favorable pricing and attractive gross margins throughout the business cycle due to the high level of engineered content of our customer offerings and our market leadership positions. In each fiscal year since 1993, we have achieved gross margins in excess of 50% and our margins are well above those of most comparable industrial companies.

          Attractive Cash Flow Characteristics. Our favorable margins and selective use of capital have allowed us to produce strong cash flows. All of our business units are actively focused on reducing capital intensity and improving contributions to working capital. From fiscal 1992 through fiscal 2002, we grew adjusted EBITDA by a compound annual growth rate of 25%. For fiscal 2002, we achieved adjusted EBITDA margins of 21% and generated $87 million of cash flows from operating activities and free cash flow of $79 million.

Our Business Strategy

          We create stockholder value through the disciplined execution of our strategy:

          Engineered Content for Diverse Niche Markets. Our operating units grow their businesses through new product development and development of new applications for existing products to satisfy customer needs. In addition, our operating units continue to grow our customer base by expanding our distribution.

          Strong Operations Management. We continuously seek to improve our operations to increase our margins and cash flow. Our business units employ initiatives such as process reengineering, lean manufacturing techniques and global sourcing to increase productivity and reduce costs. In fiscal 2002, we generated approximately $18 million of cash from working capital reductions and achieved gross margins of 54%.

          Strategic Reinvestment of Cash Flow. We invest our strong cash flow in the development of new technologies and products, distribution channel management and operational improvements to drive organic growth and market expansion. We have increased our research and development spending by a compound annual growth rate of 39% since 1992, to $30 million in fiscal 2002, which represented 5% of our fiscal 2002 net sales. We also strategically invest our cash flow in a disciplined manner in acquisitions meeting our stated criteria:

•	engineered, high value-added products and solutions;

•	high gross margins;

•	rapid cash return;

•	opportunity for enhanced growth; and

•	new strategic solutions and products.

The NTGH Acquisition

          On October 21, 2003, we entered into a stock purchase agreement to acquire NTGH, a leader in the water management market, for a cash purchase price of approximately $475 million, which is net of cash acquired and includes debt to be repaid. In connection with our acquisition of NTGH, we intend to complete the purchase of the remaining one-third interest in DAP Technologies, a Canadian company that manufactures fully-rugged handheld computers, that NTGH does not own for total consideration of approximately $9.1 million.

NTGH

          NTGH operates in four lines of business:

•	meter products serving the water management market under the Neptune brand name;

•	automatic meter reading products and systems serving the water management market under the Neptune brand name;

•	fully-rugged handheld computers serving both utility and non-utility customers under the DAP Technologies brand name; and

•	software for route optimization, mapping and work order management under the DB Microware brand name.

Collectively, these technologies are brought together to provide a complete solution for measuring, metering and reading water consumption, primarily for North American residential markets. For over 110 years, many of the over 50,000 utilities and water systems throughout North America have used NTGH’s water management systems and products to more efficiently and accurately measure water usage by consumers.

          Meter Products. NTGH’s meters currently account for approximately 35% of the installed base of approximately 70 million residential water meters in the U.S. In the commercial and industrial segments, NTGH offers fully integrated meters and metering systems for both potable and fire service use in high volume and high performance applications. Approximately 97% of NTGH’s unit sales are for residential applications, while the remaining 3% are for commercial and industrial applications.

          Automatic Meter Reading Products and Systems. NTGH’s automatic meter reading, or AMR, systems allow for remote monitoring, measurement and reading of water usage. This feature reduces the labor costs required under manual methods, improves customer service through increased accuracy and faster identification of leaks, lowers environmental risks for meter-reading workers and enables utilities to bill customers more frequently and accurately. Since entering the radio frequency, or RF, segment of the AMR market in 1999, NTGH had increased its share of the AMR market to 16% and more than doubled its total AMR sales through 2002.

          Fully-Rugged Handheld Computers. NTGH’s DAP Technologies business unit is a growing business that manufactures fully-rugged handheld computers that serve utility and non-utility markets.

          Software. NTGH’s DB Microware business unit provides automation software for meter reading and service order management.

          NTGH had net sales of $190 million for 2002 and $147 million for the nine months ended September 30, 2003, and employs approximately 800 people. NTGH’s sales from AMR and water meters were roughly equivalent and represented the substantial majority of its net sales during 2002 and the nine months ended September 30, 2003, with the remainder of sales coming from fully-rugged handheld computers and automation software.

Strategic Benefits of the NTGH Acquisition

          We expect to realize a number of strategic benefits as a result of the NTGH acquisition, including the following:

          Furthering our Market Leadership in Niche Markets. NTGH is a market leader in North American residential water meters and AMR technologies, and also serves the global fully-rugged handheld computer market, which among other applications, includes applications for water utilities. NTGH offers a complete range of products from meters to the most innovative solutions available using RF capabilities, handheld computers and meter reading software.

          Establishing a Strong Platform in the Attractive Water Management Market. The North American water management market is growing as utilities demand more accurate and reliable water management solutions to meet water conservation and operational efficiency goals. We believe that the North American residential water meter and AMR markets currently represent a combined $550 million annual market, with meters experiencing steady growth and AMR growing at an approximate 28% compound annual growth rate since 1999. The growth of the AMR market is an example of technological innovation being embraced by water utilities seeking to achieve improved operational efficiencies, service levels, billing cycles and conservation. We believe the migration of utilities from standard water meters to water management systems increases the market opportunity for NTGH. In addition, we believe NTGH’s large installed base, strong relationships with many of the over 50,000 utilities and water systems in its current markets and its broad product offerings, including fully-rugged handheld computers and software, provide it with a strong growth platform.

          Positioning our Portfolio in Attractive Markets. The NTGH acquisition positions our portfolio in attractive end markets with a stable and diversified customer base. In addition, we believe that the NTGH acquisition will provide us with a more stable mix of geographic end markets. Giving effect to the NTGH acquisition, on a combined basis in fiscal 2002, our largest net sales and market concentration would have been 25% in the water and wastewater markets, and net sales into North America would have represented 58% of total net sales. We believe that our combined end markets and geographic territories provide stability and attractive growth opportunities.

          Enhancing Cash Flow Characteristics and Growth Profile. NTGH’s strong adjusted EBITDA margins combined with its low working capital and capital expenditure requirements have provided significant cash flow. In 2002, NTGH generated $190 million in net sales, 20% higher than in 2001, and $54 million of adjusted EBITDA, representing a 28% margin. For the nine months ended September 30, 2003, NTGH generated $147 million in net sales, 6% higher than the nine months ended September 30, 2002, and $39 million of adjusted EBITDA, representing a 27% margin. Through internal product development and strategic investments, NTGH has become a leading provider of complete water management solutions. A key element of NTGH’s growth strategy has been to migrate its customers to more efficient, higher value products. We believe this movement of customers to higher technology water management solutions combined with our market-focused philosophy, should improve our margins, cash flow and growth.

Our Business Segments and NTGH Integration

          In early 2003, we realigned our operations into four market-focused segments to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. The four segments are: Instrumentation, Industrial Technology, Energy Systems and Controls, and Scientific and Industrial Imaging. We intend to integrate NTGH’s lines of business into our existing segments.

Instrumentation

          Our Instrumentation segment offers equipment and consumables for materials analysis; fluid properties testing; industrial leak testing; precision chemical dispensing and spectroscopy and specialty lenses for scientific, medical and semiconductor applications. These products and solutions are provided through three U.S.-based and two European-based operating units. During the nine months ended September 30, 2003, this segment had net sales of $130.4 million, representing 26.8% of our total net sales.

          Materials Analysis Equipment and Consumables. We manufacture and sell semiconductor equipment and supply various types of equipment and consumables necessary to extract and shape certain materials for production and to prepare materials samples for testing and analysis. These products are used mostly within the academic, government research, electronics, biological and material science end-user markets.

          Fluid Properties Testing Equipment. We manufacture and sell automated and manual test equipment to determine certain physical and elemental properties, such as sulfur and nitrogen content, flash point, viscosity, freeze point and distillation, of liquids and gasses for the petroleum and other industries.

          Industrial Leak Testing Equipment. We manufacture and sell products and systems to test for leaks and confirm the integrity of assemblies and sub-assemblies in automotive, medical, industrial and consumer products applications.

          Semiconductor Production Equipment. We manufacture microprocessor-based integrated dispense systems that are used principally in the semiconductor industry to dispense chemicals in a precise and repeatable fashion during the wafer fabrication process.

          The following table sets forth information regarding each class of products within the instrumentation segment that accounted for at least 10% of our total net sales in any of the periods presented (in thousands):

	Year Ended
	October 31,

	2001	2002

Materials analysis equipment and consumables	$13,805	$75,640
Fluid properties testing equipment	$63,152	$68,180

          The following chart shows the breakdown of the instrumentation segment’s sales by end market for the year ended October 31, 2002:

          Backlog. Our Instrumentation companies have lead times of up to several months on many of their product sales, although standard products are typically shipped within four weeks of receipt of order. Blanket purchase orders are placed by certain end-users, with continuing requirements for fulfillment over specified periods of time. This segment’s backlog of firm unfilled orders, including blanket purchase orders, totaled $15.2 million at September 30, 2003 compared to $17.7 million at September 30, 2002. The decrease was attributed to successful efforts to reduce delivery times at Struers and Logitech along with weaker market conditions, particularly in the automotive, electronics and semiconductor end markets.

          Distribution and Sales. Distribution and sales are achieved through a combination of manufacturers’ representatives, agents, distributors and direct sales offices in both the U.S. and various other countries.

          Customers. Each of the operating units in the Instrumentation segment sells to a variety of customers worldwide, with certain major customers in the automotive and medical diagnostics industries having operations globally. Some of the operating units have sales to one or a few customers that represent a significant portion of their respective sales, and we expect the relative importance of such a concentrated customer base for these operating units to continue. However, none of this segment’s customers accounted for as much as 10% of its net sales during the nine months ended September 30, 2003.

Industrial Technology

          Our Industrial Technology segment produces industrial pumps, flow measurement and metering equipment and industrial valves and controls. These products and solutions are provided through six U.S.-based and two European-based operating units. During the nine months ended September 30, 2003, this segment had net sales of $126.8 million, representing 26.0% of our total net sales.

          Industrial Pumps. We design, manufacture and distribute a wide variety of pumps. These pumps vary significantly in complexity and in pumping method employed, which allows for the movement and application of a diverse range of liquids and solids including low and high viscosity liquids, high solids content slurries and chemicals. Our pumps are used in large and diverse sets of end markets such as oil and gas, agricultural, water and wastewater, medical, chemical and general industrial.

          Industrial Valves and Controls. We manufacture a variety of valves, sensors, switches and control products used on engines, compressors, turbines and other powered equipment for the oil and gas, pipeline, power generation, refrigeration, marine engine and general industrial markets. Most of these products are designed for use in hazardous environments.

          Flow Measurement Equipment. We manufacture turbine and positive displacement flow meters, emissions measurement equipment and flow meter calibration products for aerospace, automotive, power generation and other industrial applications.

          The following table sets forth information regarding each class of products within the Industrial Technology segment that accounted for at least 10% of our total net sales in any of the periods presented (in thousands):

	Year Ended
	October 31,

	2001	2002

Industrial pumps	$90,315	$83,484
Industrial valves and controls	$64,693	$63,721

          The following chart shows the breakdown of the industrial technology segment’s sales by end market during the year ended October 31, 2002:

          Backlog. The Industrial Technology operating units’ sales also reflect a combination of standard products and specifically engineered, application-specific products. Standard products are typically shipped within two weeks of receipt of order. Application-specific products typically ship within six to 12 weeks following receipt of order, although larger project orders and blanket purchase orders for certain OEMs may extend shipment for longer periods. This segment’s backlog of firm unfilled orders, including blanket purchase orders, totaled $25.9 million at September 30, 2003 compared to $26.6 million at September 30, 2003.

          Distribution and Sales. Distribution and sales occur through direct sales personnel, manufacturers’ representatives and distributors.

          Customers. Some of the Industrial Technology segment’s operating units have sales to one or a few customers that represent a significant portion of that operating unit’s sales and the relative importance of such a concentrated customer base for these operating units is expected to continue. However, no customer was responsible for as much as 10% of this segment’s net sales during the nine months ended September 30, 2003.

Energy Systems and Controls

          Our Energy Systems and Controls segment produces control systems, machinery vibration and other non-destructive inspection and measurement products and solutions, which are provided through three U.S.-based operating units. During the nine months ended September 30, 2003, this segment had net sales of $105.3 million, representing 21.6% of our total net sales.

          Control Systems. We manufacture control systems and panels and provide related engineering and commissioning services for turbomachinery applications in the oil and gas, pipeline and power generation markets.

          Non-destructive Inspection and Measurement Instrumentation. We manufacture non-destructive inspection and measurement solutions including measurement probes, robotics, and machinery vibration sensors, switches and transmitters. These solutions are applied in power generation, aerospace and broader industrial markets. Many of these products are designed for use in hazardous environments.

          The following table sets forth information regarding each class of products within the energy systems and controls segment that accounted for at least 10% of our total net sales in any of the periods presented below (in thousands):

	Year Ended
	October 31,

	2001	2002

Control systems	$90,600	$97,889

          The following chart shows the breakdown of sales by end market for the energy systems and controls segment during the year ended October 31, 2002:

          Backlog. The majority of this segment’s business consists of larger engineered projects with lead times of three to nine months. As such, backlog typically fluctuates significantly depending upon the timing of large project awards. Standard products generally ship within two weeks of receipt of order. This segment’s backlog of firm unfilled orders totaled $26.3 million at September 30, 2003 compared to $34.3 million at September 30, 2002.

          Distribution and Sales. Distribution and sales occur through direct sales offices, manufacturers’ representatives and industrial machinery distributors.

          Customers. Each of the Energy Systems and Controls segment’s business units sell to a variety of customers worldwide. OAO Gazprom, a Russian enterprise that is the world’s largest gas provider, continued to be the largest single customer in this segment for the nine months ended September 30, 2003, accounting for approximately 16.6% of its sales, compared to 47.7% during the nine months ended September 30, 2002. Gazprom has indicated its interest to continue purchases of control systems through 2007. The continuation of this business with Gazprom is subject to numerous risks, many of which are beyond our control, including, but not limited to, increased competition, availability of acceptable financing and customer delays in commissioning and start-up of installations.

Scientific and Industrial Imaging

          Our Scientific and Industrial Imaging segment offers high performance digital imaging products and software. These products and solutions are provided through four U.S-based and one Canadian-based operating units. During the nine months ended September 30, 2003, this segment had net sales of $125.0 million, representing 25.7% of our total net sales.

          Digital Imaging Products and Software. We manufacture and sell extremely sensitive, high-performance charge-coupled device cameras, detectors and related software for a variety of scientific and industrial uses, which require high resolution and/or high speed digital video, including transmission electron microscopy and spectroscopy applications. We principally sell these products for use within academic, government research, semiconductor, automotive, ballistic and biological and material science end-user markets. They are frequently incorporated into OEM products.

          The following table sets forth information regarding each class of products within the scientific and industrial imaging segment that accounted for at least 10% of our total net sales in any of the periods presented (in thousands):

	Year Ended October 31,

	2001	2002

Digital imaging products and software	$143,375	$134,859

          The following chart shows the breakdown of the Scientific and Industrial Imaging segment’s sales by end market for the year ended October 31, 2002:

          Backlog. Our Scientific and Industrial Imaging segment companies have lead times of up to several months on many of their product sales, although standard products are often shipped within two weeks of receipt of order. Blanket purchase orders are placed by certain original equipment manufacturers, or OEMs, and end-users, with continuing requirements for fulfillment over specified periods of time. The segment’s backlog of firm unfilled orders, including blanket purchase orders, totaled $34.7 million at September 30, 2003 compared to $42.9 million at September 30, 2002.

          Distribution and Sales. Distribution and sales occur through direct sales personnel, manufacturers’ representatives and distributors.

          Customers. One of the Scientific and Industrial Imaging segment’s operating units has sales to a few customers that represent a significant portion of that operating units sales and the relative importance of such a concentrated customer base for this operating unit is expected to continue. However, no customer was responsible for as much as 10% of this segment’s net sales during the nine months ended September 30, 2003.

NTGH

          Backlog. NTGH’s backlog of firm unfilled orders to be filled within 12 months, including blanket purchase orders, totaled $37.1 million at September 30, 2003, compared to $29.5 million at September 30, 2002. NTGH also has a backlog of firm unfilled orders that go beyond 12 months; these amounts are in addition to the reported backlog.

          Distribution and Sales. NTGH sells to a variety of customers through multiple sales and distribution channels. Neptune products are sold to the water utility market via direct sales and independent distributors in North America. DAP Technologies products are sold primarily in North America and Europe via direct sales, OEMs and value added retailers, or VARs, into a variety of market segments. DB Microware software is sold primarily in North America via direct sales and to OEMs and VARs.

          Customers. NTGH products are sold primarily to water utilities in the United States, Canada and Mexico, of which there are over 50,000, and to distributors serving those markets. In addition to water utilities, NTGH’s DAP Technologies and DB Microware products and software are sold into other utility and industrial markets, largely in North America and Europe. None of NTGH’s customers accounted for more than 9% of its net sales during the nine months ended September 30, 2003.

          We believe that NTGH has created a high degree of customer loyalty as a result of its approach to customer care, based on four fundamentals:

•	System Integrity. NTGH systems must offer the best value for a wide variety of applications and allow for upgrades to new technologies.

•	Data Integrity. Data must be accurate and reliable from the point of collection to the point of assimilation, analysis and billing.

•	Measurement Integrity. Products must meet the highest standard of accuracy and reliability.

•	Supplier Integrity. NTGH stands behind its products and systems with the highest level of customer support. As an example of its commitment to support, NTGH is certified by the Software Support Professionals’ Association.

Materials and Suppliers

          We believe that most materials and supplies used by us and NTGH are readily available from numerous sources and suppliers throughout the world. However, some of our and NTGH’s raw materials are currently provided by single suppliers. Some high-performance components for digital imaging products can be in short supply and/or suppliers have occasional difficulty manufacturing such components to our specifications. We regularly investigate and identify alternative sources where possible, and we believe that these conditions equally affect our competitors. Thus far, supply shortages have not had a significant adverse effect on Roper’s sales although delays in shipments have occurred following such supply interruptions. In the past, NTGH has incurred lost orders or shipment delays of DAP Technologies products due to the inability of its VARs to design and install application-specific software on a timely basis.

Environmental Matters and Other Governmental Regulation

          Our operations and properties and those of NTGH are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. These laws and regulations can result in the imposition of substantial fines and sanctions for violations and could require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We and NTGH must conform our operations and properties to these laws and adapt to regulatory requirements in all countries as these requirements change. It is our policy and the policy of NTGH to comply with all applicable regulatory requirements.

          We and NTGH use and generate hazardous substances and waste in our operations and, as a result, could be subject to potentially material liabilities relating to the investigation and clean-up of contaminated properties and to claims alleging personal injury. We and NTGH have experienced, and expect to continue to experience, costs relating to compliance with environmental laws and regulations. In connection with our acquisitions, we may assume significant environmental liabilities, some of which we may not be aware of at the time of acquisition. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could increase our environmental compliance costs or subject us to new or increased liabilities.

Competition

          Generally, our products and solutions face significant competition, usually from a limited number of competitors. Although we believe that we are a leader in most of our markets, no single company competes with us over a significant number of product lines. Competitors might be large or small in size, often depending on the life cycle and maturity of the technology employed. We compete primarily on product quality, performance, innovation, price, applications expertise and customer service capabilities.

          While we believe NTGH is a market leader in the residential water management market, there are significant competitors in each of its segments, including Invensys PLC/The Jordan Company, L.P., Itron, Inc., and Badger Meter, Inc. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services to utilities and other industry participants. NTGH expects competition in the AMR market to increase as current competitors and new market entrants introduce competitive products. NTGH competes primarily on product quality and performance, applications expertise, technological innovation, distribution channel access and price.

Patents and Trademarks

          In addition to trade secrets, unpatented know-how, and other intellectual property rights, we own the rights under a number of patents, trademarks and copyrights relating to certain of our products and businesses. We also employ various methods, including confidentiality and non-disclosure agreements with employees, to protect our trade secrets and know-how. While we believe that none of our operating units are substantially dependent on any single patent, trademark, copyright, or other item of intellectual property or group of patents, trademarks or copyrights, the product development and market activities of Compressor Controls, Gatan, Integrated Designs, Redlake MASD and Roper Scientific, in particular, have been planned and conducted in conjunction with important and continuing patent strategies. A significant portion of Compressor Controls sales for the nine months ended September 30, 2003 incorporated innovations protected by patent rights which will begin to expire in 2004. Integrated Designs was granted a U.S. patent in 1994 related to methods and apparatus claims embodied in its integrated dispense systems that accounted for the majority of its sales for the nine months ended September 30, 2003. This U.S. patent will expire in 2011. While we have not significantly licensed patents, trademarks, trade secrets and similar proprietary rights to and from third parties in the past, we may do so in the future.

          NTGH also owns rights under a number of patents, copyrights and trademarks relating to certain of its products. NTGH also employs various methods, including confidentiality and non-disclosure agreements with employees, to protect its trade secrets and know-how. While we believe that NTGH is not substantially dependent on any single, or group of, patents, copyrights, trademarks or intellectual property, its product development and market activities are conducted in conjunction with important and continuing patents and process knowledge. NTGH was assigned a patent on September 2003 that will expire on January 16, 2019 relating to the transmission of meter usage data that is integral to its product offering in the AMR line of business. NTGH licenses technology relating to its E-Coder AMR equipment. In addition to this license, NTGH has licensed proprietary rights to and from third parties in the past, and may do so in the future.

Employees

          As of September 30, 2003, we had approximately 2,900 total employees, of whom approximately 1,900 were located in the United States. Fewer than 40 of our employees are subject to a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with employees to be good.

          As of September 30, 2003, NTGH had approximately 800 employees, of whom approximately 566 were located in the United States. Fewer than 40 of its Canadian employees that work for DAP Technologies are subject to a collective bargaining agreement. NTGH has not experienced any work stoppages and considers its relations with employees to be good.

Properties

          In early January 2003, we relocated our corporate office from Bogart, Georgia where we leased approximately 10,000 square feet of office space to the Atlanta area where we lease approximately 13,800 square feet of office space. We have established sales and service locations around the world to support our operations. The following table sets forth our principal properties as of September 30, 2003.

		Square Footage

Location	Property	Owned	Leased	Industry segment

Phoenix, AZ	Office/Mfg.	—	45,900	Industrial Technology
Tucson, AZ	Office/Mfg.	—	37,300	Scientific and Industrial Imaging
Burnaby, Canada	Office/Mfg.	—	8,200	Scientific and Industrial Imaging
Pleasanton, CA	Office	—	19,400	Scientific and Industrial Imaging
Richmond, CA	Office/Mfg.	67,400	—	Industrial Technology
Rodovre, Denmark	Office/Mfg.	—	114,000	Instrumentation
Verson, France	Office/Mfg.	—	22,500	Instrumentation
Commerce, GA	Office/Mfg	203,800	—	Industrial Technology
Büchen, Germany	Office/Mfg	191,500	—	Industrial Technology
Lauda, Germany	Office/Mfg.	37,900	—	Instrumentation
Des Moines, IA	Office/Mfg.	—	88,000	Energy Systems and Controls
Burr Ridge, IL	Office/Mfg.	55,000	—	Industrial Technology
Acton, MA	Office/Mfg.	—	28,700	Instrumentation
Silver Spring, MD	Office	—	11,800	Scientific and Industrial Imaging
Trenton, NJ	Office/Mfg.	40,000	—	Scientific and Industrial Imaging
Syosset, NY	Office/Mfg.	—	27,500	Industrial Technology

		Square Footage

Location	Property	Owned	Leased	Industry segment

Portland, OR	Office/Mfg.	—	128,000	Industrial Technology
Warrendale, PA	Mfg.	—	76,300	Scientific and Industrial Imaging
Carrollton, TX	Office	—	22,000	Instrumentation
Houston, TX	Office/Mfg.	16,200	—	Energy Systems and Controls
Houston, TX	Office/Mfg.	—	35,000	Instrumentation
Houston, TX	Office/Mfg.	—	27,500	Instrumentation
Bury St. Edmunds, U.K	Office/Mfg.	90,000	—	Industrial Technology
Cambridge, U.K.	Office/Mfg.	—	14,000	Instrumentation
Glasgow, U.K.	Office/Mfg.	27,700	—	Instrumentation
Oxford, U.K.	Office/Mfg.	—	5,500	Scientific and Industrial Imaging
Issaquah, WA	Office/Mfg.	—	86,400	Energy Systems and Controls
Malu, China	Office/Mfg.	—	16,600	Industrial Technology

          NTGH operates in the following principal properties:

		Square Footage

Location	Property	Owned	Leased

Tallasee, AL	Office/Mfg.	300,000	—
Quebec City, Canada	Office/Mfg.	—	26,400
Mississauga, Canada	Office	—	46,100

          We consider each of the above facilities to be in good operating condition and adequate for its present use and believe that it has sufficient plant capacity to meet its current and anticipated operating requirements.

Legal Proceedings

          We and NTGH are defendants in various lawsuits involving product liability, employment practices and other matters, none of which we believe will have a material adverse effect on our consolidated financial position or results of operations. The majority of such claims are subject to insurance coverage.

          We and/or one of our subsidiaries are named as defendants, along with many other companies, in asbestos-related personal injury or wrongful death actions. The allegations in these actions are vague, general and speculative, and the actions are in their early stages. Given the state of these claims it is not possible to determine the potential liability, if any.

MANAGEMENT

          The following table sets forth certain information concerning our executive officers and directors as of November 31, 2003. Our board of directors elects our executive officers, and they serve at the discretion of our board.

Name	Position and Offices with Roper	Age

Brian D. Jellison	Chairman of the Board of Directors, President and Chief Executive Officer	58
Nigel W. Crocker	Vice President	49
Shanler D. Cronk	Vice President, General Counsel and Secretary	55
Martin S. Headley	Vice President and Chief Financial Officer	47
James A. Mannebach	Vice President	43
C. Thomas O’Grady	Vice President, Mergers and Acquisitions	52
Timothy J. Winfrey	Vice President	43
Benjamin W. Wood	Vice President	43
W. Lawrence Banks	Director	65
Donald G. Calder	Director	66
David W. Devonshire	Director	58
John F. Fort III	Director	62
Derrick N. Key	Director	56
Wilbur J. Prezzano	Director	62
Georg Graf Schall-Riaucour	Director	62
Eriberto R. Scocimara	Director	68
Christopher Wright	Director	46

          Brian D. Jellison has served as our President and Chief Executive Officer since November 6, 2001 when he first joined Roper, succeeding Mr. Key in those offices. From January 1998 to July 2001, Mr. Jellison was corporate executive vice president of Ingersoll-Rand Company, or IR. During this period, in addition to serving as executive vice president, Mr. Jellison held the following positions: president of the industrial sector, president of the infrastructure development sector, and president of IR Europe. From 1994 to 1998, he was a corporate vice president and head of IR’s architectural hardware business. From 1985 until 1994, he held several IR product line, division and group senior executive positions, with lead responsibility for the financial performance and supervision of a wide variety of global businesses. During his career at IR, Mr. Jellison assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions. He is a director of Champion Enterprises, Inc. and serves on its board and as chairman of its board audit and financial resources committee.

          Nigel W. Crocker has been our Vice President, Analytical Instrumentation since November 1996. From September 1995 until November 1996, he served as president of AMOT’s U.S. unit and from October 1991 until November 1996 he served as managing director of AMOT’s U.K. unit. Mr. Crocker served as managing director of Jiskoot Autocontrol Ltd. U.K., a control engineering company, from January 1990 until August 1991.

          Shanler D. Cronk has been our Vice President and General Counsel since September 1993, prior to which he served as our corporate counsel since January 1992, and was appointed our Secretary in November 1996. From June 1991 to January 1992, he served as chief counsel to Nevada Goldfields, Inc., prior to which he was engaged in corporate and securities private law practice.

          Martin S. Headley has been our Vice President and Chief Financial Officer since July 1996. From July 1993 to June 1996, Mr. Headley served as chief financial officer of the U.S. operations of McKechnie Group, plc, a manufacturer of components and assemblies for a variety of industries. From June 1990 to July 1993, he served as controller-international operations for AM Multigraphics, a manufacturer and distributor of printing and reproduction equipment and supplies. Prior to June 1990, Mr. Headley, a certified Public Accountant (U.S.) and a Chartered Accountant (England and Wales), was engaged in a public accounting practice with Arthur Andersen & Co., conducting audit and consulting assignments from a number of American and European locations.

          C. Thomas O’Grady has been our Vice President, Mergers and Acquisitions since April 2001. From April 1997 until April 2001, Mr. O’Grady served as corporate director of acquisitions for FMC Corporation and was responsible for heading the development and establishment of a variety of joint ventures and other corporate partnerships and for completing several new business acquisitions and financings for FMC’s machinery, chemical and airline services businesses on four continents. From December 1996 to March 1997, he was president of the affiliated FMC Development Corporation, which developed and launched a new financial services unit to support capital projects and other business opportunities in emerging markets, mainly Russia, Eastern Europe, Asia and Mexico. From June 1996 to November 1996, Mr. O’Grady was director of manufacturing for FMC’s energy and transportation group and from March 1993 until June 1996, was controller of that business unit.

          James A. Mannebach has been our Vice President since January 20, 2003, following a 15-year management career at Emerson Electric Co., or Emerson. From April 2002 until joining us, he served as vice president, financial administration in which position he was responsible for the design and implementation of Emerson’s enterprise-wide, global shared services, prior to which from August 2000 he served as president of Emerson’s process flow business group comprising the Micro Motion, Brooks Instruments, and Rosemount flow division business units. From August 1998 to July 2000, he was president of the Micro Motion unit, prior to which from July 1997 he served as chief financial officer of Emerson’s Fisher-Rosemount unit. From April 1988 until May 1997, he served several of Emerson’s businesses in a variety of financial planning and analysis managerial positions.

          Timothy J. Winfrey has been our Vice President since June 2002. From October 2001 until June 2002, he was president of Ingersoll-Rand Company’s commercial and retail air solutions business, prior to which from May 1999 he was vice president and general manager of IR’s reciprocating compressor division. From June 1996 until April 1999, Mr. Winfrey was first, director of corporate development and then general manager of the joint ventures and services business of Owens Corning, prior to which from July 1995 he was first, manager, strategic planning and then associate director, corporate development of the Eaton Corporation. Mr. Winfrey held various project management positions at British Petroleum from August 1990 until December 1994.

          Benjamin W. Wood was appointed as one of our Vice Presidents in May 2003. Prior to joining us, he served for four years at IR in strategic planning, financial analysis, and business development roles before becoming vice president of marketing for the infrastructure sector in 2000. Mr. Wood’s earlier experiences include 11 years in Asia in entrepreneurial and corporate roles for technology and software companies, including managing director of Datamatic.

          W. Lawrence Banks has been a director since December 1991. He served as a director of Robert Fleming & Co., Limited, a British merchant banking firm, from 1974, and as its deputy chairman from April 1990, until March 1998 when he retired from that firm. Prior to his retirement he also served as chairman of its U.S. subsidiary Robert Fleming, Inc., a U.S. investment banking company.

          Donald G. Calder has been a director since December 1981, our Vice President from December 1981 until May 1996 and our Treasurer from December 1991 to May 1993. Mr. Calder is president and director of G. L. Ohrstrom & Co., Inc., a privately held U.S. company, and was a partner of its predecessor, G. L. Ohrstrom & Co., from 1970 to October 1996. Mr. Calder is also a part-time employee of Roper. He is a director of Carlisle Companies Incorporated, Central Securities Corp., Brown-Forman Corp. and several privately owned companies.

          David W. Devonshire has been a director since November 20, 2002. Since April 2002, he has served as executive vice president and chief financial officer of Motorola, Inc. From January 1998 to March 2002, he served as executive vice president and chief financial officer of Ingersoll-Rand Company, prior to which from July 1993 he served as senior vice president and chief financial officer of Owens Corning. Mr. Devonshire is a director of several privately held companies.

          John F. Fort III has been a director since December 1995. Since March 2003, he has served as an advisor director of Tyco International Ltd. Prior thereto, he was a director and was formerly its chairman (from December 1982 through January 1993) and chief executive officer (from December 1982 through July 1992) prior to his retirement in January 1993.

          Derrick N. Key has been a director since December 1991. Mr. Key served as our Chairman from November 1994 through November 20, 2003. He was our Chief Executive Officer from December 1991 to November 2001 and was our President from February 1989 to November 2001. Mr. Key was a Vice President of Roper from June 1982 until February 1989, and president of Roper Pump Company, a Roper subsidiary, from November 1985 until November 1991. Mr. Key is currently a part-time employee of Roper. Since September 2002, Mr. Key has served as vice-chairman of the board of directors of G.L. Ohrstrom & Co., Inc. and is a director of several privately owned companies.

          Wilbur J. Prezzano has been a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board vice-chairman and as chairman and president of its greater China region businesses. Mr. Prezzano served as a director of Eastman Kodak Company from May 1992 until his retirement. Mr. Prezzano is a director of TD Waterhouse Bank, N.A. and Lance, Inc.

          Georg Graf Schall-Riaucour has been a director since January 1995. He has been general director of Wittelsbacher Ausgleichsfonds, a German foundation, since May 1994, prior to which since 1971 he was senior partner of the Munich, Germany law firm of Stever & Beiten. Mr. Schall-Riaucour is a director of several privately held U.S. companies.

          Eriberto R. Scocimara has been a director since December 1991, and was earlier a Director from December 1981 to December 1984. Mr. Scocimara has been president and chief executive officer of the Hungarian-American Enterprise Fund, a privately-managed investment company, since April 1994, and he has been the president of Scocimara & Company, Inc., an investment management company, since 1984. Mr. Scocimara is a director of Carlisle Companies Incorporated, Quaker Fabric Corporation, Euronet Services, Inc. and several privately held companies.

          Christopher Wright has been a director since December 1991. Mr. Wright is a director of Merifin Capital, Inc., an affiliate of a private European investment firm. From May 2000 through June 2003, Mr. Wright was chief executive officer of Dresdner Kleinwort Capital, or DKC, the private equity arm of Dresdner Bank, or AG, Frankfurt, and from July 1998 through June 2003, he was a managing director of its affiliate, Dresdner Kleinwort Wasserstein. Since 1986, he has served on the boards of several privately owned companies and venture capital funds and is a director of Genaissance Pharmaceuticals, Inc. and In Document Systems plc. Mr. Wright is also a director of TCBY Enterprises, Inc. and an advisory director of Campbell Lutyens & Co. Ltd., a private U.K. investment bank.

DESCRIPTION OF NOTES

          We will issue the notes under the first supplemental indenture, to be dated as of December 29, 2003, to the indenture dated as of November 28, 2003, between Roper Industries, as issuer, and SunTrust Bank, as trustee. As used in this section, all references to the “indenture” mean the indenture as supplemented by the first supplemental indenture. The notes constitute senior subordinated debt securities under the indenture. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Roper Industries” refer only to Roper Industries, Inc. and does not include any of our subsidiaries.

          We have summarized the material provisions of the notes below. The following description is not complete and you should read the indenture for provisions that may be important to you. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” on page (i) of the accompanying prospectus.

General

          The notes are limited to $506,304,000 aggregate principal amount at maturity ($582,249,000 aggregate principal amount at maturity if the underwriters exercise their overallotment option in full). The notes will mature on, January 15, 2034. The principal amount at maturity of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in The City of Atlanta.

          The notes bear cash interest at the rate of 1.4813% per year on the principal amount at maturity from the issue date, or from the most recent date to which interest has been paid or provided for, until January 15, 2009. During such period, cash interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2004, to holders of record at the close of business on the December 31 or June 30 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

          The notes are being offered at a substantial discount from their $1,000 principal amount at maturity. The notes will be issued at an issue price of $395.02 per note. Beginning January 15, 2009, for non-tax purposes the notes will accrue original issue discount while they remain outstanding at a rate of 3.75% per year. Original issue discount for non-tax purposes is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of such original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The term “original issue discount,” as used in this section, means original issue discount for non-tax purposes.

          We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing contingent payment debt instruments. Under the indenture, we will agree, and by purchasing or holding the notes or a beneficial interest in the notes each holder and beneficial owner of the notes will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to treasury regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any shares of our common stock received upon any conversion of the notes as a contingent payment, and the discussion herein assumes that such treatment is correct. Under the contingent payment debt regulations, beneficial owners of notes will be required to accrue interest on the notes on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible, fixed rate borrowing (subject to certain adjustments). We have determined this rate to be 7.00%, compounded semi-annually. It is likely that beneficial owners of notes will recognize taxable income in each year under these regulations significantly in excess of interest payments (including contingent interest payments) actually received during that year. See “Material United States Federal Income Tax Considerations.”

          Original issue discount or cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

          Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of the Notes

          The notes will be our unsecured, senior subordinated obligations and will rank junior in right of payment to all of our other senior indebtedness and will rank equal in right of payment to all of our other senior subordinated indebtedness, if any. The notes will effectively rank junior to our existing and future secured indebtedness to the extent of the assets securing such indebtedness. In addition, we conduct a significant portion of our business operations through our subsidiaries. The notes will effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors — Risks Relating to the Notes — The notes are unsecured and rank junior to all of our senior debt and the indebtedness and other liabilities including trade payables, of our subsidiaries and are subordinated to all secured debt as to the assets securing such debt,” “— We are a holding company, and we may not have access to the cash that is needed to make payments on the notes.”

          As of September 30, 2003, after giving pro forma effect to the Transactions, we would have had an aggregate of $428.2 million of senior indebtedness outstanding, of which $426.9 million would be secured senior indebtedness, and we would have had no senior subordinated indebtedness other than the notes, and $198 million of availability under our senior secured revolver. In addition, as of September 30, 2003, after giving pro forma effect to the Transactions, our subsidiaries would have had an aggregate of $602.7 million of indebtedness and other liabilities outstanding.

Payment Stoppages

          Upon the occurrence of any payment default in respect of any designated senior indebtedness beyond any applicable grace period and after the receipt by the trustee from a representative of holders of the designated senior indebtedness of written notice of such default, we may not make any payment or distribution of any kind (excluding certain permitted equity interests or subordinated securities) on account of the notes until such default has been cured, waived or otherwise ceases to exist or such designated senior indebtedness has been discharged or paid in full. Thereafter, we may resume making payments in respect of the notes, including any missed payments.

          Upon the occurrence and continuance of any non-payment default with respect to any designated senior indebtedness that gives its holders the right to accelerate its maturity and after the receipt by the trustee and us from a representative of the holders of the designated senior indebtedness of written notice of such non-payment default, we may not make any payment or distribution of any kind (excluding certain permitted equity interests or subordinated securities) on account of the notes for the period specified below, a “payment blockage period.” The payment blockage period will commence upon the receipt of notice of the non-payment default by the trustee and will end on the earliest of:

•	the 179th day after such notice;

•	the date on which such non-payment default (and all other non-payment defaults as to which notice is given after such payment blockage period is initiated) is cured, waived or ceases to exist or on which such designated senior indebtedness is discharged or paid in full; or

•	the date on which such payment blockage period (and all non-payment defaults as to which notice is given after such payment blockage period is initiated) has been terminated by written notice to us or the trustee from the representative initiating such payment blockage period.

          Thereafter, we may resume making payments in respect of the notes, including any missed payments. Notices of non-payment defaults may be given at any time; however, during any period of 365 consecutive days, only one payment blockage period may commence and such period may not exceed 179 days. No non-payment default with respect to designated senior indebtedness that existed on the date of the commencement of any payment blockage period can be the basis for the commencement of a second payment blockage period.

          If we fail to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would enable the holders of the notes to accelerate the maturity of the notes. See “—Events of Default and Acceleration.”

          The indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, commenced by or against us or in respect of our assets, or in the event of our liquidation, dissolution or other winding up whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or in the event of any assignment by us for the benefit of creditors or other marshaling of our assets or liabilities, all senior indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the notes.

Liquidation/Insolvency

          By reason of such subordination provisions described above, in the event of our liquidation or insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the notes. Funds which would be otherwise payable to the holders of the notes will be paid to the holders of such Indebtedness to the extent necessary to pay such Indebtedness in full and we may be unable to meet our obligations fully with respect to the notes.

Related Definitions

          Under the indenture, “senior indebtedness” means the principal of, premium, if any, and interest (including interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on, and all other obligations owing by us in respect of, whether outstanding on the issue date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes, the following:

•	indebtedness of ours (including our obligations arising from our guarantee of the indebtedness) to banks, insurance companies, financial institutions and other entities evidenced by credit or loan agreements, notes or other written obligations;

•	all other indebtedness of ours (including our obligations arising from our guarantee of the indebtedness of others) other than the notes, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is

•	for money borrowed; or

•	evidenced by a note, security, debenture, bond or similar instrument or guarantee thereof;

•	our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or in respect of any lease or related document (including a purchase agreement) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or effectively guarantees a minimum residual value of the leased property to the landlord and our obligations under such lease or related document to purchase or cause a third party to purchase such leased property;

•	our obligations under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements;

•	all of our obligations in respect of the deferred purchase price of property (but excluding any portion thereof constituting amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable, and amounts for compensation to employees);

•	all of our obligations for the reimbursement of any letters of credit, bankers acceptances, bank guarantees and other similar instruments.

          Notwithstanding the foregoing, “senior indebtedness” shall not include

•	indebtedness that is contractually subordinate or junior in right of payment to any of our indebtedness;

•	indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to us;

•	indebtedness which is represented by Redeemable Capital Stock;

•	any liability for foreign, federal, state, local or other taxes owed or owing by us to the extent such liability constitutes indebtedness;

•	indebtedness of ours to a subsidiary or any other affiliate of ours or any of such affiliate’s subsidiaries;

•	to the extent it might constitute indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by us, and amounts owed by us for compensation to employees or services rendered to us;

•	that portion of any indebtedness which at the time of issuance is issued in violation of the indenture; and

•	indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

          “Designated senior indebtedness” means (i) all senior indebtedness under our senior secured credit facility being entered into to finance the NTGH Acquisition and (ii) any other senior indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20 million and which is specifically designated in the instrument creating or evidencing such senior indebtedness as “designated senior indebtedness” by us.

          “Pari Passu Indebtedness” means any indebtedness of ours that is pari passu in right of payment to the notes.

          “Redeemable Capital Stock” means any capital stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise,

•	is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the principal of the notes,

•	is redeemable at the option of the holder thereof at any time prior to such final stated maturity (other than upon a change in control of us in circumstances where the holders of the notes would have similar rights), or

•	is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.

          “Subordinated Indebtedness” means indebtedness of ours contractually subordinated in right of payment to the notes.

Conversion Rights

          A holder may convert a note in integral multiples of $1,000 principal amount at maturity, into common stock only if the conditions for conversion described below are satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

          For each $1,000 principal amount at maturity of notes surrendered for conversion, a holder will receive 6.211 shares of our common stock, which we refer to as the conversion rate. The conversion rate may be adjusted upon the occurrence of the events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash or a combination of cash and shares of our common stock for the notes surrendered as described below. The ability to surrender notes for conversion will expire at the close of business on January 15, 2034.

          To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

          On conversion of a note, a holder will not receive any cash payment representing accrued original issue discount or any accrued cash interest or contingent cash interest. Instead, accrued original issue discount, accrued cash interest or contingent cash interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay accrued original issue discount or accrued and unpaid cash interest attributable to the period from the issue date through the conversion date; and

•	to satisfy our obligation to pay accrued contingent cash interest, if any, attributable to the most recent accrual date.

          As a result, accrued original issue discount, accrued cash interest and any accrued contingent cash interest are deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

          If contingent cash interest is payable to holders of notes during any particular six-month period, and such notes are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such notes at the close of business on the accrual or record date will receive the contingent cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless such notes have been called for redemption, in which case no such payment will be required.

          The conversion rate will not be adjusted for accrued original issue discount, accrued cash interest or any contingent cash interest. A certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock (or any cash in lieu thereof), upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

          In lieu of delivering shares of our common stock upon conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note (or a portion of a note) equal to:

(1) the average sale price of our common stock for the five consecutive trading days immediately following either:

•	the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus supplement; or

•	the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter,

multiplied by

(2) the conversion rate in effect on the conversion date.

          We will give notice to the applicable holders no later than two business days following the conversion date of our election to deliver shares of our common stock and/or cash, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under “— Redemption of Notes at Our Option.” We will then deliver such common stock and/or cash to holders surrendering notes for conversion no later than the tenth business day following the applicable conversion date. At any time prior to maturity, we may at our option elect, by notice to the trustee and the noteholders that upon conversion of the notes at any time following the date of such notice, we shall be required to deliver cash in an amount at least equal to the accreted principal amount of the notes converted. If we make this election, we will also be required to deliver cash only in connection with any principal value conversion pursuant to the trading price condition. If an event of default, as described under “— Events of Default and Acceleration” below (other than a default in a cash payment upon conversion of the notes) exists, we may not pay cash upon conversion of any notes (other than cash for fractional shares).

          We will adjust the conversion rate for:

(1) dividends or distributions on our common stock payable in our common stock or other capital stock of our company;

(2) subdivisions, combinations or certain reclassifications of our common stock;

(3) distributions to all holders of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days of such distribution at less than the closing sale price of our common stock at that time;

(4) non-cash distributions to the holders of our common stock of a portion of our assets (including shares of capital stock of, or similar equity interests in, a subsidiary) or debt securities issued by us or certain rights to purchase our securities;

(5) distributions of cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarter does not exceed $0.09625 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5); in the event of a dividend or distribution to which this clause (5) applies, the conversion rate will be adjusted by multiplying the conversion rate by a fraction,

•	The numerator of which will be the “current market price” of our common stock and

•	The denominator of which will be the “current market price” of our common stock minus the amount per share of such dividend or distribution (as determined below); and

(6) Payments by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted by multiplying the base conversion rate by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the average of the closing sale price per share of our common stock for each of the 10 consecutive trading days next succeeding the expiration of the tender or exchange offer.

          “Current market price” of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

          In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the paragraph above, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

          If an adjustment is required to be made under clause (5) as a result of distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a distribution that is not quarterly dividend, the adjustment would be based upon the full amount of the distribution.

          In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case in a manner determined in accordance with the indenture.

          No adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

          If more than one event occurs requiring that an adjustment be made to the conversion rate for a given period, certain adjustments to the conversion rate shall be determined by our board of directors to reflect the combined impact of such conversion rate adjustment events during such period. Whenever conversion rate adjustments are required under the indenture, such adjustments shall be made to the conversion rate as may be necessary and appropriate to effectuate the intent of the indenture, and to avoid unjust or inequitable results, as determined in good faith by our board of directors.

          In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we elect to deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

          Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to our shareholder rights plan is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date of conversion. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on a equitable basis.

          The indenture permits us to increase the conversion rate from time to time.

          For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.”

          If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of our company or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the transaction.

          Upon determining that the holders are or will be entitled to convert their notes into shares of common stock in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Conversion Based On Common Stock Price

          Holders may surrender notes for conversion into shares of our common stock in any fiscal quarter commencing at any time after March 31, 2004, if, as of the last day of the preceding fiscal quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 120% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. Once the foregoing condition is satisfied for any one quarter, then the notes will thereafter be convertible at any time at the option of the holder, through maturity. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

          The “accreted conversion price” per share of common stock as of any day will equal the sum of the issue price of a note plus the accrued original issue discount to that day divided by the then applicable conversion rate. The “closing sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date on the principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

          The conversion trigger price per share of our common stock in respect of each of the first 20 fiscal quarters following issuance of the notes is $76.32. This conversion trigger price reflects the accreted conversion price per share of common stock multiplied by 120%. Thereafter, the accreted conversion price per share of common stock increases each fiscal quarter by the accreted original issue discount for the quarter. The conversion trigger price per share for the fiscal quarter beginning January 1, 2034 is $192.91. The foregoing conversion trigger prices assume that no events have occurred that would require an adjustment to the conversion rate.

Conversion Upon Satisfaction of Trading Price Condition

          Holders may surrender notes for conversion prior to maturity during the five business-day period after satisfaction of the trading price condition. The trading price condition will be satisfied if during any five consecutive trading-day period the “trading price” per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate; provided that if, on the day prior to any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than the accreted conversion price but less than or equal to 120% of the accreted conversion price upon any such conversion, you will receive, in lieu of common stock based on the conversion rate, cash and/or common stock with a value equal to the issue price plus accrued original issue discount, accrued cash interest, if any, and accrued contingent cash interest, if any, as of the conversion date. We refer to this amount as the “principal value conversion”. If you surrender your notes for conversion and it is a principal value conversion, we will give notice to the applicable holders no later than two business days following the conversion date of our election to deliver shares of our common stock and/or cash, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under “— Redemption of Notes at Our Option.” Any common stock delivered upon a principal value conversion will be valued at the greater of the accreted conversion price on the conversion date and the “applicable stock price” as of the conversion date. We will then deliver such common stock and/or cash to holders surrendering notes for conversion no later than the third business day following the applicable conversion date. The “applicable stock price” means, in respect of a date of determination, the average of the closing sales price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

          The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent trustee for $2.5 million principal amount at maturity of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.5 million principal amount at maturity of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then for purposes of this section, the trading price per note will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such notes.

          In connection with any conversion upon satisfaction of the above trading price conditions, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per note would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of such note. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per such note is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such note.

Conversion Based on Redemption

          A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

          A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. A “trading day” is any day on which the NYSE is open for trading or, if the applicable security is quoted on the Nasdaq system, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

Conversion Upon Occurrence of Certain Corporate Transactions

          If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until the date that is 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of our company or another person which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction. If such transaction also constitutes a change in control of our company, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Change in Control Permits Purchase of Notes by Roper Industries at the Option of the Holder.”

          The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

Contingent Cash Interest

          Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of the notes during any six-month period from January 16 to July 15 and from July 16 to January 15, commencing January 16, 2009, if the average trading price of the notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for a note to the day immediately preceding the first day of the applicable six-month period.

          The contingent cash interest payable per note in respect of any six-month period in which contingent cash interest is payable will equal the annual rate of 0.25% of the average trading price of a note for the five trading day measurement period.

          Contingent cash interest, if any, will accrue and be payable to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. Original issue discount will continue to accrue at the yield to maturity whether or not contingent cash interest is paid.

          If the bid solicitation agent cannot reasonably obtain at least one bid for $2.5 million principal amount at maturity of notes from a nationally recognized securities dealer or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the note will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average closing sale price of our common stock on the five trading days ending on such determination date.

          Upon determination that note holders will be entitled to receive contingent cash interest during a relevant six-month period, we will issue a press release and use our reasonable best efforts to post such information on our website or through such other public medium as we may use at that time.

          We may unilaterally increase the amount of contingent cash interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

Redemption of Notes at Our Option

          No sinking fund is provided for the notes. Prior to January 15, 2009, we cannot redeem the notes at our option. Beginning on January 15, 2009, we may redeem the notes for cash, in whole or in part at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of notes.

          If we elect to redeem notes, we will pay a redemption price equal to the sum of the issue price plus accrued original issue discount and accrued and unpaid cash interest, if any, including contingent cash interest, if any, on such notes to the applicable redemption date. The table below shows the redemption prices of a note on January 15, 2009, on each January 15 thereafter prior to maturity and at maturity on January 15, 2034. In addition, the redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the additional accrued original issue discount that has accrued on such note since the immediately preceding date in the table below.

		(2)	(3)
	(1)	Accrued Original	Redemption Price
Redemption Date January 15	Note Issue Price	Issue Discount	(1) + (2)

2009	$395.02	$0.00	$395.02
2010	395.02	14.95	409.97
2011	395.02	30.47	425.49
2012	395.02	46.58	441.60
2013	395.02	63.29	458.31
2014	395.02	80.64	475.66
2015	395.02	98.64	493.66
2016	395.02	117.33	512.35
2017	395.02	136.72	531.74
2018	395.02	158.85	551.87
2019	395.02	177.74	572.76
2020	395.02	199.42	594.44
2021	395.02	221.92	616.94
2022	395.02	245.27	640.29

		(2)	(3)
	(1)	Accrued Original	Redemption Price
Redemption Date January 15	Note Issue Price	Issue Discount	(1) + (2)

2023	395.02	269.51	664.53
2024	395.02	294.66	689.68
2025	395.02	320.77	715.79
2026	395.02	347.86	742.88
2027	395.02	375.98	771.00
2028	395.02	405.16	800.18
2029	395.02	435.45	830.47
2030	395.02	466.88	861.90
2031	395.02	499.51	894.53
2032	395.02	533.37	928.39
2033	395.02	568.51	963.53
At stated maturity	395.02	604.98	1,000.00

          If we redeem less than all of the outstanding notes the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

Purchase of Notes by Us at the Option of the Holder for Cash

          On the purchase dates of January 15, 2009, January 15, 2014, January 15, 2019, January 15, 2024 and January 15, 2029, we may, at the option of the holder, be required to purchase for cash, at the purchase price set forth below plus accrued cash interest, if any, including contingent cash interest, if any, to the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

          The purchase price of a note will be:

•	$395.02 per note on January 15, 2009;

•	$475.66 per note on January 15, 2014;

•	$572.76 per note on January 15, 2019;

•	$689.68 per note on January 15, 2024; and

•	$830.47 per note on January 15, 2029.

          The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount, if any, on such notes as of the applicable purchase date. We may only pay the purchase price in cash and not in shares of our common stock. See “Material United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Conversion, Redemption or Repurchase of the Notes.”

          We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their notes.

          The purchase notice given by each holder electing to require us to purchase notes shall state:

•	the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

          A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

          In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

          Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

          If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

          No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes by Us at the Option of the Holder

          In the event of a change in control of our company, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes. However, the principal amount at maturity submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000.

          We must purchase the notes as of a date no later than 30 business days after the occurrence of such change in control at a cash price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, including contingent cash interest, if any, on such note to such date of purchase.

          Within 15 days after the occurrence of a change in control or at our option, prior to such change in control but after it is publicly announced, we must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

•	the events causing the change in control;

•	the date (or expected date) of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate resulting from such change in control;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

          To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

•	the certificate numbers of the notes to be delivered by the holder;

•	the portion of the principal amount at maturity of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

          A holder may withdraw any change in control purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

          Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of this change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

          If the paying agent holds money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, cash interest or original issue discount on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

          Under the indenture, a “change in control” of our company will be deemed to have occurred at such time as:

•	any person other than our company, its subsidiaries or their employee benefit plans, becomes the beneficial owner of more than 50% of the aggregate voting power of our capital stock entitled under ordinary circumstances to elect at least a majority of our directors, or

•	our company is consolidated with, or merged into, another person or such other person is merged into our company (other than a transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors of such continuing or surviving corporation immediately after such transaction).

          Notwithstanding the foregoing, a “change in control” will not be deemed to occur in connection with any merger or similar transaction the purpose of which is to change the state of incorporation of the relevant person.

          The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

          In connection with any purchase offer in the event of a change in control, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

          The change in control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of Roper Industries. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	part of a plan by management to adopt a series of anti-takeover provisions.

          Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchasers. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

          We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries’ outstanding indebtedness. In addition, the provisions of the indenture may not afford holders of the notes the right to require us to repurchase the notes in the event of a highly leveraged transaction or certain reorganization, restructuring, merger or other similar transactions (including, in certain circumstances, an acquisition of us by management or its affiliates) involving us that may adversely affect holders of the notes, if such transaction is not a transaction defined as a change in control.

          No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default and Acceleration

          The following are events of default under the indenture:

•	default in the payment of any principal amount (including accrued original issue discount) at maturity or any redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

•	default in payment of any interest (including contingent cash interest) under the notes, which default continues for 30 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of Roper Industries or any subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

          If an event of default occurs, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration, and any accrued and unpaid cash interest, including contingent cash interest, if any, through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the notes plus the original issue discount accrued thereon, together with any accrued cash interest, including contingent cash interest, if any, through the occurrence of such event shall automatically become and be immediately due and payable. If a bankruptcy proceeding is commenced in respect of us, the claim of the beneficial owner of a note may be limited, under Section 502(6)(2) of Title 11 of the United States Code, to the issue price of the note plus the original issue discount and any unpaid cash interest and any contingent cash interest which has accrued as of the commencement of the proceeding.

Limitation on Layering Debt

          The indenture provides that we may not incur, create issue, assume guarantee or otherwise become liable for any indebtedness or guarantee, as applicable, that is subordinate or junior in right of payment to any senior indebtedness and senior in any respect in right of payment to the notes.

Consolidation, Mergers or Sales of Assets

          The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

          Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

          The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note is required to:

•	alter the manner of calculation or rate of accrual of original issue discount or interest (including contingent cash interest) on any note or change the time of payment;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount at maturity, restated principal amount, issue price, accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any note;

•	make any change that adversely affects the rights of a holder to convert any note in any material respect;

•	make any change that adversely affects the right to require us to purchase a note in any material respect;

•	make any change to the provisions of the indenture relating to the subordination of the notes in any manner adverse to the holders of the notes in any material respect;

•	except as otherwise permitted under “— Consolidation, Mergers or Sales of Assets,” consent to the assignment or transfer by Roper Industries of any of its rights and obligations under the indenture;

•	make any change to the obligation of Roper Industries to repurchase all or any part of the notes in the event of a change in control in accordance with “— Change in Control Permits Purchase of Notes by Roper Industries at the Option of the Holder,” including amending, changing or modifying any definitions with respect thereto;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

          Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to add a guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

          The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

          We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of contingent cash interest payments, if any, payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

          If a bankruptcy proceeding is commenced in respect of Roper Industries, the claim of a holder of a note is, under title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any unpaid cash interest and any contingent cash interest, that has accrued from the date of issue to the commencement of the proceeding.

Governing Law

          The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

          SunTrust Bank is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Book-Entry System

          The notes were issued in the form of global securities without coupons held in fully registered book-entry form. DTC or its nominee, Cede & Co., is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. Roper Industries and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

          Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

          DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

New Senior Secured Credit Facility

          Concurrently with the closing of this offering, we intend to enter into a new senior secured credit facility with JPMorgan Chase Bank, as administrative agent, Merrill Lynch Capital Corporation, as documentation agent, Wachovia Bank, National Association, as syndication agent and certain other lenders. The terms of our new senior secured credit facility are still being negotiated and are subject to change. We expect the new facility to consist of:

•	a five year $400 million term loan, which will include a euro term loan sub-facility for the euro equivalent of $42 million to be made available to one of our foreign subsidiaries; and

•	a three year $225 million revolving loan, which will include availability of up to $20 million for letters of credit and $20 million for swingline loans and of which $50 million will be available under a multicurrency subfacility in dollars and certain other currencies.

We will use borrowings under the term loans to finance the NTGH acquisition and the cash portion of the DAP Technologies acquisition, repay our existing credit facility and pay fees and expenses related to the Transactions. We will use availability under our revolving loans to repay existing indebtedness and for general corporate purposes. See “Use of Proceeds.” In addition, so long as no event of default is in existence under our new senior secured credit facility, we may request a further incremental term loan in an amount not to exceed $200 million. None of our then existing lenders will be required to participate in the incremental term loan. For purposes of this description, references to “term loan” do not include the incremental term loan.

          We and certain of our foreign subsidiaries will be borrowers under our new senior secured credit facility. The facility will be guaranteed by all our present and future domestic subsidiaries (other than domestic subsidiaries that remain subsidiaries of our foreign subsidiaries) and will be secured by a first priority lien on substantially all of our assets and the assets of our direct and indirect domestic subsidiaries including, without limitation, all of our and their respective cash, cash equivalents, accounts receivable, contract rights (including under partnership agreements, management agreements, operating agreements, affiliation agreements and similar agreements), inventory, intellectual property, trade names, equipment and proceeds, but excluding real property interests, and by a pledge of substantially all of the capital stock or other equity interests we and they hold in our respective domestic subsidiaries and at least 65% of the capital stock or other equity interests of certain of our foreign subsidiaries.

          We expect that amounts outstanding under the term loan and the revolving loans will bear interest, at our option, at a rate based on either:

•	the higher of (1) the federal funds rate plus 0.50% and (2) the publicly announced prime lending rate of JPMorgan Chase Bank from time to time, in either case plus a per annum spread which adjusts six months after closing and ranges from 0.50% to 1.0% depending on our consolidated total leverage ratio; provided, however, that during the first six month period immediately following the closing of such facility the spread will be fixed at 1.0%; or

•	the eurocurrency rate plus a per annum spread which adjusts six months after closing and ranges from 1.50% to 2.0% depending on our consolidated total leverage ratio; provided, however, that during the first six month period immediately following the closing of such facility the spread will be fixed at 2.0%.

Outstanding letters of credit issued under the facility will be charged a quarterly fee (based on a per annum spread which adjusts six months after closing and ranges from 1.50% to 2.0% depending on our consolidated total leverage ratio; provided, however, that during the first six month period immediately following the closing of such facility the spread will be fixed at 2.0%) in addition to a fronting fee of 0.125% per annum on the outstanding amount of all such letters of credit.

Additionally, we expect to pay a quarterly commitment fee on the unused portion of the revolving loans of 0.50% per annum for a period of six months following the closing of the facility. Subsequently, the commitment fee will be based on a spread ranging from 0.375% to 0.50% depending on our consolidated total leverage ratio. Our foreign subsidiary borrower shall also pay to each lender under the new facility that provides a euro term loan a quarterly fronting fee equal to 0.125% per annum on the dollar equivalent of such euro term loan made by such lender.

          The closing of the facility will be subject to certain conditions precedent.

          Mandatory Prepayments. Subject to customary exceptions and limitations, the facility will require us to prepay our term loan and, in certain cases, reduce our commitments under our revolving loan, with the net cash proceeds of certain asset sales by us or any of our subsidiaries, from the issuance or incurrence of certain debt, from certain casualty and condemnation events, and, commencing with the fiscal years ending December 31, 2004, up to 75% of our excess cash flows, unless we meet a consolidated senior leverage ratio test.

          Term Loan Amortization. We are required to make principal payments on the term loans (other than any incremental term loan) in 20 consecutive quarterly installments each in an amount equal to:

•	1.25% of the term loan commitments, for each quarter commencing on March 31, 2004 through and including December 31, 2005;

•	2.50% of the term loan commitments, for each quarter commencing on March 31, 2006 through and including December 31, 2007; and

•	17.50% of the term loan commitments, for each quarter commencing on March 31, 2008 through and including the fifth anniversary of the closing date.

          The new facility will contain various affirmative and negative covenants which will, among other things, limit our ability to incur new debt, prepay subordinated debt, make certain investments and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures. The covenants will include:

          Indebtedness. Neither we nor any of our subsidiaries will be permitted to create, issue, incur assume, become liable in respect of or permit any indebtedness, except for, among other things, (1) the notes and any overallotment option, (2) indebtedness with respect to certain receivables transactions in an aggregate amount not to exceed $100 million, (3) subordinated debt, (4) guarantee obligations of any subsidiary guarantor in respect of such subordinated debt subject to certain restrictions and (5) other indebtedness (not constituting subordinated debt); provided that, among other things, at the time of incurrence of any indebtedness pursuant to clause (3), (4) and (5) above, after giving effect to such indebtedness, the aggregate amount of all indebtedness incurred pursuant to clause (5) shall not exceed the greater of (x) 5% of our consolidated total assets and (y) $75 million, and at the time of incurrence of any indebtedness pursuant to clauses 3, 4 and 5 of this paragraph, after giving effect to such indebtedness (such indebtedness determined without duplication), the aggregate outstanding principal amount of all indebtedness incurred shall not exceed the greater of (x) 15% of our consolidated total assets and (y) $250 million.

          Acquisitions. Neither we nor any of our subsidiaries will be permitted to consummate any acquisitions, except for, among others, acquisitions of all or substantially all of the capital stock or assets of, or of a business, unit or division of, any entity; provided that:

•	we shall be in compliance, after giving effect to the acquisition, with the covenants contained in the facility;

•	no default under the credit facility shall have occurred and be continuing, or would occur after giving effect to the acquisition;

•	in the case of a stock acquisition, the board of directors (or comparable governing body) of the target entity shall approve such acquisition; and

•	in the case of an acquisition of an entity organized under the laws of a jurisdiction other than the U.S. (or any assets located in any such jurisdiction), the consideration paid for such acquisition, together with the consideration paid for all other foreign acquisitions in the then-current fiscal year, shall not exceed 40% of our consolidated net worth for such fiscal year prior to giving effect to such acquisition.

          Restricted Payments. Neither we nor any of our subsidiaries will be permitted to declare or pay any cash dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock of us or any of our subsidiaries, or make any other distribution in respect thereof, except for, among other things (so long as no default or event of default under the facility shall have occurred and be continuing), we may pay dividends on our common stock in an aggregate amount in any fiscal year not to exceed 25% of our consolidated net income of such fiscal year.

          Capital Expenditures. Neither we nor any of our subsidiaries will be permitted to make or commit to make capital expenditures during any fiscal year in excess of 15% of our consolidated EBITDA for the immediately preceding fiscal year.

          Line of Business. Under the facility, we are prohibited from entering into any business that is not engaged principally in any of the design, manufacture or distribution of industrial products, solutions or services and businesses reasonably related thereto; provided that, we or any of our subsidiaries may engage in any business that does not otherwise satisfy the requirements set forth in the previous clause if such business, together with all of our other businesses, does not constitute a material portion of our businesses taken as a whole.

          We will also be subject to financial covenants, which will require us to limit our consolidated total leverage ratio and consolidated senior leverage ratio and to maintain a consolidated interest coverage ratio as follows:

          Consolidated Total Leverage Ratio. We may not permit the consolidated total leverage ratio as at the last day of any period of our four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Total
Fiscal Quarter Ending	Leverage Ratio

March 31, 2004 — December 31, 2004	4.25 to 1.0
March 31, 2005 — December 31, 2005	4.00 to 1.0
March 31, 2006 — December 31, 2006	3.75 to 1.0
March 31, 2007 — December 31, 2007	3.50 to 1.0
March 31, 2008 and thereafter	3.25 to 1.0

          Consolidated Senior Leverage Ratio. We may not permit the consolidated senior leverage ratio as at the last day of any period of our four consecutive fiscal quarters ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated Senior
Fiscal Quarter Ending	Leverage Ratio

March 31, 2004 — December 31, 2004	3.25 to 1.0
March 31, 2005 — December 31, 2005	3.00 to 1.0
March 31, 2006 — December 31, 2006	2.75 to 1.0
March 31, 2007 — December 31, 2007	2.50 to 1.0
March 31, 2008 and thereafter	2.25 to 1.0

          Consolidated Interest Coverage Ratio. We may not permit the consolidated interest coverage ratio for any period of our four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the date we close our new credit facility) to be less than 5.0 to 1.0.

          Consolidated EBITDA. We may not permit our consolidated EBITDA for the fiscal year ending December 31, 2003 to be less than $180 million. The definition of consolidated EBITDA used in the credit facility is different from the commonly used definition of EBITDA (net income plus (1) interest expense, (2) income taxes and (3) depreciation and amortization) as well as our definition of adjusted EBITDA used elsewhere in this prospectus supplement.

          Our new senior secured credit facility will also contain customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control and breaches of covenants.

PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding the ownership of our common stock as of November 30, 2003 for:

•	each stockholder known by us to own beneficially more than 5% of our outstanding shares of common stock,

•	each director,

•	our chief executive officer and each of our four other most highly compensated executive officers, and

•	all of our directors and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after December 1, 2003 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Beneficial Ownership of Common Stock

		Percent Before
		the	Percent After the
Name of Beneficial Owner *	Number	Transactions(1)	Transactions(1)

T. Rowe Price Associates, Inc.(2)	3,820,150	12.0%	10.6%
T. Rowe Price Mid-Cap Growth Fund, Inc.(3)	2,000,000	6.3%	5.6%
Neuberger Berman, LLC(4)	1,807,666	5.7%	5.0%
Beck, Mack & Oliver LLC(5)	1,656,861	5.2%	4.6%
W. Lawrence Banks(6)	30,000	**	**
David W. Devonshire	2,000	**	**
Donald G. Calder(6)(7)	370,049	1.2%	1.0%
John F. Fort III(6)(8)	27,500	**	**
Brian D. Jellison(6)	156,667	**	**
Derrick N. Key(6)	719,635	2.3%	2.0%
Wilbur J. Prezzano(6)	30,000	**	**
Georg Graf Schall-Riaucour(6)(9)	437,000	1.4%	1.2%
Eriberto R. Scocimara(6)(10)	69,894	**	**
Christopher Wright(6)	50,000	**	**
Nigel W. Crocker(11)	67,278	**	**
Martin S. Headley(11)	68,200	**	**
C. Thomas O’Grady(11)	19,564	**	**
All directors and executive officers as a group (17 persons)(12)	2,246,954	7.0%	6.2%

*	Each share beneficially owned continuously since November 3, 1999 is entitled to five votes per share. Therefore, the voting power of the persons listed above may significantly exceed the number of shares shown as beneficially owned either now or in the future. See “Description of Common Stock” in the accompanying prospectus.

**	Less than 1%.

(1)	As of November 30, 2003, there were 31,815,905 shares of our common stock outstanding. As of November 30, 2003 after giving effect to the common stock offering, there would be 36,015,905 shares of our common stock outstanding.

(2)	The beneficial owner’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202; has no voting power with respect to 3,138,600 shares. Such shares include all shares beneficially owned by T. Rowe Price Mid-Cap Growth Fund, Inc.

(3)	The beneficial owner’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202; has no disposition power with respect to all shares. All such shares also are included in the number of shares beneficially owned by T. Rowe Price Associates, Inc.

(4)	The beneficial owner’s business address is 605 Third Avenue, New York, NY 10158-3698; has shared voting power with respect to 1,281,700 shares and no voting power with respect to 455,852 shares; has shared disposition power with respect to 1,806,134 shares and no disposition power with respect to the balance of the shares. Newberger Berman Management, Inc. is also deemed to beneficially own these shares.

(5)	The beneficial owner’s business address is 330 Madison Avenue, 31st Floor, New York, New York 10017-5001; has no voting power and shared disposition power with respect to all shares.

(6)	Includes 28,000 shares (Mr. Banks), 20,000 shares (Mr. Calder), 23,200 shares (Mr. Fort), 156,667 shares (Mr. Jellison), 179,222 shares (Mr. Key), 28,000 shares (Mr. Prezzano), 20,000 shares (Mr. Schall-Riaucour), 24,000 shares (Mr. Scocimara), and 28,000 shares (Mr. Wright), subject to options exercisable within 60 days of December 1, 2003.

(7)	Includes (a) 12,600 shares owned by a family foundation of which Mr. Calder is president and a director, (b) 169,844 shares owned by Mr. Calder’s spouse and (c) 14,400 shares held by a trust with respect to which Mr. Calder is a co-trustee and shares voting and disposition powers. Mr. Calder disclaims any beneficial ownership interest in any shares owned by his spouse.

(8)	Includes 1,100 shares owned by Mr. Fort’s spouse as to which he disclaims any beneficial ownership.

(9)	Includes 399,000 shares owned by Wittelsbacher Ausgleichsfonds, a German foundation, of which Mr. Schall-Riaucour is General Director, and as such, is authorized to vote and dispose of such shares. Mr. Schall-Riaucour disclaims beneficial ownership of all such shares.

(10)	Includes 24,000 shares owned by Mr. Scocimara’s spouse as to all of which he disclaims any beneficial ownership.

(11)	Includes 58,334 shares (Mr. Crocker), 64,000 shares (Mr. Headley), and 19,000 shares (Mr. O’Grady) subject to options exercisable within 60 days of December 1, 2003.

(12)	Includes 751,632 shares subject to options exercisable within 60 days of December 1, 2003. Roper believes that approximately 950,652 of the shares held by its directors are entitled to five votes per share and that approximately 92,980 of the shares held by its executive officers are entitled to five votes per share.

SHARES ELIGIBLE FOR FUTURE SALE

          As of November 30, 2003 we had 31,815,905 shares of common stock outstanding. Upon completion of the common stock offering, as of November 30, 2003 we would have had 36,015,905 shares of common stock outstanding. All shares of our common stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144 and Rule 145.

          We have reserved for issuance 3,616,349 shares of our common stock issuable upon conversion of the notes offered hereby. These shares, if and when issued, will be registered and freely tradeable, subject to resale restrictions upon affiliates under Rule 144.

          In addition, the 34,000 shares that we are issuing in connection with the DAP Technologies acquisition are unregistered and will be subject to the resale limitations of Rule 145 under the Securities Act.

Lock-Up Agreements

          We and our directors and executive officers have agreed, with certain exceptions including, with respect to our directors and executive officers, the ability to do cashless exercises of options and to fund taxes payable upon such exercises, and with respect to us, subject to restrictions, allowing us to issue common stock in connection with business combinations and strategic or other significant investments, including the 34,000 shares we intend to issue as part of the consideration for the acquisition of the remaining one-third interest of DAP Technologies, not to sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus supplement, without the prior written consent of Merrill Lynch, on behalf of the underwriters.

Rule 144

          In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 are subject to certain other requirements regarding the manner of sale, notice and availability of current public information about us.

          Under Rule 144(k), a person who is not, and has not been at any time, one of our affiliates during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 145

          A stockholder that receives shares of our common stock in the DAP Technologies acquisition may resell those shares in accordance with Rule 145. Under Rule 145, the stockholder may sell in any three month period a number of shares that does not exceed the volume limitation of Rule 144 that is described above, subject to requirements relating to the manner of sale and notice and availability of current information about us. If the stockholder is not one of our affiliates, the shares may be sold without regard to the volume limitation once the stockholder has owned the shares for one year, subject only to the requirements relating to public information about us.

Registration of Shares Under Stock Option Plans

          We have filed registration statements on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under our stock plans. When issued, these shares will be freely tradeable in the public market, subject to Rule 144 volume limitations applicable to affiliates and, in some cases, the expiration of the lock-up agreements discussed above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this prospectus supplement. This summary applies only to a beneficial owner of notes who purchases notes in this offering at their “issue price” (as described below) and who holds the notes or common stock as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•	tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies,

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle,

•	tax consequences to beneficial owners whose “functional currency” is not the U.S. dollar, or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “Non-U.S. Holders — U.S. Federal Estate Tax”).

          The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

          If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

          No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

          If you are considering purchasing the notes, you should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Classification of the Notes

          We believe, based on the advice of our tax counsel, that the notes will be treated as indebtedness for U.S. federal income tax purposes and will be subject to U.S. Treasury regulations governing contingent payment debt instruments (which we refer to as the “Contingent Debt Regulations”). Under the indenture governing the notes, we will agree, and, by acceptance of a note or a beneficial interest in a note, each holder and beneficial owner of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Contingent Debt Regulations in the absence of a change in applicable law requiring a contrary treatment. In addition, pursuant to the terms of the indenture, we and each holder and beneficial owner of a note will agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the Contingent Debt Regulations to the notes, including our determination of the projected payment schedule (as described below) and the comparable yield, which is the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes (as described below). By acceptance of a note or a beneficial interest in a note, you also will be deemed to agree under the indenture to treat the fair market value of common stock that you receive on a conversion of a note as a contingent payment under the Contingent Debt Regulations.

          In Revenue Ruling 2002-31, the IRS addressed the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and concluded that the instruments addressed in that published ruling were subject to the Contingent Debt Regulations. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. No rulings have been sought from the IRS with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS will agree with the treatment described herein. Any differing treatment could significantly affect the amount, timing and character of income, gain or loss recognized in respect of an investment in the notes or the common stock received on a conversion of the notes. In particular, a beneficial owner might be required to accrue interest income at a different rate, might not recognize income, gain or loss upon conversion of the notes into common stock and might recognize capital gain or loss upon a taxable disposition of its notes. You should consult your own tax advisor concerning the tax consequences of investing in the notes (including any possible differing treatments of the notes).

          The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the Contingent Debt Regulations and does not address any possible differing treatments of the notes.

U.S. Holders

          The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

          For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Accrual of Interest

          Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes,

•	require you to accrue in each year interest income on the notes at the comparable yield (as described below), which is likely to be substantially in excess of interest payments actually received by you in such year, and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, conversion, redemption or repurchase of the notes.

          You will be required to accrue an amount of interest income for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the notes that equals:

•	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period,

•	divided by the number of days in the accrual period, and

•	multiplied by the number of days during the accrual period that you held the notes.

          The issue price of a note will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals (as described below), and decreased by the amount of any noncontingent payments previously made with respect to the note and the projected amount of any contingent payments previously scheduled to be made with respect to the note under the projected payment schedule (as described below).

          Under the Contingent Debt Regulations, you will be required to include interest in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. The comparable yield of the notes is determined based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the notes. Accordingly, we have determined that the comparable yield is an annual rate of 7.00%, compounded semi-annually.

          We are required to furnish you the comparable yield and, solely for purposes of determining the amount of interest income that you will be required to accrue for U.S. federal income tax purposes, a “projected payment schedule” constructed by us that includes estimates of the amount and timing of contingent interest payments and the amount of the payment upon maturity on the notes (taking into account the fair market value of the common stock that might be paid upon a conversion of the notes). The fair market value of any common stock (and cash, if any) received by you upon the conversion of a note is treated for this purpose as a contingent payment. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Where You Can Find More Information” in the accompanying prospectus.

          The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a projection or representation regarding the actual amount or timing of the payments on a note.

Adjustments to Interest Accruals on the Notes

          If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual contingent payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected contingent payments for the taxable year, you will incur a “positive adjustment” equal to the amount of such excess. The positive adjustment will be treated as additional interest income for that taxable year. For these purposes, the actual contingent payments in a taxable year include the fair market value of property received in that year (including common stock received upon conversion of the notes). If, during any taxable year, you receive actual contingent payments with respect to the notes that in the aggregate are less than the total amount of projected contingent payments for that taxable year, you will incur a “negative adjustment” equal to the amount of such deficit. A negative adjustment will be treated as follows:

•	first, it will reduce the amount of interest that you would otherwise be required to include in your income with respect to the notes in the taxable year,

•	second, to the extent of any excess, it will be treated as ordinary loss in an amount not to exceed the excess of (A) the amount of your total prior interest inclusions with respect to the notes over (B) the total amount of negative adjustments treated as ordinary loss on the notes in prior taxable years, and

•	third, to the extent any portion of the negative adjustment remains, it will be carried forward and treated as a negative adjustment in the succeeding taxable year or will reduce the amount realized on a sale, exchange, repurchase, redemption or conversion of your notes.

          Negative adjustments are not subject to the two-percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Sale, Exchange, Conversion, Redemption or Repurchase of the Notes

          Upon the sale, exchange, conversion, redemption or repurchase of a note, you will recognize gain or loss equal the difference between your amount realized (including the amount of cash and the fair market value of our common stock received, if any) and your adjusted tax basis in the note. Any gain you recognize generally will be treated as ordinary interest income. Any loss you recognize will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if you held the notes for more than one year. The deductibility of capital losses is subject to limitations. In the case of a conversion of a note into our common stock the treatment described above may differ significantly from the treatment that would result if the notes were not subject to the Contingent Debt Regulations.

          Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note generally is equal to your original purchase price for the note, increased by interest income you previously accrued on the note (determined without regard to any adjustments to interest accruals, as described above) and reduced by the amount of any noncontingent payments previously made with respect to the note and the projected amount of any contingent payments previously scheduled to be made on the note under the projected payment schedule described above.

          Your tax basis in common stock received upon conversion of a note will equal the then current fair market value of that common stock. Your holding period for the common stock received will commence on the day after the date of conversion.

          If you convert your notes between a record date for an interest payment and the next interest payment date and consequently receive a payment of cash interest or contingent interest, as described in “Description of Notes — Conversion Rights”, you should consult your own tax advisor concerning the appropriate tax treatment of such payments.

Constructive Distributions

          The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “— Distributions on Common Stock” below. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

          In general, distributions with respect to our common stock received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at the reduced rates provided for under recently enacted legislation (effective for tax years through 2008) if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

          A U.S. holder will recognize capital gain or loss on the sale or other disposition of common stock received upon the conversion of a note equal to the difference between the amount realized and the holder’s tax basis in the common stock. Capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

      The following is a summary of the material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. Holders”).

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the Notes

      Subject to the discussion below under “—Constructive Dividends,” if you are a non-U.S. holder, any payment to you of principal or interest on the notes (including amounts taken into income as interest under the accrual rules described above under “U.S. Holders”), and any gain realized on a sale, exchange, redemption, conversion or repurchase of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote,

•	you are not a controlled foreign corporation that is related to us through sufficient stock ownership,

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code,

•	such payments (and amounts) are not effectively connected with a trade or business in the United States conducted by you,

•	subject to special certification rules that may apply to a non-U.S. holder that is a pass-through entity, (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries and you and the intermediaries satisfy the certification requirements of applicable Treasury regulations, and

•	we are not, and have not been at any time during the shorter of the five-year period ending on the date of such sale, exchange, conversion, redemption or repurchase and the period that the non-U.S. holder held the notes, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

          We believe that we currently are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, you will be subject to U.S. federal income tax on the sale, exchange, conversion, redemption or repurchase of notes only if the fair market value of your notes on the date of their acquisition is more than five percent of the fair market value of our common stock on that date.

          If you cannot satisfy the requirements described in the bullet points above, payments of interest income will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in this withholding tax under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments of interest income received by you on the notes are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          If you are engaged in a trade or business in the United States and interest income on a note is effectively connected with the conduct of that trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. federal income tax (but not the 30% withholding tax if you provide a Form W-8ECI as described above) on that interest income on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in your earnings and profits.

Payments on Common Stock

          Any dividends paid to a non-U.S. holder with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder), are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

          In order to claim the benefit of an income tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive Dividends

          Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “U.S. Holders — Constructive Distributions” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “— Payments on the Common Stock.” We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments on your notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange or Redemption of Shares of Common Stock

          Any gain that a non-U.S. holder realizes upon the sale, exchange, redemption or other taxable disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the holder’s conduct of a trade or business in the United States and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the holder,

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the holder held the common stock.

          An individual non-U.S. holder who realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived at regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. person as defined under the Code. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and that realizes gain described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived at regular graduated U.S. federal income tax rates in the same manner as if the holder were a U.S. person as defined under the Code and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

          We believe that we currently are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, you will be subject to U.S. federal income tax on the sale, exchange, redemption or other taxable disposition of our common stock only if our common stock is regularly traded on an established securities market and you directly or indirectly hold or held (at any time during the shorter of the five year period preceding the date of such taxable disposition) more than five percent of our common stock.

U.S. Federal Estate Tax

          If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

          If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest and dividend income.

          In general, if you are a non-U.S. holder you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the certification described above under “Non-U.S. Holders — Payments With Respect to the Notes.”

          In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under “Non-U.S. Holders — Payments With Respect to the Notes” and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

          Subject to the terms and conditions described in an underwriting agreement between us and the representatives of the underwriters named below, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount at maturity of notes listed opposite their names below.

Principal
Amount at
Maturity
Underwriter

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$425,295,000
Banc One Capital Markets, Inc.	25,315,000
McDonald Investments Inc., a KeyCorp Company	20,252,000
SunTrust Capital Markets, Inc.	20,252,000
Robert W. Baird & Co. Incorporated	15,190,000

Total	$506,304,000

          The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of .533% of the principal amount of the notes. After the public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option

Public offering price	39.502%	$200,000,206	$230,000,000
Underwriting discount	.8888%	$4,500,030	$5,175,000
Proceeds, before expenses, to us	38.6132%	$195,500,176	$224,825,000

          The expenses of the offering, not including the underwriting discount, are estimated at $250,000 and are payable by us.

Overallotment Option

          We have granted an option to the underwriters to purchase up to $75,945,000 aggregate principal amount at maturity of the notes at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option within a 13-day period beginning on the date of original issuance of the notes solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

          We and our directors and executive officers have agreed, with exceptions including, with respect to our directors and executive officers, the ability to do cashless exercises of options and to fund taxes payable upon such exercises, and with respect to us, subject to restrictions, allowing us to issue common stock in connection with business combinations and strategic or other significant investments, including the 34,000 shares we intend to issue as part of the consideration for the remaining interest of DAP Technologies, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any convertible debt or preferred securities,

•	sell any option or contract to purchase any convertible debt or preferred securities,

•	purchase any option or contract to sell any convertible debt or preferred securities,

•	grant any option, right or warrant for the sale of any convertible debt or preferred securities,

•	lend or otherwise dispose of or transfer any convertible debt or preferred securities,

•	request or demand that we file a registration statement related to any convertible debt or preferred securities, or

•	enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

          This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Trading

          The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market. The notes are not eligible for trading in the PORTAL market. The shares of common stock are listed on the New York Stock Exchange under the symbol “ROP”.

Price Stabilization, Short Positions

          Until the distribution of the notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the notes or our common stock. However, the representatives may engage in transactions that stabilize the price of the notes or of our common stock, such as bids or purchases to peg, fix or maintain that price.

          If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing notes in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of one of our securities to stabilize its price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as our exclusive financial advisor in connection with certain financing transactions and received customary fees and expenses for its services. In connection with the Transactions, we will enter into a new $625 million senior secured credit facility with affiliates of Merrill Lynch and certain other lenders. Additionally, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. An affiliate of SunTrust Capital Markets, Inc. is the trustee under our indenture.

LEGAL MATTERS

          King & Spalding LLP will pass on certain legal matters for us, including the validity of the securities offered by this prospectus supplement. Fried, Frank, Harris, Shriver & Jacobson LLP (a Delaware limited liability partnership), New York, New York, will pass on specified legal matters for the underwriters.

EXPERTS

          The consolidated financial statements of Roper Industries, Inc. as of October 31, 2002 and 2001 and for each of the three years in the period ended October 31, 2002 included in and incorporated by reference in this prospectus supplement and the accompanying prospectus have been included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of Neptune Technology Group Holdings, Inc. as of December 31, 2002 and 2001 and for the year ended December 31, 2002, the period from November 1, 2001 to December 31, 2001, the period from January 1, 2001 to October 31, 2001 and the year ended December 31, 2000 included and incorporated by reference in this prospectus supplement and the accompanying prospectus have been included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings for the Nine Months Ended September 30, 2003 and September 30, 2002 (unaudited)	F-2
Condensed Consolidated Balance Sheets as of September 30, 2003 (unaudited) and October 31, 2002	F-3
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2003 and September 30, 2002 (unaudited)	F-4
Condensed Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Earnings from October 31, 2002 through September 30, 2003 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Condensed Consolidated Statement of Earnings for the Two Months ended December 31, 2002 and December 31, 2001 (unaudited)	F-13
Condensed Consolidated Balance Sheets as of December 31, 2002 and October 31, 2002 (unaudited)	F-14
Condensed Consolidated Statements of Cash Flows for the Two Months ended December 31, 2002 and December 31, 2001 (unaudited)	F-15
Condensed Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Earnings from October 31, 2002 through December 31, 2002 (unaudited)	F-16
Notes to Condensed Consolidated Financial Statements	F-17
Report of Independent Auditors	F-23
Consolidated Balance Sheets as of October 31, 2002 and October 31, 2001	F-24
Consolidated Statements of Earnings for the Years ended October 31, 2002, 2001 and 2000	F-25
Consolidated Statements of Stockholders’ Equity and Comprehensive Earnings for the Years ended October 31, 2002, 2001 and 2000	F-26
Consolidated Statements of Cash Flows for the Years ended October 31, 2002, 2001 and 2000	F-27
Notes to Consolidated Financial Statements	F-28
Neptune Technology Group Holdings, Inc.
Condensed Consolidated Balance Sheets as of September 30, 2003 and December 31, 2002 (unaudited)	F-50
Condensed Consolidated Statements of Earnings for the Nine Months ended September 30, 2003 and September 30, 2002 (unaudited)	F-51
Condensed Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Earnings from December 31, 2002 through September 30, 2003 (unaudited)	F-52
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2003 and September 30, 2002 (unaudited)	F-53
Notes to Condensed Consolidated Financial Statements	F-54
Report of Independent Accountants	F-60
Report of Independent Accountants	F-61
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001	F-62

Consolidated Statements of Operations for the fiscal year ended December 31, 2002, the period from November 1, 2001 to December 31, 2001, the period from January 1, 2001 to October 31, 2001 and the fiscal year ended December 31, 2000
F-63
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income from December 31, 1999 through December 31, 2002	F-64

Consolidated Statements of Cash Flows for the fiscal year ended December 31, 2002, the period from November 1, 2001 to December 31, 2001, the period from January 1, 2001 to October 31, 2001 and the fiscal year ended December 31, 2000
F-65
Notes to Consolidated Financial Statements	F-66

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended
	September 30,

	2003	2002

	(unaudited)
	(in thousands, except per
	share data)
Net sales	$487,562	$455,375
Cost of sales	230,504	210,448

Gross profit	257,058	244,927
Selling, general and administrative expenses	178,262	163,785

Income from operations	78,796	81,142
Interest expense	12,653	13,703
Euro debt currency exchange loss	—	4,093
Other income (expense)	(195)	1,795

Earnings from continuing operations before income taxes	65,948	65,141
Income taxes	19,784	20,196

Earnings from continuing operations	46,164	44,945
Loss from discontinued operations, net of tax	(2,822)	(330)

Net earnings	$43,342	$44,615

Net earnings per share:
Basic:
Earnings from continuing operations	$1.47	$1.44
Loss from discontinued operations	(0.09)	(0.01)

Net Earnings	$1.38	$1.43

Diluted:
Earnings from continuing operations	$1.45	$1.41
Loss from discontinued operations	(0.09)	(0.01)

Net Earnings	$1.36	$1.40

Weighted average common shares outstanding:
Basic	31,482	31,257
Diluted	31,844	31,854
Dividends declared per common share	$0.2625	$0.2475

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	October 31,
	2003	2002

	(unaudited)
	(in thousands)
ASSETS:
Cash and cash equivalents	$14,510	$12,422
Accounts receivable, net	120,344	138,290
Inventories	95,233	88,313
Other current assets	5,238	5,224
Assets held for sale	—	4,578

Total current assets	235,325	248,827
Property, plant and equipment, net	51,908	51,089
Goodwill	482,465	459,233
Other intangible assets, net	36,852	37,032
Other noncurrent assets	29,127	32,792

Total assets	$835,677	$828,973

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$33,791	$35,253
Accrued liabilities	54,732	65,153
Liabilities related to assets held for sale	—	1,698
Income taxes payable	3,093	7,618
Current portion of long-term debt	1,017	20,515

Total current liabilities	92,633	130,237
Long-term debt	287,470	311,590
Other liabilities	13,846	11,134

Total liabilities	393,949	452,961

Common stock	328	326
Additional paid-in capital	94,925	89,153
Unearned compensation on restricted stock	(123)	—
Retained earnings	338,159	304,995
Accumulated other comprehensive earnings	32,645	5,940
Treasury stock	(24,206)	(24,402)

Total stockholders’ equity	441,728	376,012

Total liabilities and stockholders’ equity	$835,677	$828,973

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2002

	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net earnings	$43,342	$44,615
Depreciation	8,556	8,350
Amortization	3,550	2,516
Other, net	2,322	10,029

Cash provided by operating activities	57,770	65,510
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,654)	(70,452)
Capital expenditures	(8,084)	(4,502)
Other, net	(1,969)	(4,809)

Cash used in investing activities	(11,707)	(79,763)
Cash flows from financing activities:
Debt borrowings	21,780	50,061
Debt payments	(67,580)	(35,325)
Dividends	(8,284)	(7,749)
Proceeds from sales of common stock, net	5,340	5,484

Cash (used in)/provided by financing activities	(48,744)	12,471
Effect of foreign currency exchange rate changes on cash	1,921	1,198

Net decrease in cash and cash equivalents	(760)	(584)
Cash and cash equivalents, beginning of period	15,270	19,471

Cash and cash equivalents, end of period	$14,510	$18,887

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY AND COMPREHENSIVE EARNINGS

			Unearned
			Compensation		Accumulated
		Additional	On Restricted		Other
	Common	Paid-in	Stock	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Earnings	Earnings	Stock	Total

	(unaudited)

	(in thousands)
Balances at October 31, 2002	$326	$89,153	$—	$304,995	$5,940	$(24,402)	$376,012
Net earnings	—	—	—	853	—	—	853
Stock option transactions	—	111	—	—	—	—	111
Currency translation adjustments	—	—	—	—	6,752	—	6,752
Dividends declared	—	—	—	(2,747)	—	—	(2,747)

Balances at December 31, 2002	$326	$89,264	$—	$303,101	$12,692	$(24,402)	$380,981

Net earnings	—	—	—	43,342	—	—	43,342
Stock option transactions	2	5,073	—	—	—	—	5,075
Treasury stock sold	—	113	—	—	—	196	309
Currency translation adjustments	—	—	—	—	19,953	—	19,953
Restricted Stock Grants	—	475	(123)	—	—	—	352
Dividends declared	—	—	—	(8,284)	—	—	(8,284)

Balances at September 30, 2003	$328	$94,925	$(123)	$338,159	$32,645	$(24,206)	$441,728

See accompanying notes to condensed consolidated financial statements

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

1.     Basis of Presentation

          The accompanying condensed consolidated financial statements for the nine-month periods ended September 30, 2003 and 2002 are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of Roper Industries, Inc. (“Roper”) and its subsidiaries for all periods presented.

          On August 20, 2003 the Board of Directors of the Company approved a change in the date of the Company’s year end from October 31 to December 31. The Company filed a transition period report on Form 10-Q for November and December 2002, and has its first calendar interim reporting period ending September 30, 2003 related to its new calendar year.

          Certain reclassifications have been made to previously reported information to conform to the current presentation.

          Roper’s management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Actual results could differ from those estimates.

          The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results to be expected for the full calendar year. You should read these unaudited condensed consolidated financial statements in conjunction with Roper’s consolidated financial statements and the notes thereto included in its 2002 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.

2.     Earnings Per Share

          Basic earnings per share are calculated by dividing net earnings (there were no adjustments necessary to determine earnings available to common shares) by the weighted average number of common shares outstanding during the period. Diluted earnings per share included the dilutive effect of common stock equivalents outstanding during the period. Common stock equivalents consisted of stock options.

3.     Comprehensive Earnings

          Comprehensive earnings include net earnings and all other non-owner sources of changes in net assets. Comprehensive earnings (in thousands) for the nine months ended September 30, 2003 and 2002 were $63,295 and $59,820, respectively. The differences between net earnings and comprehensive earnings were currency translation adjustments. Income taxes have not been provided on currency translation adjustments.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

4.     Inventories

	September 30,	October 31,
	2003	2002

	(in thousands)
Raw materials and supplies	$68,115	$63,247
Work in process	13,026	11,656
Finished products	38,456	34,383
Other inventory reserves	(23,123)	(19,820)
LIFO reserve	(1,241)	(1,153)

	$95,233	$88,313

5.     Goodwill

			Energy	Scientific &
		Industrial	Systems &	Industrial
	Instrumentation	Technology	Controls	Imaging	Total

	(in thousands)
Balances at October 31, 2002	$198,085	$76,703	$78,916	$105,529	$459,233
Currency translation adjustments	4,364	717	195	155	5,431

Balances at December 31, 2002	$202,449	$77,420	$79,111	$105,684	$464,664

Purchase accounting adjustments	2	—	1,473	342	1,817
Currency translation adjustments	11,613	2,138	522	1,711	15,984

Balances at September 30, 2003	$214,064	$79,558	$81,106	$107,737	$482,465

6.     Other intangible assets, net

			Net
		Accumulated	Book
	Cost	Amort.	Value

	(in thousands)
Assets subject to amortization:
Existing customer base	$17,202	$(3,592)	$13,610
Unpatented technology	7,739	(2,527)	5,212
Patents and other protective rights	7,273	(4,111)	3,162
Trade secrets	3,010	(583)	2,427
Sales order backlog	453	(453)	—
Assets not subject to amortization:
Trade names	12,441	—	12,441

Balances at September 30, 2003	$48,118	$(11,266)	$36,852

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

          Amortization expense of other intangible assets was $3,550 and $2,516 during the nine months ended September 30, 2003 and 2002, respectively.

7.     Contingencies

          Roper, in the ordinary course of business, is the subject of, or a party to, various pending or threatened legal actions, including those pertaining to product liability and employment practices. Based upon Roper’s past experience with the defense and resolution of its product liability and employment practice claims and the limits of the primary, excess, and umbrella liability insurance available with respect to pending claims, management believes that adequate provisions have been made to cover any potential liability not covered by such insurance and that the ultimate liability, if any, arising from these actions should not have a material adverse effect on the consolidated financial position, results of operations or cash flows of Roper.

          There has been a significant increase in certain U.S. states in asbestos-related litigation claims against numerous industrial companies. Roper or its subsidiaries have been named as defendants in some such cases. To date, no significant costs have been incurred by Roper in connection with these claims. Roper believes it has valid defenses to such claims and, if required, intends to defend them vigorously. Given the state of these claims it is not currently possible to determine the potential liability, if any, that may be incurred by Roper.

8.     Industry Segments

          Subsequent to our previous fiscal year ended October 31, 2002, Roper realigned its operations into four market-focused segments to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. The four segments are: Instrumentation; Industrial Technology; Energy Systems and Controls; and Scientific and Industrial Imaging. All segment information has been restated to reflect these new categories.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

          Sales and operating profit by industry segment are set forth in the following table (dollars in thousands):

	Nine Months Ended September 30,

	2003	2002	Change

Net sales:
Instrumentation	$130,445	$128,697	1.4%
Industrial Technology	126,816	126,120	0.6
Energy Systems & Controls	105,260	91,669	14.8
Scientific & Industrial Imaging	125,041	108,889	14.8

Total	$487,562	$455,375	7.1%

Gross profit:
Instrumentation	$76,223	$73,919	3.1%
Industrial Technology	58,576	58,295	0.5
Energy Systems & Controls	55,253	56,021	(1.4)
Scientific & Industrial Imaging	67,006	56,692	18.2

Total	$257,058	$244,927	5.0%

Operating profit*:
Instrumentation	$21,042	$21,896	(3.9)%
Industrial Technology	27,586	29,287	(5.8)
Energy Systems & Controls	19,591	22,151	(11.6)
Scientific & Industrial Imaging	20,796	16,020	29.8

Total	$89,015	$89,354	(0.4)%

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $10,219 and $8,212 for the nine months ended September 30, 2003 and 2002, respectively.

9.     Discontinued Operations

          In connection with the realignment of our businesses during the transitional period ended December 31, 2002, the company formalized its decision to offer for sale the Petrotech operation. Petrotech was subsequently sold on August 31, 2003. Accordingly, related operating results reported as discontinued operations are outlined as follows (amounts in thousands):

	Nine Months Ended
	September 30,

	2003	2002

Net sales	$4,304	$6,815
Loss before income taxes	(2,671)	(510)
Income tax benefit/(expense)	(151)	180

Loss on discontinued operations	$(2,822)	$(330)

          The loss on sale of Petrotech including tax expense was approximately $1.1 million.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

          In addition, related assets and liabilities of Petrotech are recorded in the captions “Assets held for sale” and “Liabilities related to assets held for sale”, respectively, in the Condensed Consolidated Balance Sheet at October 31, 2002. The assets held for sale are outlined as follows:

	September 30,	October 31,
	2003	2002

Current assets	$—	$3,373
Property, plant and equipment, net	—	250
Goodwill, net	—	955

Assets held for sale	$—	$4,578

          Liabilities related to assets held for sale are comprised of accounts payables and other accrued liabilities.

          The Petrotech operation was previously reported in the Company’s Energy Systems and Controls segment. The accompanying financial statements have been restated to conform to discontinued operations treatment for all historical periods presented.

10.     Recently Released Accounting Pronouncements

          The Company adopted SFAS 143 — “Accounting for Asset Retirement Obligations” as of November 1, 2002. There was no material impact to the company related to this new statement.

          The Company adopted FASB Interpretation No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” as of January 1, 2003. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has no new guarantees after December 31, 2002 requiring the measurement provisions of this Interpretation.

          The FASB issued Interpretation No. 46 — “Consolidation of Variable Interest Entities” (“VIE’s”) that is an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation addresses the consolidation requirements of business enterprises which have variable interest entities. FIN 46 applies immediately to VIE’s created after January 31, 2003, and to VIE’s in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003 to VIE’s in which an enterprise holds a variable interest that it acquired before February 1, 2003. Roper is in the process of assessing the implications of this new statement for the company.

          The FASB issued SFAS 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123” which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends certain disclosure requirements of Statement 123. Currently, Roper has chosen not to adopt the accounting provisions of SFAS 123; however, as permitted by SFAS 123, the Company continues to apply intrinsic value accounting for its stock option plans under Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Roper’s pro forma net earnings and pro forma earnings per share based upon the fair value at the grant dates for awards under the company’s plans are disclosed below.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

          If the company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under these plans, the company’s net income and income per share would have been approximately as presented below.

	Nine Months Ended
	September 30,

	2003	2002

Net earnings, as reported (in thousands)	$43,342	$44,615
Deduct: Total additional stock based compensation cost, net of tax	3,338	2,783

Net earnings Pro forma (in thousands)	$40,004	$41,832

Net Earnings per share, as reported:
Basic	$1.38	$1.43
Diluted	1.36	1.42
Net Earnings per share, Pro forma:
Basic	$1.27	$1.34
Diluted	1.26	1.31

          The FASB deferred issuance of SFAS 150 — “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both,” on October 29, 2003, that clarifies liability or equity classification for different financial instruments including mandatorily redeemable shares, put options and forward purchase contracts, and obligations that can be settled with shares. The Company is assessing the impact of this new statement to its financial statements.

11.     Restricted Stock

          In March 2003, restricted stock awards for a total of 14,000 shares and a deferred stock award for 2,000 shares were awarded to the Company’s non-management directors under the Company’s equity compensation plans in which these directors participate. The restrictions on 50% of the restricted stock awards to a director will lapse upon his continuous service for six months following the grant, and the restrictions on the remaining 50% upon his continuous service for one year following the grant. Similarly, 50% of the deferred stock award will vest upon continuous service for six months and the remaining 50% will vest upon one year of continuous service. Directors who received restricted stock will have voting rights and receive dividends, but the shares may not be sold, assigned, transferred, pledged or otherwise encumbered. The deferred stock award shares will be issued without restrictions upon the completion of the applicable continuous service periods. A director who terminates his service before the applicable restricted or continuous service periods run will forfeit the right to receive the corresponding shares.

          The intrinsic value of the shares awarded by the restricted stock and deferred stock awards on the date of grant is amortized ratably over the vesting period. Unearned compensation on the March 2003 grant of the awards of $475,000 was recorded based on the market value of the shares on the date of grant and is generally being amortized over one year. The unamortized balance of unearned compensation on the awards is included as a separate component of stockholders’ equity.

          Compensation expense of $352,000 was recorded during the nine months ended September 30, 2003 for the awards.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2003

12.     Restructuring Activities

          In conjunction with segment realignment described in Note 8, Roper has commenced certain restructuring activities designed to reduce excess manufacturing capacity, move certain operations to lower-cost locations and transform activities to have lower fixed costs associated with those activities. Costs incurred to date have been as follows (amounts in thousands):

	Three Month Periods Ended

	March 31,	June 30,	September 30,
	2003	2003	2003

Included in cost of sales	$300	$100	$0
Included in selling, general and administrative expenses	608	3,149	1,028

Total	$908	$3,249	$1,028

          Roper expects these activities to continue at least through the end of the current calendar year.

13.     Subsequent Event

          On October 21, 2003, the Company entered into a stock purchase agreement pursuant to which it agreed to acquire all of the outstanding capital stock of Neptune Technology Group Holdings Inc. (“Neptune”) from the selling shareholders named in the agreement for a cash purchase price of approximately $475 million, which is net of cash acquired, and includes debt assumed. Consummation of the acquisition is subject to customary closing conditions, including the receipt of regulatory approvals. The acquisition is expected to close in the first fiscal quarter of 2004.

          In connection with the Neptune acquisition, the Company entered into a definitive commitment letter with Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Wachovia Bank, National Association, and Wachovia Capital Investments, Inc. for a new $625 million senior secured credit facility consisting of five-year $450 million term loans and a three-year, $175 million revolving credit facility. In addition, the Company plans to issue approximately $150 to $200 million of convertible subordinated notes and approximately $150 to $200 million of common stock to the public for cash in registered or private offerings, depending on prevailing market conditions. Merrill Lynch, JPMorgan, and Wachovia have also agreed pursuant to the commitment letter to provide, subject to certain conditions, up to $300 million of acquisition bridge financing if necessary. Roper would use the new credit facility and the proceeds from the other financing transactions to fund the Neptune acquisition, retire its existing senior notes and repay all amounts outstanding under the Company’s existing credit facility. Roper expects to incur debt extinguishment costs of approximately $13 to $17 million, net of taxes, in connection with the early retirement of its existing senior notes due in 2007 and 2010.

          Consummation of the new credit facility, and, if necessary, the bridge financing, are conditioned upon the completion of the acquisition and are subject to the negotiation and execution of definitive loan documentation and customary closing conditions. Roper expects that consummation of the other financings for the acquisition will be conditioned upon the closing of the acquisition. The actual components of the financing plan and the terms of the financings are subject to certain conditions in the commitment letter and prevailing market conditions at the time of the closing and may, as a result, be different from described above.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Two Months Ended
	December 31,

	2002	2001

	(unaudited)
	(in thousands, except
	per share data)
Net sales	$83,885	$86,904
Cost of sales	42,320	41,570

Gross profit	41,565	45,334
Selling, general and administrative expenses	36,997	34,817

Income from operations	4,568	10,517
Interest expense	2,978	2,970
Other income	179	717

Earnings from continuing operations before income taxes and change in accounting principle	1,769	8,264
Income taxes	529	2,895

Earnings from continuing operations before change in accounting principle	1,240	5,369
Loss from discontinued operations, net of tax benefit of $211 and $171, respectively	387	317

Earnings before change in accounting principle	853	5,052
Goodwill impairment, net of taxes of $11,130	—	25,970

Net earnings/(loss)	$853	$(20,918)

Net earnings per common share:
Basic:
Earnings from continuing operations before change in accounting principle	$0.04	$0.17
Loss from discontinued operations	(0.01)	(0.01)
Goodwill adjustment effective November 1, 2001	—	(0.84)

Net Earnings/(Loss)	$0.03	$(0.68)

Diluted:
Earnings from continuing operations before change in accounting principle	$0.04	$0.17
Loss from discontinued operations	(0.01)	(0.01)
Goodwill adjustment effective November 1, 2001	—	(0.82)

Net Earnings/(Loss)	$0.03	$(0.66)

Weighted average common shares outstanding:
Basic	31,356	30,916
Diluted	31,854	31,742
Dividends declared per common share	$0.0875	$0.0825

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	October 31,
	2002	2002

	(unaudited)
	(in thousands)
ASSETS
Cash and cash equivalents	$15,270	$12,422
Accounts receivable, net	117,984	138,290
Inventories	92,681	88,313
Other current assets	4,451	5,224
Assets held for sale	5,113	4,578

Total current assets	235,499	248,827
Property, plant and equipment, net	50,410	51,089
Goodwill	464,664	459,233
Other intangible assets, net	37,253	37,032
Other noncurrent assets	33,979	32,792

Total assets	$821,805	$828,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$28,380	$35,253
Accrued liabilities	60,924	65,153
Liabilities related to assets held for sale	2,477	1,698
Income taxes payable	7,563	7,618
Current portion of long-term debt	20,917	20,515

Total current liabilities	120,261	130,237
Long-term debt	308,684	311,590
Other noncurrent liabilities	11,879	11,134

Total liabilities	438,077	452,961

Common stock	326	326
Additional paid-in capital	89,264	89,153
Retained earnings	303,101	304,995
Accumulated other comprehensive earnings	12,692	5,940
Treasury stock	(24,402)	(24,402)

Total stockholders’ equity	380,981	376,012

Total liabilities and stockholders’ equity	$821,805	$828,973

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Two Months Ended
	December 31,

	2002	2001

	(unaudited)
	(in thousands)
Cash flows from operating activities:
Net earnings/(loss)	$853	$(20,918)
Depreciation	1,943	2,530
Amortization	677	894
Goodwill transitional impairment, net of tax	—	25,970
Other, net	3,908	(7,464)

Cash provided by operating activities	7,381	1,012

Cash flows from investing activities:
Acquisitions of business, net of cash acquired	—	(6,642)
Capital expenditures	(658)	(2,016)
Other, net	(396)	(535)

Cash used in investing activities	(1,054)	(9,193)

Cash flows from financing activities:
Debt borrowings	—	12,743
Debt payments	(4,185)	(3,667)
Other, net	114	2,555

Cash (used) provided in financing activities	(4,071)	11,631

Effect of foreign currency exchange rate changes on cash	592	(398)

Net increase in cash and cash equivalents	2,848	3,052
Cash and cash equivalents, beginning of period	12,422	16,419

Cash and cash equivalents, end of period	$15,270	$19,471

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE EARNINGS

				Accum.
				Other
		Additional		Compre-
	Common	Paid-in	Retained	hensive	Treasury
	Stock	Capital	Earnings	Earnings	Stock	Total

	(unaudited)

	(in thousands)
Balances at October 31, 2002	$326	$89,153	$304,995	$5,940	$(24,402)	$376,012
Net earnings	—	—	853	—	—	853
Stock option transactions	—	111	—	—	—	111
Other comprehensive earnings:
Currency translation adjustments	—	—	—	6,752	—	6,752
Dividends declared	—	—	(2,747)	—	—	(2,747)

Balances at December 31, 2002	$326	$89,264	$303,101	$12,692	$(24,402)	$380,981

See accompanying notes to condensed consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.     Basis of Presentation

          On August 20, 2003 the Board of Directors of Roper Industries, Inc. (“Roper”) voted to change the fiscal year end from October 31 to December 31, effective as of January 1, 2003. As a result of this change in fiscal year, Roper’s current fiscal year 2003 will be the twelve month period beginning January 1, 2003 and ending on December 31, 2003. Accordingly, the unaudited consolidated condensed financial statements are presented for the transition period from November 1, 2002 to December 31, 2002.

          The accompanying condensed consolidated financial statements for the two-month periods ended December 31, 2002 and 2001 are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of Roper Industries, Inc. and its subsidiaries for all periods presented.

          During the period ended December 31, 2002, Roper realigned its operations into four market-focused segments to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. The four new segments are: Instrumentation; Industrial Technology; Energy Systems and Controls; and Scientific and Industrial Imaging. All segment information has been restated to reflect these new categories.

          Certain reclassifications have been made to previously reported information to conform to the current presentation.

          Roper’s management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Actual results could differ from those estimates.

          The results of operations for the two months ended December 31, 2002 are not necessarily indicative of the results to be expected in the future. It is recommended that these unaudited condensed consolidated financial statements be read in conjunction with Roper’s consolidated financial statements and the notes thereto included in its 2002 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.

2.     Earnings Per Share

          Basic earnings per share are calculated by dividing net earnings (there were no adjustments necessary to determine earnings available to common shares) by the weighted average number of common shares outstanding during the period. Diluted earnings per share included the dilutive effect of common stock equivalents outstanding during the period. Common stock equivalents consisted of stock options.

3.     Comprehensive Earnings

          Comprehensive earnings includes net earnings and all other non-owner sources of changes in a company’s net assets. Comprehensive earnings during the two months ended December 31, 2002 and 2001, was $7,605 and $(23,452), respectively. The differences between net earnings and comprehensive earnings were currency translation adjustments. Income taxes have not been provided on currency translation adjustments.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

4.     Inventories

	December 31,	October 31,
	2002	2002

	(in thousands)
Raw materials and supplies	$63,343	$63,247
Work in process	13,159	11,656
Finished products	37,369	34,383
Other inventory reserves	(20,037)	(19,820)
LIFO reserve	(1,153)	(1,153)

	$92,681	$88,313

5.     Goodwill

			Energy	Scientific &
		Industrial	Systems &	Ind.
	Instrumentation	Technology	Controls	Imaging	Total

	(in thousands)
Balances at October 31, 2002	$198,085	$76,703	$78,916	$105,529	$459,233
Additions	—	—	—	—	—
Currency translation adjustments	4,364	717	195	155	5,431
Reclassifications	—	—	—	—	—

Balances at December 31, 2002	$202,449	$77,420	$79,111	$105,684	$464,664

6.     Other intangible assets, net

		Accumulated	Net Book
	Cost	Amort.	Value

	(in thousands)
Assets subject to amortization:
Existing customer base	$15,382	$(2,031)	$13,351
Unpatented technology	7,667	(1,659)	6,008
Patents and other protective rights	7,099	(3,503)	3,596
Trade secrets	3,010	(209)	2,801
Sales order backlog	442	(436)	6
Assets not subject to amortization:
Trade names	11,491	—	11,491

Balances at December 31, 2002	$45,091	$(7,838)	$37,253

          Amortization expense of other intangible assets was $677 and $894 during the two months ended December 31, 2002 and 2001, respectively.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

7.     Contingencies

          Roper, in the ordinary course of business, is the subject of, or a party to, various pending or threatened legal actions, including those pertaining to product liability and employment practices. Based upon Roper’s past experience with the defense and resolution of its product liability and employment practice claims and the limits of the primary, excess, and umbrella liability insurance available with respect to pending claims, management believes that adequate provisions have been made to cover any potential liability not covered by such insurance and that the ultimate liability, if any, arising from these actions should not have a material adverse effect on the consolidated financial position, results of operations or cash flows of Roper.

          There has been a significant increase in certain U.S. states in asbestos-related litigation claims against numerous industrial companies. Roper or its subsidiaries have been named as defendants in some such cases. To date no significant costs have been incurred by Roper in connection with these claims. Roper believes it has valid defenses to such claims and, if required, intends to defend them vigorously. Given the state of these claims it is not currently possible to determine the potential liability, if any, that may be incurred by Roper.

8.     Industry Segments

          During the two month period ended December 31, 2002, Roper realigned its operations into four market-focused segments to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. The four new segments are: Instrumentation; Industrial Technology; Energy Systems and Controls; and Scientific and Industrial Imaging. All segment information has been restated to reflect these new categories.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

          Sales and operating profit by industry segment are set forth in the following table (dollars in thousands):

	Two Months Ended
	December 31,
			Percent
	2002	2001	Change

Net sales:
Instrumentation	$28,390	$30,590	(7.2)%
Industrial Technology	21,379	21,246	0.1
Energy Systems & Controls	12,353	10,341	19.5
Scientific & Industrial Imaging	21,763	24,727	(12.0)

Total	$83,885	$86,904	(3.5)%

Gross profit:
Instrumentation	$16,394	$18,879	(13.2)%
Industrial Technology	9,377	9,567	(2.0)
Energy Systems & Controls	4,777	4,209	13.5
Scientific & Industrial Imaging	11,017	12,679	(13.1)

Total	$41,565	$45,334	(8.3)%

Operating profit*:
Instrumentation	$4,504	$6,835	(34.1)%
Industrial Technology	3,072	3,058	0.0
Energy Systems & Controls	(2,623)	(758)	(246.0)
Scientific & Industrial Imaging	1,212	3,873	(68.7)

Total	$6,165	$13,008	(52.6)%

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $1,597 and $2,491 for the two months ended December 31, 2002 and 2001, respectively.

9.     Discontinued Operations

          In connection with the realignment of our businesses explained in Note 8 to the Financial Statements, the company formalized its decision to offer for sale the Petrotech operation. Accordingly, related operating results reported as discontinued operations are outlined as follows (amounts in thousands):

	Two Months
	Ended
	December 31,

	2002	2001

Net sales	$347	$1,426
Loss before income taxes	598	488
Income tax benefit	211	171

Loss on discontinued operations	$387	$317

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

          In addition, related assets and liabilities of Petrotech are recorded in the captions “Assets held for sale” and “Liabilities related to assets held for sale”, respectively, in the Condensed Consolidated Balance Sheets at December 31, 2002 and October 31, 2002. The assets held for sale are outlined as follows:

	December 31,	October 31,
	2003	2002

Current assets	$3,923	$3,373
Property, plant and equipment, net	235	250
Goodwill	955	955

Assets held for sale	$5,113	$4,578

          Liabilities related to assets held for sale are comprised of accounts payables and other accrued liabilities.

          The Petrotech operation was previously reported in the Company’s Energy Systems and Controls segment. The accompanying financial statements have been restated to conform to discontinued operations treatment for all historical periods presented. Petrotech was sold on August 31, 2003.

10.     Recently Released Accounting Pronouncements

          The Company adopted SFAS 143 — “Accounting for Asset Retirement Obligations” as of November 1, 2002. There was no material impact to the company related to this new statement.

          The Company adopted FASB Interpretation No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” as of January 1, 2003. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has no new guarantees after December 31, 2002 requiring the measurement provisions of this Interpretation.

          The FASB issued Interpretation No. 46 — “Consolidation of Variable Interest Entities” that is an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation addresses the consolidation requirements of business enterprises which have variable interest entities. Roper adopted the statement on January 31, 2003 and the statement has had no effect on its financial condition, results of operations, or cash flows.

          The FASB issued SFAS 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure” that amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends certain disclosure requirements of Statement 123. Currently, Roper has chosen not to adopt the accounting provisions of SFAS 123 and adopted the additional disclosure provisions of SFAS 148 during 2003.

          The FASB issued SFAS 150 — “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both” that clarifies liability or equity classification for different financial instruments including mandatorily redeemable shares, put options and forward purchase contracts, and obligations that can be settled with shares. The adoption of SFAS 150 is not expected to have a material effect on the company’s financial condition, results of operations, or cash flows.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002

11.     Restructuring Activities

          In conjunction with segment realignment described in note 8, Roper has commenced certain restructuring activities designed to reduce excess manufacturing capacity, move certain operations to lower-cost locations and transform activities to have lower fixed costs associated with those activities. Costs incurred during the two months ended December 31, 2002 were immaterial. Costs incurred from January 1, 2003 through July 31, 2003 are as disclosed in footnote 12 to the Form 10Q for the quarter ending July 31, 2003.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Roper Industries, Inc.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders’ equity and comprehensive earnings and cash flows present fairly, in all material respects, the financial position of Roper Industries, Inc. and its subsidiaries at October 31, 2002, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 1 to the consolidated financial statements, on November 1, 2001, Roper Industries, Inc. adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

PricewaterhouseCoopers LLP

Atlanta, Georgia

September 25, 2003
except for Note 18
which the date is October 22, 2003

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
October 31, 2002 and 2001

	2002	2001

	(in thousands, except
	per share data)
ASSETS
Cash and cash equivalents	$12,422	$16,419
Accounts receivable, net	138,290	116,510
Inventories	88,313	89,543
Other current assets	5,224	5,146
Assets held for sale	4,578	12,234

Total current assets	248,827	239,852
Property, plant and equipment, net	51,089	51,543
Goodwill	459,233	415,661
Other intangible assets, net	37,032	31,101
Other noncurrent assets	32,792	23,965

Total assets	$828,973	$762,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$35,253	$32,995
Accrued liabilities	65,153	59,520
Liabilities related to assets held for sale	1,698	2,738
Income taxes payable	7,618	5,617
Current portion of long-term debt	20,515	3,010

Total current liabilities	130,237	103,880
Long-term debt	311,590	323,830
Other noncurrent liabilities	11,134	10,906

Total liabilities	452,961	438,616

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value per share; 80,000 shares authorized; 32,593 shares issued and 31,363 outstanding at October 31, 2002 and 32,131 shares issued and 30,879 outstanding at October 31, 2001	326	321
Additional paid-in capital	89,153	80,510
Retained earnings	304,995	275,259
Accumulated other comprehensive earnings	5,940	(7,757)
Treasury stock, 1,230 shares October 31, 2002 and 1,252 shares at October 31, 2001	(24,402)	(24,827)

Total stockholders’ equity	376,012	323,506

Total liabilities and stockholders’ equity	$828,973	$762,122

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended October 31, 2002, 2001 and 2000

	2002	2001	2000

	(dollar and share amounts in
	thousands, except per share data)
Net sales	$617,462	$562,955	$469,999
Cost of sales	283,707	258,205	217,477

Gross profit	333,755	304,750	252,522
Selling, general and administrative expenses	218,210	203,884	163,860

Income from operations	115,545	100,866	88,662
Interest expense	18,506	15,917	13,483
Euro debt currency exchange loss	4,093	—	—
Other income	3,381	3,916	1,207

Earnings from continuing operations before income taxes and change in accounting principle	96,327	88,865	76,386
Income taxes	29,889	31,450	26,811

Earnings from continuing operations before change in accounting principle	66,438	57,415	49,575
Loss from discontinued operations, net of taxes	415	1,576	297
Goodwill impairment, net of taxes of $11,130	(25,970)	—	—

Net earnings	$40,053	$55,839	$49,278

Earnings per share:
Basic:
Earnings before change in accounting principle	$2.13	$1.87	$1.63
Loss from discontinued operations	(.01)	(.05)	(.01)
Goodwill adjustment effective November 1, 2001	(0.84)	—	—

Net earnings	$1.28	$1.82	$1.62

Diluted:
Earnings before change in accounting principle	$2.09	$1.82	$1.59
Loss from discontinued operations	(.01)	(.05)	(.01)
Goodwill adjustment effective November 1, 2001	(0.82)	—	—

Net earnings	$1.26	$1.77	$1.58

Weighted average common shares outstanding:
Basic	31,210	30,758	30,457

Diluted	31,815	31,493	31,182

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE EARNINGS
Years Ended October 31, 2002, 2001 and 2000

					Accumulated
	Common Stock		Additional		Other		Total
			Paid-in	Retained	Comprehensive	Treasury	Stockholders’	Comprehensive
	Shares	Amount	Capital	Earnings	Earnings	Stock	Equity	Earnings

	(in thousands, except per share data)
Balances at October 31, 1999	30,282	$316	$71,084	$187,911	$(2,172)	$(25,171)	$231,968
Net earnings	—	—	—	49,278	—	—	49,278	$49,278
Stock option transactions	308	3	3,949	—	—	—	3,952	—
Currency translation adjustments	—	—	—	—	(6,741)	—	(6,741)	(6,741)
Cash dividends ($0.28 per share)	—	—	—	(8,537)	—	—	(8,537)	—
Treasury stock sold	9	—	84	—	—	187	271	—

Balances at October 31, 2000	30,599	319	75,117	228,652	(8,913)	(24,984)	270,191	$42,537

Net earnings	—	—	—	55,839	—	—	55,839	$55,839
Stock option transactions	272	2	5,293	—	—	—	5,295	—
Currency translation adjustments	—	—	—	—	1,156	—	1,156	1,156
Cash dividends ($0.30 per share)	—	—	—	(9,232)	—	—	(9,232)	—
Treasury stock sold	8	—	100	—	—	157	257	—

Balances at October 31, 2001	30,879	321	80,510	275,259	(7,757)	(24,827)	323,506	$56,995

Net earnings	—	—	—	40,053	—	—	40,053	$40,053
Stock option transactions	462	5	8,096	—	—	—	8,101	—
Incentive bonus plan transactions	11	—	325	—	—	210	535	—
Currency translation adjustments	—	—	—	—	13,697	—	13,697	13,697
Cash dividends ($0.33 per share)	—	—	—	(10,317)	—	—	(10,317)	—
Treasury stock sold	11	—	222	—	—	215	437	—

Balances at October 31, 2002	31,363	$326	$89,153	$304,995	$5,940	$(24,402)	$376,012	$53,750

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 31, 2002, 2001 and 2000

	2002	2001	2000

	(in thousands)
Cash flows from operating activities:
Net earnings	$40,053	$55,839	$49,278
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	11,600	9,838	8,260
Amortization of intangible assets	3,731	16,871	13,084
Goodwill transitional impairment, net of tax	25,970	—	—
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	5,499	7,027	(13,158)
Inventories	10,557	4,466	(7,643)
Accounts payable and accrued liabilities	(4,407)	7,628	16,214
Income taxes payable	6,723	1,725	786
Note receivable — supplier financing	(11,710)	(8,451)	—
Other, net	(1,258)	7,496	978

Cash provided by operating activities	86,758	102,439	67,799

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(82,813)	(170,180)	(161,546)
Capital expenditures	(7,738)	(7,432)	(14,935)
Other, net	(1,871)	906	(1,531)

Cash used in investing activities	(92,422)	(176,706)	(178,012)

Cash flows from financing activities:
Proceeds from notes payable and long-term debt	76,621	146,125	321,941
Principal payments on notes payable and long-term debt	(74,363)	(62,815)	(208,012)
Cash dividends to stockholders	(10,317)	(9,232)	(8,537)
Treasury stock sales	972	257	271
Proceeds from stock option exercises, net	7,867	4,531	3,952

Cash provided by financing activities	780	78,866	109,615

Effect of exchange rate changes on cash	887	239	(1,145)

Net increase (decrease) in cash and cash equivalents	(3,997)	4,838	(1,743)
Cash and cash equivalents, beginning of year	16,419	11,581	13,324

Cash and cash equivalents, end of year	$12,422	$16,419	$11,581

Supplemental disclosures:
Cash paid for:
Interest	$18,695	$16,102	$9,018

Income taxes, net of refunds received	$22,940	$28,875	$25,867

Noncash investing activities:
Net assets of businesses acquired:
Fair value of assets, including goodwill	$92,660	$184,158	$177,230
Liabilities assumed	(9,847)	(13,978)	(15,684)

Cash paid, net of cash acquired	$82,813	$170,180	$161,546

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2002, 2001 and 2000

1.     Summary of Accounting Policies

          Basis of Presentation — These financial statements present consolidated information for Roper Industries, Inc. and its subsidiaries (“Roper” or the “Company”). All significant intercompany accounts and transactions have been eliminated.

          Reclassifications — Certain reclassifications of prior year information were made to conform with the current presentation.

          Nature of the Business — Roper is a diversified industrial company that designs, manufactures and distributes energy systems and controls, scientific and industrial imaging products and software, industrial technology products and instrumentation products and services. These products and services are marketed to selected segments of a broad range of markets including oil and gas, research, power generation, medical, semiconductor, refrigeration, automotive, water and wastewater and general industry.

          Discontinued Operations — During the first quarter of fiscal 2003, the Company decided to offer for sale the Petrotech operation. The accompanying financial statements have been restated to conform to discontinued operations treatment for all periods presented. See footnote 16 for additional disclosure.

          Accounts Receivable — Accounts receivable were stated net of an allowance for doubtful accounts of $3,643,000 and $4,072,000 at October 31, 2002 and 2001, respectively. Outstanding accounts receivable balances are reviewed periodically, and allowances are provided at such time that management believes reasonable doubt exists that such balances will be collected within a reasonable period of time.

          Cash and Cash Equivalents — Roper considers highly liquid financial instruments with remaining maturities at acquisition of three months or less to be cash equivalents. At October 31, 2002 and 2001, Roper had no cash equivalents.

          Earnings per Share — Basic earnings per share were calculated using net earnings and the weighted average number of shares of common stock outstanding during the respective year. Diluted earnings per share were calculated using net earnings and the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the respective year. Common stock equivalents consisted of stock options, and the effects of common stock equivalents were determined using the treasury stock method.

          As of and for the years ended October 31, 2002, 2001 and 2000, there were 345,000, 107,000 and 9,000 outstanding stock options that were not included in the determination of diluted earnings per share because doing so would have been antidilutive.

          Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

          Fair Value of Financial Instruments — Roper’s long-term debt at October 31, 2002 included $125 million of fixed-rate term notes. Roper has determined that current comparable interest rates at October 31, 2002 were lower than the stated rates of the term notes by approximately 2-3 percentage points. A discounted cash flow analysis of anticipated cash flows using October 31, 2002 interest rates indicated that the fair values of the term notes were greater than the face amounts of the term notes by $15.6 million. This liability is not reflected in Roper’s basic financial statements. At October 31, 2001, Roper had a similar unrecorded liability of $11.7 million. The change compared to October 31, 2001 was caused primarily from lower interest rates at October 31, 2002 compared to October 31, 2001.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Most of Roper’s other borrowings at October 31, 2002 were at various interest rates that adjust relatively frequently under its $275 million credit facility. The fair value for each of these borrowings at October 31, 2002 was estimated to be the face value of these borrowings.

          In May 2000, Roper entered into a 3-year interest rate swap agreement for a notional amount of $25 million. Under this agreement, Roper received a fixed interest rate of 7.68% and paid a variable rate of 3-month LIBOR plus a margin. In November 2000, Roper entered into another agreement that effectively terminated this swap agreement for an insignificant gain.

          In February 1998 and April 1998, Roper entered into five-year interest rate swap agreements for notional amounts of $50 million and $25 million, respectively. In both agreements, Roper paid a fixed interest rate, and the other party paid a variable interest rate. In May 2000, Roper effectively terminated these agreements and received $1.8 million. This gain is being amortized over the original term of the agreements.

          The fair values for all of Roper’s other financial instruments at October 31, 2002 approximated their carrying values.

          Foreign Currency Translation — Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar were translated at the exchange rate in effect at the balance sheet date, and revenues and expenses were translated at average exchange rates for the period in which those entities were included in Roper’s financial results. Translation adjustments are reflected as a component of other comprehensive earnings.

          Impairment of Long-Lived Assets — The company determines whether there has been an impairment of long-lived assets, excluding goodwill and identifiable intangible assets that are determined to have indefinite useful economic lives, when certain indicators of impairment are present. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future gross, undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required. Future adverse changes in market conditions or poor operating results of underlying long-lived assets could result in losses or an inability to recover the carrying value of the long-lived assets that my not be reflected in the assets’ current carrying value, thereby possibly requiring an impairment charge in the future.

          Income Taxes — Roper is a U.S.-based multinational company and the calculation of its worldwide provision for income taxes requires analysis of many factors, including income tax structures that vary from country to country and the United States’ treatment of non-U.S. earnings. Roper does not treat undistributed earnings of non-U.S. subsidiaries as being permanently reinvested. United States income taxes, net of foreign income taxes, have been provided on the undistributed earnings of non-U.S. subsidiaries.

          Certain assets and liabilities have different bases for financial reporting and income tax purposes. Deferred income taxes have been provided for these differences.

          Goodwill and Other Intangibles — Prior to Roper’s adoption of Statement of Financial Accounting Standard 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill was amortized on a straight-line basis over periods that ranged from 5 to 40 years. Roper accounts for goodwill in a purchase business combination as the excess of the cost over the fair value of net assets acquired. Business combinations can also result in other intangible assets being recognized. Amortization of intangible assets, if applicable, occurs over their estimated useful lives. SFAS 142 requires companies to cease amortizing goodwill that existed at June 30, 2001 and establishes a new two-step method for testing goodwill for

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

impairment on an annual basis (or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value). Roper conducts this review for all of its reporting units during the fourth quarter of the fiscal year. The transitional impairment that resulted from Roper’s adoption of this standard on November 1, 2002 has been reported as a change in accounting principle — see Note 5. No impairment resulted from the annual review performed in 2002. SFAS 142 also requires that an identifiable intangible asset that is determined to have an indefinite useful economic life not be amortized, but separately tested for impairment using a one-step fair value based approach.

          Inventories — Inventories are valued at the lower of cost or market. Cost is determined using either the first-in, first-out method or the last-in, first-out method (“LIFO”). Inventories valued at LIFO cost comprised 9% and 10% of consolidated inventories at October 31, 2002 and 2001, respectively.

          Any LIFO decrements recorded during any of the three years ended October 31, 2002 were immaterial to Roper’s consolidated financial statements for that year.

          Other Comprehensive Earnings — Comprehensive earnings includes net earnings and all other non-owner sources of changes in a company’s net assets. The differences between net earnings and comprehensive earnings for Roper during fiscal 2002, 2001 and 2000 were currency translation adjustments. Income taxes have not been provided on currency translation adjustments.

          Property, Plant and Equipment and Depreciation and Amortization — Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using principally the straight-line method over the estimated useful lives of the assets as follows:

Buildings	20-30 years
Machinery	8-12 years
Other equipment	3-5 years

          Capitalized Software — Effective January 1, 1999, the Company adopted Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized.

          Recently Released Accounting Pronouncements — The Financial Accounting Standards Board (“FASB”) issued SFAS 143 — “Accounting for Asset Retirement Obligations” that Roper is required to adopt by November 1, 2002. Roper does not have, nor do we expect it to have, any material asset retirement obligations subject to this new standard.

          The FASB issued SFAS 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” that Roper is required to adopt by November 1, 2002. This new standard does not apply to goodwill. The adoption of this standard did not result in an impairment charge.

          The FASB issued SFAS 145 that rescinded, amended or made technical corrections to several previously issued statements. None of these changes significantly affected Roper’s accounting or financial reporting practices.

          The FASB issued SFAS 146 — “Accounting for Costs Associated with Exit or Disposal Activities” that Roper is required to adopt for applicable transactions after December 31, 2002. This standard modifies the timing of when certain costs are reported.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          The Company adopted FASB Interpretation No. 45 — “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” as of January 1, 2003. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company has no new guarantees after October 31, 2002 requiring the measurement provisions of this Interpretation.

          The FASB issued Interpretation No. 46 — “Consolidation of Variable Interest Entities” (“VIE’s”) that is an Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. This Interpretation addresses the consolidation requirements of business enterprises which have variable interest entities. FIN 46 applies immediately to VIE’s created after January 31, 2003, and to VIE’s in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period ending after December 15, 2003 to VIE’s in which an enterprise holds a variable interest that it acquired before February 1, 2003. Roper is in the process of assessing the implications of this new statement for the company.

          The FASB issued SFAS 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure” that amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends certain disclosure requirements of Statement 123. Currently, Roper has chosen not to adopt the accounting provisions of SFAS 123 and adopted the additional disclosure provisions of SFAS 148 during 2003.

          The FASB deferred issuance of SFAS 150 — “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both,” on October 29, 2003, that clarifies liability or equity classification for different financial instruments including mandatorily redeemable shares, put options and forward purchase contracts, and obligations that can be settled with shares. The Company is assessing the impact of this new statement to its financial statements.

          Research and Development — Research and development costs include salaries and benefits, rents, supplies, and other costs related to various products under development. Research and development costs are expensed in the period incurred and totaled $29.6 million, $26.0 million and $22.3 million for the years ended October 31, 2002, 2001 and 2000, respectively.

          Revenue Recognition — The Company recognizes revenue from the sale of product when title and risk of loss pass to the customer, which is generally when product is shipped. The Company recognizes revenue from services rendered upon customer acceptance. Revenues under certain relatively long-term and relatively large-value construction projects are recognized under the percentage-of-completion method using the ratio of costs incurred to total estimated costs as the measure of performance. During fiscal 2002, 2001, and 2000, we recognized revenues of approximately $2.4 million, $2.3 million and $1.7 million, respectively using this method. Estimated losses on any projects are recognized as soon as such losses become known.

          Stock Options — Roper accounts for stock-based compensation under the provisions of Accounting Principles Board Opinion 25 — “Accounting for Stock Issued to Employees.” Stock-based compensation is measured at its fair value at the grant date in accordance with an option-pricing model. SFAS 123 — “Accounting for Stock-Based Compensation,” provides that the related expense may be recorded in the basic financial statements or the pro forma effect on earnings may be disclosed in the financial statements. Roper provides the pro forma disclosures.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Non-employee directors of Roper are eligible to receive stock options for its common stock. These stock options are accounted for the same as stock options granted to employees. Roper has never issued stock options other than those issued to employees or its non-employee directors.

2.     Business Acquisitions

          On July 31, 2002, the company acquired all the outstanding shares of Zetec, Inc. (“Zetec”). Zetec supplies non-destructive inspection solutions using eddy current technology and related consumables, primarily for use in power generating facilities and is included in the Energy Systems and Controls segment of the business. Zetec’s principal facility is located near Seattle, Washington. The results of Zetec’s operations have been included in the consolidated financial statements since the acquisition date.

          The aggregate purchase price of the acquisition was $57.2 million of cash and includes amounts paid to sellers, amounts incurred for due diligence and other direct external costs associated with the acquisition.

          The following table (in thousands) summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The allocation includes estimates that were not finalized at October 31, 2002. Purchase price adjustments following the closing are also customary. The adjustments that were pending at October 31, 2002 were not significant.

July 31, 2002

Current assets	$12,448
Other assets	4,756
Intangible assets	7,060
Goodwill	40,574

Total assets acquired	64,838
Current liabilities	(7,615)

Net assets acquired	$57,223

          Of the $7.1 million of acquired intangible assets, $2.1 million was assigned to trade names that are not subject to amortization. The remaining $5.0 million of acquired intangible assets have a weighted-average useful life of approximately 6 years. The intangible assets that make up that amount include trade secrets of $3.0 million (6 year weighted-average useful life), technology of $1.8 million (5-year weighted-average useful life), and patents of $0.2 million (15-year weighted-average useful life).

          The $40.6 million of goodwill is not expected to be deductible for tax purposes.

          In addition, in fiscal 2002, the company acquired the following four entities for a total cost of $18.0 million, which was paid in cash:

•	Acquired in August 2002, Quantitative Imaging Corporation, (QImaging), based in Vancouver, Canada provides innovative, high-performance digital cameras for scientific and industrial imaging applications, complementing Roper’s digital imaging business within the Scientific and Industrial Imaging segment.

•	Acquired in July 2002, AiCambridge Ltd. (“Qualitek”), based in Cambridge, England, is a designer and manufacturer of leak detection equipment and systems for medical, pharmaceutical, food, packaging and automotive industries, primarily in Europe. It is reported in our Instrumentation segment.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

•	Acquired in July 2002, Duncan Technologies, based in Sacramento, California, is an innovative designer and manufacturer of high-quality digital cameras for a variety of markets including machine vision, remote sensing and traffic monitoring. It is reported in our Scientific and Industrial Imaging segment.

•	Acquired in September 2002, Definitive Imaging, based in Cleveland, Ohio, provides image analysis software and specialized knowledge for metallographic and science quality control. It is reported in our Scientific and Industrial Imaging segment.

          Goodwill recognized in those transactions amounted to $12.9 million and of that amount approximately $0.8 million is expected to be fully deductible for tax purposes. The intangible assets acquired in these transactions are being amortized over a life of 4 to 7 years.

          On September 5, 2001, the company acquired all the outstanding shares of Struers and Logitech. Struers develops, manufactures and markets materials analysis preparation equipment and consumables used in quality inspection, failure analysis and research of solid materials. Logitech develops, manufactures and markets high-precision material-shaping equipment used primarily in the production of advanced materials for the semiconductor and opto-electronics markets. Struers is headquartered near Copenhagen, Denmark and Logitech is headquartered near Glasgow, Scotland. Both companies also share sales and service locations in the U.S., France, Germany and Japan. The results of these operations have been included in the consolidated financial statements since the acquisition date in our Instrumentation segment.

          The aggregate purchase price of the acquisition was $150.9 million of cash and includes amounts paid to sellers, amounts incurred for due diligence and other direct external costs associated with the acquisition.

          The following table (in thousands) summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

September 5, 2001

Current assets	$30,482
Other assets	6,127
Intangible assets	20,680
Goodwill	106,964

Total assets acquired	164,253
Current liabilities	12,401
Long-term liabilities	1,002

Total liabilities	13,403

Net assets acquired	$150,850

          Of the $20.7 million of acquired intangible assets, $4.9 million was assigned to trade names that are not subject to amortization. The remaining $15.8 million of acquired intangible assets have a weighted-average useful life of approximately 10 years. The intangible assets that make up that amount include an existing customer base of $15.1 million (10-year useful life), and backlog of $0.7 million (1-year useful life).

          The $107.0 million of goodwill is not expected to be deductible for tax purposes.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          In addition, in fiscal 2001, the company acquired the following two entities for a total of cost of $23.2 million, which was paid in cash:

•	Acquired in July 2001, Media Cybernetics, L.P. (“Media”), located in Silver Springs, Maryland, is a leading image processing software developer for scientific and industrial applications and is included in the Scientific and Industrial Imaging segment.

•	Acquired in May 2001, Dynamco, Inc. (“Dynamco”) manufactures high quality pneumatic valves, solenoids, relays and related products that are sold to the semiconductor, packing, HVAC and medical industries. Located in McKinney, Texas, Dynamco is included in the Industrial Technology segment.

          Goodwill recognized in those transactions amounted to $14.2 million and that amount is expected to be fully deductible for tax purposes. Goodwill was assigned to the Scientific and Industrial Imaging and Industrial Technology segments in the amounts of $8.9 million and $5.2 million, respectively.

          In fiscal 2000, the company completed nine business acquisitions for a total cost of $161.5 million, which was paid in cash. The following provides a summary of the significant acquisitions which represents 81% of the total aggregate purchase price paid for fiscal year 2000 acquisitions.

•	Acquired in September 2000, Hansen Technologies distributes manufactured and outsourced shut-off and control valves, auto-purgers and hermetic pumps for the commercial refrigeration industry. Hansen Technologies’ principal facility is located near Chicago, Illinois and is included in the Industrial Technology segment.

•	Acquired in August 2000, Antek Instruments manufactures and supplies spectrometers primarily used to detect sulfur, nitrogen and other chemical compounds in petroleum, food and beverage processing and other industries and is included in the Instrumentation segment. Antek Instruments’ principal facilities are located in Houston, Texas.

•	Acquired in May 2000, Abel Pump manufactures and supplies specialty positive displacement pumps for a variety of industrial applications, primarily involving abrasive or corrosive fluids or those with high solids content and is included in the Industrial Technology segment of the business. Abel Pump’s principal facility is located near Hamburg, Germany.

•	Acquired in November 1999, MASD designs, manufacturers and markets high-speed digital cameras used in automotive, industrial, military and research markets. MASD also manufactures and markets high-resolution digital cameras for the machine vision and image conversion markets. MASD’s principal facility is located in San Diego, California. This business was subsequently merged with a complementary business and currently operates as Redlake MASD and is included in the Scientific and Industrial Imaging segment.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          The following unaudited pro forma summary presents Roper’s consolidated results of operations as if the acquisitions that occurred during fiscal 2002 and 2001 had occurred at the beginning of fiscal 2001. Goodwill associated with acquisitions completed subsequent to June 30, 2001 has not been amortized for purposes of this pro forma presentation to be consistent with current practice. Also, actual results may have been different had the acquisitions occurred at an earlier date and this pro forma information provides no assurance as to future results. Data in the following table is in thousands, except per share data.

	Year Ended October 31,

	2002	2001

	(unaudited)
Net sales	$664,683	$694,693

Earnings before income taxes, discontinued operations and change in accounting principle	$101,535	$103,098

Earnings before discontinued operations and change in accounting principle	$69,823	$66,703

Earnings before change in accounting principle	$66,023	$65,127

Earnings before change in accounting principle per share:
Basic	$2.11	$2.12

Diluted	$2.08	$2.07

3.     Inventories

          The components of inventories at October 31 were as follows (in thousands):

	2002	2001

Raw materials and supplies	$45,836	$47,424
Work in process	11,557	12,684
Finished products	32,073	30,758
LIFO reserve	(1,153)	(1,323)

	$88,313	$89,543

4.     Property, Plant and Equipment

          The components of property, plant and equipment at October 31 were as follows (in thousands):

	2002	2001

Land	$2,372	$2,944
Buildings	25,639	24,955
Machinery, tooling and other equipment	92,651	82,222

	120,662	110,121
Accumulated depreciation and amortization	(69,573)	(58,578)

	$51,089	$51,543

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Depreciation expense was $11,600, $9,838 and $8,260 for the three years ended October 31, 2002, October 31, 2001 and October 31, 2000, respectively.

5.     Goodwill

			Energy	Scientific
			Systems	and
		Industrial	and	Industrial
	Instrumentation	Technology	Controls	Imaging	Total

	(in thousands)
Balances at October 31, 2001	$175,481	$79,160	$38,004	$123,016	$415,661
Goodwill acquired	10,570	(204)	40,574	9,975	60,915
Impairment	—	(3,900)	—	(27,900)	(31,800)
Currency translation adjustments	9,012	1,397	338	199	10,946
Reclassifications and other	3,022	250	—	239	3,511

Balances at October 31, 2002	$198,085	$76,703	$78,916	$105,529	$459,233

          Goodwill acquired during the year ended October 31, 2002 included a $7.6 million purchase price adjustment from the prior year’s acquisition of the Struers and Logitech businesses.

          The impairment resulted from the transitional provisions of Roper’s adoption of SFAS 142. Impairment was recognized on the Redlake, Petrotech and Dynamco units. The reported change in accounting principle for this impairment was net of income taxes.

          SFAS 142, which Roper adopted at the beginning of fiscal 2002, does not permit retroactive application of its method of accounting for goodwill and other intangible assets. However, SFAS 142 does provide for the following analysis comparing the current to the previous accounting practice.

	Year Ended October 31,

	2002	2001	2000

Earnings before change in accounting principle, as reported	$66,023	$55,839	$49,278
Add back: goodwill amortization, net of income taxes	—	11,696	9,539

Earnings before change in accounting principle, adjusted	$66,023	$67,535	$58,817

Basic earnings per share:
Earnings before change in accounting principle, as reported	$2.12	$1.82	$1.62
Add back: goodwill amortization, net of income taxes	—	0.38	0.31

Earnings before change in accounting principle, adjusted	$2.12	$2.20	$1.93

Diluted earnings per share:
Earnings before change in accounting principle, as reported	$2.08	$1.77	$1.58
Add back: goodwill amortization, net of income taxes	—	0.37	0.31

Earnings before change in accounting principle, adjusted	$2.08	$2.14	$1.89

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

6.     Other intangible assets, net

			Net
		Accum.	Book
	Cost	Amort.	Value

	(in thousands)
Assets subject to amortization:
Existing customer base	$14,723	$(1,704)	$13,019
Unpatented technology	7,623	(1,459)	6,164
Patents and other protective rights	7,056	(3,371)	3,685
Trade secrets	3,010	(125)	2,885
Assets not subject to amortization:
Trade names	11,279	—	11,279

Balances at October 31, 2002	$43,691	$(6,659)	$37,032

          Amortization expense of other intangible assets was $3,455, $1,754 and $825 during fiscal 2002, 2001 and 2000, respectively. Estimated amortization expense for the five years subsequent to fiscal 2002 is $4,120, $4,120, $4,100, $3,327 and $2,458 for fiscal 2003, 2004, 2005, 2006 and 2007, respectively.

7.     Accrued Liabilities

          Accrued liabilities at October 31 were as follows (in thousands):

	2002	2001

Wages and other compensation	$24,860	$26,795
Commissions	8,419	8,223
Interest	5,515	5,705
Other	26,286	18,797

	$65,080	$59,520

8.     Income Taxes

          Earnings before income taxes and change in accounting principle for the years ended October 31 consisted of the following components (in thousands):

	2002	2001	2000

United States	$68,043	$67,305	$61,529
Other	28,284	21,560	14,857

	$96,327	$88,865	$76,386

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Components of income tax expense before any change in accounting principle for the years ended October 31 were as follows (in thousands):

	2002	2001	2000

Current:
Federal	$17,968	$22,603	$19,955
State	982	1,171	844
Foreign	9,200	6,883	5,450
Deferred expense	1,739	793	562

	$29,889	$31,450	$26,811

          Reconciliations between the statutory federal income tax rate and the effective income tax rate for the years ended October 31 were as follows:

	2002	2001	2000

Federal statutory rate	35.0%	35.0%	35.0%
Extraterritorial Income Exclusion	(5.1)	—	—
Exempt income of Foreign Sales Corporation	—	(4.3)	(3.7)
Goodwill amortization	1.9	2.6	2.3
Other, net	(0.8)	2.1	1.5

	31.0%	35.4%	35.1%

          Components of the deferred tax assets and liabilities at October 31 were as follows (in thousands):

	2002	2001

Deferred tax assets:
Reserves and accrued expenses	$7,504	$7,735
Inventories	4,447	3,617
Postretirement medical benefits	714	631
Foreign taxes	—	575
Amortizable intangible assets	4,499	—

Total deferred tax assets	17,164	12,558

Deferred tax liabilities:
Amortizable intangible assets	—	2,629
Plant and equipment	1,584	1,599
Former IC-DISC recapture	462	577

Total deferred tax liabilities	2,046	4,805

Net deferred tax asset	$15,118	$7,753

          Roper has not recognized a valuation allowance since management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize all deferred tax assets.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

9.     Long-Term Debt

          Total debt at October 31 consisted of the following (table amounts in thousands):

	2002	2001

$275 million credit facility	$186,358	$178,114
7.58% Senior Secured Notes	40,000	40,000
7.68% Senior Secured Notes	85,000	85,000
Supplier financing agreement	20,377	20,377
Other	370	3,349

Total debt	332,105	326,840
Less current portion	20,515	3,010

Long-term debt	$311,590	$323,830

          The $275 million credit facility is with a group of banks and provides for revolving loans, swing line loans and letters of credit. Interest on outstanding borrowings is influenced by the type and currency of the borrowings. Interest on outstanding borrowings under this facility is a base rate plus a margin. The margin is influenced by certain financial ratios of Roper and can range from 0.625% to 1.125%. This facility also provides that Roper will maintain certain financial ratios addressing, among other things, coverage of fixed charges, total debt under other agreements, consolidated net worth and capital expenditures. Other costs and provisions of this facility are believed to be customary. Repayment of Roper’s obligations under this facility is guaranteed by its U.S. subsidiaries and the pledge of some of the stock of some of Roper’s non-U.S. subsidiaries. This agreement matures on May 18, 2005.

          At October 31, 2002, utilization of the credit facility included $144.7 million of U.S. denominated borrowings, $41.7 million of borrowings denominated in euros and $3.3 million of outstanding letters of credit. The weighted average interest rate on these outstanding borrowings at October 31, 2002 was 3.3%.

          The Senior Secured Notes are with a group of insurance companies that consist of $40 million of term notes due May 18, 2007 and $85 million of term notes due May 18, 2010. The guarantees, pledges and financial covenants associated with these notes are similar, but slightly less restrictive, than those in the $275 million credit facility.

          On September 28, 2001, Roper entered into a supplier financing credit agreement (the “credit agreement”) with a foreign financial institution. Under the terms of the credit agreement, the maximum borrowing capacity available to Roper was $20,377, which was fully drawn on October 1, 2001. Roper is required to repay the principal amount of the borrowing in four equal, consecutive quarterly installments beginning December 30, 2002 with a scheduled maturity date of October 1, 2003 and was paid on September 30, 2003. Under the terms of the credit agreement, on October 1, 2001, the interest rate was fixed at 5.76% through the maturity date. Interest is payable in arrears on October 1, 2002, January 1, 2003, April 1, 2003, July 1, 2003 and October 1, 2003. The restrictive covenants associated with the credit agreement are similarly restrictive to those in the $275 million credit facility.

          At October 31, 2002, the Company was in compliance with its restrictive covenants.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Future maturities of long-term debt during each of the next five years ending October 31 and thereafter were as follows (in thousands):

2003	$20,515
2004	135
2005	186,455
2006	—
2007	40,000
Thereafter	85,000

$332,105

10.     Retirement and Other Benefit Plans

          Roper maintains two defined contribution retirement plans under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees not subject to collective bargaining agreements. Roper partially matches employee contributions. Its costs related to these two plans were $4,549,000, $4,126,000 and $3,956,000 in fiscal 2002, 2001 and 2000, respectively.

          Roper also maintains various defined benefit retirement plans covering employees of non-U.S. subsidiaries and a plan that supplements certain employees for the contribution ceiling applicable to the Section 401(k) plans. The costs and accumulated benefit obligations associated with each of these plans were not material.

          Pursuant to the fiscal 1999 Petroleum Analyzer acquisition, Roper agreed to assume a defined benefit pension plan covering certain U.S. employees subject to a collective bargaining agreement. Roper obtained the necessary regulatory approvals to terminate this plan during fiscal 2002 and all plan assets were distributed during fiscal 2002.

          All U.S. employees are eligible to participate in Roper’s stock purchase plan whereby they may designate up to 10% of eligible earnings to purchase Roper’s common stock at a 10% discount to the average closing price of its common stock at the beginning and end of a quarterly offering period. The common stock sold to the employees may be either treasury stock, stock purchased on the open market, or newly issued shares. During the years ended October 31, 2002, 2001 and 2000, participants of the employee stock purchase plan purchased 11,000, 8,000 and 9,000 shares, respectively, of Roper’s common stock for total consideration of $437,000, $257,000 and $271,000, respectively. All of these shares were purchased from Roper’s treasury shares.

11.     Common Stock Transactions

          Roper’s restated Certificate of Incorporation provides that each outstanding share of Roper’s common stock entitles the holder thereof to five votes per share, except that holders of outstanding shares with respect to which there has been a change in beneficial ownership during the four years immediately preceding the applicable record date will be entitled to one vote per share.

          Roper has a Shareholder Rights Plan whereby one Preferred Stock Purchase Right (a “Right”) accompanies each outstanding share of common stock. Such Rights only become exercisable, or transferable apart from the common stock, ten business days after a person or group acquires various specified levels of beneficial ownership, with or without the Board’s consent. Each Right may be exercised to acquire one one-thousandth of a newly issued share of Roper’s Series A Preferred Stock, at an exercise price of $170, subject to adjustment. Alternatively, upon the occurrence of certain specified events, the

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

Rights allow holders to purchase Roper’s common stock having a market value at such time of twice the Right’s exercise price. The Rights may be redeemed by Roper at a redemption price of $0.01 per Right at any time until the tenth business day following public announcement that a 20% position has been acquired or 10 business days after commencement of a tender or exchange offer. The Rights expire on January 8, 2006.

          Roper periodically enters into agreements with the management of newly-acquired companies for the issuance of Roper’s common stock based on the achievement of specified goals. A similar agreement was made with a corporate executive during fiscal 1996 that matured during fiscal 2002. During fiscal 2002, 20,000 shares of common stock were issued under such agreements. At October 31, 2002, there were no such agreements outstanding.

12.     Stock Options

          Roper has two stock incentive plans (the “1991 Plan” and the “2000 Plan”) which authorize the issuance of shares of common stock to certain directors, key employees, and consultants of Roper as incentive and/or nonqualified stock options, stock appreciation rights or equivalent instruments. Stock options under both plans must be granted at prices not less than 100% of market value of the underlying stock at the date of grant. All stock options granted under these plans vest annually and ratably over a five-year period from the date of the grant. Stock options expire ten years from the date of grant. Options may no longer be granted under the 1991 Plan. The 2000 Plan has no expiration date for the granting of options and had the capacity to grant an additional 682,000 options or equivalent instruments at October 31, 2002.

          Roper also has a stock option plan for non-employee directors (the “Non-employee Director Plan”). The Non-employee Director Plan provides for each non-employee director appointed or elected to the Board initial options to purchase 4,000 shares of Roper’s common stock and thereafter options to purchase an additional 4,000 shares each year under terms and conditions similar to the above-mentioned stock option plans, except that following their grant, all options become fully vested at the time of the Annual Meeting of Shareholders following the grant date and are exercisable ratably over five years following the date of grant. Stock options expire ten years from the date of grant. At October 31, 2002, the Non-Employee Director Plan had the capacity to grant an additional 92,000 options.

          A summary of stock option transactions under these plans and information about stock options outstanding at October 31, 2002 are shown below:

	Outstanding Options		Exercisable Options

		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

October 31, 1999	2,117,000	$17.67	1,226,000	$14.67
Granted	365,000	33.18
Exercised	(320,000)	13.68
Canceled	(79,000)	25.76

October 31, 2000	2,083,000	20.69	1,199,000	16.45
Granted	515,000	34.85
Exercised	(292,000)	18.34
Canceled	(75,000)	25.39

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

	Outstanding Options		Exercisable Options

		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

October 31, 2001	2,231,000	24.11	1,171,000	17.91
Granted	651,000	41.11
Exercised	(469,000)	17.12
Canceled	(118,000)	31.89

October 31, 2002	2,295,000	$29.97	1,034,000	$22.59

	Outstanding Options			Exercisable Options

		Average	Average		Exercise
		Exercise	Remaining		Average
Exercise Price	Number	Price	Life (Years)	Number	Price

$ 3.75 - 15.00	169,000	$10.95	1.7	169,000	$10.95
15.01 - 25.00	583,000	18.76	3.6	488,000	18.79
25.01 - 35.00	735,000	31.48	7.0	287,000	30.38
35.01 - 48.76	808,000	40.65	9.0	90,000	40.32

$ 3.75 - 48.76	2,295,000	$29.97	6.4	1,034,000	$22.59

          For pro forma disclosure purposes, the following fair values and the primary assumptions used to determine these fair values were used. All stock options granted during each of the years ended October 31, 2002, 2001 and 2000 were at exercise prices equal to the market price of Roper’s common stock when granted.

	2002	2001	2000

Weighted average fair value per share ($)	16.77	16.86	15.37
Risk-free interest rate (%)	4.00 - 5.00	5.00 - 6.00	6.75
Average expected option life (years)	7.0	7.0	7.0
Expected volatility (%)	33 - 37	31 - 45	35 - 49
Expected dividend yield (%)	0.75	0.75	1.00

          Had Roper recognized compensation expense during fiscal 2002, 2001 and 2000 for the fair value of stock options granted in accordance with the provisions of SFAS 123, pro forma earnings and pro forma earnings per share would have been approximately as presented below.

	2002	2001	2000

Net earnings, as reported (in thousands)	$40,053	$55,839	$49,278
Net earnings, pro forma (in thousands)	32,589	50,859	45,385
Net earnings per share, as reported:
Basic	1.28	1.82	1.62
Diluted	1.26	1.77	1.58
Net earnings per share, pro forma:
Basic	1.04	1.65	1.49
Diluted	1.02	1.61	1.46

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          The disclosed pro forma effects on earnings do not include the effects of stock options granted prior to fiscal 1996 (affecting fiscal 2000) since the provisions of SFAS 123 are not applicable to stock options for this purpose. The pro forma effects of applying SFAS 123 to fiscal 2002, 2001 and 2000 may not be representative of the pro forma effects in future years. Based on the vesting schedule of Roper’s stock option grants, the pro forma effects on earnings are most pronounced in the early years following each grant. The timing and magnitude of any future grants is at the discretion of Roper’s Board of Directors and cannot be assured.

13.     Contingencies

          Roper, in the ordinary course of business, is the subject of, or a party to, various pending or threatened legal actions, including those pertaining to product liability and employment practices. It is vigorously contesting all lawsuits that, in general, are based upon claims of the kind that have been customary over the past several years. Based upon Roper’s past experience with resolution of its product liability and employment practices claims and the limits of the primary, excess, and umbrella liability insurance coverages that are available with respect to pending claims, management believes that adequate provision has been made to cover any potential liability not covered by insurance, and that the ultimate liability, if any, arising from these actions should not have a material adverse effect on the consolidated financial position, results of operations or cash flows of Roper. Included in other noncurrent assets at October 31, 2002 are estimated insurable settlements receivable from insurance companies of $2.6 million. At October 31, 2001, the estimated insurable settlements receivable from insurance companies was $1.7 million.

          There recently has been a significant increase in certain U.S. states in asbestos-related litigation claims against numerous industrial companies. Roper or its subsidiaries have been named defendants in some such cases. No significant resources have been required by Roper to respond to these cases and Roper believes it has valid defenses to such claims and, if required, intends to defend them vigorously. Given the state of these claims it is not possible to determine the potential liability, if any.

          Roper’s rent expense was approximately $10.7 million, $9.3 million and $8.5 million for fiscal 2002, 2001 and 2000, respectively. Roper’s future minimum lease commitments totaled $38.0 million at October 31, 2002. These commitments included $8.6 million in fiscal 2003, $6.6 million in fiscal 2004, $4.8 million in fiscal 2005, $3.4 million in fiscal 2006, $2.7 million in fiscal 2007 and $11.9 million thereafter.

14.     Segment and Geographic Area Information

          During the quarter ended January 31, 2003, Roper realigned its operations into four market-focused segments to capture value-creating opportunities around common customers, market orientation, sales channels and common cost opportunities. The four new segments are: Instrumentation; Industrial Technology; Energy Systems and Controls; and Scientific and Industrial Imaging. Our Instrumentation segment offers equipment and consumables for materials analysis, fluid properties testing equipment, industrial leak testing equipment, and semiconductor production equipment. Products included within the Industrial Technology segment are industrial pumps, flow measurement and metering equipment, and industrial valves and controls. The Energy Systems and Controls segment’s products include control systems, machinery vibration and other non-destructive inspection and measurement instrumentation. Our Scientific and Industrial Imaging offers high performance digital imaging products and software. Roper’s management structure and internal reporting are also aligned consistent with these three segments.

          There were no material transactions between Roper’s business segments during any of the three years ended October 31, 2002. Sales between geographic areas are primarily of finished products and are

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

accounted for at prices intended to represent third-party prices. Operating profit by business segment and by geographic area is defined as sales less operating costs and expenses. These costs and expenses do not include unallocated corporate administrative expenses. Items below income from operations on Roper’s statement of earnings are not allocated to business segments.

          Identifiable assets are those assets used primarily in the operations of each business segment or geographic area. Corporate assets were principally comprised of cash, recoverable insurance claims, deferred compensation assets, unamortized deferred financing costs and property and equipment.

          Selected financial information by business segment for the years ended October 31 follows (in thousands):

				Scientific
			Energy	and
		Industrial	Systems and	Industrial
2002	Instrumentation	Technology	Controls	Imaging	Corporate	Total

Net sales	$175,490	$164,160	$126,709	$151,103	$—	$617,462
Operating profit	32,801	37,447	33,029	25,795	(13,527)	115,545
Total assets:
Operating assets	74,046	69,857	75,199	68,763	—	287,865
Intangible assets, net	219,082	77,709	85,758	113,716	—	496,265
Other	10,256	(346)	(1,599)	12,823	23,709	44,843

Total						828,973
Capital expenditures	2,508	2,281	1,063	1,673	213	7,738
Goodwill amortization	—	—	—	—	—	—
Depreciation and other amortization	5,353	4,013	1,846	3,736	383	15,331

				Scientific
			Energy	and
		Industrial	Systems and	Industrial
2001	Instrumentation	Technology	Controls	Imaging	Corporate	Total

Net sales	$125,354	$170,822	$107,043	$159,736	$—	$562,955
Operating profit	21,580	37,886	25,513	25,575	(9,688)	100,866
Total assets:
Operating assets	80,483	73,768	42,676	74,775	—	271,702
Intangible assets, net	196,211	80,354	38,004	131,072	—	445,641
Other	12,010	(515)	3,546	4,139	25,599	44,779

Total						762,122
Capital expenditures	1,695	2,192	1,652	1,782	111	7,432
Goodwill amortization	4,489	3,128	2,700	4,981	—	15,298
Depreciation and other amortization	2,154	3,883	1,471	3,534	372	11,411

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

				Scientific
			Energy	and
		Industrial	Systems and	Industrial
2000	Instrumentation	Technology	Controls	Imaging	Corporate	Total

Net sales	$111,789	$131,251	$86,582	$140,377	$—	$469,999
Operating profit	24,525	29,748	19,321	21,441	(6,373)	88,662
Total assets:
Operating assets	53,177	76,469	34,467	75,668	—	239,781
Intangible assets, net	80,202	74,567	40,172	120,127	—	315,068
Other	1,772	(259)	1,842	5,824	32,874	42,053

Total						596,902
Capital expenditures	1,398	6,656	3,094	3,726	61	14,935
Goodwill amortization	3,969	1,887	1,895	4,851	—	12,602
Depreciation and other amortization	1,579	3,136	1,176	2,630	221	8,742

          Summarized data for Roper’s U.S. and foreign operations (principally in Europe and Japan) for the years ended October 31 were as follows (in thousands):

			Corporate
	United		and
	States	Non-U.S.	Eliminations	Total

2002
Sales to unaffiliated customers	$438,201	$179,261	$—	$617,462
Sales between geographic areas	35,629	17,534	(53,163)	—

Net sales	$473,830	$196,795	$(53,163)	$617,462

Long-lived assets	$380,655	$188,279	$11,212	$580,146

2001
Sales to unaffiliated customers	$427,638	$135,317	$—	$562,955
Sales between geographic areas	41,752	9,394	(51,146)	—

Net sales	$469,390	$144,711	$(51,146)	$562,955

Long-lived assets	$360,705	$154,230	$7,335	$522,270

2000
Sales to unaffiliated customers	$336,537	$133,462	$—	$469,999
Sales between geographic areas	29,435	6,958	(36,393)	—

Net sales	$365,972	$140,420	$(36,393)	$469,999

Long-lived assets	$319,918	$49,251	$6,385	$375,554

          Export sales from the United States during the years ended October 31, 2002, 2001 and 2000 were $223 million, $238 million and $195 million, respectively. In the year ended October 31, 2002 these exports were shipped primarily to Russia (27%), elsewhere in Europe (28%), Japan (10%), elsewhere in Asia excluding the Middle East (14%), Latin America (9%) and other (12%).

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

          Sales to customers outside the United States accounted for a significant portion of Roper’s revenues. Sales are attributed to geographic areas based upon the location where the product is ultimately shipped. Foreign countries that accounted for at least 5% of Roper’s net sales in any of the past three years have been individually identified in the following table (in thousands). Other countries have been grouped by region.

			Energy	Scientific
			Systems	and
		Industrial	and	Industrial
	Instrumentation	Technology	Controls	Imaging	Total

2002
Russia	$2,572	$34	$59,996	$18	$62,620
Germany	14,971	10,597	2,574	11,327	39,469
Elsewhere in Europe	34,650	25,776	15,981	29,743	106,150
Japan	13,015	2,263	1,171	27,840	44,289
Elsewhere in Asia excluding the Middle East	17,248	5,844	7,786	17,653	48,231
Latin America	13,132	3,110	5,791	1,287	23,320
Rest of the world	12,312	11,523	9,168	4,357	37,360

Total	$107,900	$59,147	$102,167	$92,225	$361,439

2001
Russia	$1,083	$15	$58,344	$306	$59,748
Germany	7,295	9,651	2,134	14,524	33,604
Elsewhere in Europe	16,661	27,894	12,196	34,185	90,936
Japan	5,535	1,699	892	29,127	37,253
Elsewhere in Asia excluding the Middle East	12,597	4,386	4,155	15,119	36,257
Latin America	9,763	2,791	3,120	656	16,330
Rest of the world	8,663	7,767	5,478	3,944	25,852

Total	$61,597	$54,203	$86,319	$97,861	$299,980

2000
Russia	$992	$40	$39,928	$—	$40,960
Germany	3,970	4,720	2,389	11,423	22,502
Elsewhere in Europe	15,005	20,949	12,376	27,260	75,590
Japan	6,021	2,390	790	27,171	36,372
Elsewhere in Asia excluding the Middle East	10,565	3,688	2,722	9,615	26,590
Latin America	7,865	1,226	2,435	1,220	12,746
Rest of the world	7,754	10,836	6,483	2,831	27,904

Total	$52,172	$43,849	$67,123	$79,520	$242,664

15.     Restructuring Activities

          During the three months ended April 30, 2001, Roper recorded $509,000 of expenses, reported as part of selling, general and administrative expenses, related to activities to consolidate certain operating facilities. All significant restructuring activities were completed by October 31, 2001 In addition, $2,050,000 of restructuring activities were incurred in fiscal 2001 at our Petrotech unit which has been restated to discontinued operations.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

16.     Discontinued Operations

          In connection with the realignment of our businesses during the first quarter of fiscal 2003, the company formalized its decision to offer for sale the Petrotech operation. Accordingly, related operating results reported as discontinued operations for the years ended October 31 are outlined as follows (amounts in thousands):

	2002	2001	2000

Net sales	$9,568	$23,551	$33,814
Loss before income taxes	$(641)	$(2,426)	$(455)
Income tax benefit/(expense)	226	850	158

Loss on discontinued operations	$(415)	$(1,576)	$(297)

          In addition, related assets and liabilities of Petrotech are recorded in the captions “Assets held for sale” and “Liabilities related to assets held for sale”, respectively, in the Condensed Consolidated Balance Sheets at October 31, 2002 and 2001. The assets held for sale at October 31 are outlined as follows:

	2002	2001

Current assets	$3,373	$5,435
Property, plant and equipment, net	250	344
Other assets	—	200
Goodwill	955	6,255

Assets held for sale	$4,578	$12,234

          Liabilities related to assets held for sale are comprised of accounts payable and other accrued liabilities.

          The Petrotech operation was previously reported in the Company’s Industrial Controls segment prior to the segment realignment. The accompanying financial statements have been restated to conform to discontinued operations treatment for all historical periods presented. Petrotech was sold on August 31, 2003.

17.     Concentration of Risk

          Financial Instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents and trade receivables.

          The Company maintains cash and cash equivalents with various major financial institutions. Cash equivalents include investments in commercial paper of companies with high credit ratings, investments in money market securities and securities backed by the U.S. Government. At times such amounts may exceed the F.D.I.C. limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash investments.

          Trade receivables subject the company to the potential for credit risk with customers. To reduce credit risk, the Company performs ongoing evaluations of its customers’ financial condition.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

18.     Subsequent Event

          On October 21, 2003, the Company entered into a stock purchase agreement pursuant to which it agreed to acquire all of the outstanding capital stock of Neptune Technology Group Holdings Inc. (“Neptune”) from the selling shareholders named in the agreement for a cash purchase price of approximately $475 million, which is net of cash acquired, and includes debt assumed. Consummation of the acquisition is subject to customary closing conditions, including the receipt of regulatory approvals. The acquisition is expected to close in the first fiscal quarter of 2004.

          In connection with the Neptune acquisition, the Company entered into a definitive commitment letter with Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Wachovia Bank, National Association, and Wachovia Capital Investments, Inc. for a new $625 million senior secured credit facility consisting of five-year $450 million term loans and a three-year, $175 million revolving credit facility. In addition, the Company plans to issue approximately $150 to $200 million of convertible subordinated notes and approximately $150 to $200 million of common stock to the public for cash in registered or private offerings, depending on prevailing market conditions. Merrill Lynch, JPMorgan, and Wachovia have also agreed pursuant to the commitment letter to provide, subject to certain conditions, up to $300 million of acquisition bridge financing if necessary. Roper would use the new credit facility and the proceeds from the other financing transactions to fund the Neptune acquisition, retire its existing senior notes and repay all amounts outstanding under the Company’s existing credit facility. Roper expects to incur debt extinguishment costs of approximately $13 to $17 million, net of taxes, in connection with the early retirement of its existing senior notes due in 2007 and 2010.

          Consummation of the new credit facility, and, if necessary, the bridge financing, are conditioned upon the completion of the acquisition and are subject to the negotiation and execution of definitive loan documentation and customary closing conditions. Roper expects that consummation of the other financings for the acquisition will be conditioned upon the closing of the acquisition. The actual components of the financing plan and the terms of the financings are subject to certain conditions in the commitment letter and prevailing market conditions at the time of the closing and may, as a result, be different from described above.

19.     Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands, except per share data)
2002
Net sales	$146,517	$150,827	$152,830	$167,288
Gross profit	78,547	82,016	82,409	90,783
Income from operations	24,940	30,236	28,219	32,150
Earnings from continuing operations before change in accounting principle	14,697	17,313	15,200	19,228
Net earnings	(11,460)	17,456	15,033	19,024
Earnings from continuing operations before change in accounting principle per common share:
Basic*	0.47	0.55	0.49	0.61
Diluted	0.46	0.54	0.48	0.61

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

October 31, 2002, 2001 and 2000

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands, except per share data)
2001
Net sales	$129,756	$139,097	$134,528	$159,574
Gross profit	68,770	74,501	73,042	88,473
Income from operations	22,271	26,327	23,599	28,669
Earnings from continuing operations before change in accounting principle	12,024	15,288	13,325	16,780
Net earnings	11,760	13,861	13,133	17,085
Earnings from continuing operations before change in accounting principle per common share:
Basic*	0.38	0.45	0.43	0.55
Diluted	0.38	0.44	0.41	0.54

*	The sum of the four quarters does not agree with the total for the year due to rounding.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(unaudited)

	(amounts in thousands)
ASSETS
Current assets:
Cash	$24,159	$17,046
Receivables, less allowance for doubtful accounts of $187 and $150	25,677	29,289
Inventories	14,631	11,623
Deferred taxes on income	3,320	2,185
Other current assets	6,053	5,024

Total current assets	73,840	65,167
Property, plant and equipment, net	26,085	25,993
Other assets	9,399	12,650
Deferred taxes on income	1,043	—
Intangible assets	180,644	190,867
Goodwill	77,231	74,013

Total assets	$368,242	$368,690

LIABILITIES
Current liabilities:
Accounts payable	$10,360	$10,402
Accrued liabilities	16,604	15,869
Current portion of long-term debt	10,000	—

Total current liabilities	36,964	26,271
Postretirement benefits	2,827	2,603
Deferred taxes on income	7,578	5,700
Long term debt	277,304	200,529

	324,673	235,103
Minority interest in equity of consolidated affiliates	4,512	3,130
Preferred stock	29,017	—
Stockholders’ equity
Common stock	10	10
Additional paid-in capital	119,990	119,990
Note receivable from issuance of common stock	(382)	(482)
Treasury stock	(120,770)	—
Accumulated other comprehensive income (loss)	1,763	(282)
Retained earnings	9,429	11,221

Total stockholders’ equity	10,040	130,457

Total liabilities and equity	$368,242	$368,690

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended
	September 30,

	2003	2002

	(amounts in thousands)
Revenues	$147,473	$138,681
Cost of goods sold	83,773	79,991

Gross profit	63,700	58,690
Selling, general and administrative	21,844	17,803
Research and engineering	3,477	3,760
Amortization expense	12,151	10,989

Operating income	26,228	26,138
Interest expense	14,867	9,784
Loss on extinguishment of debt	9,329	1,353
Other (income) expense	2,556	(440)

Income (loss) before income taxes and minority interest in consolidated subsidiary	(524)	15,441
Income taxes	451	5,814

Income (loss) before minority interest	(975)	9,627
Minority interest in consolidated subsidiary	(817)	(780)

Net income (loss)	$(1,792)	$8,847

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE EARNINGS

					Note
					Receivable
					from		Accumulated
	Common Stock			Additional	Issuance of		Other
			Treasury	Paid-in	Common	Retained	Comprehensive
	Class A	Class D	Stock	Capital	Stock	Earnings	Earnings	Total

	(unaudited)
	(amounts in thousands)
Balance at December 31, 2002	$9	$1	$—	$119,990	$(482)	$11,221	$(282)	$130,457
Net loss						(1,792)		(1,792)
Currency translation adjustments							2,045	2,045

Comprehensive income								253
Management loan collection					100			100
Shares repurchase			(120,770)					(120,770)

Balance at September 30, 2003	$9	$1	$(120,770)	$119,990	$(382)	$9,429	$1,763	$10,040

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2002

	(unaudited)
	(amounts in thousands)
Cash flows from operating activities
Net income (loss)	$(1,792)	$8,847
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	4,298	3,988
Amortization	12,151	10,989
Exchange rate translation adjustment	1,329	(294)
Loss on extinguishment of debt	9,329	1,353
Deferred taxes on earnings	(300)	4,577
Other, net	4,192	3,789
Minority interest in subsidiaries	1,382	2,305

Net cash provided by operating activities	30,589	35,554
Cash flows from investing activities
Payments to acquire 33% of DAP	—	(5,878)
Capital expenditures	(4,254)	(4,450)
Other, net	(148)	(128)

Net cash used in investing activities	(4,402)	(10,456)
Cash flows from financing activities
Debt borrowings	260,000	25,000
Debt payments	(180,252)	(41,635)
Sales of preferred stock	29,017	—
Cost of debt financing	(7,885)	—
Common stock shares repurchase	(120,770)	—
Other, net	100	527

Net cash provided by (used in) financing activities	(19,790)	(16,108)

Effect of exchange rates on cash and cash equivalents	716	(119)

Net increase in cash	7,113	8,871

Cash, beginning of period	17,046	5,850

Cash, end of period	$24,159	$14,721

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2003
(amounts in thousands, except per share data)

1.     Basis of Presentation

          The accompanying condensed consolidated financial statements for the nine-month periods ended September 30, 2003 and 2002 are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows of Neptune Technology Group Holdings, Inc. (“Neptune” or “the Company”) and its subsidiaries for all periods presented.

          Neptune’s management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, reported amounts of reserves and expenses to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Actual results could differ from those estimates.

          The results of operations for the nine-month periods ended September 30, 2003 are not necessarily indicative of the results to be expected for the full fiscal year. These reports should be read in conjunction with the Company’s consolidated financial statements and the notes thereto.

2.     Recapitalization

          In April of 2003, the company completed a recapitalization transaction of $301,450. The transaction was funded through a new term loan B of $190,000, the issuance of $70,000 of new senior subordinated notes, the issuance of $30,000 of preferred stock, and $11,450 of cash. The proceeds from this transaction were used to repurchase 53.8933% of Class A and Class D stock of $120,770, repay $160,050 of term loan B borrowings, repay $11,000 of term loan A borrowings, repurchase options from management and employees of $762, and pay fees and expenses related to the transaction of $8,868.

Preferred Stock

          The Company issued 127,029.6432 shares of $.01 par value participating convertible preferred stock with a face value of $30,000. The Company received proceeds of $30,000 net of approximately $983 of issuance costs. The shares are convertible into conversion (common equivalent) shares at the holder’s option at defined conversion rates. The shares are entitled to a minimum liquidation preference of the greater of (a) $236.17 per share plus an annual accretion of 10%, or (b) the amount per share the holders would receive based on an as-converted common stock valuation. At September 30, 2003 the estimated minimum liquidation preference was approximately $42,000. These shares may receive dividends upon the approval of the Board of Directors in the amount equal to any dividends declared per share of common stock. There are no mandatory dividends related to these shares. This issuance is redeemable upon the consummation of any sale of the company in which there is a change in ownership of greater than 20%, as well as recapitalization of the company. Shares are redeemable for a price equal to 101% of the minimum liquidation preference plus any declared and unpaid dividends at redemption date.

     New Senior Subordinated Notes

          In connection with the recapitalization the company sold $70,000 of senior notes to DLJIP II Holdings, L.P., DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., 964536 Ontario Limited, York Street Mezzanine Partners, L.P., and Metropolitan Life Insurance Company. These notes have a maturity date of October 1, 2010 and bear an interest rate of 14%, payable on April 1 and October 1 until the maturity date. Payment of interest in excess of 12% may be paid by the issuance of

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003

additional securities pursuant to the provisions of the indenture. The Company incurred $2,692 of issuance costs related to these notes.

New Term B Debt

          In connection with the recapitalization, the Company entered into a term loan agreement with UBS AG. The agreement calls for up to $190,000 of borrowings with a maturity date of March 31, 2010. Borrowings under the term loan bear interest at LIBOR + 4.25%. At September 30, 2003 the new term B debt has an interest rate of 5.58%. The company also has a revolving credit facility of $30,000, of which none was drawn on this facility at September 30, 2003, other than the support for letters of credit with a value of $7,318. The Company incurred approximately $5,193 of issuance costs related to this agreement.

3.     Critical Accounting Policies

          The remainder of the company’s critical accounting policies can be reviewed in detail in Note 2 of the Company’s financial statements for the year ended December 31, 2002.

     Stock Based Compensation

          The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”).

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For SFAS No. 123 purposes, the fair value of each option grant and stock based award has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	September 30,

	2003	2002

Expected life (years)	5	6
Risk-free interest rate	3%	4.25%
Dividend yield	None	None
Expected volatility	0%	0%

          The estimated fair value of the options granted during 2003 and 2002 is $31.30 and $30.88, respectively. The Company issued 1,000 stock options during 2003 and 5,000 in 2002. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003

Company’s pro forma net income (loss) and pro forma basic and diluted earnings (loss) per share would have decreased to the following amounts (in thousands, except share data):

	Nine Months Ended
	September 30,

	2003	2002

Net income (loss):
As reported	$(1,792)	$8,847
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	127	172

Pro forma — for SFAS No. 123	(1,919)	8,675

4.     Inventories

	September 30,	December 31,
	2003	2002

Finished goods	$4,042	$1,476
Work-in process	4,412	4,683
Raw materials	6,177	5,464

	$14,631	$11,623

5.     Goodwill and Intangible Assets

          The following present an evolution of the goodwill and intangible assets balance since December 31, 2003:

Goodwill
Balance at December 31, 2002	$74,013
Earnout provision related to DB Microware Acquisition	225
Currency Translation Adjustment	2,993

Balance at September 30, 2003	$77,231

Intangible Assets
Balance at December 31, 2002	$190,867
Amortization Expense	(10,223)

Balance at September 30, 2003	$180,644

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003

6.     Long-Term Debt

	September 30,	December 31,
	2003	2002

Revolving Credit Facility	$—	$—
New Term Loan B (see note 2)	185,000	—
Term Loan A (see note 2)	—	11,000
Term Loan B (see note 2)	—	160,050
Senior Subordinated Debt (see note 2)	70,698	—
Senior Subordinated Notes	28,457	26,466
Notes payable to seller of DB Microware	3,149	3,013

	287,304	200,529
Less Current Portion	10,000	—

	$277,304	$200,529

          The aggregate principal amounts due under the Company’s debt agreements and a note payable to a seller are as follows:

2004	$10,000
2005	10,000
2006	12,500
2007	18,149
2008	15,000
2009 and thereafter	221,655

$287,304

7.     Income Taxes

          Pretax income subject to US and foreign income taxes for each of the periods presented was as follows:

	Nine Months Ended
	September 30,

	2003	2002

United States of America	$(7,280)	$11,114
Foreign	6,756	4,327

	$(524)	$15,441

          The effective tax rate for the nine months ended September 30, 2003 is not meaningful due to foreign tax expense and certain state taxes more than offsetting United States Federal tax benefits. The effective tax rate for the nine months ended September 30, 2002 reflects the effects of state taxes.

8.	Recently Issued Accounting Pronouncements

          In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003

VIEs) and how to determine when and which business enterprises should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity which either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance support from other parties. In addition, FIN 46 requires that both the primary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 has an effective date of December 31, 2003 for VIEs, which were in existence prior to February 1, 2003. The Company does not believe it is a primary beneficiary on a VIE or holds any significant interests or involvement in a VIE and does not expect there to be an impact on the Company’s consolidated financial statements.

          In May of 2003 the FASB issued SFAS 150 — “Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both” that clarifies liability or equity classification for different financial instruments including mandatorily redeemable shares, put options and forward purchase contracts, and obligations that can be settled with shares. This standard will be effective for the first fiscal period beginning after December 15, 2003. The Company’s current classification of redeemable preferred stock will not be affected by the adoption of SFAS 150 since its redemption is not at specified or determinable dates.

9.     Commitments and Contingencies

LADWP Settlement Agreement

          In 1998 the Environmental Law Foundation (ELF) filed suit against Schlumberger under California’s False Claims Act (FCA). The ELF complaint alleged that Schlumberger sold water meters to the Los Angeles Department of Water and Power (“LADWP”) from 1990 to 1998 that were constructed from an alloy that allowed up to 8% lead content, whereas the LADWP contract specifications for water meters limited lead content to 6%. The meters sold by Schlumberger to LADWP were the national standard for water meters containing an average of 7% lead. The ELF and LADWP claims were settled in January 2001. The terms of the settlement are that the Company would provide LADWP 120,000 free non-lead water meters of specified sizes over a period of 24 months, at the rate of 5,000 meters per month. An accrual of $5,800 was recorded in 1998. In May 2001, cash settlements of $620 and $750 were paid to LADWP and to the Environmental Law Foundation, respectively. The balance of $4,430 would be used to provide the delivery of 120,000 meters to LADWP over a 24-month period. The shipments of 5,000 meters per month began in May 2001 and were completed by April 2003. At December 31, 2002, the liability for this settlement was $638. Since all of the shipments were completed by April 2003, there is no remaining liability for this settlement at September 30, 2003. The company has fully complied with all of the terms of the settlement.

Rueda Litigation

          Rueda is a consolidated lawsuit brought in Los Angeles Superior Court as a class action by the customers of LADWP with allegedly “out-of-specification” water meters installed by LADWP at their properties. When it was filed in August 2000, Rueda alleged causes of action for: (i) violations of the California Business and Professions Code, (ii) negligence per se, (iii) negligence, (iv) nuisance and (v) violations of the California Consumer Legal Remedies Act. In May 2002, the Court granted summary adjudication in favor of the Company with regard to all of Plaintiffs’ claims except those under the California Business and Professions Code and held that the plaintiffs had offered no evidence of property damage giving rise to a triable issue of material fact. In January 2003, the Court granted class certification with regard to Plaintiffs’ remaining claims under the Business and Professions Code.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003

          As a result of a mediation with a retired federal judge, the Company and Plaintiffs reached a settlement in principal of Rueda in June, 2003. A class action settlement agreement was executed in October 2003 and preliminarily approved by the Los Angeles Superior Court on October 14, 2003. The settlement requires that the Company pay a total of $3,900 and respond to specified future bid requests from LADWP over the next 60 months in such a manner that LADWP, if it chooses to accept those bids, is provided $5,000 in savings as compared to the best direct purchase price for the same products obtained by another public water system customer of the Company in the six months prior to LADWP bid. The savings to LADWP can be reflected in prices or credits from the Company, and must be confirmed by an independent expert.

          The final approval hearing for the class action settlement is scheduled for January 23, 2004. Notice of the settlement was published on October 24, 2003. Any objections to the settlement or requests for exclusion from the settlement must be filed with the Los Angeles Superior Court by December 15, 2003.

          At September 30, 2003 the Company has fully reserved the $3,900 necessary for the Rueda settlement. Payment will be required after final approval by the Court of all settlement terms.

10.     Subsequent Events

          On October 21, 2003 Roper Industries, Inc. announced that it has signed a definitive agreement to acquire Neptune Technology Group Holdings Inc from Investcorp for total consideration of approximately $475 million, net of cash acquired and including debt assumed. The acquisition includes Neptune Technology Group Inc, DAP Technologies and DB Microware and is expected to close in early 2004, subject to customary closing conditions including antitrust review and clearance.

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and shareholders of

Neptune Technology Group Holdings Inc.

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Neptune Technology Group Holdings Inc. and its subsidiaries (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002, and for the period from November 1, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Atlanta, Georgia

January 31, 2003

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and shareholders of

Schlumberger Ltd.

          In our opinion, the accompanying combined statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the period from January 1, 2001 to October 31, 2001 and for the year ended December 31, 2000 present fairly, in all material respects, the results of operations and cash flows of Water Management (the “Company”) for the period from January 1, 2001 to October 31, 2001 and for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Atlanta, Georgia

January 31, 2003

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	Successor

	December 31,

	2002	2001

	(amounts in thousands)
ASSETS
Current assets:
Cash	$17,046	$5,850
Receivables, less allowance for doubtful accounts of $150 and $519	29,289	24,891
Inventories (Note 4)	11,623	9,427
Deferred taxes on income (Note 12)	2,185	3,487
Other current assets (Note 5)	5,024	1,881

Total current assets	65,167	45,536
Property, plant and equipment, net (Note 6)	25,993	24,569
Investment in unconsolidated affiliate	—	5,696
Other assets (Note 7)	12,650	15,168
Deferred taxes on income (Note 12)	—	401
Intangible assets (Note 8)	190,867	195,116
Goodwill (Note 8)	74,013	60,256

Total assets	$368,690	$346,742

LIABILITIES
Current liabilities:
Accounts payable	$9,108	$6,025
Accrued liabilities (Note 10)	15,869	8,523
Current portion of long-term debt (Note 11)	—	4,400
Income taxes payable	1,294	74

Total current liabilities	26,271	19,022
Postretirement benefits (Note 13)	2,603	2,229
Other liabilities	—	733
Notes payable (Note 3)	3,013	—
Deferred taxes on income (Note 12)	5,700	—
Long term debt (Note 11)	171,050	155,600
Senior subordinated notes (Note 11)	26,466	50,833

	235,103	228,417

Minority interest in equity of consolidated affiliates (Note 3)	3,130	—
Commitments and contingencies (Note 16)
Stockholders’ equity
Preferred stock $0.01 par value, authorized 500,000 shares, none outstanding as of December 31, 2002 and 2001	—	—
Class A common stock, $0.01 par value, 997,500 shares authorized, issued and outstanding as of December 31, 2002 and 2001	9	9
Class D common stock, $0.01 par value, 2,500 shares authorized, issued and outstanding as of December 31, 2002 and 2001	1	1
Common stock, $0.01 par value, authorized 1,500,000 shares, none outstanding as of December 31, 2002 and 2001	—	—
Additional paid-in-capital	119,990	119,990
Note Receivable from issuance of common stock	(482)	(1,034)
Accumulated other comprehensive loss	(282)	(35)
Accumulated equity (deficit)	11,221	(606)

Total stockholders’ equity	130,457	118,325

Total liabilities and equity	$368,690	$346,742

The accompanying notes are an integral part of these financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor

		Period from	Period from
		November 1,	January 1,
	Year Ended	2001 to	2001 to	Year Ended
	December 31,	December 31,	October 31,	December 31,
	2002	2001	2001	2000

	(amounts in thousands)
Revenues	$189,544	$27,498	$130,951	$147,607
Cost of goods sold (Note 4)	109,211	20,024	78,196	82,235

Gross profit	80,333	7,474	52,755	65,372
Selling, general and administrative	25,791	3,184	21,102	18,862
Research and engineering	4,857	649	3,817	4,094
Amortization expense	15,145	2,368	2,546	2,897

Operating income	34,540	1,273	25,290	39,519
Interest expense	12,880	2,394	1,154	760
Loss on extinguishment of debt	1,353	—	—	—
Other (income) expense, net	(928)	(134)	342	461

Income (loss) before income taxes and minority interest in consolidated subsidiary	21,235	(987)	23,794	38,298
Income taxes (benefit) (Note 12)	7,833	(381)	10,597	16,806

Income (loss) before minority interest	13,402	(606)	13,197	21,492
Minority interest in consolidated subsidiary (Note 3)	(1,575)	—	—	—

Net income (loss)	$11,827	$(606)	$13,197	$21,492

The accompanying notes are an integral part of these financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

Equity

(amounts in thousands)
Predecessor:
Balance at December 31, 1999	$61,251
Net income	21,492
Foreign currency translation adjustment	(767)
Net distributions to Schlumberger	(27,040)

Balance at December 31, 2000	54,936
Net income	13,197
Foreign currency translation adjustment	(322)
Transfer of investment from Schlumberger	2,273
Net distributions to Schlumberger	(13,757)

Balance at October 31, 2001	$56,327

				Note
				Receivable
				from	Accumulated
				Issuance	Other
	Common Stock			of	Comprehensive		Total
			Additional	Common	Income	Accumulated	Stockholders’
	Class A	Class D	Paid-in Capital	Stock	(Loss)	Deficit	Equity

Successor:
Balance at November 1, 2001 (reflects issuance of common stock in connection with the Acquisition)	$9	$1	$118,956	$—	$—	$—	$118,966
Net loss						(606)	(606)
Foreign currency translation adjustment					(35)		(35)

Comprehensive loss							(641)
Notes receivable from issuance of common stock			1,034	(1,034)			—

Balance at December 31, 2001	9	1	119,990	(1,034)	(35)	(606)	118,325
Net income						11,827	11,827
Foreign currency translation adjustment					(247)		(247)

Comprehensive income							11,580
Repayment of notes receivable from issuance of common stock				552			552

Balance at December 31, 2002	$9	$1	$119,990	$(482)	$(282)	$11,221	$130,457

The accompanying notes are an integral part of these financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor

		Period from	Period from
		November 1,	January 1,
	Year Ended	2001 to	2001 to	Year Ended
	December 31,	December 31,	October 31,	December 31,
	2002	2001	2001	2000

	(amounts in thousands)
Cash flows from operating activities
Net income (loss)	$11,827	$(606)	$13,197	$21,492
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,294	774	4,172	5,185
Minority interest in consolidated subsidiary	1,582	—	—	—
Amortization of goodwill	—	—	2,546	2,897
Amortization of intangibles	11,852	1,874	—	—
Amortization of debt issuance cost	2,293	327	—	—
Amortization of management fees	1,000	166	—	—
Loss on extinguishment of debt	1,353	—	—	—
Deferred taxes on earnings	4,763	(381)	(173)	1,259
Non-cash paid-in kind interest	3,318	833	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,390)	(4,024)	(1,385)	1,242
Inventory	743	2,848	2,040	(2,513)
Accounts payable and accrued liabilities	6,674	6,551	194	887
Payables to related parties	—	(758)	(908)	1,842
Income tax payable	924	74	1,190	521
Other assets and liabilities, net	(2,478)	1,459	(1,647)	43

Net cash provided by operating activities	47,755	9,137	19,226	32,855

Cash flows from investing activities
Payments to acquire company, net of cash acquired	(7,399)	(314,161)	—	—
Payments to acquire 33.3% of DAP, net of cash acquired	(5,171)	(5,880)	—	—
Capital expenditures	(5,852)	(555)	(3,325)	(4,964)
Other	(166)	(1,031)	2,296	(684)

Net cash used in investing activities	(18,588)	(321,627)	(1,029)	(5,648)

Cash flows from financing activities
Proceeds from credit facilities	25,000	161,000	—	—
Proceeds from Investcorp capital contributions	—	120,000	—	—
Proceeds from senior subordinated notes	—	50,000	—	—
Proceeds from short term management loan	552	—	—	—
Payment on credit facilities	(13,950)	—	—	—
Payment on senior subordinated notes	(27,685)	—	—	—
Payment of early redemption penalty	(1,353)
Payments on revolver	—	(1,000)	—	—
Payments of financing fees	(782)	(11,660)	—	—
Distributions to Schlumberger	—	—	(17,136)	(26,873)

Net cash provided by (used in) financing activities	(18,218)	318,340	(17,136)	(26,873)
Effect of exchange rates on cash and cash equivalents	247	—	—	—

Net increase in cash	11,196	5,850	1,061	334
Cash, beginning of period	5,850	—	345	11

Cash, end of period	$17,046	$5,850	$1,406	$345

Supplemental information:
Cash paid for income taxes	$354	$—	$9,799	$17,226

Cash paid for interest	$9,646	$960	$—	$—

Note payable issued on acquisition	$3,000	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001
(dollar amounts in thousands)

1.     Organization

     Acquisition

          The financial statements include the accounts of Neptune Technology Group Holdings Inc. (“Neptune” or the “Company”). The Company is a holding company whose primary asset consists of a 100% investment in Neptune Technology Group Inc. (“Neptune TG”). On November 1, 2001, the Company acquired, through an Asset Purchase Agreement between Schlumberger Resource Management Services, Inc. (“Schlumberger”), a division of Schlumberger Limited, and Neptune Acquisition I Corp., a newly formed entity created by affiliates of Investcorp S.A. (“Investcorp”), representing the water meter and meter reading systems business of Schlumberger. Immediately following the completion of this acquisition, Neptune Acquisition I Corp. merged into Neptune TG. The Company was capitalized with $120,000 of common equity contributed by affiliates of Investcorp and Neptune management and $50,000 in principal amount of subordinated indebtedness (the “Senior Subordinated Notes”) purchased by Cromwell Finance Limited (“Cromwell Finance”), an affiliate of Investcorp.

          The aggregate purchase price for the Acquisition was $331,701 inclusive of $25,821 of direct costs related to the Acquisition. $15,000 of the direct costs represented amounts paid to a related party (see note 15). The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at November 1, 2001:

Current assets	$36,365
Property, plant and equipment	24,787
Investment in DAP	5,880
Other assets	19,091
Intangible assets	196,990
Goodwill	60,256

Total assets acquired	343,369
Current liabilities	(8,756)
Other liabilities	(2,912)

Net assets acquired	$331,701

          Of the $196,990 of acquired intangible assets, $33,670 was assigned to registered trademarks that are considered to be intangible assets with indefinite useful lives and are not subject to amortization. The remaining $163,320 of acquired intangible assets has a weighted average useful life of approximately 21 years. The intangible assets that make up that amount include customer relationships of $128,000 (24 year weighted-average useful life), technology of $24,390 (15 year weighted-average useful life), software of $2,200 (3 year weighted-average useful life) and contractual arrangements of $8,730 (5 year weighted-average useful life). Contractual agreements represent contacts for the company to supply product to its utility customers as well as an agreement to purchase production components from a former related party.

          The $60,256 of goodwill and $196,990 of intangible assets are deductible for income tax purposes.

          The Company financed the Acquisition by the issuance of the $120,000 in common equity and $50,000 in principal amount of Senior Subordinated Notes, which were used to capitalize Neptune TG in exchange for Neptune’s common stock. The remaining financing was provided by $161,000 of borrowings by Neptune TG under the $190,000 senior secured Credit Facility (see Note 11).

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

Capitalization

          The Company is authorized to issue up to 3,000,000 shares of stock among the following classes.

          Preferred Stock. The Company’s Board of Directors (Board) may issue up to 500,000 shares of $0.01 par value preferred stock, with such voting powers, preferences and other rights or restrictions as determined by the Board. As of December 31, 2002 the Company had not issued any preferred shares.

          Class A Common Stock. In connection with the Acquisition, the Company authorized and issued 997,500 shares of par value, $0.01 Class A Common Stock.

          Class D Common Stock. In connection with the Acquisition, the Company authorized and issued 2,500 shares of par value, $0.01 Class D Common Stock.

          Common Stock. The Company is authorized to issue up to 1,500,000 shares of $0.01 par value Common Stock. As of December 31, 2002, the Company had not issued any shares of Common Stock.

          Voting rights are limited to Class D Common and Common shareholders, except for any rights to vote that may be afforded Class A Common shareholders under applicable law. All of the shares of stock are subject to certain limitations on transfer. Class A Common shareholders have certain “Tag-Along Rights” to participate in any sale of Class D Common shares outside permitted transfers as defined.

Nature of Business

          The Company provides engineering, manufacturing, marketing, sale, maintenance and repair and installation of water meters and metering systems. The Company’s primary markets are the United States, Canada, and Mexico.

Presentation and Predecessor Information

          Neptune Technology Group Holdings Inc. is referred to as the “Successor” for the period November 1, 2001 to December 31, 2001 and thereafter, and the “Company” for all periods presented.

          For the period from January 1, 2001 to October 31, 2001 and the year 2000 (“fiscal 2000”) (the “predecessor periods”), the accompanying financial statements include the manufacturing, sales and distribution operations in the United States of America and the sales and distribution centers in Canada and Mexico of Water Management, the water metering and management businesses of Schlumberger Limited and its subsidiaries (“Schlumberger”). Although the Company was not a separate company, the accompanying financial statements are presented as if the Company had existed as an entity separate from its parent, Schlumberger. The financial statements include the historical assets, liabilities, revenues, and expenses that were directly related to the Company’s businesses of Schlumberger during the predecessor periods presented and have been prepared using Schlumberger’s historical bases in the assets and liabilities and the historical results of operations of the Company.

          Certain amounts of Schlumberger’s corporate assets, liabilities and expenses, including centralized research and engineering, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other corporate and infrastructure costs, although not directly attributable to the Company’s operations, have been allocated to the Company on a basis that the Company and Schlumberger considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company (see Note 15). However, the financial information included herein may not reflect the financial position, operating results, changes in equity and cash flows of the Company had the Company been a separate, stand-alone entity during the predecessor periods presented. All significant intercompany accounts and transactions within the Company have been eliminated.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          Because the Company was not operated as a separate, stand-alone entity during the predecessor periods presented, and in many cases the Company’s results were included in the consolidated financial statements of Schlumberger on a divisional basis, there are no separate meaningful historical equity accounts for the Company. Changes in stockholders’ equity represent Schlumberger’s contribution of its net investment in the Company after giving effect to the net earnings of the Company plus net cash transfers to and from Schlumberger and other transfers from Schlumberger.

2.	Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

          The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2001, respectively and their consolidated results of operations and cash flows for the successor and predecessor periods presented. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

          Revenue from product sales is recognized when title and risk of loss pass to the customer, which is generally upon delivery.

          Revenue from software sales is primarily licensing software, providing software support and maintenance and providing professional services to our customers. Software revenue is recorded in accordance with the guidance provided by Statement of Position (SOP) 97-2, “Software Revenue Recognition, with Respect to Certain Transactions,” and SOP 81-1, “Accounting for Performance of Construction-Type and Certain Product-Type Contracts.” Revenues attributed to the sale of software are as follows:

Year ended 2000	$400
10 month period ended October 31, 2001	184
2 month period ended December 31, 2001	78
Year ended 2002	857

          Shipping and Handling costs are included in cost of goods sold.

Reclassifications

          Certain reclassifications of prior year information have been made to conform to current year reporting.

Accounts Receivable and Concentration of Credit Risk

          The Company grants credit to its customers and distributors, who are primarily in the water and utility business, in the normal course of business.

          Financial instruments which potentially subject the Company to concentration of risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers’

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

financial condition and maintains an allowance for uncollectible accounts receivable based on expected collectibility. The Company’s customers are not concentrated in a specific geographic region.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents.

Inventory

          Inventories are stated at lower of average cost, or market. Included in inventory are $33 of absorbed administrative costs at December 31, 2002 and 2001. For both the 12 months ended December 31, 2002 and 2001 $367 of administrative costs related to inventory were included in cost of goods sold.

Property, Plant and Equipment and Depreciation

          Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets. Expenditures for replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

          Estimated useful lives are as follows:

Buildings and improvements	15 years
Machinery and equipment	5-10 years
Furniture and fixtures	5 years
Computer equipment	3 years

Impairment of Long-Lived Assets

          The Company reviews the appropriateness of the carrying value of its long-lived assets, including property, plant and equipment and intangible assets with finite lives, whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. For assets held for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference in the fair value and carrying value of the assets. For assets held for sale, a loss is recognized for the difference between the estimated fair value, net of costs to sell, and the carrying value of the assets.

Goodwill

          Goodwill for the predecessor periods presented was amortized on a straight-line basis over 25 years. Goodwill related to the Acquisition and the 2002 business combinations (Note 3) is not amortized in accordance with Statements of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”. Amortization of goodwill for the predecessor periods January 1, 2001 to October 31, 2001 and the year ended December 31, 2000 was $2,546 and $2,897, respectively.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

Fair Value of Financial Instruments

          The fair value of cash, accounts receivable and trade accounts payable and accrued expenses are not materially different than their carrying amounts as reported at December 31, 2002 and 2001 due to the short-term nature of these accounts. The December 31, 2002 debt balances under the credit facility approximate the fair value on the basis of the variable interest related to such debt. The fair value of the senior subordinated debt is estimated using a discounted cash flow analysis based upon the interest rates of United States Treasury notes.

Taxes on Income

          Taxes on income are computed in accordance with the tax rules and regulations of the taxing authorities where the income is earned. Taxable income may differ from pre-tax income for financial accounting purposes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements using enacted tax rates during the period such differences are expected to reverse.

          Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

          The Company’s operating results for the predecessor periods have been included in Schlumberger’s consolidated US and state income tax returns and in tax returns of Schlumberger’s foreign subsidiaries. The provision for income taxes reflected in the Company’s financial statements for the predecessor periods has been determined on a separate return basis.

Research and Development

          Research and development costs include salaries and benefits, contract services, supplies, and other costs related to various products under development. Research and development costs are expensed in the period incurred and totaled $4.9 million, $4.5 million, and $4.1 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Deferred Financing Costs

          Deferred financing costs are amortized over a period of 5 to 7 years, the terms of the relating debt instruments, utilizing the effective interest method. Amortization of deferred financing costs for the year ended December 31, 2002 and for the period November 1, 2001 to December 31, 2002 was $2,293 and $327, respectively.

Stock Compensation

          As permitted by SFAS No. 123 “Accounting for Stock-Based Compensation,” the Company continues to apply intrinsic value accounting for its stock options plans. The Company has adopted the disclosure-only provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123.” The Company’s pro forma net income (loss) based upon the fair value at the grant dates for awards under the plans are disclosed below.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          The Company applies intrinsic value accounting for its stock option plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under the plan, the Company’s net income (loss) would have been reduced as follows:

	2002	2001

Net income (loss)	$11,827	$(606)
Deduct
Total additional stock-based employee compensation cost, net of tax, that would have been included in net income (loss) under fair value method	197	32

Pro forma net income (loss)	$11,630	$(638)

          The weighted average fair value of options granted using the Black-Scholes pricing model was $30.88 and $31.80 for the period ended December 31, 2002 and 2001, respectively.

          The fair value was determined using a Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2001

Dividend yield	None	None
Volatility	0%	0%
Risk-free interest rate	4.25%	4.4%
Expected life	6 years	7 years

Translation of Non-US Currencies

          For foreign subsidiaries, the local currency is the functional currency. Assets and liabilities are translated into U.S. dollars at the rate of exchange existing at year-end. Income statement amounts are translated at the weighted average exchange rate for the period with resulting translation adjustments being charged or credited to other comprehensive income. Transaction gains and losses are included in the statement of income.

Deferred Revenue

          Deferred revenues arise primarily as a result of performance obligations related to sales of hand-held unit maintenance contracts as well as meter reading and route optimization software. These sales do not meet the criteria for recognition under SOP 97-2 and SOP 81-1 as of the balance sheet date.

Other Comprehensive Income

          Comprehensive income equals net income plus other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are reflected in stockholders’ equity but excluded from net income. The principal component comprising other comprehensive income is foreign currency translation adjustment. Other comprehensive income and the effects on earnings are detailed in the Company’s accompanying Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Risk

          None of the Company’s customers represented more than 10% of sales during the periods presented. No one vendor accounted for more than 10% of total costs of products sold for the periods presented. The Company has readily available alternate vendors for the majority of its raw materials.

New Accounting Pronouncements

          In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and (or) normal use of the asset.

          The Company is required and plans to adopt the provisions of SFAS No. 143 on January 1, 2003. Upon initial application, entities are required to recognize a liability for any existing asset retirement obligations adjusted for cumulative accretion to the date of adoption of this Statement. An asset retirement cost would be capitalized as an increase to the carrying amount of the associated long-lived asset, and would be subject to depreciation. The cumulative effect, if any, of initially applying this Statement will be recognized as a change in accounting principle. The Company does not believe there are any obligations meeting the criteria of the standard.

          In December of 2002, the Company elected early adoption of SFAS No. 145 “Rescission of FASB Statement No. 4, 44 and 64, Amendment to FASB Statement No. 13, and Technical Corrections of April 2002.” Under the new accounting standard, gains and losses incurred upon the extinguishment of debt may no longer qualify for extraordinary treatment and are now included as a component of income or loss before taxes. The Company has adopted SFAS No. 145 in the financial statements and accordingly has included in income before income taxes a loss of $1,353 for the year ended December 31, 2002 related to the extinguishment of debt.

          In July 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supercedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred. SFAS No. 146 will be effective for exit or disposal activities of the Company that are initiated after December 31, 2002. As the company does not currently have any restructuring programs in process, management does not expect the adoption of this statement to have a material impact on the Company’s financial position or results of operations.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superceded. As of December 31, 2002 the company has adopted the disclosure provisions of this interpretation and there was no impact from this adoption.

          In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or VIEs) and how to determine when and which business enterprises should consolidate the VIE (the primary beneficiary). This new model for consolidation applies to an entity which either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance support from other parties. In addition, FIN 46 requires that both the primary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 has an effective date of December 31, 2003. The Company does not believe it is a primary beneficiary on a VIE or holds any significant interests or involvement in a VIE and does not expect there to be an impact on the Company’s consolidated financial statements.

3.     Business Combinations

DB Microware, Inc.

          On December 6, 2002, the Company acquired 100% of the outstanding stock of DB Microware, Inc (“DB”) for $7,000 in cash, $3,000 in a note payable due December 31, 2007, and $504 in direct costs related to the acquisition. Additionally, in conjunction with the acquisition, there is a contingent payment of up to $14,000 over a period of five years based on attaining certain earnings objectives. As these contingencies are realized, the excess purchase price over the fair value of the net tangible assets will be increased accordingly. Results of operations for DB subsequent to December 6, 2002 are included in the consolidated statement of operations for the year ended December 31, 2002.

          The acquisition of DB Microware, Inc. further enhances Neptune’s systems capabilities and strengthens Neptune’s position in the growing Automatic Meter Reading market. DB Microware, Inc. provides a suite of field management tools including meter reading, service work orders, and route optimization software to many of the largest utility companies in the United States.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at December 6, 2002:

Cash	$105
Other current assets	1,386
Property, plant and equipment	52
Other assets	760
Intangible assets	6,518
Goodwill	6,197

Total assets acquired	15,018
Current liabilities	(1,231)
Other liabilities	(3,283)

Net assets acquired	$10,504

          Of the $6,518 of acquired intangible assets, $4,518 was assigned to its computer software products, which is being amortized over its estimated useful life of 4 years. The remaining $2,000 of acquired intangible assets was assigned to customer contracts and is being amortized over a useful life of 2 years.

          Goodwill acquired in this transaction is not tax deductible.

DAP Technologies, Inc.

          In conjunction with the Acquisition on November 1, 2001, Neptune Acquisition I Corp. entered into a Stock Purchase Agreement with Schlumberger Canada Limited to purchase a 33.3% interest in DAP Technologies, Ltd. (“DAP”) for cash consideration of $5,880. On January 31, 2002, the Company exercised its option to purchase an additional 33.3% of DAP Technologies, Inc. stock for cash consideration of $6,067, including $168 in other direct costs, bringing Neptune’s total investment to $11,819. The additional equity purchase resulted in Neptune owning 66.6% of DAP and accordingly, DAP is reported as a consolidated subsidiary effective January 31, 2002. The excess of the total purchase price over the Company’s proportionate interest in the net assets of DAP was assigned to goodwill.

          The acquisition of the controlling interest in DAP Technologies, Inc. further strengthens Neptune’s position in the meter reading systems market. DAP is a leading designer and manufacturer of fully rugged mobile computers for use in applications such as utility meter reading as well as a variety of industrial field related uses.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          The following table summarizes the estimated fair values of the proportionate interest of assets acquired and liabilities assumed at January 31, 2002:

Cash	$896
Other current assets	5,060
Property, Plant and Equipment	872
Intangible Assets	1,077
Goodwill	7,285

Total assets acquired	15,190
Current liabilities	(1,520)
Other liabilities (including minority interest)	(1,851)

Net assets acquired	$11,819

          Of the $1,077 of acquired intangible assets, $543 was assigned to its technology products, which is being amortized over its estimated useful life of 5 years. The remaining, $534 was assigned to customer contracts, and is being amortized over an estimated useful life of 1.5 years.

          Goodwill acquired in this transaction is 75% deductible for Canadian tax purposes.

          The following pro forma information presents certain financial statement data as if the acquisitions occurred as of the beginning of fiscal year 2002 and 2001:

	2002	2001

Revenues	$189,544	$158,449
Acquisitions
DAP Technologies	1,320	11,961
DB Microware	864	1,288

Total	$191,728	$171,698

Net Income	11,827	12,591
Acquisitions
DAP Technologies	69	1,840
DB Microware	(695)	(118)

Total	$11,201	$14,313

4.     Inventories

          Inventories at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Finished goods	$1,476	$1,295
Work-in process	4,683	4,147
Raw materials	5,464	3,985

	$11,623	$9,427

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          In connection with the Acquisition on November 1, 2001, in accordance with the purchase method of accounting, inventory balances were increased to reflect estimated fair value by $3,287. As of December 31, 2001, $3,215 had been expensed through cost of goods sold, as a non-cash charge, based upon inventory turnover. The remainder was expensed through cost of goods sold during 2002.

          Additionally, during 2002, the Company increased inventory balances by $361 to reflect estimated fair value related to the purchase of the additional equity interest in DAP Technologies, Inc. The total amount was expensed through cost of goods sold, as a non-cash charge, during fiscal year 2002.

5.     Other Current Assets

          Other current assets at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Prepaid management fees	$1,000	$1,000
Prepaid insurance	814	657
Prepaid taxes	1,607	57
Other	1,603	167

	$5,024	$1,881

          Prepaid management fees represent fees paid to Investcorp International, Inc. an affiliate of Investcorp. Through its officers, employees, and affiliates, Investcorp International, Inc. provides management advisory services, strategic planning services, and consulting services. These services consist of advice concerning management, finance, marketing, strategic planning, and such other services as shall be requested from time to time by the Board of Directors of Neptune. Five years of management fees at $1.0 million per year for a total of $5.0 million were paid by Neptune to Investcorp at the closing on November 1, 2001 (see note 7).

6.     Property, Plant and Equipment

          Property, plant and equipment at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Land	$642	$605
Building and improvements	6,287	5,899
Machinery and equipment	25,097	18,839

Total cost	32,026	25,343
Less accumulated depreciation	(6,033)	(774)

Property, plant and equipment, net	$25,993	$24,569

          Depreciation expense aggregated $5,294 for the year ended December 31, 2002, $774 for the period November 1, 2001 to December 31, 2001, $4,172 for the period from January 1, 2001 to October 31, 2001 and $5,185 for fiscal 2000.

          Property, plant and equipment was increased by $8,117 to reflect estimated fair value at November 1, 2001, the date of the Acquisition.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

7.     Other Assets

          Other assets at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Prepaid management fees	$2,834	$3,834
Deferred financing costs	9,816	11,334

	$12,650	$15,168

          In connection with the Acquisition, the Company prepaid a management fee of $5,000 to Investcorp International, Inc., (of which $4,000 was classified as a long term Other Asset). This amount is being amortized on a straight-line basis over a five-year period, the term of the related agreement. The total amount amortized for the year ended December 31, 2002 and the period November 1, 2001 to December 31, 2001 was $1,000 and $166, respectively.

8.     Goodwill and Intangible Assets

          Intangible assets, net of accumulated amortization, at December 31, 2002 and 2001 consist of the following:

	2002	2001

Goodwill	$74,013	$60,256

Intangible assets not subject to amortization:
Tradenames	$33,670	$33,670
Intangible assets subject to amortization:
Customer relationships	121,690	127,098
Technology	27,129	24,086
Contractual agreements	7,032	8,184
Software	1,346	2,078

Total intangibles assets, net	$190,867	$195,116

          The results for the year ended December 31, 2002 and the two-month period ended December 31, 2001 include the effect of adopting SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets” in conjunction with the Acquisition. SFAS No. 141 provides that all business combinations initiated after June 30, 2001 shall be accounted for using the purchase method. In addition, it provides that the cost of an acquired entity must be allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values at the acquisition date. Under SFAS No. 142, goodwill and intangible assets that are deemed to have indefinite lives are not amortized, but are subject to impairment testing. Impairment testing is required to be performed at adoption and at least annually thereafter. On an ongoing basis (absent any impairment indicators), the Company plans to perform impairment testing as of December 31 of each year. Effective November 1, 2001, the Company ceased all amortization of goodwill. Upon adoption of SFAS No. 142, the Company also tested goodwill for impairment by comparing the fair value of each reporting unit with its carrying value. The fair value was determined using an earnings multiple approach. The Company’s transitional impairment test did not result in impairment of goodwill. Additionally, no impairment charge was recorded as a result of the annual impairment test. Amounts assigned to indefinite-life intangible

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

assets, primarily trade names, have a carrying value of $33,670. There was no impairment charge recorded related to the trade names.

          Accumulated amortization equaled $13,724 and $1,874 at December 31, 2002 and 2001, respectively.

          The following table represents a rollforward of goodwill balances:

Neptune Acquisition Goodwill at November 1, 2001	$60,256

Goodwill at December 31, 2001	60,256

2002 Acquisitions:
DB Microware	6,702
DAP Technologies, Inc.	7,285
Currency Translation Adjustment	(230)

Ending balance	$74,013

          The following table reflects consolidated results adjusted as though the adoption of SFAS No. 142 occurred as of January 1, 2000:

	Successor	Predecessor

	Period from	Period from
	November 1,	January 1,
	2002 to	2001 to	Year ended
	December 31,	October 31,	December 31,
	2001	2001	2000

Net income:
As reported:	$(606)	$13,197	$21,492
Goodwill amortization, net of tax	—	1,412	1,626

As adjusted	$(606)	$14,609	$23,118

          Amortization expense for the year ended December 31, 2002 was $11,852. Estimated annual amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year Ending

2003	$13,685
2004	12,772
2005	8,744
2006	8,650
2007	7,515

$51,366

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

9.     Accounts Payable

          Accounts payable at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Supplier payable	$7,111	$5,423
Interest payable	1,997	602

Total accounts payable	$9,108	$6,025

10.     Accrued Liabilities

          Accrued liabilities at December 31, 2002 and 2001 consist of the following:

	December 31,

	2002	2001

Payroll, vacation and employee benefits	$4,195	$2,663
Pension and defined contribution	1,993	337
Warranty	1,285	1,062
Legal settlement	638	2,164
Taxes payable	1,256	—
Deferred revenue	1,924	—
Other	4,578	2,297

	$15,869	$8,523

          The following represents an evaluation of the Company’s warranty liability as shown above:

	2002	2001

Beginning balance — January 1	$1,062	$1,094
Accruals	103	60
Payments made	—	(90)
Adjustments	120	(2)

Ending Balance — December 31	$1,285	$1,062

          Adjustments of $120 in 2002 relate to the acquisition of DAP Technologies.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

11.     Debt

Credit Facility

	December 31,	December 31,
	2002	2001

Current facility
Revolving credit facility	$—	$—
Term Loan A	11,000	20,000
Term Loan B	160,050	140,000

	171,050	160,000
Less current portion	—	4,400

Total long-term portion	$171,050	$155,600

          In connection with the Acquisition, on November 1, 2001, Neptune TG entered into a senior secured credit facility (the “Credit Facility”). The Credit Facility provides for a $30,000 Revolving Credit Facility, with a maturity date of November 1, 2006 and a $160,000 term loan facility (the “terms loans”), which is divided into two tranches, Term Loan A and Term Loan B, with maturity dates of November 1, 2006 and 2008, respectively. The term loans were fully drawn as a part of the Acquisition with principal balances of $20,000 and $140,000 for Term Loan A and Term Loan B, respectively. During 2002, the Company made payments of $9,000 on Term Loan A and $4,950 on Term Loan B, a portion of which related to amounts due in 2003 and 2004. Additionally, the Company amended its Credit Facility to borrow an additional $25,000 under Term Loan B. The additional borrowings were used to paydown a portion of the senior subordinated notes.

          Borrowings under the Revolving Credit Facility bear interest at LIBOR plus 3.00% (plus applicable margins determined by Neptune TG’s leverage ratio). In addition, a commitment fee of 0.50% is charged on all unused amounts. At December 31, 2002, the interest rate for the Revolving Credit Facility was 4.92%.

          Term Loans A and B bear interest at LIBOR plus 3.00% (plus applicable margins determined by Neptune TG’s leverage ratio) and LIBOR plus 3.50%, respectively. At December 31, 2002, Term Loans A and B had interest rates of 4.92% and 5.42%, respectively. The weighted average borrowing rate for the term loans for the years ended December 31, 2002 as well as the Predecessor period from November 1, 2001 through December 31, 2001 are as follows:

		Predecessor
	2002	Period

Term A	5.11%	5.96%
Term B	5.51%	5.67%

          The Company has provided full, unconditional, joint and several guarantees of the Credit Facility. In addition, the Credit Facility is collateralized by a first-priority lien on substantially all of the domestic tangible and intangible assets of the Company and a 65% pledge of the stock of the foreign subsidiaries of the Company.

          The Credit Facility contains certain covenants and restrictions on actions by Neptune TG, including limitations on capital expenditures and payment of dividends. In addition, the Credit Facility requires that Neptune TG comply quarterly, beginning March 31, 2002, with specified financial ratios, including a maximum leverage ratio and a minimum interest coverage ratio.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          As of December 31, 2002 and 2001 the Company had $1,275 and $6, 205, respectively, of letters of credit outstanding. There were no drawings on these letters. These letters of credit represent requirements related to the company’s insurance and workers compensation arrangements and for one raw material supplier.

          The Company recognized interest expense of $9,562 and $1,561 for the year ended December 31, 2002 and the period November 1, 2001 to December 31, 2001 relating to the Credit Facility.

Senior Subordinated Notes

          On November 1, 2001, the Company sold senior notes to Cromwell Finance pursuant to a Senior Note Indenture. The senior note agreements, in the aggregate, provide for $50,000 in borrowings, with a maturity date of November 1, 2011. The senior notes bear an interest rate of 10% and are paid-in-kind each May 15 and November 15 commencing May 15, 2002, until the maturity date. Interest shall be payable at a rate of 12% per annum on any overdue principal or interest. The estimated fair value of the senior subordinated notes at December 31, 2002 was $27,400.

          In conjunction with the amendment to the Credit Facility, the Company repaid $27,685, including $1,388 of paid-in-kind interest, of the senior subordinated notes prior to maturity resulting in a charge of $1,353 due to the payment of an early redemption premium. The senior note agreements include certain restrictions, which, among other things, limit indebtedness and payment of dividends. The Company recognized interest expense of $3,318 and $833 for the year ended December 31, 2002 and for the period November 1, 2001 to December 31, 2001 relating to the senior notes.

          The aggregate principal amounts due under the credit facility, the senior subordinated notes, and the note payable to the seller as described in Note 3, are as follows:

2003	$—
2004	—
2005	7,150
2006	7,150
2007	4,663
2008 and thereafter	181,566

Total	$200,529

12.     Taxes on Income

          Pretax income subject to US and foreign income taxes for each of the periods presented was as follows:

	Successor		Predecessor

		Period from	Period from
		November 1,	January 1,
	Year Ended	2001 to	2001 to	Year Ended
	December 31,	December 31,	October 31,	December 31,
	2002	2001	2001	2000

United States of America	$13,616	$(1,252)	$23,716	$38,425
Foreign	7,619	265	78	(127)

Pretax (loss) income	$21,235	$(987)	$23,794	$38,298

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          The following table shows the components of current and deferred income tax expense by taxing jurisdiction, both domestic and foreign:

	Successor		Predecessor

		Period from	Period from
		November 1,	January 1,
	Year Ended	2001 to	2001 to	Year Ended
	December 31,	December 31,	October 31,	December 31,
	2002	2001	2001	2000

Current United States — federal	$2,519	$—	$8,725	$13,530
United States — state	549	—	1,864	2,907
Foreign	2	—	181	186

	3,070	—	10,770	16,623
Deferred United States — federal	1,983	(398)	(38)	112
United States — state	308	(59)	(8)	28
Foreign	2,472	76	(127)	43

	4,763	(381)	(173)	183

Total income tax expense (benefit)	$7,833	$(381)	$10,597	$16,806

          The principal components of net deferred tax assets and liabilities are as follows:

	December 31,

	2002	2001

Current
Inventory	$94	$234
Accruals not yet deductible for tax returns	1,286	1,989
Pension	—	67
Loss carryforwards	—	890
Other	805	307

	$2,185	$3,487

Noncurrent
Intangible assets	$(3,503)	$(456)
Property, plant and equipment	(304)	4
Post-retirement benefits	971	853
Accruals not yet deductible for tax returns	(2,097)	—
Other	(767)	—

	$(5,700)	$401

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          Reconciliation between the US federal income tax rate and the effective tax rate is:

	Successor		Predecessor

		Period from	Period from
		November 1,	January 1,
	Year Ended	2001 to	2001 to	Year Ended
	December 31,	December 31,	October 31,	December 31,
	2002	2001	2001	2000

Statutory tax rate	34.00%	(35.00)%	35.00%	35.00%
State income taxes, net of federal benefit	3.30	(3.25)	4.55	4.55
Non-deductible goodwill	—	—	4.01	3.03
Other	(.39)	(.35)	.98	1.30

	36.91%	(38.60)%	44.54%	43.88%

13.     Pension and Other Benefit Plans

Defined Benefit Pension Plans

          For the predecessor periods presented, Schlumberger and its US subsidiary sponsored several defined benefit pension plans that covered substantially all employees. The benefits were based on years of service and compensation on a career-average pay basis. These plans are fully funded with a trustee with respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are deductible for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future. For the predecessor periods presented the pension assets related to the Company’s pension expense and accrued liabilities have been allocated by Schlumberger based on the proportion of the Company’s pension liability compared to total plan liability for the Schlumberger Plans. Allocated pension expense for the 2001 and 2000 predecessor periods was $0 and $1,524 respectively. No allocation was necessary for the 2001 predecessor period due to the funded status of the plan.

          In connection with the Acquisition, on November 1, 2001, Schlumberger retained the related pension assets and liabilities. Benefits vested by Neptune employees under the Schlumberger defined benefit plan will be administered by Schlumberger.

Defined Contribution Plan

          For the predecessor periods presented, Schlumberger sponsored a 401(k) defined contribution plan covering substantially all employees. Each year, participants could contribute up to 15% of pretax compensation subject to certain limitations. Schlumberger matched a minimum 50% of the employee pretax contributions up to 6% plus discretionary contributions. Contributions for Company employees totaled approximately $1,113 for the year ended December 31, 2000.

          In connection with the Acquisition, Schlumberger approved a payment of $572 into the Schlumberger 401(k) plan representing Schlumberger’s match of 75% of the first 6% on Neptune employee contributions during the period January 1, 2001 to October 31, 2001. Once the funding was completed, Neptune employees, upon authorization, rolled the vested balances into the Neptune 401(k) plan.

          The Neptune 401(k) plan was established on November 1, 2001 and covers substantially all employees. Each year participants can contribute up to 15% of pretax compensation and the Company can match a minimum 50% of these contributions up to the first 6%. The Company has the option to make

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

higher discretionary matches in profitable years. Matching Company contributions vest ratably over five years. The Company funded a matching contribution of $107 and $829 for the years 2001 and 2002, respectively.

          In addition, under the terms of the Neptune 401(k) plan, a special contribution and a transition contribution were granted to certain qualifying Neptune employees. The purpose of the special contribution and transition contribution was to compensate Neptune employees for the discontinuance of the Schlumberger defined benefit plan as Neptune did not adopt such a plan on November 1, 2001. The special contribution grants additional Company matching of employees’ pretax compensation based on a formula of age plus years of service for the term of employment. The transition contribution also grants additional Company matching for a maximum period of five years to those employees whose age plus years of service equaled 55 or higher as of November 1, 2001. For 2001, the Company funded a special contribution and transition contribution of $145 and $46, respectively. For 2002, the Company funded a special contribution and transition contribution of $845 and $252, respectively.

Postretirement Benefits Other than Pensions

          In connection with the Acquisition, on November 1, 2001, Neptune established a new retiree healthcare plan for all employees not eligible for benefits under Schlumberger’s postretirement plan. Under the terms of the Asset Purchase Agreement, all Neptune employees who satisfied the retirement eligibility requirements as of the November 1, 2001 Acquisition date will be covered by Schlumberger’s postretirement plan.

          The principal actuarial assumptions used to measure costs for the year ended December 31, 2002 and the period November 1, 2001 to December 31, 2001 was a discount rate of 6.5% and 7.0%, respectively, and an overall medical cost trend rate of 9.5% graded to 5.0% over the next six years and thereafter.

          Net periodic postretirement benefit cost for the year ended December 31, 2002 and the period November 1, 2001 to December 31, 2001 included the following components:

		Period
		November 1,
		2001 to
	December 31,	December 31,
	2002	2001

Service cost — benefits earned during the period	$148	$25
Interest cost on accumulated postretirement benefit obligation	156	25

Postretirement benefit cost	$304	$50

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          The change in accumulated postretirement benefit obligation for the year ended December 31, 2002 and the period from November 1, 2001 to December 31, 2001 was as follows:

		Period
		November 1,
		2001 to
	December 31,	December 31,
	2002	2001

Accumulated postretirement benefit obligation	$2,229	$2,179
Service cost	148	25
Interest cost	156	25
Net actuarial loss	228	—
Acquisition	70	—

Accumulated postretirement benefit obligation	$2,831	$2,229

          The components of the accumulated postretirement benefit obligation on December 31, 2002 and 2001 were as follows:

	2002	2001

Retirees	$—	$—
Fully eligible	787	—
Actives (not eligible)	2,044	2,229

	$2,831	$2,229

          There are no plan assets associated with the postretirement benefit obligation at December 31, 2002 and 2001. The following is the reconciliation of the funded status:

	2002	2001

Accumulated postretirement benefit obligation in excess of plan assets	$2,831	$2,229
Unrecognized net actuarial loss	(228)	—

Accrued benefit liability	$2,603	$2,229

14.     Stock Compensation Plans

          In connection with the Acquisition, the Company adopted the Management Stock Incentive Plan (the “Plan”). The Plan is administered by a committee of the Board of Directors (the “Compensation Committee”), which has broad authority to administer and interpret the Plan. Options to purchase common stock granted to an employee pursuant to an individual Stock Option Agreement may include a provision terminating the option upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of Neptune, as defined by the Plan.

          Options granted under the Plan vest over a period of seven years and expire 30 days thereafter. Vesting may be accelerated in the event of an initial public offering or the sale of the Company. Vesting may be deferred based on failing to meet or exceed performance targets, which are based on the Company’s earnings before interest, taxes, depreciation and amortization, as defined in each grantee’s individual Stock Option Agreement.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

          Upon the termination of an optionee’s employment, the Company has certain rights to repurchase the common stock purchased by the optionee as a result of the exercise of option(s).

          Class A Common Stock option transactions during fiscal year 2002 and the period November 1, 2001 to December 31, 2001 are summarized as follows (share amounts in thousands):

	Shares
	Reserved for
	Issuance		Shares		Weighted-
	Under the	Shares	Available for		Average
	Plan	Granted	Grant	Price	Price

Balance at November 1, 2001	—	—	—	$—	$—
Options granted	75	64	11	120	120
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

Balance at December 31, 2001	75	64	11	120	120
Options granted	—	5	(5)	120	120
Options exercised	—	—	—	—	—
Options forfeited	—	(1)	1	120	120

Balance at December 31, 2002	75	68	7	$120	$120

          In accordance with the stock purchase plan, the purchase price of the shares of common stock, subject to options under the Plan, must be no less than the fair market value of the common stock at the date of grant.

          For options outstanding and exercisable at December 31, 2002, the exercise price ranges and average remaining lives were:

	Options Outstanding			Options Exercisable

		Weighted
	Shares	Average		Shares
	Outstanding at	Remaining	Average	Outstanding at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2002	Life	Price	2002	Price

$120	68	7	$120	9	$120

Predecessor Stock Compensation Plans

          During the predecessor periods presented, key employees of the Company were granted stock options under the Schlumberger stock option plans. On November 1, 2001, in connection with the Acquisition, employees who maintained vested stock options under such plans had 180 days to either exercise or forfeit the options. In addition, Schlumberger maintained a Discounted Stock Purchase Plan. Under the terms of this plan, employees could choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. On June 30, 2001, employees purchased Schlumberger stock for the amount of their withholding balance on that date. Withholdings for the purchase of Schlumberger stock for the period July 1, 2001 to November 1, 2001, the date of the Acquisition, were refunded to Neptune employees.

          Schlumberger applied APB 25 and related Interpretations in accounting for its stock options plans. No compensation cost was recognized for its stock option plans and its employee stock purchase plan.

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

15.     Related Party Transactions

          At December 31, 2001, the Company had recorded notes receivable (as a reduction of additional paid-in-capital), of $1,034 representing loans to certain executives of the Company for purchases of common stock in conjunction with the Acquisition on November 1, 2001. Of this amount, $552 was repaid by the executives in the first quarter of 2002. At December 31, 2002, the amount remaining of $482 is due to the Company within 180 days following (i) an initial public offering by the Company or (ii) the consummation of certain transactions resulting in a 50% or greater change in economic beneficial ownership of the Company. The notes bear an annual interest rate of 3.93%.

          In 2001 The Company paid $15,000 of direct acquisition costs to Investcorp International Inc, an affiliate of Investcorp. $5,000 represented prepaid management fees, as described in note 7, $5,700 was paid for loan financing advisory agreement fees, and $4,300 was paid for asset acquisition advisory agreement fees.

          In connection with the Acquisition, on November 1, 2001, the Company paid $11,660 of financing costs related to the Credit Facility. Of this amount, $5,700 was paid to Investcorp as described above.

          For the predecessor periods presented, the financial statements include allocations of certain corporate expenses, including centralized research and engineering, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other corporate and infrastructure costs. These allocations have been determined on a basis that Schlumberger and the Company considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The allocation methods include relative sales, headcount, square footage, transaction processing costs, adjusted operating expenses and others. These allocations resulted in charges of $8,316 and $7,133 being recorded in the Company’s results of operations for the period January 1, 2001 to October 31, 2001 and the year 2000, respectively.

          Prior to November 1, 2001, the Company participated in Schlumberger’s centralized treasury and cash processes. Cash was managed either through zero balance accounts or an interest-bearing offsetting mechanism.

          In certain countries, for the predecessor periods presented, there were formal tax sharing arrangements between the Company and the respective entity of Schlumberger. In certain countries, for the predecessor periods presented, the Company was a division of the Schlumberger legal entity that is the ultimate taxpayer in that jurisdiction.

16.     Commitments and Contingencies

Leases and Lease Commitments

          The Company leases office space and automobiles under lease agreements with varying expirations dates ranging from one to five years. Total rental expense was $504 for fiscal year 2002, $53 for the period November 1, 2001 to December 31, 2001, $421 for the period January 1, 2001 to October 31, 2001, and $1,299 for fiscal year 2000. Future minimum rental commitments under non-cancelable leases are as follows:

2003	$282
2004	149
2005	45
2006	6

$482

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2001

Water Meter Litigation

          The Company has been involved in litigation with environmental groups in California and with the Los Angeles District of Water and Power (LADWP) over the constitution and specifications of its water meters. The following is a summary of this activity:

Proposition 65 Settlement Agreement

          In May 1997, two citizens groups sued six water meter manufacturers under California’s Proposition 65 and the California Unfair Competition Law. The complaint alleged that manufacturers of standard brass water meters, including Schlumberger, violated Proposition 65 by selling their standard brass meters in California because the meters “discharged or released” lead into a “source of drinking water” at levels prohibited by Proposition 65. The case was settled by Schlumberger in May of 2000.

          Under the settlement the Company is required to stop selling traditional brass water meters in California by May of 2004. A reserve of $1,200 was recorded in 1997. Payments on this settlement, totaling $1,205, were completed by May 2000.

LADWP Settlement Agreement

          In 1998, as a direct result of the above litigation, the Environmental Law Foundation (ELF) filed suit against Schlumberger under California’s False Claims Act (FCA). The ELF complaint alleged that Schlumberger sold water meters to the Los Angeles Department of Water and Power (“LADWP”) from 1990 to 1998 that were constructed from an alloy that allowed up to 8% lead content, whereas the LADWP contract specification for water meters limited lead content to 6%. The meters sold by Schlumberger to LADWP were the national standard for water meters containing an average of 7% lead.

          The ELF and LADWP claims were settled in January 2001. The terms of the settlement are that the Company will provide LADWP 120,000 free non-lead water meters of specified sizes over a period of 24 months, at the rate of 5,000 meters per month. A reserve of $5,800 was recorded in 1998. In May 2001, cash settlements of $620 and $750 were paid to LADWP and to the Environmental Law Foundation, respectively. The balance of $4,430 is being used to provide the delivery of 120,000 meters to LADWP over a 24 month period. The shipments of 5,000 meters per month began in May 2001 with 25,000 meters remaining to be delivered as of December 31, 2002. At December 31, 2002 and 2001, the remaining liability recorded for this settlement is $638 and $2,897, respectively.

Rueda Litigation

          Rueda is an amalgamated lawsuit based on alleged property damage suffered by customers of LADWP whose property is serviced by the water meters sold to LADWP from 1990 through 1998. The lawsuit relates only to the meters, which are the subject of the above LADWP litigation and settlement. The allegations included in the lawsuit are (i) violation of the California Business and Professional Code; (ii) negligence per se; and (iii) negligence and public nuisance. The Plaintiffs allege that their property value have been diminished because the Company sold LADWP meters that did not meet specifications due to their lead content. To prove their claims, the plaintiffs will have to demonstrate that lead leaches from the meters supplied by the Company in greater quantities than it would have leached from the meters specified by LADWP and that any such increased leaching has impacted their property values. Based on motions for judgment filed by the Company, the Court granted the motion for summary adjudication on the negligence per se and negligence and public nuisance causes of action. On January 24, 2003, the Court granted class-action status for the remaining cause of action relating to the violation of the California Business and Professional Code. The Company is currently evaluating the potential impact of the class certification order and cannot determine the amount, if any, of potential exposure at this time.

PROSPECTUS

$450,000,000

Roper Industries, Inc.

Debt Securities

Common Stock
Stock Purchase Contracts
Equity Units

          We may offer from time to time up to $450,000,000 of debt securities, common stock, stock purchase contracts and equity units. We will provide the specific terms of these securities as applicable in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

          Our common stock is listed on the New York Stock Exchange under the symbol “ROP.” Any common stock sold pursuant to this prospectus and an accompanying prospectus supplement will be listed on the New York Stock Exchange.

            Investing in our securities involves risks. See “Risk Factors” in the accompanying prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2003.

About This Prospectus	i
Where You Can Find More Information	i
Roper Industries, Inc.	1
Special Note Regarding Forward-Looking Statements	3
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	5
Description of Debt Securities	6
Description of Common Stock	13
Description of Stock Purchase Contracts and Equity Units	16
Plan of Distribution	17
Legal Matters	18
Experts	18

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities:

•	debt securities;

•	common stock;

•	stock purchase contracts; and

•	equity units,

in one or more offerings up to a total dollar amount of $450,000,000. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption “Where You Can Find More Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or on our web site at http://www.roperind.com. You may read and copy any document we file with the SEC at its public reference facility located at 450 Fifth Street, N.W., Washington, D.C. 20549, or you can obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our SEC filings at the New York Stock Exchange, you should call (212) 656-5060.

      The SEC allows us to “incorporate by reference” into this prospectus information that we file with it, which means that we can disclose important information to you by referring you to our SEC filings. Information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents (or portions

i

thereof) listed below, which we have already filed with the SEC, as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K/A for the year ended October 31, 2002 filed on November 3, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended January 31, 2003, April 30, 2003, July 31, 2003 and September 30, 2003;

•	Transition Report on Form 10-QT for the transition period from November 1, 2002 to December 31, 2002, filed on September 26, 2003;

•	Current Reports on Form 8-K filed November 1, 2002, December 12, 2002 and November 14, 2003;

•	The information set forth under Item 8 of our Current Report on Form 8-K filed September 3, 2003 and under Item 5 of our Current Report on Form 8-K filed October 27, 2003; and

•	Registration Statement on Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on January 28, 1992.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

          Roper Industries, Inc.

          2160 Satellite Boulevard, Suite 200
          Duluth, Georgia 30097
          Tel: (770) 495-5100
          Attention: Investor Relations

      We have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

      You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

ii

ROPER INDUSTRIES, INC.

      Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” and “Roper” refer to Roper Industries, Inc. and its consolidated subsidiaries.

General

      We design, manufacture and distribute specialty industrial controls, fluid handling and analytical instrumentation products worldwide, serving selected segments of a broad range of markets. The principal markets include oil and gas, scientific and industrial research, medical, semiconductor, refrigeration, automotive, water/wastewater, power generation and general industrial.

      We pursue consistent and sustainable growth in sales and earnings by emphasizing continuous improvement in the operating performance of our existing businesses, and by acquiring other carefully selected businesses, that offer to our customers high value-added, engineered industrial products and solutions and that are capable of achieving and maintaining high margins. This strategy continually emphasizes (i) increasing market share and market expansion, (ii) new product development, (iii) improving productivity and reducing costs and (iv) acquisition of similar new businesses.

      Our company competes in many narrowly defined niche markets. Our position in these markets is typically as the market leader or as a competitive alternate to the market leader. In those markets where we are a regional leader we seek to sustain growth through geographic expansion of our marketing efforts and the development of new products for associated markets.

      We were incorporated in Delaware in 1981. Our principal executive offices are located at 2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097 and our telephone number is (770) 495-5100.

Our Business Segments

      During the quarter ended January 31, 2003 we realigned our operations into four market-based segments. The four new segments are: Instrumentation, Industrial Technology, Energy Systems and Controls, and Scientific and Industrial Imaging.

      Instrumentation. Our Instrumentation segment provides sophisticated solutions that prepare material samples for analysis, test fluid products for physical and elemental properties, detect leaks in consumer and industrial products, and dispense fluids with extremely high precision. This segment serves primarily test, inspection and measurement applications in oil & gas, research and industrial markets. Primary brand centers include Acton Research, Antek, IDI, Logitech, PAC, Struers and Uson.

      Industrial Technology. This segment provides products and solutions for improving our customers’ productivity. Industrial Technology products include centrifugal, gear, processing cavity and diaphragm pumping solutions; refrigeration controls and systems; rotating machinery and process controls; and precision metering, measurement and valves for specialty applications. Primary brand centers include Abel Pump, AMOT Controls, Cornell Pump, Flow Technology, Fluid Metering, Hansen and Roper Pump, which provide solutions for diverse industrial, energy, commercial refrigeration and water/wastewater markets.

      Energy Systems and Controls. The Energy Systems and Controls segment provides control, monitoring and inspection systems service and solutions to improve quality, safety and efficiency for customer equipment and processes, primarily in energy markets with strong long-term growth potential. Relevant technologies include advanced vibration-monitoring components, turbo-machinery control systems and non-destructive testing solutions. Primary brand centers include Compressor Controls, Metrix and Zetec.

      Scientific and Industrial Imaging. Our Scientific and Industrial Imaging segment provides solutions that enable research in life and physical sciences. Our products include digital imaging cameras, spectrographic systems, electron microscope accessories, high-speed digital video equipment and image processing software. Our imaging brands include, among others, Gatan, Media Cybernetics, QImaging, Redlake and Roper Scientific.

Recent Developments

      On October 21, 2003, we entered into a stock purchase agreement pursuant to which we have agreed to acquire all of the outstanding capital stock of Neptune Technology Group Holdings Inc., or Neptune, from the selling shareholders named in the agreement for a cash purchase price of approximately $475 million, which is net of cash acquired, and includes debt assumed. Consummation of the acquisition is subject to customary closing conditions, including the receipt of regulatory approvals. The acquisition is expected to close in the first fiscal quarter of 2004.

      Neptune provides a complete solution of Automatic Meter Reading, or AMR, data collection and metering to the North American water industry. The vast majority of the North American water market remains available for AMR installation and upgrades. Neptune also has a significant and steadily growing residential water meter business. Complementing the meter and AMR business lines, DAP Technologies is a leading fully rugged handheld data collection/computer manufacturer serving utility and non-utility markets. DB Microwave provides automation software for meter reading and service order management.

      In connection with the Neptune acquisition, we have entered into a definitive commitment letter with Merrill Lynch Capital Corporation, JPMorgan Chase Bank, Wachovia Bank, National Association and Wachovia Capital Investments, Inc. for a new $625 million senior secured credit facility consisting of five-year $450 million term loans and a three-year $175 million revolving credit facility. In addition, we plan to issue approximately $150 to $200 million of convertible subordinated notes and approximately $150 to $200 million of common stock to the public for cash in registered or private offerings, depending on prevailing market conditions. Merrill Lynch, JPMorgan and Wachovia have also agreed pursuant to the commitment letter to provide, subject to certain conditions, up to $300 million of acquisition bridge financing if necessary.

      Consummation of the new credit facility, and, if necessary, the bridge financing, are conditioned upon the completion of the acquisition and are subject to the negotiation and execution of definitive loan documentation and customary closing conditions. We expect that the other financings for the acquisition will be consummated in conjunction with the closing of the acquisition. The actual components of the financing plan and the terms of the financings are subject to certain conditions in the commitment letter and prevailing market conditions at the time of the closing and may, as a result, be different from that described above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate” and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding our expected financial position, business, financing plans, business strategy, business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, potential acquisitions and the benefits of acquisitions, including with respect to the Neptune acquisition.

      Forward-looking statements are estimates and projections reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, raw materials costs, expected pricing levels, the timing and cost of expected capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

•	completion of the Neptune acquisition;

•	if completed, our ability to integrate Neptune into our operations;

•	our ability to finance the Neptune acquisition on satisfactory terms;

•	reductions in our business with Gazprom;

•	unfavorable changes in foreign exchange rates;

•	difficulties associated with exports;

•	risks and costs associated with our international sales and operations;

•	difficulty making acquisitions and successfully integrating acquired businesses;

•	increased product liability and insurance costs;

•	increased directors and officers liability and other insurance costs;

•	product liability and insurance risks;

•	increased warranty exposure;

•	future competition;

•	changes in the supply of, or price for, parts and components;

•	environmental compliance costs and liabilities;

•	risks and costs associated with asbestos-related litigation;

•	potential write-offs of our substantial intangible assets;

•	terrorist attacks; and

•	those factors listed the accompanying prospectus supplement under “Risk Factors,” if any, as well as those included in our SEC filings incorporated by reference in this prospectus.

      We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-

looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of any of the securities for general corporate purposes, including repaying debt, making capital investments and funding working capital requirements, or financing acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

      The table below shows the ratio of earnings to fixed charges for our company, which includes our subsidiaries, on a consolidated basis.

      For purposes of calculating the ratios,

(1) earnings include:

•	income (loss) from continuing operations before income taxes and change in accounting principle, plus

•	equity in the net income (losses) of less-than-50% owned entities.

(2) fixed charges include:

•	interest expense incurred;

•	amortization of capitalized debt issuance costs; and

•	the interest component of rent.

      The ratio of earnings to fixed charges is calculated as follows:

(Earnings) + (Fixed Charges)

(Fixed Charges)

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						Nine
						Months
						Ended
	Year Ended October 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	6.8	8.4	5.7	5.7	5.4	5.0	5.3

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be issued under an Indenture between us and a trustee. The name of the trustee will be set forth in the applicable prospectus supplement. We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed as an exhibit to the registration statement and you should read the Indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indenture. You can obtain copies of the Indenture by following the directions described under the caption “Where You Can Find More Information.”

General

      The Indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the Indenture. The Indenture also does not limit our ability to incur other debt and does not contain financial or similar restrictive covenants.

      A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, which may be fixed or variable, per annum at which the debt securities will bear interest (including any contingent or similar interest), or the method of determining such rate or rates, if any;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest will be payable and the related record dates;

•	the basis on which any interest will be calculated, if other than a 360-day year of twelve 30-day months;

•	whether payments of principal, premium or interest will be determined by any index, formula or other method and the manner of determining the amount of such payments;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;

•	any redemption dates, prices, rights (of holders or us), obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or analogous provisions;

•	the security, if any, which may secure any debt securities;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the principal amount;

•	the currency or currency unit in which principal, premium, if any, and interest will be paid if other than U.S. dollars;

•	whether we will issue the debt securities in permanent global form and the circumstances under which such permanent global debt security may be exchanged;

•	any subordination provisions that will apply to the debt securities;

•	any special tax, accounting or other special considerations, limitations or implications of the debt securities;

•	any deletions from, changes in, modifications of or additions to the definitions, modification and waiver provisions, the defeasance and covenant defeasance provisions, events of default, merger and consolidation provisions or the covenants specified in the Indenture, including additions of any restrictive covenants;

•	the terms of any conversion rights attaching to the debt securities; and

•	any other terms of the debt securities not specified in this prospectus, whether or not consistent with the terms of the Indenture (Section 3.01).

      Our debt securities may be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of our subsidiaries. This may affect your ability to receive payments on our debt securities.

      In addition, we may issue debt securities at a substantial discount below their stated principal amount. We refer to these securities as Original Issue Discount Securities, which means any security that provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We will describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities in the applicable prospectus supplement.

      Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration or transfer.

Payment; Transfer

      Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the security register. We will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to us or, in the absence of such certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

Events Of Default

      Definition. Unless the applicable prospectus supplement states otherwise, an Event of Default with respect to debt securities of any series is defined as any one of the following events:

(a) failure to pay any interest on any debt security of that series when due and payable, continued for 30 days;

(b) failure to pay principal of or any premium on any debt security of that series when due;

(c) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(d) failure to perform any other covenant in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series of debt securities other than that series), continued for 90 days after written notice as provided in the Indenture;

(e) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(f) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any such law; and

(g) any other Event of Default provided with respect to debt securities of that series (Section 5.01).

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default.

      Remedies. If an Event of Default with respect to debt securities of any series occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare by notice in writing to us the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clauses (e) or (f) above with respect to debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 5.02).

      In the event of a payment or covenant default with respect to debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy (Section 5.03). Under certain circumstances, the trustee may withhold notice to the holders of the debt securities of a default (except in the payment of principal or interest) if the trustee in good faith determines that withholding notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days (Section 6.02).

      Obligations of Trustee. The Indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity (Section 6.03). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee, with respect to the debt securities of that series. However, the trustee may decline to act if the holders’ direction violates any law or the Indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability (Section 5.12).

      No holder of any debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

•	the holder has previously given the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding debt securities of that series during the 60 day period set forth below; and

•	the trustee has failed to institute the requested proceeding within 60 days (Section 5.07).

      However, the holder of any debt security will have an absolute right to receive payment of the principal of, premium, if any, and interest on such debt security on the due dates expressed in such debt security and to institute suit for the enforcement of any such payment (Section 5.08).

      Under the Indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the Indenture and as to any default in such performance (Section 10.05).

Satisfaction And Discharge

      Unless the applicable prospectus supplement states otherwise, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to a particular series of debt securities, when the following conditions have been satisfied:

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the Indenture in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Defeasance And Covenant Defeasance

      Unless the applicable prospectus supplement states otherwise, the Indenture provides that we may choose to deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of debt securities. If we make this deposit, then, at our option, we:

(1) will be deemed to have satisfied and paid all of our obligations in respect of the debt securities of a particular series; or

(2) will not need to comply with certain restrictive covenants contained in the Indenture and the occurrence of a covenant default will no longer be an Event of Default with respect to such series of debt securities, which we refer to as covenant defeasance.

      Such a trust may only be established if, among other things,

•	no Event of Default exists or occurs as a result of such deposit; and

•	we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

      If we exercise our covenant defeasance option with respect to any series of debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on such debt securities at the time of the acceleration. However, we will remain liable with respect to such payments (Article 13).

Modification And Waiver

      We and the trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment. Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each debt security affected:

•	change the maturity date of the principal of, or interest on, any debt security;

•	reduce the principal amount of, or any premium or rate of interest on, any debt security;

•	reduce the amount of principal of any debt securities, including an Original Issue Discount Security, payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, premium, if any, or interest on, any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of any debt security;

•	in the case of senior debt securities, subordinate the securities to any other indebtedness;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, the Indenture (Section 9.02).

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the Indenture (Section 10.06).

      The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture, except:

•	a default in the payment of principal of, premium, if any, or interest on, any debt security of that series; or

•	a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each debt security of the series affected (Section 5.13).

      Unless the applicable prospectus supplement states otherwise, the Indenture will also describe certain actions that we may take to amend or supplement the Indenture without the consent of holders of debt securities of any series.

Consolidation, Merger And Transfer Of Assets

      We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of the U.S., any state thereof or the District of Columbia, provided that:

•	either we are the surviving corporation, or the successor corporation expressly assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions are met (Section 8.01).

Trustee

      The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series (Section 6.10). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee (Section 6.11).

      The Indenture and provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the trustee under the Indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the Indenture is permitted to engage in other transactions. However, if the trustee under the Indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

      The trustee makes no representations or warranties as to the accuracy or the sufficiency of any of the information contained in the registration statement of which this prospectus is a part, except that which specifically relates to the trustee itself, or of any information incorporated herein by reference.

Book-Entry Securities

      The debt securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement (Section 3.01). In such a case, one or more book-entry securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of debt securities of the series to be represented by such book-entry security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the depositary for such book-entry security to a nominee of such depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor (Section 3.05).

      The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a book-entry security, the depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry security to the accounts of persons that have accounts with such depositary, or participants. Such accounts shall be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

      Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants for such book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

      So long as the depositary or its nominee is the registered owner of a book-entry security, such depositary or such nominee will be considered the sole owner or holder of the debt securities represented by such book-entry security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

      Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such debt securities. We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of such depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of such participants and indirect participants. Neither us, the trustee, any authenticating agent, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 3.11).

      If the depositary for debt securities of a series notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue debt securities of such series in definitive registered form in exchange for the book-entry security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities of any series issued in the form of one or more book-entry securities shall no longer be represented by such book-entry security or debt securities and, in such event, will issue debt securities of such series in definitive registered form in exchange for such book-entry security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the debt securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing debt securities of such series may receive debt securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (Section 3.05).

DESCRIPTION OF COMMON STOCK

      We have summarized certain terms and provisions of our common stock in this section. The summary is not complete. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock. We have filed our restated certificate of incorporation and our amended and restated bylaws as exhibits to the registration statement and you should read our restated certificate of incorporation and our amended and restated bylaws for information that may be important to you. You can obtain copies of our restated certificate of incorporation and amended and restated bylaws by following the directions described under the caption “Where You Can Find More Information.”

General

      Authorized and Issued Shares. Under our restated certificate of incorporation, we can issue an aggregate of 80,000,000 shares of common stock, par value $.01 per share. As of October 24, 2003 there were 31,664,208 shares of common stock issued outstanding.

      Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to holders of any outstanding preferred stock.

      Voting Rights. Each outstanding share of common stock will entitle the holder to five votes on each matter properly submitted to a vote of our stockholders; provided that any share of common stock which has been the subject of a change in beneficial ownership (as defined in our restated certificate of incorporation) during the four years preceding the record date for the stockholder vote in question, will only be entitled to one vote. The occurrence of a change in beneficial ownership will be determined in accordance with parameters set out in our restated certificate of incorporation, and with procedures that we may prescribe from time to time. Prior to a meeting of stockholders, we require that stockholders who believe they are entitled to exercise five votes on any shares of common stock held in “street name” provide us with written confirmation that they acquired those shares on or before the date four years prior to the record date for that meeting, and that no change of beneficial ownership has occurred since that date. In the absence of such a confirmation, the relevant shares will be entitled to one vote per share.

      Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive any remaining assets on a pro rata basis after we have provided for any liquidation preference for any outstanding shares of preferred stock. When we issue securities in the future, holders of common stock will not have preemptive rights to buy any portion of those issued securities.

      Listing. Our common stock is listed on the New York Stock Exchange under the symbol “ROP.” The transfer agent and registrar for the common stock is Wachovia Bank, N.A., Charlotte, North Carolina.

      Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, which means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus will also be fully paid and nonassessable.

Anti-Takeover Provisions

      General. Certain provisions of our restated certificate of incorporation, amended and restated bylaws and applicable law may make it less likely that our management would be changed or someone would acquire our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow stockholders to receive a premium over the market price of their common stock.

      Time-Phased Voting. Each outstanding share of common stock will entitle the holder to five votes on each matter properly submitted to a vote of our stockholders; provided that any share of common stock which has been the subject of a change in beneficial ownership during the four years preceding the record date for the stockholder vote in question, will only be entitled to one vote. The occurrence of a change in beneficial ownership will be determined in accordance with parameters set out in our restated certificate of incorporation, and with procedures that we may prescribe from time to time. Prior to a meeting of stockholders, we customarily require that stockholders wishing to exercise five votes on any shares of common stock held in “street name” provide us with written confirmation that they acquired those shares on or before the date four years prior the record date for that meeting, and that no change of beneficial ownership has occurred since that date. In the absence of such a confirmation, the relevant shares will be entitled to one vote per share. These provisions may limit the voting power of the holders of newly acquired shares of common stock vis-à-vis existing holders, and may make it more difficult for a person attempting to take control of our company to acquire enough voting power to take control.

      Preferred Stock. Under our certificate of incorporation our board of directors can at any time, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

      We have a shareholder rights plan whereby one preferred stock purchase right (a “right”) accompanies each outstanding share of common stock. Such rights only become exercisable, or transferable apart from the common stock, ten business days after a person or group acquires various specified levels of beneficial ownership, with or without our board’s consent. Each right may be exercised to acquire one one-thousandth of a newly issued share of our series A preferred stock, at an exercise price of $170, subject to adjustment. Alternatively, upon the occurrence of certain specified events, the rights allow holders to purchase our common stock having a market value at such time of twice the right’s exercise price. We may redeem the rights at a redemption price of $0.01 per right at any time until the tenth business day following public announcement that a 20% position has been acquired or 10 business days after commencement of a tender or exchange offer. The rights expire on January 8, 2006.

      Proposal and Nomination Procedures. Stockholders can propose that business be considered at an annual meeting of stockholders, and, in addition to our board of directors, can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 8 of our amended and restated bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal, or of the nomination, to our corporate secretary at least 90 days before the first anniversary date of the annual meeting for the preceding year.

      Removal of Directors. Subject to the rights of the holders of any outstanding series of preferred stock, any director may be removed from office at any time, but only for cause, and only by an affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote for the election of directors.

      Amendment of Bylaws. Under our amended and restated bylaws, our board of directors can adopt, amend or repeal the bylaws by a majority vote, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to adopt, amend or repeal our bylaws at any meeting at which a quorum is present by a majority of two-thirds of the number of shares of stock present and entitled to vote. In each case the notice of such meeting of directors or stockholders, or waiver of notice thereof, must contain a statement of the substance of the proposed amendment.

      Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation’s voting stock.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. If we issue any stock purchase contracts or equity units, we will file the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption “Where You Can Find More Information.”

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts will require holders to secure their obligations under the stock purchase contracts. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

PLAN OF DISTRIBUTION

      We may sell any securities:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any such methods of sale.

      The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

      If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at or after the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use dealers in the sale, we will sell securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit an offer of these securities.

      Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

      We may authorize underwriters, dealers or agents to solicit offers from certain institutions where the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

      The securities, other than any common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities (other than the common stock) on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to covert syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

      The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates in the ordinary course of our business.

LEGAL MATTERS

      The validity of any common stock, debt securities, stock purchase contracts and/or equity units will be passed upon for us by King & Spalding LLP.

EXPERTS

      The consolidated financial statements of Roper Industries, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 2 for the year ended October 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Neptune Technology Group Holdings, Inc. for the three years ended December 31, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K filed November 14, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$506,304,000

Senior Subordinated Convertible Notes due 2034

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Banc One Capital Markets, Inc.
McDonald Investments Inc.
SunTrust Robinson Humphrey
Robert W. Baird & Co.

December 22, 2003